Exhibit 2.1

SCHEDULE 2

CHAPTER 11 PLAN

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
MALLINCKRODT PLC, et al.,	)
	)	Case No. 20-12522 (JTD)
)
Debtors. [1]	)	(Jointly Administered)
) )

FOURTH AMENDED JOINT PLAN OF REORGANIZATION

(WITH TECHNICAL MODIFICATIONS) OF MALLINCKRODT PLC AND ITS

DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mark D. Collins (No. 2981)

Michael J. Merchant (No. 3854)

Amanda R. Steele (No. 5530)

Brendan J. Schlauch (No. 6115)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Telephone:  (302) 651-7700

Facsimile:   (302) 651-7701

Email:    collins@rlf.com

merchant@rlf.com

steele@rlf.com

schlauch@rlf.com

- and -

George A. Davis (admitted pro hac vice)

George Klidonas (admitted pro hac vice)

Andrew Sorkin (admitted pro hac vice)

Anupama Yerramalli (admitted pro hac vice)

LATHAM & WATKINS LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone:  (212) 906-1200

Facsimile:   (212) 751-4864

Email:    george.davis@lw.com

george.klidonas@lw.com

andrew.sorkin@lw.com

anu.yerramalli@lw.com

- and -

Jeffrey E. Bjork (admitted pro hac vice)

LATHAM & WATKINS LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Telephone:  (213) 485-1234

Facsimile:   (213) 891-8763

Email:    jeff.bjork@lw.com

- and -

Jason B. Gott (admitted pro hac vice) LATHAM & WATKINS LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611 Telephone: (312) 876-7700 Facsimile: (312) 993-9767 Email: jason.gott@lw.com

Counsel to the Debtors and Debtors in Possession

Dated: February , 2022

[1]

A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://restructuring.primeclerk.com/Mallinckrodt. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

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Z.	Authority of the Debtors	107
AA.	Industry-Wide Document Disclosure Program	107
BB.	Monitor	110
CC.	Trade Claimant Agreements	112
DD.	Federal/State Acthar Settlement	112
EE.	Retainers of Ordinary Course Professionals	112
FF.	No Substantive Consolidation	112
GG.	No Claims Under First Lien Notes/Second Lien Notes Intercreditor Agreement	112
HH.	General Unsecured Claims Trust	113
II.	Asbestos Trust	117
JJ.	Other Terms of Settlement With Official Committee of Unsecured Creditors	119

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES		120
A.	Assumption of Executory Contracts and Unexpired Leases	120
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	121
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	121
D.	Contracts and Leases Entered into After the Petition Date	122
E.	Reservation of Rights	122
F.	Indemnification Provisions and Reimbursement Obligations	122
G.	Co-Defendant Contracts	122
H.	Employee Compensation and Benefits	124

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		124
A.	Distribution on Account of Claims Other than Opioid Claims Allowed as of the Effective Date	124
B.	Distributions on Account of Claims Other than Opioid Claims Allowed After the Effective Date	124
C.	Timing and Calculation of Amounts to Be Distributed	125
D.	Delivery of Distributions	125
E.	Compliance with Tax Requirements/Allocations	129
F.	Applicability of Insurance Contracts Other than Opioid Insurance Policies	129
G.	Distributions on Account of Opioid Claims	130
H.	Allocation of Distributions Between Principal and Interest	130
I.	Postpetition Interest on Claims	130

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		131
A.	Allowance and Disallowance of Claims Other than Opioid Claims	131
B.	Prosecution of Objections to Claims other than Opioid Claims	131
C.	Estimation of Claims and Interests other than Opioid Claims	131
D.	No Distributions Pending Allowance	132
E.	Time to File Objections to Administrative Claims	132
F.	Procedures Regarding Opioid Claims	132
G.	No Filing of Proofs of Claim for Opioid Claims or VI Opioid Claims	132
H.	Distributions After Allowance	133
I.	Disallowance of Certain First Lien Credit Agreement Claims, First Lien Notes Claims, and Second Lien Notes Claims.	133

Article VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		134
A.	Conditions Precedent to the Effective Date	134
B.	Waiver of Conditions by Supporting Parties, the Official Committee of Opioid-Related Claimants, the Future Claimants’ Representative, the Official Committee of Unsecured Creditors, and the Ad Hoc Second Lien Notes Group	136
C.	Effect of Non-Occurrence of Conditions to the Effective Date	137
D.	Substantial Consummation	137

ii

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Article IX. RELEASE, INJUNCTION, AND RELATED PROVISIONS		137
A.	Discharge of Claims, Opioid Demands, and Interests; Compromise and Settlement of Claims, Opioid Demands, and Interests.	137
B.	Releases by the Debtors	138
C.	Releases by Non-Debtor Releasing Parties Other Than Opioid Claimants	140
D.	Releases by Holders of Opioid Claims	142
E.	Release of Opioid Claimants	144
F.	Exculpation	146
G.	Permanent Injunction	147
H.	Opioid Permanent Channeling Injunction	147
I.	Opioid Insurer Injunction	148
J.	Settling Opioid Insurer Injunction	150
K.	Opioid Operating Injunction	151
L.	Setoffs and Recoupment	151
M.	Access to Opioid Insurance Policies	151
N.	Co-Defendant Defensive Rights	152

Article X. RETENTION OF JURISDICTION		152

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		155
A.	Modification of Plan	155
B.	Effect of Confirmation on Modifications	156
C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	156

Article XII. MISCELLANEOUS PROVISIONS		156
A.	Immediate Binding Effect	156
B.	Additional Documents	156
C.	Payment of Statutory Fees	157
D.	Reservation of Rights	157
E.	Successors and Assigns	157
F.	No Successor Liability	157
G.	Service of Documents	157
H.	Term of Injunctions or Stays	160
I.	Entire Agreement	160
J.	Governing Law	160
K.	Exhibits	160
L.	Nonseverability of Plan Provisions upon Confirmation	160
M.	Closing of Chapter 11 Cases	161
N.	Conflicts	161
O.	Section 1125(e) Good Faith Compliance	161
P.	Dissolution of Committees	161
Q.	Special Provisions for United States	162

iii

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FOURTH AMENDED JOINT PLAN OF REORGANIZATION

(WITH TECHNICAL MODIFICATIONS) OF MALLINCKRODT PLC AND ITS

DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mallinckrodt plc and each of the debtors and debtors-in-possession in the above-captioned cases (each a “Debtor” and, collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Equity Interests in, the Debtors. Capitalized terms used in the Plan and not otherwise defined have the meanings ascribed to such terms in Article I.A of the Plan.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.

DEFINED TERMS AND RULES OF INTERPRETATION

A. Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1. “1992 Ludlow Debentures Indenture” means that certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank Trust National Association (as successor in interest to Security Pacific National Trust Company (New York)), as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 30, 1992, with U.S. Bank National Trust Association (as successor in interest to Security Pacific National Trust Company (New York)) (each as modified, amended, or supplemented from time to time).

2. “1993 Ludlow Debentures Indenture” means that certain Indenture, dated as of April 30, 1992, by and among Ludlow Corporation, as issuer, U.S. Bank Trust National Association (as successor in interest to Security Pacific National Trust Company (New York)), as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of March 8, 1993, with U.S. Bank National Trust Association (as successor in interest to BankAmerica National Trust Company) (each as modified, amended, or supplemented from time to time).

3. “2013 Notes Indenture” means that certain Indenture, dated as of April 11, 2013, by and among Mallinckrodt International Finance S.A., as issuer, the guarantors party thereto from time to time and U.S. Bank National Association, as trustee (as modified, amended, or supplemented from time to time).

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4. “2014 Notes Indenture” means that certain Indenture, dated as of August 13, 2014, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

5. “2024 First Lien Term Loan” shall have the meaning ascribed to the term “2017 Term B Loans” in the First Lien Credit Agreement.

6. “2024 First Lien Term Loan Claims” means any Claim held by the First Lien Agent or the First Lien Lenders arising under, derived from or based upon the 2024 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under, derived from or based upon the 2025 First Lien Term Loan or the First Lien Revolving Credit Facility), including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the 2024 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under or related to the 2025 First Lien Term Loan or the First Lien Revolving Credit Facility).

7. “2024 First Lien Term Loans Outstanding Amount” means the principal amount outstanding as of April 23, 2021 in respect of the 2024 First Lien Term Loan in an amount equal to $1,407,557,343.72 less the amount of any First Lien Term Loan Principal Payments applied to repay the 2024 First Lien Term Loans after April 23, 2021.

8. “2025 First Lien Term Loan” shall have the meaning ascribed to the term “2018 Incremental Term Loans” in the First Lien Credit Agreement.

9. “2025 First Lien Term Loan Claims” means any Claim held by the First Lien Agent or the First Lien Lenders arising under, derived from or based upon the 2025 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under, derived from or based upon the 2024 First Lien Term Loan or the First Lien Revolving Credit Facility), including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the 2025 First Lien Term Loan or the First Lien Credit Agreement (excluding any Claims arising under or related to the 2024 First Lien Term Loan or the First Lien Revolving Credit Facility).

10. “2025 First Lien Term Loans Outstanding Amount” means the principal amount outstanding as of April 23, 2021 in respect of the 2025 First Lien Term Loan in an amount equal to $373,591,066.61 less the amount of any First Lien Term Loan Principal Payments applied to repay the 2025 First Lien Term Loans after April 23, 2021.

11. “4.75% Senior Notes due 2023” means the 4.75% senior notes due 2023 pursuant to the 2013 Notes Indenture.

12. “4.75% Senior Notes Indenture Trustee” means U.S. Bank National Association, solely in its capacity as trustee under the 2013 Notes Indenture, and any predecessor or successor thereto.

13. “4.75% Unsecured Notes Claims” means any Claim arising under or based upon the 4.75% Senior Notes due 2023 or the 2013 Notes Indenture.

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14. “4.75% Unsecured Notes Recovery” means (a) the Initial Fixed Distribution in Cash in the amount of $56,991,000 from the General Unsecured Claims Trust Consideration, plus (b) Additional GUC Trust Distributions calculated by the methodology set forth in the UCC Appendix.

15. “5.50% Senior Notes Claims” means any Claim arising under, derived from or based upon the April 2015 Notes Indenture, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

16. “5.50% Senior Notes due 2025” means the 5.50% senior notes due 2025 pursuant to the April 2015 Notes Indenture.

17. “5.625% Senior Notes Claims” means any Claim arising under, derived from or based upon the September 2015 Notes Indenture, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

18. “5.625% Senior Notes due 2023” means the 5.625% senior notes due 2023 pursuant to the September 2015 Notes Indenture.

19. “5.75% Senior Notes Claims” means any Claim arising under, derived from or based upon the 2014 Notes Indenture, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

20. “5.75% Senior Notes due 2022” means the 5.75% senior notes due 2022 pursuant to the 2014 Notes Indenture.

21. “8.00% Debentures due March 2023” means the 8.00% debentures due 2023 pursuant to the 1993 Ludlow Debentures Indenture.

22. “8.00% Debentures Indenture Trustee” means U.S. Bank Trust National Association, solely in its capacity as trustee under the 1993 Ludlow Debentures Indenture, and any predecessor or successor thereto.

23. “9.5% Debentures due May 2022” means the 9.50% debentures due 2022 pursuant to the 1992 Ludlow Debentures Indenture.

24. “9.5% Debentures Indenture Trustee” means U.S. Bank Trust National Association, solely in its capacity as trustee under the 1992 Ludlow Debentures Indenture, and any predecessor or successor thereto.

25. “Abatement Distribution” means a distribution from an Abatement Trust to an Authorized Recipient for Approved Uses.

26. “Abatement Trust” means, collectively, NOAT II, TAFT II, the Third-Party Payor Trust, the Hospital Trust, the Emergency Room Physician Trust, and the NAS Monitoring Trust.

27. “Abatement Trust Documents” means, collectively, the NOAT II Documents, the TAFT II Documents, the Third-Party Payor Trust Documents, the Hospital Trust Documents, the Emergency Room Physician Trust Documents, and the NAS Monitoring Trust Documents, all of which must be acceptable to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group.

28. “Acthar Claim” means a non-ordinary course Claim or Cause of Action (other than a Claim resolved by the Federal/State Acthar Settlement) arising out of, relating to, or in connection with the Debtors’ pricing and sale of Acthar® Gel product, including all Claims and Causes of Action in the Acthar Lawsuits and any and all similar Claims and Causes of Action.

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29. “Acthar Claims Recovery” means (a) the Initial Fixed Distribution in Cash in the amount of $7,500,000 from the General Unsecured Claims Trust Consideration, plus (b) Additional GUC Trust Distributions calculated by the methodology set forth in the UCC Appendix. For the avoidance of doubt, if Acthar Claims are allowed in an amount less than or equal to $7,500,000, the Acthar Claims Recovery will equal the amount of Allowed Acthar Claims.

30. “Acthar Lawsuits” means (a) City of Rockford v. Mallinckrodt ARD, LLC, No. 3:17-cv-50107 (N.D. Ill.); (b) City of Marietta v. Mallinckrodt ARD LLC, Case No. 1:20-cv-00552 (N.D. Ga); (c) Health Care Service Corp. v. Mallinckrodt ARD LLC, et al., Case No RG20056354 (Cal. Sup. Ct. for Alameda Ct’y); (d) United Assoc. of Plumbers & Pipefitters Local 322 of S. N.J. v. Mallinckrodt ARD, LLC, et al., Case No. 1:20-cv-00188-RBK-KMW (D.N.J.); (e) Humana Inc. v. Mallinckrodt ARD LLC, Case No. CV 19-6926-DSF-MRWx (C.D. Cal.); (f) Acument Global Technologies, Inc., v. Mallinckrodt ARD Inc., et al. (Tenn. Cir. Ct.); and (g) Washington Cty. Bd. of Educ. v. Mallinckrodt ARD, Inc., 431 F.Supp.3d 689, No. CV JKB-19-1854, 2020 WL 43016 (D. Md.).

31. “Additional GUC Trust Distributions” means the Cash to be allocated to each of the Class 6 sub-classes in accordance with the methodology set forth in the UCC Appendix which distributions will be made only if the General Unsecured Creditor Trust Consideration less GUC Trust Expenses is greater than the Initial Fixed Distribution.

32. “Ad Hoc First Lien Term Lender Group” means that certain ad hoc group of holders of certain First Lien Credit Agreement Claims represented by, among others, Gibson, Dunn & Crutcher LLP and advised by Evercore Group, LLC.

33. “Ad Hoc Group of Hospitals” means the Ad Hoc Group of Hospitals identified in the Hospitals’ Joinder to the OCC’s Objection to Disclosure Statement and Hospitals’ Separate Statement [Docket No. 2402].

34. “Ad Hoc Group of Personal Injury Victims” means the Ad Hoc Group of Personal Injury Victims identified in the Verified Statement of the Ad Hoc Group of Personal Injury Victims Pursuant to Bankruptcy Rule 2019 [Docket No. 729] (as amended, supplemented, or modified from time to time).

35. “Ad Hoc Second Lien Notes Group” means that certain ad hoc group of holders of Second Lien Notes Claims represented by Sullivan & Cromwell LLP and Potter Anderson & Corroon LLP and advised by Miller Buckfire & Co.

36. “Administrative Claim” means a Claim, including a General Administrative Claim, for costs and expenses of administration under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Bankruptcy Court); (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; (d) all Cure Costs; and (e) the Restructuring Expenses; provided that the foregoing clauses (a) through (e) shall not be interpreted as enlarging the scope of sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code. Notwithstanding anything contained in the Plan, the Confirmation Order or any other order of the Court, the Disinterested Managers Fees and Expenses shall constitute Allowed Administrative Claims.

37. “Administrative Claims Bar Date” means, for Administrative Claims other than Professional Fee Claims, the Restructuring Expenses, any Opioid Claims or VI Opioid Claims, the earlier of (a) the bar date established for any such Administrative Claims by separate order of the Bankruptcy Court and (b) the date that is the 60th day after the Effective Date.

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38. “Administrative Claims Objection Deadline” means, for Administrative Claims other than Professional Fee Claims, the Restructuring Expenses, any Opioid Claims or VI Opioid Claims, the date that is the later of (a) 120 days after the Administrative Claims Bar Date and (b) such other deadline as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court, for objecting to Administrative Claims.

39. “Affiliate” means, with respect to any Entity, all Entities that would fall within the definition of an “affiliate” as such term is defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

40. “Allowed” means: (a) with respect to an Opioid Claim, any such Opioid Claim that has been allowed by and in accordance with the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents, (b) with respect to any Claim or Interest other than an Opioid Claim, any such Claim or Interest (i) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date or any Claim or Interest that is not required to file a Proof of Claim by the applicable Claims Bar Date pursuant to the Claims Bar Date Order and (A) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed, or (B) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective Holder; (ii) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or the Reorganized Debtors, as applicable; or (iii) that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim has been timely Filed in an unliquidated or different amount; or (iv) expressly allowed under this Plan or by Final Order of the Bankruptcy Court. Notwithstanding the foregoing: (x) any Claim or Interest that is expressly disallowed pursuant to the Plan shall not be Allowed unless otherwise ordered by the Bankruptcy Court; (y) unless otherwise specified in the Plan, the Allowed amount of Claims shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable; and (z) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

41. “Alternate/Supplemental Distribution Process” means alternate, additional or supplemental procedures in consultation with the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee, as applicable, each in its capacity as Distribution Agent, to make distributions to Holders of the Guaranteed Unsecured Notes, the 4.75% Unsecured Notes, or the Legacy Unsecured Notes and to eliminate such Guaranteed Unsecured Notes, the 4.75% Unsecured Notes, or Legacy Unsecured Notes, including all book entry positions relating thereto, from DTC’s books and records.

42. “Approved Uses” means Authorized Abatement Purposes and other uses approved in the Abatement Trust Documents.

43. “April 2015 Notes Indenture” means that certain Indenture, dated as of April 15, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

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44. “Asbestos Claim” means a Claim related to asbestos exposure or products containing asbestos, excluding Asbestos Late Claims. Solely for the purpose of calculating the undetermined component of the General Unsecured Claims Allocations described in the UCC Appendix, the aggregate sum of $21,700,000 will be the value used for the aggregate Asbestos Claims.

45. “Asbestos Claims Recovery” means the Initial Fixed Distribution in Cash in the amount of $18,000,000 from the General Unsecured Claims Trust Consideration as set forth in the UCC Appendix.

46. “Asbestos Cost Sharing Agreement” means that certain June 20, 1991 Primary Insurance Cost Sharing Agreement Regarding IMCERA’s Asbestos Bodily Injury Claims in the aggregate amount of approximately $35.2 million as agreed to by the Asbestos Insurance Providers, and any Asbestos Insurance Policies subject thereto, as amended and restated from time to time.

47. “Asbestos Insurance Policies” means any insurance policies held by the Debtors or their predecessors providing coverage of Asbestos Claims, including any policies (or successors thereto) listed under the Asbestos Cost Sharing Agreement, or other policies providing coverage for Asbestos Claims.

48. “Asbestos Late Claim” means a Claim related to asbestos exposure or products containing asbestos, a proof of claim for which was first filed after February 16, 2021, at 4:00 p.m. (Eastern time).

49. “Asbestos Trust” means the trust that is to be established in accordance with the Plan, the Confirmation Order, and the Asbestos Trust Documents for all Holders of Asbestos Claims, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (as such may be modified or supplemented from time to time) and will not be established under section 524(g) of the Bankruptcy Code.

50. “Asbestos Trust Consideration” means the Asbestos Claims Recovery, paid from the General Unsecured Claims Trust to the Asbestos Trust, with $1,000,000 of such amount paid on the Effective Date and the balance paid within ninety (90) days after the Effective Date.

51. “Asbestos Trust Documents” means the documents governing: (a) the Asbestos Trust, including a trust agreement; (b) the flow of consideration from the General Unsecured Claims Trust to the Asbestos Trust; (c) submission, resolution, and distribution procedures in respect of all Asbestos Claims; and (d) the flow of distributions, payments, or flow of funds made from the Asbestos Trust after the Effective Date, all of which shall be in form and substance reasonably acceptable to the Official Committee of Unsecured Creditors and the Debtors and shall be considered “Definitive Documents” for purposes of Article I.C of the Plan.

52. “Asbestos Trust Expenses” means any and all costs, expenses (including professional fees and expenses), fees, taxes, disbursements, debts, or obligations incurred from the operation and administration of the Asbestos Trust.

53. “Asbestos Trustee” means the Person or Persons selected by the Official Committee of Unsecured Creditors, in consultation with the Debtors, and appointed to serve as trustee(s) of the Asbestos Trust to administer the Asbestos Trust and Asbestos Claims assumed by the Asbestos Trust and any successors thereto, pursuant to the terms of the Asbestos Trust Documents.

54. “Asset” means, with respect to a Person, all of the right, title and interest of such Person in and to property of whatever type or nature, including real, personal, mixed, intellectual, tangible and intangible property which, for avoidance of doubt, includes insurance policies and any rights, claims or potential claims with respect thereto.

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55. “Assigned Insurance Rights” means any and all rights, titles, privileges, interests, claims, demands, or entitlements of the Debtors to any proceeds, payments, benefits, Causes of Action, choses in action, defense or indemnity (collectively, “rights”), regardless of whether such rights existed in the past, now exist, or hereafter arise, and regardless of whether such rights are or were accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent, based on, arising under, or attributable to, any and all Opioid Insurance Policies. For the avoidance of doubt, Assigned Insurance Rights includes the Debtors’ rights, based on, arising under, or attributable to Opioid Insurance Policies issued to the Debtors’ prior affiliates, subsidiaries, and parents (including Medtronic plc and its subsidiaries, and parents), or otherwise, or any of their predecessors, successors, or assigns.

56. “Assigned Medtronic Claims” means all Causes of Action of the Debtors against Medtronic plc and/or its subsidiaries, and each of their predecessors, successors, and assigns, including all Avoidance Actions of the Debtors against such parties; provided, that the Debtors or Reorganized Debtors shall be entitled to assert any and all Causes of Action solely in defense against claims or Causes of Action asserted by Medtronic plc and/or its subsidiaries, or any of their predecessors, successors, or assigns, against the Debtors or Reorganized Debtors (as applicable), solely to the extent that any such Causes of Action asserted in defense by the Debtors or Reorganized Debtors (a) are not asserted as the basis for any setoff or recoupment by the Debtors or Reorganized Debtors (as applicable), (b) would not result in any recovery of money or property by the Debtors or Reorganized Debtors (as applicable), or (c) would otherwise not impair the Opioid MDT II’s ability to (i) recover the full amount of damages on account of the Assigned Medtronic Claims or (ii) assert any Assigned Medtronic Claims as the basis for reducing the Opioid MDT II’s or the Opioid Creditor Trusts’ liability to any Opioid Claimant.

57. “Assigned Third-Party Claims” means (a) all Causes of Action of the Debtors arising out of Opioid Claims, including all Avoidance Actions arising out of Opioid Claims, but excluding any Causes of Action against the Parent or any of its subsidiaries or against any Released Party, provided, that the Debtors or Reorganized Debtors shall be entitled to assert any and all Causes of Action in defense against claims or Causes of Action asserted against the Debtors or Reorganized Debtors, or any Released Party (as applicable), solely to the extent that any such Causes of Action asserted in defense by the Debtors or Reorganized Debtors (i) are not asserted as the basis for any setoff or recoupment by the Debtors, Reorganized Debtors, or Released Party (as applicable); (ii) would not result in any recovery of money or property by the Debtors, Reorganized Debtors, or Released Party (as applicable); and (iii) would otherwise not impair the Opioid MDT II’s ability to (x) recover the full amount of damages on account of the Assigned Third-Party Claims or (y) assert any Assigned Third-Party Claims as the basis for reducing the Opioid MDT II’s or the Opioid Creditor Trusts’ liability to any Opioid Claimant; and (b) the Assigned Medtronic Claims. For the avoidance of doubt, notwithstanding anything in Art. IV.O of the Plan to the contrary, (a) any and all Causes of Action of the Debtors against any Released Co-Defendant or their Co-Defendant Related Parties (other than any Estate Surviving Pre-Effective Date Claim) are not Assigned Third Party-Claims and are released under the Plan, and (b) any Estate Surviving Pre-Effective Date Claims are not Assigned Third Party-Claims, are not released, and shall belong to Reorganized Mallinckrodt.

58. “Authorized Abatement Purpose” means, with respect to any Abatement Trust, (i) an authorized opioid abatement purpose for which an Abatement Distribution from such Abatement Trust may be used, as set forth in the Abatement Trust Documents for such Abatement Trust, or (ii) the payment of attorneys’ fees and costs of Holders of Opioid Claims channeled to such Abatement Trust (including any counsel to any ad hoc group or other group of such Holders, including any such counsel that is not a Retained Professional).

59. “Authorized Recipient” means an eligible recipient of funds from an Abatement Trust in accordance with the Plan, the Confirmation Order, and the applicable Abatement Trust Documents.

60. “Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by or on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws.

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61. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

62. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

63. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local, and chambers rules of the Bankruptcy Court.

64. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City.

65. “Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

66. “Cash” means the legal tender of the United States of America or the equivalent thereof.

67. “Cash Collateral Order” means, collectively, (a) that certain Final Order Under Bankruptcy Code Sections 105(a), 361, 362, 363, 503, and 507, and Bankruptcy Rules 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief entered by the Bankruptcy Court on November 20, 2020 [Docket No. 586], (b) that certain Order Modifying Cash Collateral Order entered by the Bankruptcy Court on February 2, 2021 [Docket No. 1263], and (c) that certain Order (I) Modifying Cash Collateral Order With Respect To Adequate Protection Terms, (II) Permitting The Debtors To Pay Certain Amounts, And (III) Granting Related Relief [Docket No. 2021], each as amended, supplemented, or modified from time to time.

68. “Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise.

69. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the voluntary case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

70. “Chapter 11 Monitor” means the monitor appointed pursuant to that certain Order (I) Appointing R. Gil Kerlikowske as Monitor for Voluntary Injunction and (II) Approving the Monitor’s Employment of Saul Ewing as Counsel at the Cost and Expense of the Debtors [Docket No. 1306] or such other monitor as may subsequently be appointed by the Bankruptcy Court prior to the Effective Date.

71. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

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72. “Claims Bar Date” means, with respect to any Claim, the last date for filing of a Proof of Claim in these Chapter 11 Cases with respect to such Claim, as provided in (a) the Claims Bar Date Order, (b) a Final Order of the Bankruptcy Court, or (c) this Plan; provided that if there is a conflict relating to the bar date for a particular Claim, this Plan shall control. For the avoidance of doubt, there is no Claims Bar Date for Opioid Claims.

73. “Claims Bar Date Order” means that certain Order (A) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim and (B) Approving Form and Manner of Notice Thereof entered by the Bankruptcy Court on November 30, 2020 [Docket No. 667], as amended, supplemented, or modified from time to time.

74. “Claims Register” means the official register of Claims and Equity Interests maintained by the Notice and Claims Agent.

75. “Class” means a category of Claims or Equity Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

76. “Co-Defendant” means (i) any Holder of a Co-Defendant Claim and (ii) any co-defendant in a Pending Opioid Action commenced as of the Effective Date, in each case, other than (x) the Debtors, (y) the Debtors’ current and former officers, directors, authorized agents and employees, and (z) the Insurers.

77. “Co-Defendant Action” means any Pending Opioid Action and any previous, pending, or future litigation or dispute that alleges substantially similar facts or causes of action as those alleged in the Pending Opioid Actions and that concerns conduct occurring before the Effective Date.

78. “Co-Defendant Claims” means any and all Claims, other than Claims held by an Insurer, solely in such Insurer’s capacity with respect to an Insurance Contract, that (i) either (A) are or could be asserted against any Debtor or Reorganized Debtor, including without limitation any and all Claims that would otherwise be a Cure Cost or (B) seek to recover from any property of any Debtor or its Estate, any Reorganized Debtor, or any Insurance Contract, and (ii) either (A) are for or based upon or arise from contribution, indemnification, reimbursement, setoff or recoupment or any other similar claim or Cause of Action (other than indemnification obligations expressly assumed pursuant to the Plan or an order of the Bankruptcy Court) or (B) are for or based upon or arise from any alleged right, claim, or interest, of any Co-Defendant, under any Insurance Contract, provided that such right is derivative, as opposed to direct, in nature, and (iii) seek to recover, directly or indirectly, any costs, losses, damages, fees, expenses or any other amounts whatsoever, actually or potentially imposed upon the Holder of such Claims, in each case based upon, arising from, or attributable to any actual or potential litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter based on, arising under, or attributable to, in whole or in part, Opioid Related Activities, any Opioid Claim or any Opioid Demand (including any such Claims or Demands asserted by any manufacturer, distributor, pharmacy, pharmacy-benefit manager, group purchasing organization or physician or other contract counterparty or business partner of any Debtor, but excluding any Claims in respect of any D&O Liability Insurance Policy or Indemnification Provisions expressly assumed pursuant to Article V.F of the Plan). For the avoidance of doubt, a Co-Defendant Claim shall not include any Co-Defendant Surviving Pre-Effective Date Claim and shall not include any Claims of Co-Defendants against insurers under Insurance Contracts in which Co-Defendants hold an interest that are not derivative in nature and are not otherwise released. Notwithstanding anything to the contrary in the Plan, any Claim that satisfies the definition of a Co-Defendant Claim shall be a Co-Defendant Claim notwithstanding that such Claim would otherwise satisfy the definition of another type of Claim. For the avoidance of doubt, Co-Defendant Claim includes a Claim that is held by an insurance company (including an Insurer) in its capacity as subrogee of a Holder of a Co-Defendant Claim. For the avoidance of doubt, nothing in this definition shall alter or limit Article V.G of the Plan in any way, and the assumption of a contract or lease, the non-Debtor counterparty to which is a Released Co-Defendant, shall not constitute the assumption of any indemnification obligations contained therein to the extent such indemnification objections are released by Article V.G of the Plan.

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79. “Co-Defendant Defensive Rights” means any and all direct, or indirect, rights, remedies, protections, immunities, objections, defenses, assertions, Claims, Causes of Action, and, in each case, of any kind, character, or nature, whether legal, equitable, or contractual, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, including, without limitation, all rights, remedies, defenses, assertions, and Claims against liability, rights to setoff, offset, recoupment, counter-claims, cross-claims, rights to allocation or apportionment of fault and judgment reduction, apportionment of damages, any other defenses, affirmative defenses, or judgment reduction mechanisms or rights similar to the foregoing, and any steps necessary to assert the foregoing, in each case, solely to reduce the liability, judgment, obligation or fault of the applicable Holder of a Co-Defendant Claim to any Person that asserts any Cause of Action or Claim against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities. Co-Defendant Defensive Rights (i) may be used to offset, set-off, recoup, allocate or apportion fault, liability, or damages, or seek judgment reduction or otherwise to defend against any Cause of Action or Claim brought by any Person against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities; and (ii) shall in no case be used to seek any affirmative monetary recovery from any Protected Party or any Asset of any Protected Party (including from any Opioid Insurance Policy or any other insurance policy of a Protected Party) on account of any Claim or Cause of Action released pursuant to Article IX.D, and shall in no case be used to seek an affirmative recovery from the Opioid MDT II or any Asset of the Opioid MDT II or any Opioid Creditor Trust or any Asset of any Opioid Creditor Trust. Any verdicts in any litigation shall not be binding on the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account if the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account do not participate in such litigation (and the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account are not required to participate in such litigation).

80. “Co-Defendant Related Parties” means, with respect to a Released Co-Defendant, (i) such Person’s predecessors, successors, assigns, subsidiaries, Affiliates, or managed accounts or funds, in each case in their respective capacities as such; (ii) its and their respective past, present and future officers, board members, directors, principals, agents, servants, independent contractors, co-promoters, third-party sales representatives, medical liaisons, members, partners (general or limited), managers, employees, subcontractors, agents, advisory board members, financial advisors, attorneys and legal representatives, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals and advisors, trusts (including trusts established for the benefit of such Person), trustees, protectors, beneficiaries, direct or indirect owners and/or equityholders, parents, transferees, heirs, executors, estates, nominees, administrators, and legatees, in each case in their respective capacities as such; and (iii) any insurer of any Released Co-Defendant solely in its capacity as such and specifically excluding any Opioid Insurer, solely in its capacity as an Opioid Insurer. For the avoidance of doubt, the citizens and residents of a State shall not be deemed to be Related Parties of such State solely as a result of being citizens or residents of such State.

81. “Co-Defendant Surviving Pre-Effective Date Claim” means any Cause of Action held by a Co-Defendant against any of the Debtors that (i) arose in the ordinary course of business, (ii) is not related to a Co-Defendant Action, and (iii) concerns conduct occurring before the Effective Date.

82. “Compensation and Benefits Programs” means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of Equity Interests, stock options, restricted stock, restricted stock units, warrants, rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, savings, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other compensation and benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees, and retirees of their subsidiaries.

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83. “Common Benefit Escrow” means the fund to be established as set forth in Article IV.X.8(A) of the Plan.

84. “Common Benefit Fund” means a common benefit fund established by order of, and administered by, the MDL Court, which order shall be consistent with this Plan.

85. “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

86. “Confirmation Date” means the date upon which Confirmation occurs.

87. “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

88. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

89. “Cram-Down First Lien Notes” means new, first lien secured notes to be issued under certain circumstances to the Holders of First Lien Notes Claims, as described further in Article III of the Plan, which notes shall mature on the eight (8) year anniversary of the Effective Date, bear interest at the Cram-Down First Lien Notes Coupon Rate, and otherwise be on terms set forth in Exhibit 1 hereto. For the avoidance of doubt, the Cram-Down First Lien Notes will be pari passu with any other first lien secured debt of the Reorganized Debtors, other than the New AR Revolving Facility, contemplated by the Plan.

90. “Cram-Down First Lien Notes Coupon Rate” means a coupon rate payable in Cash based on the ICE BofA 8+ Year B US High Yield Index Semi Annual Yield to Worst (referenced by H2AL on Bloomberg) as of the Effective Date, rounded to the nearest 0.125%, subject to a max coupon of 10.0%.

91. “Cram-Down First Lien Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and other documents governing the Cram-Down First Lien Notes.

92. “Cure Cost” means any and all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

93. “D&O Liability Insurance Policies” means, collectively, all insurance policies (including any “tail policies” and all agreements, documents, or instruments related thereto) issued at any time to, or providing coverage to, any of the Debtors or any of the Debtors’ current or former directors, members, managers, or officers for alleged Wrongful Acts (as defined in the D&O Liability Insurance Policies), or similarly defined triggering acts, in their capacity as such.

94. “Debtor Release” means the releases set forth in Article I.B of the Plan.

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95.    “Deemed NOAT II Opioid Claims Pool” means $3,079,053,000,000.00, which shall be the value used for the aggregate amount of State Opioid Claims and Municipal Opioid Claims solely for the purpose of calculating the Other Opioid Claimant Pro Rata Share.

96.    “Definitive Documents” means all material documents (including any related Bankruptcy Court or other judicial or regulatory orders, agreements, schedules, pleadings, motions, filings, or exhibits) that are contemplated by the Restructuring Support Agreement and that are otherwise necessary or desirable to implement the Restructuring Transactions, including (as applicable): (i) the Plan; (ii) the Disclosure Statement; (iii) any other operative documents and/or agreements relating to the Plan (including any documents necessary to implement the distributions contemplated thereunder) and/or the Disclosure Statement; (iv) the Disclosure Statement Order; (v) the Confirmation Order; (vi) the Plan Supplement; (vii) the Management Incentive Plan; (viii) the Scheme of Arrangement and any other substantive pleadings submitted in the Irish Examinership Proceedings; (ix) the Irish Confirmation Order; (x) the Exit Financing Documents, including all intercreditor agreements; (xi) the New Governance Documents; (xii) pleadings commencing the Recognition Proceedings and any substantive pleadings filed therein, including the order(s) granting recognition to the Chapter 11 Cases and relief granted therein; (xiii) all documents memorializing the settlement based on the Opioid Settlement Term Sheet; (xiv) the Opioid MDT II Documents; (xv) the Opioid Creditor Trust Documents; (xvi) the New Opioid Warrants; (xvii) the Cash Collateral Order; (xviii) the First Day Pleadings; (xix) any new key employee incentive and retentive based compensation programs to be proposed after the Petition Date; (xx) all agreements to settle (A) administrative, priority, or tax claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases in excess of $20 million or (B) General Unsecured Claims (other than claims held by a Debtor or Non-Debtor Affiliate against a Debtor) in the Chapter 11 Cases in excess of $50 million; (xxi) the New Takeback Term Loan Documentation and any other documentation related to any financing used to repay any First Lien Credit Agreement Claims; (xii) the Opioid MDT II Cooperation Agreement; (xxiii) the GUC Trust Cooperation Agreement, and (xxiv) the New Second Lien Notes Documentation.

97.    “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

98.    “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement.

99.    “Disinterested Managers” means Sherman Edmiston III and Marc Beilinson, solely in their respective capacities as the disinterested managers of the Specialty Generics Debtors.

100.    “Disinterested Managers Fees and Expenses” means all unpaid fees and expenses as of the Effective Date due to the Disinterested Managers pursuant to their respective engagement agreements with the Debtors.

101.    “Disputed” means, with respect to any Claim or Equity Interest, except as otherwise provided herein, a Claim or Equity Interest that is filed by the applicable Claims Bar Date, or any portion thereof, that is not Allowed and not disallowed under the Plan, the Bankruptcy Code, or a Final Order.

102.    “Disputed General Unsecured Claims Reserve” means the reserve established pursuant to and governed by Article VII.H of the Plan.

103.    “Distribution Agent” means the Reorganized Debtors or any party designated by the Debtors or Reorganized Debtors to serve as distribution agent under this Plan.

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104.    “District Court” means the United States District Court for the District of Delaware or such other district court having jurisdiction over the Chapter 11 Cases.

105.    “DTC” means The Depository Trust Company or any successor thereto.

106.    “Effective Date” means the date on which all conditions specified in Article VIII.A of the Plan have been (i) satisfied or (ii) waived pursuant to Article VIII.B of the Plan.

107.    “Emergency Room Physicians Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8 of the Plan.

108.    “Emergency Room Physicians Group” means the putative class of emergency room physicians who participated in the mediation regarding Opioid Claims pursuant to that certain Order (A) Appointing a Mediator and (B) Granting Related Relief [Docket No. 1276].

109.    “Emergency Room Physicians Opioid Claimant” means a Holder of an Emergency Room Physicians Opioid Claim.

110.    “Emergency Room Physicians Opioid Claims” means any Opioid Claims (including Opioid Demands) held by an emergency room physician whose billing and revenue collection were entirely separate from the medical facility billing practices and were not employed by such medical facility. For the avoidance of doubt, Emergency Room Physicians Opioid Claims exclude Hospital Opioid Claims.

111.    “Emergency Room Physicians Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the Emergency Room Physicians Trust Documents to (a) assume all liability for Emergency Room Physicians Opioid Claims, (b) receive the distribution made on account of the Emergency Room Physicians Opioid Claims, (c) administer Emergency Room Physicians Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients, including distributions to Holders of Emergency Room Physicians Opioid Claims in accordance with the Emergency Room Physicians Trust Documents.

112.    “Emergency Room Physicians Trust Documents” means the documents governing: (a) the Emergency Room Physicians Trust; (b) the flow of consideration from the Opioid MDT II to the Emergency Room Physicians Trust; (c) submission, resolution, and distribution procedures in respect of all Emergency Room Physicians Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the Emergency Room Physicians Trust after the Effective Date.

113.    “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

114.    “Environmental Claim” means any Claim by any Governmental Unit or any Person alleging potential liability of the Debtors, including liability or responsibility for the costs of investigations, governmental response, removal, or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, or indemnification, arising out of, based on, or resulting from: (a) the presence of Hazardous Materials, a Hazardous Materials Release or a threatened Hazardous Materials Release at any location, whether or not owned or operated by the Debtors; or (b) any actual or alleged violation of or non-compliance with any other federal or state environmental laws or regulations, environmental orders, permits, approvals, consent decrees and other obligations. For the avoidance of doubt, Asbestos Claims shall not be Environmental Claims.

115.    “Environmental Claims / Other General Unsecured Claims Recovery” means (a) the Initial Fixed Distribution in Cash in the amount of $23,650,000 from the General Unsecured Claims Trust Consideration, plus (b) Additional GUC Trust Distributions calculated by the methodology set forth in the UCC Appendix.

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116.    “Equity Interest” means any issued, unissued, authorized, or outstanding ordinary shares, preferred shares, or other instrument evidencing an ownership interest in the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

117.    “ESI Contract Assumption Motion” means the Debtors’ Motion for Entry of an Order Authorizing the Debtors to Assume, as Amended, that Certain Wholesale Product Purchase Agreement With Priority Healthcare Distribution, Inc. [Docket No. 4487].

118.    “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

119.    “Estate Surviving Pre-Effective Date Claim” means any Cause of Action against a Co-Defendant or their Co-Defendant Related Parties that (i) arose in the ordinary course of business, (ii) is not related to a Co-Defendant Action, and (iii) concerns conduct occurring before the Effective Date.

120.    “Examiner” means an examiner appointed to the Parent and/or any other Company Entity under Section 509 of the Companies Act 2014 of Ireland, including any such examiner appointed on an interim basis under Section 512(7) of the Companies Act 2014 of Ireland, by order of the High Court of Ireland on the commencement of the Irish Examinership Proceedings.

121.    “Excluded Insurance Policies” means all Insurance Contracts that are (i) D&O Liability Insurance Policies, (ii) Workers’ Compensation Policies, (iii) the Asbestos Cost Sharing Agreement, (iv) Insurance Contracts issued to Mallinckrodt that are not Opioid Insurance Policies, or (v) identified either specifically or categorically in the Schedule of Excluded Insurance Policies included in the Plan Supplement (which shall include all Insurance Contracts with a policy period end date that is on or after the Effective Date of the Plan). The Schedule of Excluded Insurance Policies referred to in clause (v) above is not, and is not intended to be, exhaustive, and may be amended, modified and supplemented, but only by agreement of the Debtors and the Governmental Plaintiff Ad Hoc Committee prior to the Effective Date, and the Reorganized Debtors and the Opioid MDT II after the Effective Date, and which amendments, modifications, and supplementations shall be reasonably acceptable to the Supporting Unsecured Noteholders, the Official Committee of Unsecured Creditors, the Official Committee of Opioid-Related Claimants, the Future Claims Representative, and the MSGE Group if made prior to the Effective Date.

122.    “Exculpated Party” means, in each case, in its capacity as such: (a) the Debtors (and their Representatives); (b) the Official Committee of Unsecured Creditors (and its Representatives and the members thereto and their Representatives); (c) the Official Committee of Opioid-Related Claimants (and its Representatives and the members thereto and their Representatives); and (d) the Future Claimants’ Representative (and its Representatives).

123.    “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, other than an Unexpired Lease.

124.    “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities to be entered into by the Reorganized Debtors, including with respect to the New Credit Facilities, New Takeback Term Loans, the Takeback Second Lien Notes, the Cram-Down First Lien Notes, and the New Second Lien Notes.

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125.    “Favorable Trade Terms” means the trade terms with a Holder of an Allowed Trade Claim consistent with those practices and programs most favorable to the Debtors in place during the twelve (12) months before the Petition Date or such other favorable terms as the Debtors and such Holder may mutually agree in accordance with the requirements set forth in the Disclosure Statement Order; provided, that, if the Holder of an Allowed Trade Claim is not a Trade Claimant but is a successor in interest (by sale of such Allowed Trade Claim or otherwise) to a Trade Claimant, the Trade Claimant that was the original Holder of such Allowed Trade Claim may agree to provide Favorable Trade Terms, which agreement shall satisfy any requirements in the Plan for the Holder of an Allowed Trade Claim to provide Favorable Trade Terms with respect to such Allowed Trade Claim.

126.    “Federal/State Acthar Deferred Cash Payments” means the right to receive Cash payments in the following amounts on the following dates: (a) $15,000,000 on the first anniversary of the Effective Date; (b) $20,000,000 on each of the second and third anniversaries of the Effective Date; (c) $32,500,000 on each of the fourth and fifth anniversaries of the Effective Date; and (d) $62,500,000 on each of the sixth and seventh anniversaries of the Effective Date.

127.    “Federal/State Acthar Settlement” means the settlement between Parent, Mallinckrodt ARD LLC, the United States of America, and the States (excluding, for this purpose, any territories of the United States other than the District of Columbia and Puerto Rico) resolving certain of the Acthar-related litigations and government investigations disclosed in the Company’s Annual report on Form 10-K filed with the SEC on March 10, 2021, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the Federal/State Acthar Settlement Agreements.

128.    “Federal/State Acthar Settlement Agreements” means the definitive settlement agreements memorializing the Federal/State Acthar Settlement with (i) the U.S. Government (acting by and through the United States Department of Justice) and (ii) the States, Washington, D.C., and Puerto Rico, which shall be consistent with the terms set forth in Exhibit 3 hereto and substantially final forms of which will be filed with the Plan Supplement.

129.    “FHCA” means the following federal governmental agencies or federal healthcare insurance programs: (i) the United States Department of Health and Human Services, on its own behalf and on behalf of its component agencies, which are the Centers for Medicare & Medicaid Services and the Indian Health Service on behalf of its federally-operated programs; (ii) the Defense Health Agency on its own behalf and on behalf the TRICARE Program; and (iii) the United States Department of Veterans Affairs.

130.    “FHCA Opioid Claims” means the claims arising from the U.S. Government Payor Statutory Rights held by the FHCA on account of opioid injury-related conditional payments made by such programs or agencies to, on behalf of, or in respect of, their respective beneficiaries, including holders of PI Opioid Claims; provided however that these claims do not include or apply to any claims brought by programs operated by tribes or tribal organizations under the Indian Self-Determination and Education Assistance Act, 25 U.S.C. §§ 5301–5423, or programs operated by urban Indian organizations that have a grant or contract with the Indian Health Service under the Indian Health Care Improvement Act, 25 U.S.C. §§ 1601–1685.

131.    “FHCA Opioid Claimants” means the (i) United States Department of Health and Human Services, and its component agencies, the Centers for Medicare and Medicaid Services and Indian Health Service, (ii) United States Department of Veterans Affairs, Veterans Health and (iii) United States Department of Defense, Defense Health Agency.

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132.    “FHCA Opioid Claims Share” means a one-time Cash payment from the Opioid MDT II in an amount of $15 million on the Opioid MDT II Initial Distribution Date.

133.    “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

134.    “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

135.    “First Day Pleadings” means the motions, petitions, and draft orders that the Debtors filed at the commencement of the Chapter 11 Cases. First Day Pleadings include the related interim and Final Orders as entered by the Bankruptcy Court in connection with the relief requested in such motions.

136.    “First Lien Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent under the First Lien Credit Agreement or, as applicable, any successor thereto.

137.    “First Lien Credit Agreement” means that certain Credit Agreement, dated as of March 19, 2014, by and among Mallinckrodt plc, as the parent, Mallinckrodt International Finance S.A., as Lux borrower, Mallinckrodt CB LLC, as co-borrower, the First Lien Agent, and the First Lien Lenders (as modified, amended, or supplemented from time to time).

138.    “First Lien Credit Agreement Claim” means any Claim held by the First Lien Agent or the First Lien Lenders, including the First Lien Revolving Credit Facility Claims, 2024 First Lien Term Loan Claims, and 2025 First Lien Term Loan Claims, arising under, derived from or based upon the First Lien Credit Agreement or the First Lien Credit Facility, including claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the First Lien Credit Facility or the First Lien Credit Agreement.

139.    “First Lien Credit Facility” means the credit facility evidenced by the First Lien Credit Agreement.

140.    “First Lien Lenders” shall have the meaning ascribed to the term “Lender” in the First Lien Credit Agreement and include the singular and plural forms of such term.

141.    “First Lien Notes” means the 10.00% first lien senior secured notes due 2025 pursuant to the First Lien Notes Indenture.

142.    “First Lien Notes Claim” means any Claim arising under, deriving from or based upon the First Lien Notes or the First Lien Notes Indenture.

143.    “First Lien Obligations” shall have the meaning ascribed to the term “Obligations” in the First Lien Credit Agreement.

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144.    “First Lien Notes Indenture” means that certain Indenture, dated as of April 7, 2020, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent (as modified, amended, or supplemented from time to time).

145.    “First Lien Notes Makewhole Claim” means a First Lien Notes Claim (a) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the First Lien Notes Indenture) or optional redemption premium, or (b) for any “Additional Amounts” (as defined in the First Lien Notes Indenture).

146.    “First Lien Revolving Credit Facility” means the revolving credit facility maturing in 2022 under the First Lien Credit Agreement.

147.    “First Lien Revolving Credit Facility Accrued and Unpaid Interest” means the accrued and unpaid interest on the First Lien Revolving Credit Facility payable pursuant to the Cash Collateral Order and calculated for the applicable interest period (or any portion thereof) in accordance with the Cash Collateral Order, after accounting for adequate protection payments made by the Debtors pursuant to the Cash Collateral Order and received by the First Lien Revolving Lenders or, without duplication, to the First Lien Agent for the benefit of and distribution to the First Lien Revolving Lenders (which, notwithstanding anything to the contrary in the Cash Collateral Order, shall be retained by the First Lien Revolving Lenders and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

148.    “First Lien Revolving Credit Facility Claims” means any Claim held by the First Lien Agent or the First Lien Lenders arising under, derived from or based upon the First Lien Revolving Credit Facility or the First Lien Credit Agreement (excluding any Claims arising under, derived from or based upon the 2024 First Lien Term Loan or the 2025 First Lien Term Loan), including Claims for all principal amounts outstanding, interest, fees, expenses, costs, indemnification and other charges arising under or related to the First Lien Revolving Credit Facility or the First Lien Credit Agreement (excluding any Claims arising under or related to the 2024 First Lien Term Loan or the 2025 First Lien Term Loan).

149.    “First Lien Term Lenders” shall have the meaning ascribed to the term “Term Lender” in the First Lien Credit Agreement and include the singular and plural forms of such term.

150.    “First Lien Revolving Lenders” means the First Lien Lenders that are lenders under the First Lien Revolving Credit Facility.

151.    “First Lien Term Loan Claims” means the 2024 First Lien Term Loan Claims and 2025 First Lien Term Loan Claims.

152.    “First Lien Term Loans” means the 2024 First Lien Term Loan and 2025 First Lien Term Loan.

153.    “First Lien Term Loans Accrued and Unpaid Interest” means the accrued and unpaid interest on the applicable First Lien Term Loans payable pursuant to the Cash Collateral Order and calculated for the applicable interest period (or any portion thereof) in accordance with the Cash Collateral Order, after accounting for adequate protection payments made by the Debtors pursuant to the Cash Collateral Order and received by the First Lien Term Lenders or, without duplication, to the First Lien Agent for the benefit of and distribution to the First Lien Term Lenders (which, notwithstanding anything to the contrary in the Cash Collateral Order, shall be retained by the First Lien Term Lenders and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments), or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

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154.    “First Lien Term Loan Principal Payments” means any excess cash flow sweep payments, amortization payments, and other payments expressly designated as payments of principal of the applicable First Lien Term Loans after April 23, 2021 and prior to the Effective Date.

155.    “Future Opioid PI Claim” means any PI/NAS Opioid Claim that is an Opioid Demand.

156.    “Future Opioid PI Claimant” means an individual holding a Future Opioid PI Claim.

157.    “Future Claimants’ Representative” means the legal representative for Future Opioid PI Claimants, pursuant to (a) that certain Order Provisionally Appointing Roger Frankel as Legal Representative for Future Claimants [Docket No. 1747] and (b) that certain Order Appointing Roger Frankel, as Legal Representative for Future Opioid Personal Injury Claimants, Effective as of the Petition Date entered by the Bankruptcy Court on June 11, 2021 [Docket No. 2813], each as amended, supplemented, or modified from time to time.

158.    “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim, a Claim for Restructuring Expenses, a VI Opioid Claim, or a Claim for fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

159.    “General Unsecured Claim” means any Unsecured Claim (other than a Guaranteed Unsecured Notes Claim, a Claim for the Indenture Trustee Fees, a Trade Claim, an Intercompany Claim, an Opioid Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Claim, a Subordinated Claim, or a Claim resolved by the Federal/State Acthar Settlement), including (a) Claims arising from the rejection of unexpired leases or executory contracts, (b) Claims arising from any litigation or other court, administrative, or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith, (c) Acthar Claims; (d) Generics Price Fixing Claims; (e) Asbestos Late Claims, (f) Environmental Claims, (g) Legacy Unsecured Notes Claims, (h) 4.75% Unsecured Notes Claims, and (i) Other General Unsecured Claims.

160.    “General Unsecured Claims Allocations” means the 4.75% Unsecured Notes Recovery, Acthar Claims Recovery, the Asbestos Claims Recovery, the Generics Price Fixing Claims Recovery, the Legacy Unsecured Notes Recovery, and the Environmental Claims / Other General Unsecured Claims Recovery.

161.    “General Unsecured Claims Trust” means the trust that is to be established in accordance with the Plan, the Confirmation Order, and the General Unsecured Claims Trust Documents for all Holders of Claims in Classes 6(a)-(g) and Trade Claims the Holders of which either vote to reject the Plan or do not agree to provide Favorable Trade Terms in accordance with the Disclosure Statement Order, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (as such may be modified or supplemented from time to time); provided, however, that nothing contained herein shall be deemed to preclude the establishment of one or more additional or subsidiary trusts as determined by the General Unsecured Claims Trustee to be reasonably necessary or appropriate, including to provide tax efficiency to the General Unsecured Claims Trust and the Holders of any Claims entitled to distributions from the General Unsecured Claims Trust (and all such trusts shall be referred to collectively as the “General Unsecured Claims Trust”).

162.    “General Unsecured Claims Trust Consideration” means (a) Cash in the amount of $135,000,000, paid on the Effective Date; (b) the GUC Assigned Preference Claims; (c) the GUC Terlivaz CVR; (d) the GUC Assigned Sucampo Avoidance Claims; (e) the GUC Share Repurchase Proceeds; (f) the GUC VTS PRV Share; and (e) the GUC StrataGraft PRV Share.

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163.    “General Unsecured Claims Trust Documents” means the documents governing: (a) the General Unsecured Claims Trust, including a trust agreement; (b) any sub-trusts or vehicles that comprise the General Unsecured Claims Trust; (c) the flow of consideration from the Estates to the General Unsecured Claims Trust or any sub-trusts or vehicles that comprise the General Unsecured Claims Trust; (d) submission, resolution, and distribution procedures in respect of all General Unsecured Claims; and (e) the flow of distributions, payments, or flow of funds made from the General Unsecured Claims Trust or any such sub-trusts or vehicles after the Effective Date, all of which shall be in form and substance reasonably acceptable to the Official Committee of Unsecured Creditors and the Debtors and shall be considered “Definitive Documents” for purposes of Article I.C of the Plan.

164.    “General Unsecured Claims Trustee” means the Person or Persons selected by the Official Committee of Unsecured Creditors, with the consent of the Debtors (such consent not to be unreasonably withheld, conditioned, or delayed), and appointed to serve as trustee(s) of the General Unsecured Claims Trust to administer the General Unsecured Claims Trust and General Unsecured Claims assumed by the General Unsecured Claims Trust and any successors thereto, pursuant to the terms of the General Unsecured Claims Trust Documents.

165.    “Generics Price Fixing Claim” means a non-ordinary course Claim or Cause of Action arising out of, relating to, or in connection with the Debtors’ pricing and sale of generics products, including all Claims and Causes of Action in the Generics Price Fixing Lawsuits and any and all similar Claims and Causes of Action. Solely for the purpose of calculating the undetermined component of the General Unsecured Claims Allocation described in the UCC Appendix, the aggregate sum of $1.05 billion will be the value used for the aggregate Generics Price Fixing Claims. The amount of each Generics Price Fixing Claim shall be reconciled pursuant to the claims reconciliation procedures set forth in the General Unsecured Claims Trust Documents.

166.    “Generics Price Fixing Claims Recovery” means the Initial Fixed Distribution in Cash in the amount of $8,000,000 from the General Unsecured Claims Trust Consideration as set forth in the UCC Appendix.

167.    “Generics Price Fixing Lawsuits” means (a) Connecticut et al., v. Sandoz, Inc. et al., Case No. 2:20-cv-03539 (E.D. Pa.) and (b) In re Generics Pharmaceuticals Pricing Antitrust Litigation, 16-MD-2724 (E.D. Pa.) (MDL 2724).

168.    “Governmental Opioid Claimant” means a Holder of a Governmental Opioid Claim.

169.    “Governmental Opioid Claims” means the State Opioid Claims, Municipal Opioid Claims, Tribe Opioid Claims, and U.S. Government Opioid Claims.

170.    “Governmental Plaintiff Ad Hoc Committee” means the ad hoc group of Governmental Entities holding Opioid Claims (or representatives thereof, including the Plaintiffs’ Executive Committee) represented by, among others, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, Brown Rudnick LLP, William Fry, and Houlihan Lokey Capital, Inc.

171.    “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code and shall for the avoidance of doubt, include Tribes. For the avoidance of doubt, this term does not include any non-federal acute care hospitals.

172.    “Guaranteed Unsecured Notes” means, individually and collectively, the 5.75% Senior Notes due 2022, the 5.50% Senior Notes due 2025 and the 5.625% Senior Notes due 2023.

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173.    “Guaranteed Unsecured Notes Ad Hoc Group” means that certain ad hoc group of holders of certain Guaranteed Unsecured Notes represented by, among others, Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by, among others, Perella Weinberg Partners LP.

174.    “Guaranteed Unsecured Notes Claim” means, collectively, the 5.75% Senior Notes Claims, the 5.50% Senior Notes Claims, and the 5.625% Senior Notes Claims, in each case, other than the Indenture Trustee Fees of the Guaranteed Unsecured Notes Indenture Trustee.

175.    “Guaranteed Unsecured Notes Indentures” means, collectively, the 2014 Notes Indenture, the April 2015 Notes Indenture and the September 2015 Notes Indenture.

176.    “Guaranteed Unsecured Notes Indenture Trustee” means Deutsche Bank Trust Company Americas, solely in its capacity as indenture trustee and in each other capacity for which it serves under or in connection with the Guaranteed Unsecured Notes Indentures, including serving as a Distribution Agent; provided that if the context requires only certain of the foregoing capacities, then only in such capacity(ies).

177.    “GUC Assigned Preference Claims” means all claims or Causes of Action owned by the Estates and arising under section 547 of the Bankruptcy Code (and/or analogous state law), and all proceeds thereof, excluding any such claims or Causes of Action (a) to be assigned to the Opioid MDT II under the Plan or (b) against (i) any Released Party, (ii) any counterparty to an assumed Executory Contract or Unexpired Lease, or (iii) any Trade Claimant or entity that would be a Trade Claimant but did not have any outstanding invoices at the time of filing.

178.    “GUC Assigned Sucampo Avoidance Claims” means all Avoidance Actions arising from the Debtors’ acquisition of Sucampo Pharmaceuticals, Inc. against the selling shareholders of Sucampo Pharmaceuticals, Inc., including as related to VTS-270.

179.    “GUC Share Repurchase Proceeds” means the right to receive fifty percent (50%) of the net proceeds of the Share Repurchase Claims.

180.    “GUC StrataGraft PRV Share” means the right to receive thirty-five percent (35%) of the proceeds received by the Debtors upon disposition of the Debtors’ priority review voucher related to StrataGraft.

181.    “GUC Terlivaz CVR” means the right to receive a payment of $20,000,000 in Cash to be made promptly following (a) receipt of regulatory approval of Terlivaz by the U.S. Food and Drug Administration and (b) the Debtors’ (or a third party’s or assignee’s, if applicable) earning of $100,000,000 of cumulative net sales of Terlivaz. The GUC Terlivaz CVR will be deemed assumed by a third party who purchases or is assigned the rights to Terlivaz.

182.    “GUC Trust Cooperation Agreement” means that certain cooperation agreement among the Debtors and the General Unsecured Claims Trust, in substantially the form contained in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Official Committee of Unsecured Creditors.

183.    “GUC Trust Expenses” means any and all costs, expenses (including professional fees and expenses), fees, taxes, disbursements, debts, or obligations incurred from the operation and administration of the General Unsecured Claims Trust, including, but not limited to, direct costs of prosecution or settlement of GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims.

184.    “GUC VTS PRV Share” means the right to receive all proceeds received by the Debtors upon disposition of the Debtors’ sixty-eight percent (68%) retained ownership interest in any prospective priority review voucher related to VTS-270 (if any).

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185.    “Hazardous Materials” means any wastes, chemicals, chemical formulations, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is asbestos, polychlorinated biphenyls, radioactive materials or petroleum, (ii) requires remediation or reporting under any federal or state environmental laws or regulations, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is regulated as such by any Governmental Unit under any federal or state environmental laws or regulations.

186.    “Hazardous Materials Release” means any release (including as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA)), spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into soil, land, surface or subsurface strata, surface waters, groundwaters, sediments, and ambient air.

187.    “Holder” means an Entity holding a Claim or Interest, as applicable. When referring to Holders of Guaranteed Unsecured Notes Claims, “Holder” shall mean the record holders of and owners of beneficial interests in any of the Guaranteed Unsecured Notes.

188.    “Hospital Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8 of the Plan.

189.    “Hospital Opioid Claimant” means a Holder of a Hospital Opioid Claim.

190.    “Hospital Opioid Claims” mean any Opioid Claims (including Opioid Demands) held by a provider of healthcare treatment services or any social services, in its capacity as such, and that is not held by a Governmental Unit. For the avoidance of doubt, Hospital Opioid Claims exclude Emergency Room Physicians Opioid Claims.

191.    “Hospital Opioid Claims Share” means 3.57% of the Opioid MDT II Distributable Value (i) after deducting from the Opioid MDT II Distributable Value (a) reserved expenses for items (a), (b) and (c) of the definition of Opioid MDT II Operating Expenses, (b) the FHCA Opioid Claims Share, and (c) the aggregate amount of all Other Opioid Claimant Pro Rata Shares, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks.

192.    “Hospital Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the Hospital Trust Documents to (a) assume all liability for Hospital Opioid Claims, (b) collect distributions made on account of the Hospital Opioid Claims Share in accordance with the Hospital Trust Documents, (c) administer Hospital Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients, including distributions to Holders of Hospital Opioid Claims in accordance with the Hospital Trust Documents. It is contemplated that the Hospital Trust will coordinate closely with the corresponding trust established in the Purdue Bankruptcy Cases, appoint the same trustee, and that the Hospital Trust Documents will be substantially identical to the corresponding trust documents utilized in the Purdue Bankruptcy Cases. All determinations regarding the eligibility of any provider of healthcare treatment services or any social services for payment from the Hospital Trust will be made solely by the trustee of the Hospital Trust pursuant to the Hospital Trust Documents.

193.    “Hospital Trust Documents” means the documents governing: (a) the Hospital Trust; (b) the flow of consideration from the Opioid MDT II to the Hospital Trust; (c) submission, resolution, and distribution procedures in respect of all Hospital Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the Hospital Trust after the Effective Date.

194.    “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

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195.    “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ memoranda and articles of association, bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advances fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

196.    “Indenture Trustee Fees” means the reasonable, documented fees, expenses, disbursements and indemnity claims of the Guaranteed Unsecured Notes Indenture Trustee (as trustee and in any of its other capacities under the applicable Guaranteed Unsecured Notes Indentures and this Plan), including without limitation, fees, expenses and disbursements, incurred by counsel or agents for the Guaranteed Unsecured Notes Trustee, whether prior to or after the Petition Date, but on or prior to the Effective Date of this Plan, in each case to the extent payable or reimbursable under the applicable Guaranteed Unsecured Notes Indentures , including from a recovery, if any, on the Guaranteed Unsecured Notes. For the avoidance of doubt, the Indenture Trustee Fees shall also include those reasonable, documented fees, expenses, disbursements and indemnity claims of the Guaranteed Unsecured Notes Indenture Trustee or its counsel in connection with (a) any foreign insolvency proceeding and (b) such trustee serving as a Distribution Agent under this Plan (which fees, expenses, disbursements and indemnity claims in connection with serving as Distribution Agent may be incurred after the Effective Date of this Plan, notwithstanding anything to the contrary set forth in this definition).

197.    “Initial Administrative Claims Bar Date” means, with respect to any Administrative Claim arising on or prior to April 30, 2021 at 11:59 p.m., prevailing Eastern Time, the last date for filing a request for payment in these Chapter 11 Cases with respect to such Administrative Claims as provided in the Initial Administrative Claims Bar Date Order.

198.    “Initial Administrative Claims Bar Date Order” means that certain Order (I) Setting an Initial Bar Date for Filing Proofs of Administrative Claim, (II) Establishing Administrative Claims Procedures, (III) Approving the Form and Manner of Filing Proofs of Administrative Claim, (IV) Approving Notice of Initial Administrative Claim Bar Date, and (V) Granting Related Relief [Docket No. 2480].

199.    “Initial Distribution Date” means the date that is on or as soon as practicable after the Effective Date when distributions under the Plan shall commence for each Class entitled to receive distributions; provided that (i) any applicable distributions under this Plan on account of the Guaranteed Unsecured Notes Claims will be made to the applicable Distribution Agent on the Effective Date, and each such Distribution Agent will make, transmit or cause to be transmitted its respective distributions as soon as practicable thereafter pursuant to the terms of this Plan and (ii) any applicable distributions under this Plan on account of the First Lien Term Claims will be made to the applicable Distribution Agent on the Effective Date, and the applicable Distribution Agent shall make, transmit or cause to be transmitted its respective distributions as soon as practicable thereafter pursuant to the terms of this Plan.

200.    “Initial Federal/State Acthar Settlement Payment” means a Cash payment to be made by the Debtors and/or the Reorganized Debtors pursuant to the Federal/State Acthar Settlement Agreements to the United States and State governments in the amount equal to $15,000,000.

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201.    “Initial Fixed Distribution” means the Cash to be allocated to each of the Class 6 subclasses in the amounts set forth in the UCC Appendix.

202.    “Initial Opioid MDT II Payment” means a Cash payment to be made by the Debtors and/or the Reorganized Debtors on the Effective Date in an amount equal to $450,000,000, of which $445,000,000 will be paid to the Opioid MDT II and $5,000,000 of which shall be on account of the Public Schools’ Special Education Initiative Contribution and contributed to the Public Schools’ Special Education Initiative by the Reorganized Debtors.

203.    “Insurance Contracts” means any and all insurance policies issued at any time to, or that otherwise may provide or may have provided coverage to, any of the Debtors, regardless of whether the insurance policies were issued to a Debtor or to a Debtor’s prior affiliates, subsidiaries, or parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, and any and all agreements, documents or instruments relating thereto, including any and all agreements with a third party administrator for claims handling, risk control or related services, any and all Opioid Insurance Policies, any and all D&O Liability Insurance Policies, and any and all Workers’ Compensation Contracts. For the avoidance of doubt, Insurance Contracts include any insurance policies issued at any time to the Debtors’ prior affiliates, subsidiaries, and parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder.

204.    “Insurer” means any company or other Entity that issued or entered into an Insurance Contract (including any third party administrator) and any respective predecessors and/or Affiliates thereof.

205.    “Intercompany Claim” means a prepetition Claim held by a Debtor or Non-Debtor Affiliate against a Debtor.

206.    “Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in any Debtor other than the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

207.    “Intercreditor Agreements” shall have the meaning ascribed to such term in the Cash Collateral Order.

208.    “Interests” means, collectively, the Equity Interests and Intercompany Interests.

209.    “Invoiced Restructuring Expenses” has the meaning set forth in Article IV.S.

210.    “Irish Confirmation Order” mean an order of the High Court of Ireland to be made pursuant to Section 541 of the Companies Act 2014 of Ireland confirming the Scheme of Arrangement without material modification.

211.    “Irish Examinership Proceedings” means the examinership proceedings to be commenced by the directors of the Parent or any other Debtor Entity, in respect of the Parent or other Debtor Entity, as applicable, pursuant to and in accordance with the requirements of Part 10 of the Companies Act 2014 of Ireland.

212.    “Irish Takeover Panel” means the Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

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213.    “Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013.

214.    “Legacy Unsecured Notes” means, individually and collectively, the 8.00% Debentures due March 2023 and the 9.5% Debentures due May 2022.

215.    “Legacy Unsecured Notes Claim” means any Claim arising under or based upon the Legacy Unsecured Notes or the Legacy Unsecured Notes Indentures.

216.    “Legacy Unsecured Notes Indentures” means collectively, the 1992 Ludlow Debentures Indenture and the 1993 Ludlow Debentures Indenture.

217.    “Legacy Unsecured Notes Indenture Trustee” means, collectively, the 8.00% Debentures Indenture Trustee and the 9.5% Debentures Indenture Trustee.

218.    “Legacy Unsecured Notes Recovery” means (a) the Initial Fixed Distribution in Cash in the amount of $10,859,000 from the General Unsecured Claims Trust Consideration, plus (b) Additional GUC Trust Distributions calculated by the methodology set forth in the UCC Appendix.

219.    “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

220.    “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

221.    “Mallinckrodt” means, collectively, the Debtors and the Non-Debtor Affiliates.

222.    “Management Incentive Plan” means the management incentive plan to be adopted on the Effective Date which shall provide for (a) the issuance to management, key employees and directors of the Reorganized Debtors of 10%, in total, of the fully diluted New Mallinckrodt Ordinary Shares (for the avoidance of doubt, after giving effect to the exercise of the New Opioid Warrants), and (b) at least half of such New Mallinckrodt Ordinary Shares (i.e., at least 5% of the fully diluted New Mallinckrodt Ordinary Shares after giving effect to the exercise of the New Opioid Warrants) to be issued not later than thirty (30) days after the Effective Date with the allocation of such grants to be approved by the compensation committee of the Reorganized Board based upon the recommendations of the CEO; the final terms of such plan shall be included in the Plan Supplement; provided that the Management Incentive Plan may be modified or amended by the mutual agreement of the Debtors and the Required Supporting Unsecured Noteholders prior to the Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group (such consent not to be unreasonably withheld).

223.    “MDL” means that certain opioid multi-district litigation captioned In re National Prescription Opiate Litigation, MDL No. 2804, Case No. 17-md-02804 (N.D. Ohio).

224.    “MDL Court” means the court presiding over the MDL.

225.    “MDL Plaintiffs’ Executive Committee” means the Co-Leads, Co-Liaison, and Plaintiffs’ Executive appointed by the MDL Court in the MDL in the order dated January 14, 2018, filed at MDL Docket No. 37.

226.    “Monitor” means the outside, independent monitor appointed in accordance with Article IV.BB of the Plan to ensure the Reorganized Debtors’ (and any successors during the Monitor’s term to the Reorganized Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories) compliance with the Opioid Operating Injunction.

227.    “Monitor Agreement” means the agreement entered into between the Monitor and the Reorganized Debtors, which shall be the agreement filed at Docket No. 1203 and approved by the Bankruptcy Court at Docket No. 1306 unless amended or superseded by further order of the Bankruptcy Court, which order may be the Confirmation Order.

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228.    “Monitor Reports” has the meaning set forth in Article IV.BB.3.

229.    “MSGE Group” the multi-state governmental entities group represented by Caplin & Drysdale, Chartered, Seitz, Van Ogtrop & Green, P.A., and FTI Consulting.

230.    “MSGE Group Joinder Agreement” means that certain Joinder Agreement to the Restructuring Support Agreement dated as of November 13, 2020 entered into by the MSGE Group.

231.    “Municipal and Tribe Opioid Attorneys’ Fee Fund” means the fund which will be established within the Opioid Attorneys’ Fee Fund for reimbursement of Municipal Opioid Claimant and Tribe Opioid Claimant costs and expenses (including attorneys’ fees) in accordance with the Opioid MDT II Documents, and which will be funded by the Opioid MDT II out of the Public Opioid Creditor Share as set forth in Article IV.X.9 prior to making distributions on account of the Public Opioid Creditor Share to NOAT II and TAFT II.

232.    “Municipal Opioid Claimant” means a Holder of a Municipal Opioid Claim.

233.    “Municipal Opioid Claims” means the Opioid Claims (including Opioid Demands) held by Municipal Units.

234.    “Municipal Units” means all Governmental Units that are not States or the United States or the Tribes or any foreign Governmental Unit including, in each case, any department, agency, or instrumentality thereof, and the public school districts.

235.    “NAS Child” means a natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome.

236.    “NAS Committee” means the Ad Hoc Committee of NAS Children identified in the First Amended Verified Statement of the Ad Hoc Committee of NAS Children Pursuant to Bankruptcy Rule 2019 [Docket No. 387].

237.    “NAS Monitoring Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8.C of the Plan.

238.    “NAS Monitoring Opioid Claimant” means a Holder of a NAS Monitoring Opioid Claim.

239.    “NAS Monitoring Opioid Claims” means any Opioid Claims (including Opioid Demands) held by, or on account of or on behalf of, a NAS Child and relates to medical monitoring support, educational support, vocational support, familial support or similar related relief, but is not a NAS PI Opioid Claim.

240.    “NAS Monitoring Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the NAS Monitoring Trust Documents to (a) assume all liability for NAS Monitoring Opioid Claims, (b) receive the distribution made on account of the NAS Monitoring Opioid Claims, (c) administer NAS Monitoring Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients for Authorized Abatement Purposes. It is contemplated that the NAS Monitoring Trust will coordinate closely with the corresponding trust in the Purdue Bankruptcy Cases, appoint the same trustee, and that the NAS Monitoring Trust Documents will be substantially identical to the corresponding trust documents utilized in the Purdue Bankruptcy Cases.

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241.    “NAS Monitoring Trust Documents” means the documents governing: (a) the NAS Monitoring Trust; (b) the flow of consideration from the Opioid MDT II to the NAS Monitoring Trust; (c) submission, resolution, and distribution procedures in respect of all NAS Monitoring Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the NAS Monitoring Trust after the Effective Date.

242.    “NAS PI Opioid Claim” means any Opioid Claims (including Opioid Demands) of any natural person who has been diagnosed by a licensed medical provider with a medical, physical, cognitive or emotional condition resulting from such natural person’s intrauterine exposure to opioids or opioid replacement or treatment medication, including but not limited to the condition known as neonatal abstinence syndrome, and does not include any NAS Monitoring Opioid Claims.

243.    “NAS PI Opioid Claimant” means a Holder of a NAS PI Opioid Claim.

244.    “NAS PI Opioid Claims Share” means 0.625% of the Opioid MDT II Distributable Value (i) after deducting from the Opioid MDT II Distributable Value (a) reserved expenses for items (a), (b) and (c) of the definition of Opioid MDT II Operating Expenses, (b) FHCA Opioid Claims Share, and (c) the aggregate amount of all Other Opioid Claimant Pro Rata Shares, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks.

245.    “New AR Revolving Facility” means the new accounts receivable revolving credit facility in the aggregate principal amount of up to approximately $200 million to be entered into by the Reorganized Debtors on, prior to, or after the Effective Date.

246.    “New AR Revolving Facility Documentation” means the credit agreement (the substantially final form of which will be filed with the Plan Supplement), security agreement, and other documents governing the New AR Revolving Facility.

247.    “NewCo” means a new Entity, if any, to be organized or incorporated by or at the direction of the Required Supporting Unsecured Noteholders and with the reasonable consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, on or before the Effective Date.

248.    “NewCo Subsidiaries” means new Entities, if any, to be organized or incorporated by or at the direction of the Required Supporting Unsecured Noteholders and with the reasonable consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, on or before the Effective Date, other than NewCo.

249.    “New Credit Facilities” means, collectively, (a) the New Term Loan Facility and (b) the New AR Revolving Facility.

250.    “New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements, option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents for Reorganized Mallinckrodt and the Reorganized Debtors; provided, that, all such documents for Reorganized Mallinckrodt shall have governance standards as though it was listed on any one of the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange, as determined prior to the Effective Date.

251.    “New Mallinckrodt Ordinary Shares” means ordinary shares of NewCo or Reorganized Parent, as applicable, to be issued on the Effective Date.

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252.    “New Opioid Warrant Agreement” means the agreement governing the New Opioid Warrants to be effective on the Effective Date, which shall be included in the Plan Supplement.

253.    “New Opioid Warrants” means warrants to acquire the number of New Mallinckrodt Ordinary Shares that would represent 19.99% of all such outstanding shares after giving effect to the exercise of the New Opioid Warrants, subject to dilution from equity reserved under the Management Incentive Plan, at a strike price reflecting an aggregate equity value for the Reorganized Debtors of $1.551 billion, which warrants shall be exercisable at any time on or prior to the sixth anniversary of the Effective Date.

254.    “New Second Lien Notes” means new, second lien secured notes to be issued to the Holders of Second Lien Notes Claims, as described further in Article III of the Plan, which notes shall be on terms set forth in Exhibit 4 hereto. For the avoidance of doubt, the New Second Lien Notes will be pari passu with any other second lien secured debt of the Reorganized Debtors contemplated by the Plan.

255.    “New Second Lien Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and other documents governing the New Second Lien Notes.

256.    “New Takeback Term Loan Agent” means the administrative agent for the New Takeback Term Loan Facility selected in accordance with the Restructuring Support Agreement.

257.    “New Takeback Term Loan Facility” means a new senior secured first lien term loan facility in an original principal amount equal to the Term Loans Outstanding Amount.

258.    “New Takeback Term Loans” means the loans under the New Takeback Term Loan Facility.

259.    “New Takeback Term Loans Documentation” means the credit agreement (the substantially final form of which will be filed with the Plan Supplement), security agreement, and other documents governing the New Takeback Term Loan Facility.

260.    “New Term Loan Documentation” means the credit agreement (the substantially final form of which will be filed with the Plan Supplement), security agreement, and other documents governing the New Term Loan Facility.

261.    “New Term Loan Facility” means the new term loan credit facility, or other funded indebtedness, to be entered into by the Reorganized Debtors on, prior to, or after the Effective Date that will be used to refinance the First Lien Revolving Credit Facility, and may be used to refinance the First Lien Term Loans, the First Lien Notes, and/or the Second Lien Notes; provided that such refinancing of the Second Lien Notes shall only be permitted in the event either (a)(i) the First Lien Term Loans (and the First Lien Term Loan Claims) are repaid in full in Cash and (ii) the Term Loan Exit Payment is paid to the First Lien Term Lenders, in each case, before or contemporaneously with such refinancing, or (b) if the proceeds of any portion of the New Term Loan Facility are used to refinance the Second Lien Notes, such portion of the New Term Loan Facility is secured by Liens and security interests that rank junior to the Liens and security interests securing the New Takeback Term Loans.

262.    “NOAT II” means the national opioid Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the NOAT II Documents to (a) assume all liability for State Opioid Claims and Municipal Opioid Claims, (b) collect distributions made on account of the State and Municipal Government Opioid Claims Share in accordance with the NOAT II Trust Documents, (c) administer State Opioid Claims and Municipal Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients for Approved Uses, including to Holders of State Opioid Claims and Municipal Opioid Claims in accordance with the NOAT II Trust Documents.

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263.    “NOAT II Documents” means the documents governing: (a) the NOAT II; (b) the flow of consideration from the Opioid MDT II to the NOAT II; (c) submission, resolution, and distribution procedures in respect of all State Opioid Claims and Municipal Opioid Claims (including, in each case, Opioid Demands); and (d) the flow of Abatement Distributions to Authorized Recipients, including distributions, payments or flow of funds made from the NOAT II after the Effective Date.

264.    “Non-Debtor Affiliates” means all of the Affiliates of the Debtors, other than the other Debtors.

265.    “Non-Debtor Releasing Parties” means (a) the Holders of all Claims who vote to accept the Plan, (b) the Holders of all Claims that are Unimpaired under the Plan, (c) the Holders of all Claims whose vote to accept or reject the Plan is solicited but who (i) abstain from voting on the Plan and (ii) do not opt out of granting the releases set forth herein, (d) the Holders of all Claims or Equity Interests who vote, or are deemed, to reject the Plan but do not opt out of granting the releases set forth herein, (e) all other Holders of Claims and Equity Interests to the maximum extent permitted by law, and (f) the Released Co-Defendants and each of their Co-Defendant Related Parties; provided, that the plaintiffs and the members of the putative class as identified in the Shenk Suit shall not be Non-Debtor Releasing Parties until such time as the Shenk Settlement is approved on a final basis and by Final Order of the United States District Court for the District of Columbia and upon such approval such plaintiffs shall be deemed to have provided the releases set forth in the Shenk Settlement; provided, further, that Opioid Claimants (other than Released Co-Defendants and each of their Co-Defendant Related Parties), solely in their capacity as Opioid Claimants, shall not be Non-Debtor Releasing Parties but shall be subject to the releases by Holders of Opioid Claims in Article IX.D; provided, further, that, the United States shall not be Non-Debtor Releasing Party but shall be subject to the releases of U.S. Government Payor Statutory Rights and the treatment of the U.S. Government Opioid Claims in Article III.D.B.8.d.

266.    “Non-Governmental Opioid Claims” means all Opioid Claims (including Opioid Demands) that are not Governmental Opioid Claims.

267.    “No Recovery Opioid Claims” means all Opioid Claims that are either (a) as of the relevant time, disallowed under section 502(e)(1)(B) of the Bankruptcy Code (subject, however, to section 502(j) of the Bankruptcy Code) or (b) subordinated pursuant to section 509(c) or section 510 of the Bankruptcy Code.

268.    “Noteholder Consent Fee” means cash in an amount equal to 1.5% of par value of the applicable Supporting Unsecured Noteholder’s Guaranteed Unsecured Notes as of 11:59 P.M., prevailing Eastern time, on October 11, 2020.

269.    “Notice and Claims Agent” means Prime Clerk, LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to the order of the Bankruptcy Court [Docket No. 219].

270.    “OCC Settlement” means the settlement described in that certain Global Opioid Settlement Term Sheet, filed at [Docket No. 4121-2], as the same may be amended or modified from time to time in accordance with its terms.

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271.    “Official Committee of Opioid-Related Claimants” means the official committee of opioid-related claimants appointed in the Chapter 11 Cases [Docket No. 308].

272.    “Official Committee of Unsecured Creditors” means the official committee of unsecured creditors appointed in the Chapter 11 Cases [Docket No. 306].

273.    “Opioid Attorneys’ Fee Fund” means a fund that will be established for reimbursement of State Opioid Claimant, Municipal Opioid Claimant, and Tribe Opioid Claimant costs and expenses (including attorneys’ fees) in accordance with the Opioid MDT II Documents, which will be funded as set forth in Article IV.X.9. The Opioid Attorneys’ Fee Fund will consist of the Municipal and Tribe Opioid Attorneys’ Fee Fund and the State Opioid Attorneys’ Fee Fund.

274.    “Opioid Claim” means a Claim or Cause of Action (other than Claims or Causes of Action arising from violations of the Voluntary Injunction or Opioid Operating Injunction), whether existing now or arising in the future, based in whole or in part on any conduct or circumstance occurring or existing on or before the Effective Date and arising out of, relating to, or in connection with any opioid product or substance, and any and all Opioid Demands related thereto, including, for the avoidance of doubt, claims for indemnification, contribution, or reimbursement on account of payments or losses in any way arising out of, relating to, or in connection with any such conduct or circumstances and Co-Defendant Claims. For the avoidance of doubt, Opioid Claims do not include (i) any liability solely to the extent premised on allegations regarding conduct undertaken by the Reorganized Debtors after the Effective Date, (ii) any Generics Price Fixing Claims, or (iii) any claims arising under section 502(h) of the Bankruptcy Code.

275.    “Opioid Claimant” means a Holder of an Opioid Claim, including Governmental Opioid Claimants and Other Opioid Claimants.

276.    “Opioid Claimant Release” means the releases set forth in Article I.D of the Plan.

277.    “Opioid Creditor Trust Documents” means the PI Trust Documents, the Third-Party Payor Trust Documents, the Hospital Trust Documents, the NAS Monitoring Trust Documents, the Emergency Room Physicians Trust Documents, the NOAT II Documents, and the TAFT II Documents.

278.    “Opioid Creditor Trustee(s)” means each trustee of an Opioid Creditor Trust or, collectively, the trustees of the Opioid Creditor Trusts, in each case, appointed in accordance with Article IV.X.2 of the Plan.

279.    “Opioid Creditor Trust Operating Expenses” means any and all costs, expenses, fees, taxes, disbursements, debts or obligations incurred from the operation and administration of the Opioid Creditor Trusts, which shall be paid from the assets of the applicable Opioid Creditor Trust.

280.    “Opioid Creditor Trusts” means the Public Opioid Creditor Trusts and the Private Opioid Creditor Trusts.

281.    “Opioid Deferred Cash Payments” means the right of the Opioid MDT II to receive Cash payments on the Opioid Deferred Cash Payments Terms in the following amounts and on the following dates: (a) $200,000,000 on each of the first and second anniversaries of the Effective Date; (b) $150,000,000 on each of the third through seventh anniversaries of the Effective Date; and (c) $125,000,000 on the eighth anniversary of the Effective Date; provided, that at any time on or prior to eighteen (18) months after the Effective Date, the Reorganized Debtors shall have the Prepayment Option; provided, further, that to the extent the Reorganized Debtors seek to prepay only a portion of the Opioid Deferred Cash Payments in accordance with the Prepayment Option, such prepayment shall (x) not be funded from the proceeds of the incurrence of indebtedness by the Reorganized Debtors; and (y) prepay Opioid Deferred Cash Payments in accordance with the above in inverse order beginning with the payment due on the eighth

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anniversary of the Effective Date. The Opioid Deferred Cash Payments will be joint and several obligations (or be subject to an economically similar arrangement) of all current and future borrowers, issuers, pledgers, and guarantors of the Debtors’ funded indebtedness identified in the affirmative covenants supporting such obligations; provided, that for so long as the New Takeback Term Loans, the First Lien Notes, Second Lien Notes, Takeback Second Lien Notes, Cram-Down First Lien Notes, Cram-Down Second Lien Notes (or any indebtedness incurred to refinance or replace such New Takeback Term Loans, First Lien Notes, Second Lien Notes, Takeback Second Lien Notes, Cram-Down First Lien Notes, or Cram-Down Second Lien Notes) remain outstanding, in no event shall the cash payments described above be guaranteed by (or be required to be guaranteed by) an entity that does not also guarantee the New Takeback Term Loans, First Lien Notes, Second Lien Notes, Takeback Second Lien Notes, Cram-Down First Lien Notes, or Cram-Down Second Lien Notes (or such refinancing or replacement debt).

282.    “Opioid Deferred Cash Payments Terms” means the covenants and enforcement rights with respect to the Opioid Deferred Cash Payments, a term sheet setting forth the material terms of which shall be included in the Plan Supplement and shall be reasonably acceptable to the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders in light of the nature, duration, and form of the deferred payment obligations, and compliance with which shall be so ordered through the Confirmation Order.

283.    “Opioid Demand” means any present or future demand for payment against a Debtor that (a) was not a Claim during the Chapter 11 Cases prior to the Effective Date; (b) is based in whole or in part on any conduct or circumstance occurring or existing on or before the Effective Date; (c) arises out of, relating to, or in connection with the same or similar conduct or events that gave rise to the Opioid Claims addressed by the Opioid Permanent Channeling Injunction; and (d) pursuant to the Plan, shall be dealt with by the Opioid MDT II or the Opioid Creditor Trusts, as applicable. For the avoidance of doubt, Opioid Demands do not include (i) any liability solely to the extent premised on allegations regarding conduct undertaken by the Reorganized Debtors after the Effective Date, (ii) any Generics Price Fixing Claims, or (iii) any claims arising under section 502(h) of the Bankruptcy Code.

284.    “Opioid Insurance Policies” means (i) with regard to Insurance Contracts issued to any Debtors, (a) all Insurance Contracts that provide general liability, life sciences, or product liability coverages, other than those specifically or categorically listed in the Schedule of Excluded Insurance Policies included in the Plan Supplement, and (b) all Insurance Contracts that may provide or may have provided the Debtors with rights with respect to any Opioid Claim, other than those specifically or categorically listed in the Schedule of Excluded Insurance Policies included in the Plan Supplement (collectively, the “Post-Spin Opioid Insurance Policies”); (ii) all Insurance Contracts issued to Covidien Limited (f/k/a Covidien plc) or its affiliates, subsidiaries, or parents prior to the 2013 spin-off of Mallinckrodt plc from Covidien (the “Spin-Off”) under which, as of the Effective Date, the Debtors have or hold rights to coverage with respect to any Opioid Claim (the “Covidien Insurance Policies”); and (iii) all Insurance Contracts issued to the predecessors of Covidien Limited (f/k/a Covidien plc) and their affiliates, subsidiaries, or parents prior to the Spin-Off under which, as of the Effective Date, the Debtors have or hold rights to coverage with respect to any Opioid Claim (the “Pre- Covidien Insurance Policies”). Rights as used in this definition means any and all rights, titles, privileges, interests, claims, demands, or entitlements of the Debtors to any proceeds, payments, benefits, Causes of Action, choses in action, defense or indemnity, and includes all rights, regardless of whether such rights existed in the past, now exist, or hereafter arise, and regardless of whether such rights are or were accrued or unaccrued, liquidated or unliquidated, matured or unmatured, disputed or undisputed, fixed or contingent. Notwithstanding anything in this definition or otherwise in the Plan to the contrary, (x) Opioid Insurance Policies include the Insurance Contracts set forth on the Schedule of Opioid Insurance Policies included in the Plan Supplement, which schedule is not, and is not intended to be, exhaustive (provided, however, that any such Insurance Contracts that are Covidien Insurance Policies or Pre-Covidien Insurance Policies are Opioid

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Insurance Policies only if and to the extent provided in clauses (ii) and (iii), respectively, of the first sentence of this definition); and (y) nothing in this definition or any other provision of the Plan shall modify or override the paragraph of the Confirmation Order pertaining to the resolution of the Limited Objection to the Plan filed by Covidien [Docket No. 4699], which paragraph shall control with respect to all matters addressed in such paragraph in the event of any inconsistency. For the avoidance of doubt, nothing in this definition or any other provision of the Plan shall grant the Opioid MDT II any rights under any Insurance Contracts that are not Opioid Insurance Policies, nor shall this definition or any other provision of the Plan grant the Opioid MDT II any rights under the Covidien Insurance Policies and Pre-Covidien Insurance Policies beyond those that the Debtors may have or hold on the Effective Date.

285.    “Opioid Insurance Settlements” means any and all settlement agreements concerning the Opioid Insurance Policies, the rights under or related to which (i.e. the Assigned Insurance Rights) the Debtors are assigning, or in the absence of such settlement agreement would be assigning, to the Opioid MDT II pursuant to the Plan, that (i) (a) the Debtors and an Opioid Insurer have entered into on or before the Effective Date, with the consent of the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Official Committee of Opioid-Related Claimants, and the Future Claimants’ Representative that (b) is approved by the Bankruptcy Court, or (ii) the Opioid MDT II and an Opioid Insurer have entered into after the Effective Date.

286.    “Opioid Insurer” means an Insurer that has issued, is responsible for, or has liability to pay under any Opioid Insurance Policy, and each of its affiliates, predecessors in interest, and agents, solely in its capacity as such and solely with respect to such Opioid Insurance Policy.

287.    “Opioid Insurer Injunction” means the injunction issued pursuant to Article IX.I of the Plan.

288.    “Opioid MDT II” means the master disbursement trust that is to be established in accordance with the Plan, the Confirmation Order, and the Opioid MDT II Documents, which trust will satisfy the requirements of section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (as such may be modified or supplemented from time to time).

289.    “Opioid MDT II Administrator” means the administrator that will be appointed by the Opioid MDT II Trustee(s) pursuant to the Opioid MDT II Documents to adjudicate and liquidate Other Opioid Claims.

290.    “Opioid MDT II Consideration” means (a) the Initial Opioid MDT II Payment; (b) the New Opioid Warrants; (c) the Opioid Deferred Cash Payments; (d) the Assigned Third-Party Claims; (e) the Assigned Insurance Rights; and (f) the Opioid MDT II Share Repurchase Proceeds.

291.    “Opioid MDT II Cooperation Agreement” means that certain Cooperation Agreement among the Debtors and the Opioid MDT II, in substantially the form contained in the Plan Supplement, which shall be in form and substance acceptable to the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Required Supporting Unsecured Noteholders.

292.    “Opioid MDT II Distributable Value” means all cash proceeds of the Opioid MDT II Consideration.

293.    “Opioid MDT II Documents” means the documents governing: (a) the Opioid MDT II (b) the Opioid Deferred Cash Payments Terms; (c) the flow of consideration from the Debtors’ Estates to the Opioid MDT II; (d) submission, resolution, and distribution procedures in respect of all Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II; (e) the appointment of the Opioid MDT II Administrator to adjudicate and liquidate Other Opioid Claims; and (f) the flow of distributions, payments or flow of funds made from the Opioid MDT II after the Effective Date. The Future Claimants’ Representative and the Ad Hoc Group of Personal Injury Victims shall have the right to consult on the Opioid MDT II Documents.

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294.    “Opioid MDT II Initial Distributable Value” means, as of the Opioid MDT II Initial Distribution Date, the amount of Cash held in the Opioid MDT II.

295.    “Opioid MDT II Initial Distribution” means the distribution on the Opioid MDT II Initial Distribution Date of Opioid MDT II Initial Distributable Value from the Opioid MDT II to the Opioid Creditor Trusts, the Ratepayer Account, and the FHCA Opioid Claimants.

296.    “Opioid MDT II Initial Distribution Date” means the Effective Date or as soon as reasonably practicable thereafter; provided that the Opioid MDT II Initial Distribution Date shall be no later than five (5) Business Days after the Effective Date.

297.    “Opioid MDT II Operating Expenses” means the Trust Expenses and any and all costs, expenses, fees, taxes, disbursements, debts or obligations incurred from the operation and administration of the Opioid MDT II, including, but not limited to, (a) management, administration, disposition, exercise or monetization of the New Opioid Warrants, (b) direct costs of prosecution or settlement of Assigned Third-Party Claims, Assigned Insurance Rights, and Share Repurchase Claims, and (c) any amounts incurred by the Opioid MDT II in connection with adjudicating or otherwise liquidating any Other Opioid Claims.

298.    “Opioid MDT II Operating Reserve” means a reserve in the Opioid MDT II to be established and funded from time to time to pay any and all Opioid MDT II Operating Expenses. The Opioid MDT II Operating Reserve shall be (i) initially funded on the Effective Date with a portion of the Opioid MDT II Initial Distributable Value in an amount determined by the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Official Committee of Opioid-Related Claimants, and the Future Claimants’ Representative with the consent (not to be unreasonably withheld, delayed or conditioned) of the Debtors, (ii) funded thereafter from time to time with Cash held or received by the Opioid MDT II in accordance with the Opioid MDT II Documents and as determined by the Opioid MDT II Trustee(s), and (iii) held by the Opioid MDT II in a segregated account and administered by the Opioid MDT II Trustee(s) on and after the Effective Date.

299.    “Opioid MDT II Share Repurchase Proceeds” means the right to receive fifty percent (50%) of the net proceeds of the Share Repurchase Claims.

300.    “Opioid MDT II Subsequent Distributable Value” means, as of any Opioid MDT II Subsequent Distribution Date, the amount of Cash held in the Opioid MDT II less (a) any amounts in the Opioid MDT II Operating Reserve, (b) any amounts in the Opioid MDT II Third-Party Payor Reserve, and (c) any amounts in the Opioid Attorneys’ Fee Fund (which amounts shall already have been placed in reserve through previous distributions on account of the Public Opioid Creditor Share).

301.    “Opioid MDT II Subsequent Distribution” means any distribution after the Opioid MDT II Initial Distribution of Opioid MDT II Subsequent Distributable Value from the Opioid MDT II to the Opioid Creditor Trusts and Holders of Allowed Other Opioid Claims.

302.    “Opioid MDT II Subsequent Distribution Date” means (a) the date selected by the Opioid MDT II Trustees that is not more than five (5) Business Days after each Opioid Deferred Cash Payment is made to the Opioid MDT II, and (b) such other date as the Opioid MDT II Trustee(s) determine in accordance with the Opioid MDT II Documents. The Opioid MDT II will make the Opioid MDT II Subsequent Distributions on the Opioid MDT II Subsequent Distribution Date(s).

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303.    “Opioid MDT II Third-Party Payor Reserve” means a reserve in the Opioid MDT II to be established to reserve funds for payment of the Third-Party Payor Opioid Claims Share. The Opioid MDT II Third-Party Payor Reserve shall be funded (i) on the Opioid MDT II Initial Distribution Date with amounts sufficient to make the first payment on account of the Third-Party Payor Opioid Claims Share that is due 180 days after the Effective Date, and (ii) thereafter with amounts sufficient to make any upcoming payments on account of the Third-Party Payor Opioid Claims Share. The Opioid MDT II Third-Party Payor Reserve shall be held by the Opioid MDT II in a segregated account and administered by the Opioid MDT II Trustee(s) on and after the Effective Date.

304.    “Opioid MDT II Trustee(s)” means the Person or Persons selected by the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Official Committee of Opioid-Related Claimants in consultation with the Debtors in accordance with Article IV.U.1 of the Plan and appointed to serve as trustee(s) of the Opioid MDT II to administer the Opioid MDT II and Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II and any successors thereto, pursuant to the terms of the Opioid MDT II Documents.

305.    “Opioid Operating Injunction” means the operating injunction set forth in the Plan Supplement.

306.    “Opioid Operating Injunction Order” means an order enforcing the terms of the Opioid Operating Injunction, which, for the avoidance of doubt, may be the Confirmation Order.

307.    “Opioid Permanent Channeling Injunction” means an order or orders of the Bankruptcy Court (which, for the avoidance of doubt, may be the Confirmation Order) permanently and forever staying, restraining, and enjoining any Entity from taking any actions against any Protected Party for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on or with respect to any Opioid Claim (including any Opioid Demand) as set forth in Article IX.H of the Plan, all of which Opioid Claims (including Opioid Demands) shall be channeled to the Opioid MDT II and the Opioid Creditor Trusts, as applicable, for resolution as set forth in the Opioid MDT II Documents and the Opioid Creditor Trust Documents.

308.    “Opioid-Related Activities” means the development, production, manufacture, licensing, labeling, marketing, advertising, promotion, distribution or sale of opioid Products or the use or receipt of any proceeds therefrom, or the use of opioids, including opioids that are not Products, or any other activities that form the basis of an Opioid Claim.

309.    “Opioid Settlement Term Sheet” means Schedule 1 to the Plan Term Sheet.

310.    “Ordinary Course Professional” means any professional retained and employed by the Debtors pursuant to the Order Authorizing Employment and Payment of Professionals Utilized in the Ordinary Course of Business [Docket No. 474].

311.    “Other General Unsecured Claim” means a General Unsecured Claim other than (a) Acthar Claims; (b) Generics Price Fixing Claims; (c) Asbestos Claims; (d) Environmental Claims; (e) the 4.75% Unsecured Notes Claims; and (f) Legacy Unsecured Notes Claims. For the avoidance of doubt, (1) all Claims arising from the rejection of unexpired leases or executory contracts (other than rejection claims that are Co-Defendant Claims, which shall be Other Opioid Claims) and (2) all Asbestos Late Claims shall be Other General Unsecured Claims.

312.    “Other Opioid Claimant” means a Holder of an Other Opioid Claim.

313.    “Other Opioid Claimant Pro Rata Share” means as of any Opioid MDT II Subsequent Distribution Date, with respect to any Allowed Other Opioid Claim, an amount such that (a) the cumulative

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aggregate recovery to the Holder of such Allowed Other Opioid Claim divided by the total amount of Allowed Other Opioid Claims to date equals (b) the aggregate amount of distributions made by the Opioid MDT II to NOAT II divided by the Deemed NOAT II Opioid Claims Pool; provided, however, notwithstanding anything to the contrary contained in the Plan, at any time within 60 days after the allowance of an Allowed Other Opioid Claim, such Holder may file a motion with the Bankruptcy Court, on appropriate notice, and seek the Bankruptcy Court’s determination as to (x) whether such amount is unfairly discriminatory under Bankruptcy Code Section 1129(b) as compared to the treatment provided to holders of Opioid Claims in any or all of Classes 8(a)-(c) and 9(a)-9(g) under the Plan, and (y) to the extent that the Bankruptcy Court determines that such amount is unfairly discriminatory, the appropriate amount to be provided by the Opioid MDT II to such holder so that the treatment of such holder and of any other holders of Allowed Other Opioid Claims is not unfairly discriminatory under Bankruptcy Code Section 1129(b) as compared to the treatment provided to holders of Opioid Claims in any or all of Classes 8(a)-(c) and 9(a)-9(g) under the Plan (for purposes of making the determinations specified in the preceding clauses (x) and (y), Class 9(h) shall be deemed to have rejected the Plan; the aggregate Allowed amount of State Opioid Claims and Municipal Opioid Claims shall be determined in accordance with applicable law without affording any binding (or any other) effect or presumption of validity to (and without otherwise taking into account) the value ascribed to the State Opioid Claims and Municipal Opioid Claims in the Plan’s definition of Deemed NOAT II Opioid Claims Pool; and the burden of proof and persuasion with respect to the issue of unfair discrimination shall rest on the side and shall otherwise be the same as such burden would have been had the issue been litigated at the Confirmation Hearing (provided that if and to the extent that any such burden would have been on the Debtors at the Confirmation Hearing, such burden shall rest to the same extent on any party or parties opposing the motion); provided further that to the extent such a motion is brought, (i) the Opioid MDT II and the Opioid Creditor Trusts, each of their respective beneficiaries including the Future Claimants’ Representative, and any Holders of disputed Other Opioid Claims shall have standing to appear and be heard with respect to such motion and (ii) the resolution of such motion by Final Order shall be binding on such Holder, the Opioid MDT II and the Opioid Creditor Trusts, each of their respective beneficiaries including the Future Claimants’ Representative and all Holders of disputed Other Opioid Claims.

314.    “Other Opioid Claims” means any Opioid Claim that is not a Governmental Opioid Claim, Third-Party Payor Opioid Claim, Hospital Opioid Claim, Ratepayer Opioid Claim, a NAS Monitoring Opioid Claim, an Emergency Room Physicians Opioid Claim, a Public School Opioid Claim, or PI/NAS Opioid Claim, but including, for the avoidance of doubt, Co-Defendant Claims (other than Co-Defendant Claims held by Released Co-Defendants) and any No Recovery Opioid Claims that are Allowed after the Effective Date under section 502(j) of the Bankruptcy Code.

315.    “Other Opioid Claims Bar Date” means a date that is 60 days after the service of a notice to be filed with the Bankruptcy Court by the Opioid MDT II Administrator, in accordance with Article IV.Y of the Plan, stating that all Other Opioid Claimants must submit to the Opioid MDT II Administrator a proof of claim form (in a form substantially similar to Official Bankruptcy Form No. 410) within 60 days of the service of such notice. A sample proof of claim form shall be attached to the notice of the Other Opioid Claims Bar Date.

316.    “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) Administrative Claims or (b) Priority Tax Claims.

317.    “Other Secured Claim” means any Secured Claim other than the First Lien Credit Agreement Claims, First Lien Notes Claims, or Second Lien Notes Claims.

318.    “Parent” means Mallinckrodt plc, a public limited company incorporated under the laws of Ireland with registered number 52227 and having its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Dublin, Ireland.

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319.    “PEC/MSGE Mallinckrodt Fee Allocation Agreement” means the agreement attached hereto as Exhibit 7.

320.    “Pending Opioid Actions” means the judicial, administrative or other actions or proceedings or Causes of Action that were or could have been commenced before the commencement of the Chapter 11 Cases and that are identified in Exhibit 1 and 2 to the Debtors’ Amended Adversary Complaint for Injunctive Relief Pursuant to 11 U.S.C. § 105 [Adv. Pro. No. 20-50850, Docket No. 15], as well as any other actions that were or could have been commenced before the Effective Date against any of the Debtors, Released Parties, or Protected Parties alleging or based on substantially similar facts or Causes of Action as those alleged in the actions identified in those appendices.

321.    “Periodic Distribution Date” means the first Business Day that is as soon as reasonably practicable occurring approximately sixty (60) days after (a) initially, the Initial Distribution Date, and (b) thereafter, the immediately preceding Periodic Distribution Date.

322.    “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

323.    “Petition Date” means October 12, 2020.

324.    “PI/NAS Opioid Claims” means, collectively, the PI Opioid Claims, and the NAS PI Opioid Claims. For the avoidance of doubt, NAS Monitoring Opioid Claims shall not be PI/NAS Opioid Claims.

325.    “PI Opioid Claimant” means a Holder of a PI Opioid Claim.

326.    “PI Opioid Claims” means any Opioid Claims (including Opioid Demands) of any natural person for alleged opioid-related personal injury or other similar opioid-related Claim or Cause of Action, including any opioid-related personal injury Claim, and that is not a Hospital Opioid Claim, a Third-Party Payor Opioid Claim, a NAS PI Opioid Claim, a NAS Monitoring Opioid Claim, a Ratepayer Opioid Claim, an Emergency Room Physicians Opioid Claim, or a Governmental Opioid Claim.

327.    “PI Opioid Claims Share” means 9.3% of the Opioid MDT II Distributable Value, (i) after deducting from the Opioid MDT II Distributable Value (a) reserved expenses for items (a), (b) and (c) of the definition of Opioid MDT II Operating Expenses, (b) the FHCA Opioid Claims Share, (c) the aggregate amount of the Other Opioid Claimant Pro Rata Shares, and (ii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks.

328.    “PI Opioid Demands” means any Opioid Demand for alleged opioid-related personal injury or other similar opioid-related Cause of Action, including any opioid-related personal injury Opioid Demand or similar opioid-related Cause of Action asserted by a NAS Child.

329.    “PI Trust” means the trust that is to be established in accordance with the Plan, the Confirmation Order, and the PI Trust Documents to (a) assume all liability for PI/NAS Opioid Claims, (b) collect distributions made on account of the PI Opioid Claims Share and NAS PI Opioid Claims Share in accordance with the PI Trust Documents, (c) administer PI/NAS Opioid Claims, and (d) make distributions to Holders of PI/NAS Opioid Claims in accordance with the PI Trust Documents.

330.    “PI Trust Documents” means the documents governing: (a) the PI Trust; (b) the flow of consideration from the Opioid MDT II to the PI Trust; (c) submission, resolution, and distribution procedures in respect of all PI/NAS Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or funds made from the PI Trust. The Governmental Plaintiff Ad Hoc Committee and the MSGE Group shall have the right to consult on the PI Trust Documents.

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331.    “Plaintiffs’ Executive Committee” means the court-appointed Co-Lead Counsel Jayne Conroy, Joseph Rice, and Paul T. Farrell, Jr., on behalf of the court-appointed plaintiffs’ executive committee in the MDL, solely in their capacities as such and not in any individual capacities.

332.    “Plan” means this fourth amended joint plan of reorganization (with technical modifications) under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

333.    “Plan Term Sheet” means Exhibit A to the Restructuring Support Agreement, as the Plan Term Sheet may be amended, modified, or supplemented from time to time, including in connection with the Supporting Term Lenders Joinder Agreement.

334.    “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or term sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of the Restructuring Support Agreement and as may be amended, modified, or supplemented from time to time in accordance with the terms of the Restructuring Support Agreement and the terms hereof, the terms of the Restructuring Support Agreement, and in accordance with the Bankruptcy Code and the Bankruptcy Rules, including the following documents: (a) the New Governance Documents; (b) to the extent known and determined, the identity of the members of the Reorganized Board; (c) the Opioid MDT II Documents and the Opioid Creditor Trust Documents; (d) the New Opioid Warrant Agreement; (e) the Opioid MDT II Cooperation Agreement; (f) the form of indenture for the Takeback Second Lien Notes; (g) a term sheet setting forth certain material terms of the New Term Loan Facility; (h) a term sheet setting forth certain material terms of the New AR Revolving Facility; (i) the form of credit agreement to govern the New Takeback Term Loans; (j) the schedule of retained Causes of Action; (k) the Rejected Executory Contract/Unexpired Lease List; (l) the Management Incentive Plan; (m) the Opioid Operating Injunction; (n) the Restructuring Transactions Memorandum; (o) the Transfer Agreement; (p) a term sheet setting forth the material terms of the Opioid Deferred Cash Payment Terms; (q) the Registration Rights Agreement; (r) the Federal/State Acthar Settlement Agreements; (s) the Scheme of Arrangement; (t) the Schedule of Opioid Insurance Policies; (u) the form of indenture for the Cram-Down First Lien Notes; (v) the form of indenture for the New Second Lien Notes; (w) certain of the General Unsecured Claim Trust Documents, including the trust agreement governing the General Unsecured Claims Trust; (x) the GUC Trust Cooperation Agreement; and (y) the Asbestos Trust Documents.

335.    “Plan Supplement Filing Date” means the date on which the Plan Supplement is Filed with the Bankruptcy Court, which shall be at least twenty eight (28) days prior to the deadline established by the Disclosure Statement Order to File objections to Confirmation; provided, that the trust distribution procedures for the Opioid MDT II and each Opioid Creditor Trust shall be filed thirty (30) days after the approval of the Disclosure Statement; provided, that Plan Supplement Filing Date for the General Unsecured Claim Trust Documents, including the trust agreement governing the General Unsecured Claims Trust, the Opioid MDT II Cooperation Agreement, the GUC Trust Cooperation Agreement, the Asbestos Trust Documents, and the form of indenture for the New Second Lien Notes shall be the day prior to the Confirmation Hearing; provided, further, that the Plan Supplement Filing Date for the identity of the initial Opioid MDT II Trustee(s) shall be on or before entry of the Confirmation Order.

336.    “Post Effective Date Implementation Expenses” means all reasonable and documented fees and out of pocket expenses incurred on or after the Effective Date to implement this Plan, but excluding

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Trust Expenses, of (1)(a) primary counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) Delaware counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Landis Rath & Cobb LLP (c) Irish counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Matheson LLP, (d) regulatory counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Reed Smith LLP, (e) financial advisor to the Guaranteed Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Guaranteed Unsecured Notes Ad Hoc Group, (g) such other legal, consulting, financial, and/or other professional advisors to which the Guaranteed Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time, (h) primary counsel to the Governmental Plaintiff Ad Hoc Committee, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (i) Delaware counsel to the Governmental Plaintiff Ad Hoc Committee, Morris James LLP, (j) Irish counsel to the Governmental Plaintiff Ad Hoc Committee, William Fry, (k) investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., (l) special consultant to the Governmental Plaintiff Ad Hoc Committee, Dr. Fred Hyde, (m) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time, (n) primary counsel to the MSGE Group Caplin & Drysdale, Chartered, (o) Delaware counsel to the MSGE Group, Seitz, Van Ogtrop & Green, P.A. (p) financial advisor to the MSGE Group, FTI Consulting, and (q) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time, in each case, in accordance with the terms of the applicable engagement letters, if any, and subject to a good-faith, non-binding budget to be submitted by each applicable professional to the Debtors prior to the Effective Date, which budget shall be reasonably acceptable to such professional and the Debtors; and (2) the professionals entitled to the payment of such fees and out of pocket expenses pursuant to the Cash Collateral Order (including the advisors to the First Lien Agent, the Ad Hoc First Lien Term Lender Group, the Ad Hoc Second Lien Notes Group, and the Ad Hoc Revolving Loan Participants Group (as defined in the Cash Collateral Order), in each case, subject to any applicable caps set forth in the Cash Collateral Order).

337.    “Prepayment Option” means the right to prepay, in full or in part, the Opioid Deferred Cash Payments, at any time on or prior to the day that is eighteen (18) months after the Effective Date, at (a) for full prepayments (with no prior prepayments having been made) as of the end of each of the 18 months after the Effective Date, the prepayment cost set forth on Annex A hereto or (b) to the extent a prepayment is partial, is made following an earlier prepayment, or occurs other than at the end of a month, a price equal to the present value of the amounts to be prepaid, at the date of prepayment, discounted at the discount rate that would be required for (i)(A) the present value of the then-remaining scheduled Opioid Deferred Cash Payments at the prepayment date (without giving effect to any prior prepayments), excluding the payment due on the eighth anniversary of the Effective Date, plus (B) $450,000,000 to equal (ii)(A) the present value of the payments that would have been remaining under the Original Payment Schedule at the prepayment date (excluding the initial $300,000,000 payment provided for in the Original Payment Schedule and any other payments that would have been made by such date, but without giving effect to any prior prepayments), discounted at a discount rate of 12% per annum, plus (B) $300,000,000. For the purposes of the Prepayment Option, months shall be calculated starting from the Effective Date, not calendar months.

338.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

339.    “Private Opioid Creditor Trusts” means the Third-Party Payor Trust, the PI Trust, the NAS Monitoring Trust, the Emergency Room Physicians Trust, and the Hospital Trust.

340.    “Private Opioid Creditor Trust Deductions and Holdbacks” means, collectively or as applicable, the following deductions and holdbacks from distributions from the Private Opioid Creditor Trusts pursuant to the Opioid Creditor Trust Documents: (i) the deduction of Opioid Creditor Trust

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Operating Expenses of the Private Opioid Creditor Trusts, as required under and subject to the terms of the Opioid Creditor Trust Documents, (ii) the deduction of amounts on account of compensation, costs and fees of professionals that represented or advised Claimants in Classes 9(a)-9(g) in connection with the Chapter 11 Cases, as and to the extent provided in the Opioid Creditor Trust Documents and subject to Article IV.X.8 of the Plan, and (iii) the common benefit assessment required under Article IV.X.8 of the Plan and, where applicable, the fees and costs of such a Claimant’s individual attorney(s), which deduction shall be made by such attorney(s) and reduced by the common benefit assessment in accordance with Article IV.X.8 of the Plan.

341.    “Products” means any and all products developed, designed, manufactured, marketed or sold, in research or development, or supported by, the Debtors, whether work in progress or in final form.

342.    “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

343.    “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash no later than the Effective Date in an amount equal to the Professional Fee Escrow Amount.

344.    “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Retained Professionals have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Effective Date, which shall be estimated pursuant to the method set forth in Article II.A.2 of the Plan.

345.    “Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

346.    “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class; provided, that (a) the Pro Rata Share for the Environmental Claims / Other General Unsecured Claims Recovery shall be calculated by the methodology set forth in the UCC Appendix for Holders of Allowed Claims in Class 6(e), Allowed Claims in Class 6(f), and Allowed Trade Claims in Class 7 that vote to reject the Plan or do not agree to maintain Favorable Trade Terms, and (b) the Pro Rata Share for Claims in Class 9(h) shall be calculated as set forth in the definition of Other Opioid Claimant Pro Rata Share.

347.    “Protected Party” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled Affiliates, respective heirs, executors, Estates, and nominees, in each case solely in their capacity as such, and (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Person’s respective current and former officers and directors, managers, principals, members, partners, employees, agents, advisors (including financial advisors), attorneys (including attorneys retained by any director in his or her capacity as a director or manager of a Person), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as a director or manager of a Person), consultants, experts and other professionals (including any professional advisor retained by any director in his or her capacity as a director or manager of a Person) or other representatives of the Persons described in clauses (a) through (d), provided that consultants and experts in this clause (e) shall not include those retained to provide strategic advice for sales and marketing of opioid products who have received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any State Attorney General on or after January 1, 2019 through the Petition Date. “Protected Party” shall also include each Settling Opioid Insurer, but shall

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not include the Opioid MDT II or any Opioid Creditor Trust. Notwithstanding anything to the contrary herein, none of the following Persons, in their respective following capacities, shall be Protected Parties: (1) Medtronic plc or Covidien plc, (2) any subsidiaries or Affiliates of Medtronic plc or Covidien plc that existed as a subsidiary or Affiliate of Medtronic plc or Covidien plc after July 1, 2013, (3) any successors or assigns of any Entity described in clause (1) or clause (2) that became such a successor or assign after July 1, 2013 (excluding, for the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), (4) any former subsidiaries or Affiliates of Covidien plc that ceased being such a subsidiary or Affiliate before July 1, 2013, and any successor or assign to such subsidiary or Affiliate of Covidien plc, (5) current or former shareholders of Mallinckrodt plc to the extent that they are subject to Share Repurchase Claims, other than any of the Debtors’ current and former officers, directors, or employees, and (6) any Representative of any Entity described in the foregoing clauses (1) through (5) except to the extent such Representative is described in clause (d) and (e) of this definition of “Protected Party,” and (7) any Released Co-Defendant.

348.    “Public Opioid Creditor Share” means the remaining amount of the Opioid MDT II Distributable Value after (a) payment of the FHCA Opioid Claims Share, (b) payment of the aggregate amount of all Other Opioid Claimant Pro Rata Shares, (c) all payments to the Private Opioid Creditor Trusts and the Ratepayer Account, (d) any amounts required to fund the Opioid MDT II Operating Reserve or the Opioid MDT II Third-Party Payor Reserve, and (e) any amounts in the Opioid Attorneys’ Fee Fund, any amounts in the Opioid MDT II Operating Reserve, and any amounts in the Opioid MDT II Third-Party Payor Reserve

349.    “Public Opioid Creditor Trusts” means the NOAT II and the TAFT II.

350.    “Public School Distribution Adjustment” means the addition or deduction of $145,000, as applicable.

351.    “Public School Mediation Participants” means the group of Holders of Public School Opioid Claims who participated in the mediation regarding Opioid Claims pursuant to that certain Order (A) Appointing a Mediator and (B) Granting Related Relief [Docket No. 1276].

352.    “Public School Opioid Claim” means an Opioid Claim held by a public school district.

353.    “Public Schools’ Special Education Initiative” means an account under the control of a trust to be called the Public Schools’ Special Education Initiative Trust and to be established pursuant to the Opioid MDT II Documents on the terms described in the Notice of Filing of Public Schools’ Special Education Initiative Term Sheet [Docket No. 3410]. The Public Schools’ Special Education Initiative will receive the Public Schools’ Special Education Initiative Contribution.

354.    “Public Schools’ Special Education Initiative Contribution” means a contribution of $5 million to the Public Schools’ Special Education Initiative to be made by the Reorganized Debtors on the Opioid MDT II Initial Distribution Date, which amount will be used by the Public Schools’ Special Education Initiative to fund educational supports to abate the effects of the opioid crisis.

355.    “Purdue Bankruptcy Cases” means the bankruptcy cases jointly administered under the caption In re Purdue Pharma L.P., Case No. 19-23649 (RDD) (Bankr. S.D.N.Y.).

356.    “Ratepayer Account” means the segregated account to be established by the Opioid MDT II and administered by the Ratepayer Mediation Participants for Approved Uses, which shall include distributions to the Truth Initiative Foundation.

357.    “Ratepayer Attorney Fee Fund” means the fund to be established as set forth in Article IV.X.8 of the Plan.

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358.    “Ratepayer Mediation Participants” means the proposed representatives of classes of privately insured parties who are plaintiffs and proposed class representatives identified in the Amended Verified Statement of Stevens & Lee, P.C. Pursuant to Bankruptcy Rule 2019 filed at Docket No. 333 in the Purdue Bankruptcy Cases.

359.    “Ratepayer Opioid Claimant” means a Holder of a Ratepayer Opioid Claim.

360.    “Ratepayer Opioid Claims” means any Opioid Claims (including Opioid Demands) that arises out of or relates to the payment of health insurance by the Holder of such Claim.

361.    “Recognition Proceedings” means the proceedings commenced by the Debtors under Part IV of the Canadian Companies Arrangement Act in the Canadian Court to recognize in Canada any of the Chapter 11 Cases as foreign main proceedings or foreign nonmain proceedings, as applicable, and to recognize in Canada certain Orders of the Bankruptcy Court.

362.    “Registration Rights Agreement” means the registration rights agreement(s) with respect to the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) to be effective on the Effective Date.

363.    “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” shall have a correlative meaning.

364.    “Rejected Executory Contract/Unexpired Lease List” means the list, of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that will be rejected pursuant to the Plan which will be filed with the Plan Supplement.

365.    “Released Co-Defendant” means the parties listed on Exhibit 5 hereto, which, for the avoidance of doubt, shall include, and shall not be amended to exclude, each Person that is a signatory to the Joint Objection of Certain Distributors, Manufacturers, and Pharmacies to the Confirmation of the First Amended Joint Plan of Reorganization of Mallinckrodt PLC and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 4692].

366.    “Released Party” means (a) the Debtors, (b) the Reorganized Debtors, (c) the Non-Debtor Affiliates, (d) with respect to each of the foregoing Persons in clauses (a) through (c), such Persons’ predecessors, successors, permitted assigns, subsidiaries, and controlled Affiliates, respective heirs, executors, Estates, and nominees, in each case solely in their capacity as such; (e) with respect to each of the foregoing Persons in clauses (a) through (d), such Person’s respective current and former officers and directors, managers, principals, members, partners, employees, agents, advisors (including financial advisors), attorneys (including attorneys retained by any director in his or her capacity as a director or manager of a Person), accountants, investment bankers (including investment bankers retained by any director in his or her capacity as a director or manager of a Person), consultants, experts and other professionals (including any professional advisor retained by any director in his or her capacity as a director or manager of a Person) or other representatives of the Persons described in clauses (a) through (d); (f) each member of the Guaranteed Unsecured Notes Ad Hoc Group in their capacity as such, (g) each Supporting Unsecured Noteholder in their capacity as such, (h) the Opioid MDT II and the Opioid Creditor Trusts, (i) each member of the Governmental Plaintiff Ad Hoc Committee in their capacity as such, (j) each Supporting Governmental Opioid Claimant in their capacity as such; (k) each member of the MSGE Group in their capacity as such; (l) each Supporting Term Lender in its capacity as such; (m) each member of the Ad Hoc First Lien Term Lender Group in its capacity as such; (n) each Prepetition Secured Party (as defined in the Cash Collateral Order); (o) the Guaranteed Unsecured Notes Indenture Trustee; (p) the Legacy

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Unsecured Notes Indenture Trustee in its capacity as such; (q) the Future Claimants’ Representative; (r) the Official Committee of Opioid-Related Claimants and its members, in their capacity as such; (s) the Official Committee of Unsecured Creditors and its members, in their capacity as such; (t) the 4.75% Unsecured Notes Indenture Trustee in its capacity as such; (u) the Ad Hoc Group of Personal Injury Victims and its members, in their capacity as such; (v) the NAS Committee and its members, in their capacity as such; (w) the Ad Hoc Group of Hospitals and its members, in their capacity as such; (x) the Third-Party Payor Mediation Participants, in their capacity as such; (y) the Ratepayer Mediation Participants, in their capacity as such; (z) the Public School Mediation Participants, in their capacity as such; (aa) the Emergency Room Physicians Group and its members, in their capacity as such; (bb) with respect to each of the foregoing Persons in clauses (f) through (aa), each such Person’s Representatives; and (cc) solely for purposes of the Releases by the Debtors in Article IX.B of the Plan, the Released Co-Defendants and each of their Co-Defendant Related Parties, in each case solely in their respective capacities as such. Notwithstanding anything to the contrary herein, none of the following Persons, in their respective following capacities, shall be Released Parties: (1) Medtronic plc or Covidien plc, (2) any subsidiaries or Affiliates of Medtronic plc or Covidien plc that existed as a subsidiary or Affiliate of Medtronic plc or Covidien plc after July 1, 2013, (3) any successors or assigns of any Entity described in clause (1) or clause (2) that became such a successor or assign after July 1, 2013 (excluding, for the avoidance of doubt, the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), (4) any former subsidiaries or Affiliates of Covidien plc that ceased being such a subsidiary or Affiliate before July 1, 2013, and any successor or assign to such subsidiary or Affiliate of Covidien plc, (5) current or former shareholders of Mallinckrodt plc to the extent they are subject to Share Repurchase Claims, other than any of the Debtors’ current and former officers, directors, or employees, and (6) any Representative of any Entity described in the foregoing clauses (1) through (5) except to the extent such Representative is described in clause (d) and (e) of this definition of “Released Party.” For purposes of this definition of “Released Parties,” the phrase “in their capacity as such” means, with respect to a Person, solely (x) to the extent a claim against such Person arises from such Person’s conduct or actions taken in such capacity, or from such Person’s identified capacity in relation to another specified Released Party and not, in either case, from such Person’s conduct or actions independent of such capacity, and (y) to the extent such Person’s liability depends on or derives from the liability of such other Released Party, such claim would be released if asserted against such other Released Party.

367.    “Reorganized Board” means the initial board of directors or similar governing body of the Reorganized Mallinckrodt.

368.    “Reorganized Debtors” means, on or after the Effective Date, (a) the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, and (b) to the extent not already encompassed by clause (a), Reorganized Mallinckrodt and all NewCo Subsidiaries as of the Effective Date.

369.    “Reorganized Mallinckrodt” means Reorganized Parent or NewCo, as applicable, on or after the Effective Date.

370.    “Reorganized Parent” means, on or after the Effective Date, Mallinckrodt plc as reorganized pursuant to and under the Plan.

371.    “Reorganized VI-Specific Debtors” means on or after the Effective Date, the VI-Specific Debtors, as reorganized pursuant to and under the Plan, or any successor thereto.

372.    “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, investors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals and other representatives, in each case, solely in their capacities as such.

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373.    “Required Supporting Term Lenders” shall have the meaning ascribed to such term in the Restructuring Support Agreement.

374.    “Required Supporting Unsecured Noteholders” means, as of any date of determination, Supporting Unsecured Noteholders holding at least a majority in outstanding principal amount of Guaranteed Unsecured Notes held by the Supporting Unsecured Noteholders then party to the Restructuring Support Agreement. Guaranteed Unsecured Notes held by any (a) Mallinckrodt Entity, (b) holder of Opioid Claims, or (c) Entity or Person whose vote has been “designated” by the Bankruptcy Court in the Chapter 11 Cases (including pursuant to section 1126(e) of the Bankruptcy Code), shall not be included (either in the numerator or the denominator), and shall not be considered outstanding Guaranteed Unsecured Notes Claims, for purposes of calculating the Required Supporting Unsecured Noteholders.

375.    “Restructuring Expenses” means all reasonable and documented fees and out of pocket expenses incurred prior to the Effective Date, including Transaction Fees, of (1)(a) primary counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Paul, Weiss, Rifkind, Wharton & Garrison LLP, (b) Delaware counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Landis Rath & Cobb LLP (c) Irish counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Matheson LLP, (d) regulatory counsel to the Guaranteed Unsecured Notes Ad Hoc Group, Reed Smith LLP, (e) financial advisor to the Guaranteed Unsecured Notes Ad Hoc Group, Perella Weinberg Partners LP, (f) one Canadian counsel to the Guaranteed Unsecured Notes Ad Hoc Group, (g) such other legal, consulting, financial, and/or other professional advisors to which the Guaranteed Unsecured Notes Ad Hoc Group and the Debtors shall reasonably agree from time to time, (h) primary counsel to the Governmental Plaintiff Ad Hoc Committee, Gilbert LLP, Kramer Levin Naftalis & Frankel LLP, and Brown Rudnick LLP, (i) Delaware counsel to the Governmental Plaintiff Ad Hoc Committee, Morris James LLP, (j) Irish counsel to the Governmental Plaintiff Ad Hoc Committee, William Fry, (k) investment banker to the Governmental Plaintiff Ad Hoc Committee, Houlihan Lokey, Inc., (l) special consultant to the Governmental Plaintiff Ad Hoc Committee, Dr. Fred Hyde, (m) such other legal, consulting, financial, and/or other professional advisors to which the Governmental Plaintiff Ad Hoc Committee and the Debtors shall reasonably agree from time to time, (n) primary counsel to the MSGE Group Caplin & Drysdale, Chartered, (o) Delaware counsel to the MSGE Group, Seitz, Van Ogtrop & Green, P.A., (p) financial advisor to the MSGE Group, FTI Consulting, (q) such other legal, consulting, financial, and/or other professional advisors to which the MSGE Group and the Debtors shall reasonably agree from time to time, in each case, in accordance with the terms of the applicable engagement letters, if any, with any balance(s) paid on the Effective Date; and (r) counsel to Supporting Party First Trust Advisors, Chapman & Cutler, up to $35,000; provided, that the Transaction Fees shall only be paid after entry of an order, which may be the Confirmation Order, authorizing payment of such Transaction Fees; and (2)(a) the attorneys, advisors, and agents of the Ad Hoc Second Lien Notes Group pursuant to the Second Lien Notes Settlement, any reimbursement agreement with the Debtors and otherwise in accordance with the Plan, and (b) the Second Lien Notes Indenture Trustee and its attorneys, advisors, and agents in accordance with the Plan, including payment of the Second Lien Notes Indenture Trustee Fees; which, in each instance, shall not be subject to disgorgement, turnover, recovery, avoidance, recharacterization or any other similar claim by any party under any legal or equitable theory; and (3) solely to the extent not already provided herein, the professionals entitled to the payment of such fees and out of pocket expenses pursuant to the Cash Collateral Order (including the advisors to the First Lien Agent, the Ad Hoc First Lien Term Lender Group, the Ad Hoc Revolving Loan Participants Group (as defined in the Cash Collateral Order), in each case to the extent such fees and out of pocket expenses are not already paid pursuant to the Cash Collateral Order and subject to any applicable caps set forth in the Cash Collateral Order).

376.    “Restructuring Expenses Order” means that certain Order Authorizing the Debtors to Assume and/or Enter Into Reimbursement Agreements with RSA Parties’ Professionals entered by the

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Bankruptcy Court on February 1, 2021 [Docket No. 1250], as amended, supplemented, or modified from time to time, in each case with the consent of the Debtors and the applicable parties to the Restructuring Support Agreement.

377.    “Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into on October 11, 2020, by and among the Debtors, the Supporting Unsecured Noteholders, and the Supporting Governmental Opioid Claimants and joined by (a) the MSGE Group on November 13, 2020 and (b) the Supporting Term Lenders on March 10, 2021 (as such may be amended, modified or supplemented in accordance with its terms, including as modified by the MSGE Group Joinder Agreement and the Supporting Term Lenders Joinder Agreement).

378.    “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

379.    “Restructuring Transactions Memorandum” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions.

380.    “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

381.    “Schedule of Opioid Insurance Policies” means the schedule in the Plan Supplement of Opioid Insurance Policies, the rights under or related to which (i.e. the Assigned Insurance Rights) the Debtors are assigning, or in the absence of an Opioid Settlement Agreement would be assigning, to the Opioid MDT II pursuant to the Plan. As set forth in the definition of Opioid Insurance Policy, the Schedule of Opioid Insurance Policies is not exhaustive and shall not be construed as imposing a limitation on the scope of the Insurance Contracts as to which Debtors are assigning rights to the Opioid MDT II pursuant to the Plan (i.e. the Assigned Insurance Rights).

382.    “Scheme of Arrangement” means the proposals for one or more compromise or scheme of arrangement in relation to the Parent and/or any other Debtor Entity to be formulated and proposed by the Examiner pursuant to Section 539 of the Companies Act of Ireland in connection with the Irish Examinership Proceedings and submitted to the High Court of Ireland for confirmation pursuant to Section 541 of the Companies Act of Ireland, and which will be based on and consistent in all respects with the Plan and substantially in the form of the draft scheme of arrangement to be included in the Plan Supplement and to be annexed to the petition presented to the High Court of Ireland at the commencement of the Irish Examinership Proceedings.

383.    “SEC” means the United States Securities and Exchange Commission.

384.    “Second Lien Notes” means the 10.00% second lien senior secured notes due 2025 pursuant to the Second Lien Notes Indenture.

385.    “Second Lien Notes Claim” means any Claim arising under, deriving from or based upon the Second Lien Notes or the Second Lien Notes Indenture.

386.    “Second Lien Notes Collateral Agent” means Wilmington Savings Fund Society, FSB, solely in its capacity as second lien collateral agent under the Second Lien Notes Indenture, and any predecessor or successor thereto.

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387.    “Second Lien Notes Indenture” means that certain Indenture, dated as of December 6, 2019, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, the Second Lien Notes Indenture Trustee, and the Second Lien Notes Collateral Agent (as modified, amended, or supplemented from time to time).

388.    “Second Lien Notes Indenture Trustee” means BOKF, NA, solely in its capacity as second lien trustee under the Second Lien Notes Indenture (as successor in such capacity to Wilmington Savings Fund Society, FSB), and any predecessor or successor thereto.

389.    “Second Lien Notes Indenture Trustee Fees” means the reasonable, documented fees, expenses, disbursements and indemnity claims incurred by the Second Lien Notes Indenture Trustee (as trustee and in any of its other capacities under the Second Lien Notes Indenture and this Plan) and the Second Lien Notes Collateral Agent (as collateral agent and in any of its other capacities under the Second Lien Notes Indenture and this Plan), including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Second Lien Notes Indenture Trustee and the Second Lien Notes Collateral Agent, whether prior to or after the Petition Date, but on or prior to the Effective Date of this Plan, in each case to the extent payable or reimbursable under the applicable Second Lien Notes Indenture and/or the related security agreement and/or applicable provisions of the Bankruptcy Code. For the avoidance of doubt, the Second Lien Notes Indenture Trustee Fees shall also include those reasonable, documented fees, expenses, disbursements and indemnity claims incurred in connection with (a) any foreign insolvency proceeding and (b) the Second Lien Notes Indenture Trustee serving as a Distribution Agent under this Plan (which fees, expenses, disbursements and indemnity claims in connection with serving as Distribution Agent may be incurred after the Effective Date of this Plan, notwithstanding anything to the contrary set forth in this definition).

390.    “Second Lien Notes Makewhole Claim” means any Second Lien Notes Claim (a) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the Second Lien Notes Indenture) or optional redemption premium, or (b) for any “Additional Amounts” (as defined in the Second Lien Notes Indenture).

391.    “Second Lien Notes Settlement” means the settlement described in that certain Settlement Second Lien Notes Summary Terms, filed at [Docket No. 4121-3] attached hereto as Exhibit 4, as the same may be amended, supplemented or otherwise modified from time to time.

392.    “Secured Claim” means a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) otherwise Allowed pursuant to the Plan or order of the Bankruptcy Court as a secured claim.

393.    “Securities” means any instruments that qualify under Section 2(a)(1) of the Securities Act.

394.    “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, or any regulations promulgated thereunder.

395.    “September 2015 Notes Indenture” means that certain Indenture, dated as of September 24, 2015, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee (as modified, amended, or supplemented from time to time).

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396.    “Settled Federal/State Acthar Claims” means any Claims settled through the Federal/State Acthar Settlement.

397.    “Settling Opioid Insurer” means an Insurer that has entered into an Opioid Insurance Settlement, solely in its capacity as such and solely with respect to any Opioid Insurance Policy released in such Opioid Insurance Settlement.

398.    “Settling Opioid Insurer Injunction” means the injunction issued pursuant to Article IX.J of the Plan.

399.    “Settling State” means any State that becomes a party to a restructuring support agreement with respect to the Plan or otherwise votes to accept the Plan.

400.    “Share Repurchase Claims” means any claims or Causes of Action against any current or former shareholders of Mallinckrodt plc, other than any Released Party, from whom Mallinckrodt plc purchased, repurchased, cancelled, or redeemed its own ordinary shares in connection with its share repurchase program(s) during the years 2015-2018.

401.    “Shared Collateral” shall have the meaning ascribed to such term in any Intercreditor Agreement, as applicable.

402.    “Shenk Settlement” means the proposed mediated settlement of the Shenk Suit.

403.    “Shenk Suit” means the securities fraud putative class action lawsuit brought by the State Teachers Retirement System of Ohio titled Shenk v. Mallinckrodt plc, No. 1:17-cv-00145-DLF (D.D.C.) that is pending in the United States District Court for the District of Columbia.

404.    “Specialty Generics Debtors” means Debtors Mallinckrodt Equinox Finance Inc., Mallinckrodt Enterprises Holdings, Inc., Mallinckrodt ARD Finance LLC, Mallinckrodt Enterprises LLC, Mallinckrodt LLC, SpecGx LLC, SpecGx Holdings LLC, WebsterGx Holdco LLC, and Mallinckrodt APAP LLC.

405.    “State” means a state or territory of the United States of America and the District of Columbia.

406.    “State and Municipal Government Opioid Claims Share” means the remainder of the Public Opioid Creditor Share after distributions on account of the Tribe Opioid Claims Share, which shall equate to (i) 97.1% of the first $625 million received on account of the Public Opioid Creditor Share, reduced by the Public School Distribution Adjustment, (ii) 97.05% of amounts received in excess of $625 million and up to and including $1.25 billion on account of the Public Opioid Creditor Share, and (iii) 97.0%% of amounts received in excess of $1.25 billion on account of the Public Opioid Creditor Share.

407.    “State Attorney General” means the attorney general for any State.

408.    “State Opioid Attorneys’ Fee Fund” means the fund which will be established within the Opioid Attorneys’ Fee Fund for reimbursement of State Opioid Claimant costs and expenses (including attorneys’ fees) in accordance with the Opioid MDT II Documents, and which will be funded by the Opioid MDT II out of the Public Opioid Creditor Share as set forth in Article IV.X.9 prior to making distributions on account of the Public Opioid Creditor Share to NOAT II and TAFT II.

409.    “State Opioid Claimant” means a Holder of a State Opioid Claim.

410.    “State Opioid Claims” means the Opioid Claims (including Opioid Demands) held by States.

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411.    “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 509(c), section 510(b) or section 510(c) of the Bankruptcy Code, including any Claim for reimbursement, indemnification, or contribution. For the avoidance of doubt, Second Lien Notes Claims and No Recovery Opioid Claims shall not be Subordinated Claims.

412.    “Supporting Governmental Opioid Claimants” means the Plaintiffs’ Executive

Committee and any Governmental Units holding Opioid Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof and for so long as the Restructuring Support Agreement shall be in effect with respect to such parties.

413.    “Supporting Parties” means the Supporting Governmental Opioid Claimants, the Supporting Unsecured Noteholders, the MSGE Group, and the Supporting Term Lenders in each case, for so long as the Restructuring Support Agreement shall be in effect with respect to each such parties. For the avoidance of doubt, the Supporting Parties support the Second Lien Notes Settlement, the OCC Settlement and the UCC Settlement.

414.    “Supporting Term Lenders” means the Holders of First Lien Term Loan Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof and for so long as the Restructuring Support Agreement shall be in effect with respect to such parties.

415.    “Supporting Term Lenders Joinder Agreement” means that certain Joinder Agreement and Amendment to Restructuring Support Agreement dated as of March 10, 2021, entered into by and among the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Supporting Term Lenders.

416.    “Supporting Unsecured Noteholders” means the Holders of Guaranteed Unsecured Notes Claims that are or become party to the Restructuring Support Agreement in accordance with the terms thereof and for so long as the Restructuring Support Agreement shall be in effect with respect to such parties.

417.    “TAFT II” means the one or more Abatement Trusts, limited liability companies, or other Persons that are to be established in accordance with the Plan, the Confirmation Order, and the TAFT II Documents to (a) assume all liability for Tribe Opioid Claims, (b) collect distributions made on account of the Tribe Opioid Claims Share in accordance with the TAFT II Documents, (c) administer Tribe Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients, including to Holders of Tribe Opioid Claims in accordance with the TAFT II Documents.

418.    “TAFT II Documents” means the one or more documents establishing and governing: (a) the TAFT II; (b) the flow of consideration from the Opioid MDT II to the TAFT II; (c) submission, resolution, and distribution procedures in respect of all Tribe Opioid Claims (including Opioid Demands); and (d) the flow of Abatement Distributions to Authorized Recipients, including distributions, payments or flow of funds made from the TAFT II after the Effective Date.

419.    “Takeback Second Lien Notes” means $375,000,000 of new secured takeback second lien notes due seven (7) years after the Effective Date and otherwise be on terms set forth in Exhibit 2 hereto.

420.    “Takeback Second Lien Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and other documents governing the Takeback Second Lien Notes.

421.    “Term Loan Exit Payment” means a consent and exit payment in the amount equal to 0.5% multiplied by the Term Loans Outstanding Amount, which payment shall be payable to the First Lien Term Lenders, as an integral term of the comprehensive settlement and resolution of the disputes and

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controversies between the Debtors and the First Lien Term Lenders embodied in this Plan, which consent and exit payment shall (a) increase to the amount equal to 1.0% multiplied by the Term Loans Outstanding Amount if the First Lien Term Loans are not refinanced in full in Cash on or prior to the Effective Date and (b) be payable to the First Lien Term Lenders upon the Effective Date.

422.    “Term Loans Outstanding Amount” means an amount equal to the 2024 First Lien Term Loans Outstanding Amount plus the 2025 First Lien Term Loans Outstanding Amount.

423.    “Third-Party Payor Group” means the group of certain Holders of Third-Party Payor Claims consisting of (i) the Holders of Third-Party Payor Claims represented by the Rawlings & Associates and Lowey Dannenberg, P.C., and whose Claims are listed in Exhibit A of the Stipulation and Agreement Disallowing and Expunging Certain Third Party Payor Claims [Docket No. 2535] and (ii) one representative from United Healthcare.

424.    “Third-Party Payor Mediation Participants” means the group of Third-Party Payor Opioid Claimants who participated in the mediation regarding Opioid Claims pursuant to that certain Order (A) Appointing a Mediator and (B) Granting Related Relief [Docket No. 1276].

425.    “Third-Party Payor Opioid Claimant” means a Holder of a Third-Party Payor Opioid Claim.

426.    “Third-Party Payor Opioid Claims” means any Opioid Claims (including Opioid Demands) held by a health insurer, an employer-sponsored health plan, a union health and welfare fund or any other provider of health care benefits, and including any third-party administrator or agent on behalf thereof, in each case in its capacity as such (including any Opioid Claim or Opioid Demand based on the subrogation rights of the Holder thereof), and that is not a held by a Governmental Unit.

427.    “Third-Party Payor Opioid Claims Share” means 5.21% of the sum of the Initial Opioid MDT II Payment and the aggregate amount of all Opioid Deferred Cash Payments (i) after giving effect to the Prepayment Option, if exercised, (ii) after deducting the FHCA Opioid Claims Share, and (iii) gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks. For the avoidance of doubt, and for illustrative purposes, in the event the Prepayment Option is not exercised, the Third-Party Payor Claims Share will equal $89,091,000 prior to application of the applicable Private Opioid Creditor Trust Deductions and Holdbacks.

428.    “Third-Party Payor Trust” means the Abatement Trust that is to be established in accordance with the Plan, the Confirmation Order, and the Third-Party Payor Trust Documents to (a) assume all liability for Third-Party Payor Opioid Claims, (b) receive distributions made on account of the Third-Party Payor Opioid Claims Share in accordance with the Third-Party Payor Trust Documents, (c) administer Third-Party Payor Opioid Claims, and (d) make Abatement Distributions to Authorized Recipients for Approved Uses, including distributions to Holders of Third-Party Payor Opioid Claims in accordance with the Third-Party Payor Trust Documents.

429.    “Third-Party Payor Trust Documents” means the documents governing: (a) the Third-Party Payor Trust; (b) the flow of consideration from the Opioid MDT II to the Third-Party Payor Trust; (c) submission, resolution, and distribution procedures in respect of all Third-Party Payor Opioid Claims (including Opioid Demands); and (d) the flow of distributions, payments or flow of funds made from the Third-Party Payor Trust after the Effective Date.

430.    “Trade Claim” means an Unsecured Claim for the provision of goods and services to the Debtors held by a Trade Claimant or such Trade Claimant’s successor in interest (through sale of such Unsecured Claim or otherwise).

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431.    “Trade Claimant” means trade creditors, service providers and other vendors who provide goods and services necessary for the Debtors continued operations, including those creditors described in (a) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Critical Vendors [Docket No. 6], (b) Motion of Debtors for Interim and Final Orders Authorizing the Debtors to Pay Prepetition Claims of Foreign Vendors [Docket No. 14], and (c) Motion of Debtors for Interim and Final Orders (A) Authorizing Payment of Lienholder Claims and (B) Authorizing Payment of Section 503(b)(9) Claims [Docket No. 11].

432.    “Trade Claim Cash Pool” means Cash pool of up to $50,000,0002 to be distributed in accordance with the terms of the Plan.

433.    “Trade Claim Cash Pool Unallocated Amount” means any unallocated amounts from the Trade Claim Cash Pool.

434.    “Transaction Fees” means the “Transaction Fees” as defined in the Restructuring Expenses Order.

435.    “Transfer Agreement” means one or more equity and asset transfer agreements between one or more Debtors and/or Reorganized Debtors, which shall be included in the Plan Supplement.

436.    “Tribe” means any American Indian or Alaska Native Tribe, band, nation, pueblo, village or community, that the U.S. Secretary of the Interior acknowledges as an Indian Tribe, as provided in the Federally Recognized Tribe List Act of 1994, 25 U.S.C. § 5130, and as periodically listed by the U.S. Secretary of the Interior in the Federal Register pursuant to 25 U.S.C. § 5131; and any “Tribal Organization” as provided in the Indian Self-Determination and Education Assistance Act of 1975, as amended, 25 U.S.C. § 5304(l).

437.    “Tribe Opioid Claimants” means a Holder of a Tribe Opioid Claim.

438.    “Tribe Opioid Claims” means any Opioid Claims (including Opioid Demands) held by a Tribe.

439.    “Tribe Opioid Claims Share” means a percentage of the Public Opioid Creditor Share, which percentage shall be (i) 2.90% of the first $625 million received on account of the Public Opioid Creditor Share, increased by the Public School Distribution Adjustment, (ii) 2.95% of amounts received in excess of $625 million and up to and including $1.25 billion on account of the Public Opioid Creditor Share, and (iii) 3.0% of amounts received in excess of $1.25 billion on account of the Public Opioid Creditor Share. The amount paid under subclause (i) shall be increased by the amount of the Public School Distribution Adjustment.

440.    “Trust Expenses” means any reasonable and documented fees and expenses incurred by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group on or after the Effective Date in connection with the administration of the Opioid MDT II, excluding, for the avoidance of doubt, the reasonable and documented fees and expenses incurred in connection with implementation of the Plan.

441.    “UCC Appendix” means Exhibit 6 hereto.

442.    “UCC Settlement” means the settlement described in that certain Mallinckrodt GUC Settlement Term Sheet, filed at [Docket No. 4121-1], as the same may be amended or modified from time to time in accordance with its terms.

[2]	The Debtors estimate there will be approximately $25 million of Allowed Trade Claims.

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443.    “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

444.    “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

445.    “United States” means the United States of America, its agencies, departments, or agents.

446.    “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

447.    “Unsecured Claim” means a claim that is not secured by a Lien on property in which one of the Debtors’ Estates has an interest.

448.    “U.S. Government” means the executive branch of the United States of America.

449.    “U.S. Government Opioid Claimants” means a Holder of an U.S. Government Opioid Claim, including Holders of FHCA Opioid Claims.

450.    “U.S. Government Opioid Claims” means any Opioid Claims (including Opioid Demands) held by the United States against the Debtors, including any civil, non-fraud FHCA Opioid Claims.

451.    “U.S. Government-Opioid Claimant Medical Expense Claim” means any healthcare-related claim, Cause of Action or Lien (including a subrogation claim or reimbursement claim), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, choate or inchoate, (i) against a Holder of an Opioid Claim or the recoveries of a Holder of an Opioid Claim pursuant to the Opioid Creditor Trust Documents or under the Plan, (ii) held by any of the FHCA or their respective health insurance programs, and (iii) on account of opioid injury-related conditional payments made by such programs or agencies to, on behalf of, or in respect of, such Holders of Opioid Claims. U.S. Government-Opioid Claimant Medical Expense Claims shall also include, for the avoidance of doubt, the U.S. Government Payor Statutory Rights.

452.    “U.S. Government-Opioid Claimant Medical Expense Claim Release” means the release of U.S. Government-Opioid Claimant Medical Expense Claims as set forth in Article IV.X.10 herein.

453.    “U.S. Government Payor Statutory Rights” shall mean the United States’ rights under the Medicare Secondary Payer Act, 42 USC §§ 1395y(b) (“MSP”), section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (Pub. L. 110-173) (“MMSEA”), and the Federal Medical Care Recovery Act (“FMCRA”), 42 U.S.C. §§ 2651-2653.

454.    “VI Opioid Claim” means any Opioid Claim in any way arising, in whole or in part, from a violation of the Voluntary Injunction or the Opioid Operating Injunction that occurred on or after the Petition Date, provided that nothing in the Plan shall be construed as conferring administrative priority on any Opioid Claim arising before the Petition Date, and in the event any Person asserts an Opioid Claim based on a violation of the Voluntary Injunction or the Opioid Operating Injunction that occurred on or after the Petition Date and on any other conduct or circumstances, only that portion of such Opioid Claim attributable to such violation that occurred on or after the Petition Date shall be a VI Opioid Claim.

455.    “VI-Specific Debtors” means Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGx LLC, and each of their current and former subsidiaries (solely to the extent such Entity existed as such a subsidiary from and after the Petition Date), predecessors, successors, joint ventures, divisions and assigns, as well as the foregoing entities’ Representatives, to the extent that such Representatives are acting within the scope of their engagement or employment.

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456.    “Voluntary Injunction” means that certain Voluntary Injunction annexed to the Order Granting Certain Debtors’ Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105 with Respect to the Voluntary Injunction entered by the Bankruptcy Court in Adversary Proceeding No. 20-50850 on January 8, 2021 [Adv. Pro. Docket No. 196].

457.    “Voting Representative” means a Firm representing Holders of Claims in any of the Master Ballot Classes who has returned a properly completed Solicitation Directive (as such terms are defined in the Disclosure Statement Order).

458.    “Work Plan” has the meaning set forth in Article IV.BB.3.

459.    “Workers’ Compensation Contracts” means the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and Plans for workers’ compensation and workers’ compensation Insurance Contracts.

B.    Rules of Interpretation

1.    For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (d) any reference to any Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (f) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (j) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interests,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (k) captions and headings to Articles and subdivisions thereof are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (l) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (m) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (n) unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as in effect on the Effective Date and as applicable to the Chapter 11 Cases; (o) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (p) references to docket numbers are references to the docket numbers of documents Filed in the Chapter

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11 Cases under the Bankruptcy Court’s CM/ECF system; and (q) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

2.    The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3.    All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

4.    Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.    Consent Rights of Supporting Parties

Notwithstanding anything to the contrary in the Plan, the Confirmation Order, or the Disclosure Statement, any and all consent and approval rights of the Supporting Parties set forth in the Restructuring Support Agreement with respect to the form and substance of any Definitive Document (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein.

D.    Consent Rights of Official Committee of Opioid-Related Claimants and Future Claimants’ Representative

In accordance with the OCC Settlement, the following (including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents) shall be reasonably acceptable to the Official Committee of Opioid-Related Claimants and the Future Claimants’ Representative: (i) the Opioid MDT II Documents, (ii) the Opioid MDT II Cooperation Agreement, (iii) the schedule of retained Causes of Action, (iv) the Opioid Operating Injunction, (v) the term sheet setting forth the material terms of the Opioid Deferred Cash Payment Terms, and (vi) the provisions of the Plan and Confirmation Order regarding implementation of the OCC Settlement.

E.    Consent Rights of Official Committee of Unsecured Creditors

In accordance with the UCC Settlement, the following (including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents) shall be reasonably acceptable to the Official Committee of Unsecured Creditors: (i) the GUC Trust Cooperation Agreement, (ii) the General Unsecured Claim Trust Documents, and (iii) the provisions of the Plan and Confirmation Order necessary to implement the UCC Settlement.

F.    Consent Rights of Ad Hoc Second Lien Notes Group

In accordance with the Second Lien Notes Settlement, (i) the New Second Lien Notes Documentation shall be consistent with the Second Lien Notes Settlement and otherwise reasonably acceptable to the Ad Hoc Second Liens Notes Group and (ii) the provisions of the Plan and Confirmation Order necessary to implement the Section Lien Notes Settlement shall be consistent with the Second Lien Notes Settlement and otherwise reasonably acceptable to the Ad Hoc Second Liens Notes Group.

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Article II.

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS,

OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.    Administrative Claims

1.	General Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) or Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim will receive, in full and final satisfaction of its General Administrative Claim, an amount in Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (a) if such General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if such General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ business during the Chapter 11 Cases shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice.

For the avoidance of doubt and notwithstanding anything to the contrary herein, all Opioid Claims arising after the Petition Date and based upon or arising from the Debtors’ pre-Effective Date conduct or activities (and excluding, for the avoidance of doubt, any VI Opioid Claims), shall receive the treatment set forth herein for Classes 8(a)-8(d) and 9(a)-9(j) (as applicable) and shall not receive the treatment described above for General Administrative Claims. Upon the Effective Date, all General Administrative Claims that are Opioid Claims shall be channeled to the Opioid MDT II or the Opioid Creditor Trusts, as applicable, as set forth in Articles IV.W.5, IV.X.5, and IX.H herein, and shall no longer have General Administrative Claim status. For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not constitute General Administrative Claims entitled to the treatment set forth in this Article II.A.1.

2.	Professional Fee Claims, Restructuring Expenses, and Post Effective Date Implementation Expenses

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors shall pay Professional Fee Claims owing to the Retained Professionals in Cash to such Retained Professionals in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Account, as soon as reasonably practicable after

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such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Account. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

No later than the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. No funds held in the Professional Fee Escrow Account shall be property of the Estates of the Debtors or the Reorganized Debtors. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall be remitted to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity being required.

The Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than five Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

For the avoidance of doubt, all Restructuring Expenses and Post Effective Date Implementation Expenses shall be paid in accordance with Article IV.S of the Plan, and the terms under this Article II.A.2 shall not apply to the parties entitled to receive the Restructuring Expenses. The Reorganized Debtors shall pay the Post Effective Date Implementation Expenses that they incur on or after the Effective Date in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

3.	Administrative Claims Bar Date

Except for any Administrative Claim subject to the Initial Administrative Claims Bar Date, all requests for payment of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims, the Disinterested Managers Fees and Expenses, Restructuring Expenses, Administrative Claims held by a Debtor or Non-Debtor Affiliate against a Debtor, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C below) that accrued on or before the Effective Date that were not otherwise satisfied in the ordinary course of business must be Filed with the Bankruptcy Court and served on the Debtors no later than the Administrative Claims Bar Date. If a Holder of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims,

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Restructuring Expenses, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C below) is required to, but does not, File and serve a request for payment of such Administrative Claim by the Administrative Claims Bar Date, such Administrative Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within three months following the subsequent filing and service of such request or as otherwise set by the Bankruptcy Court or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided that any Claim Filed after entry of a decree closing the Debtors’ Chapter 11 Cases shall not be Allowed unless the Holder of such Claim obtains an order of the Bankruptcy Court allowing such Claim. For the avoidance of doubt, Administrative Claims that were subject to the Initial Administrative Claims Bar Date, proof of which was not timely submitted in accordance with the Initial Administrative Claims Bar Date Order, shall be disallowed.

The Reorganized Debtors, in their sole and absolute discretion, may settle Administrative Claims in the ordinary course of business without further Bankruptcy Court approval. The Debtors or the Reorganized Debtors, as applicable, may also choose to object to any Administrative Claim no later than the Administrative Claims Objection Deadline, subject to extensions by the Bankruptcy Court, agreement in writing of the parties, or on motion of a party in interest approved by the Bankruptcy Court. Unless the Debtors or the Reorganized Debtors (or other party with standing) object to a timely-Filed and properly served Administrative Claim, such Administrative Claim will be deemed Allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Claim should be Allowed and, if so, in what amount.

Notwithstanding anything to the contrary herein, VI Opioid Claims shall not be subject to any Administrative Claims Bar Date or any procedures governing the assertion of, and objection to, Administrative Claims contained in the Plan. All VI Opioid Claims shall survive Confirmation and Consummation of the Plan and shall be obligations of the relevant Debtors and/or Reorganized Debtors, as applicable, enforceable in any court of competent jurisdiction.

B.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder; provided that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (3) at the option of the Debtors, Cash in an aggregate amount of such Allowed Priority Claim payable in installment payments over a period not more than five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

C.	Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor(s) against which such Allowed Other Priority Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim due and payable on or prior to the Effective Date shall receive,

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as soon as reasonably practicable after the Effective Date, on account of such Claim: (1) Cash in an amount equal to the amount of such Allowed Other Priority Claim; or (2) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder. To the extent any Allowed Other Priority Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors (or the Reorganized Debtors, as applicable) and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

D.	United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, shall pay all quarterly fees due to the United States Trustee under 28 U.S.C § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court), for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

Article III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims

The Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of this Article III govern Claims against and Interests in the Debtors. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under this Plan, each Class will exist for each of the Debtors; provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.G below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and Other Priority Claims as described in Article II.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

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Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2(a)	First Lien Revolving Credit Facility Claims	Unimpaired	Presumed to Accept
2(b)	2024 First Lien Term Loan Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
2(c)	2025 First Lien Term Loan Clams	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
3	First Lien Notes Claims	Unimpaired or Impaired	Presumed to Accept or Entitled to Vote
4	Second Lien Notes Claims	Impaired	Entitled to Vote
5	Guaranteed Unsecured Notes Claims	Impaired	Entitled to Vote
6(a)	Acthar Claims	Impaired	Entitled to Vote
6(b)	Generics Price Fixing Claims	Impaired	Entitled to Vote
6(c)	Asbestos Claims	Impaired	Entitled to Vote
6(d)	Legacy Unsecured Notes Claims	Impaired	Entitled to Vote
6(e)	Environmental Claims	Impaired	Entitled to Vote
6(f)	Other General Unsecured Claims	Impaired	Entitled to Vote
6(g)	4.75% Unsecured Notes Claims	Impaired	Entitled to Vote
7	Trade Claims	Impaired	Entitled to Vote
8(a)	State Opioid Claims	Impaired	Entitled to Vote
8(b)	Municipal Opioid Claims	Impaired	Entitled to Vote
8(c)	Tribe Opioid Claims	Impaired	Entitled to Vote
8(d)	U.S. Government Opioid Claims	Impaired	Entitled to Vote
9(a)	Third-Party Payor Opioid Claims	Impaired	Entitled to Vote
9(b)	PI Opioid Claims	Impaired	Entitled to Vote
9(c)	NAS PI Opioid Claims	Impaired	Entitled to Vote
9(d)	Hospital Opioid Claims	Impaired	Entitled to Vote
9(e)	Ratepayer Opioid Claims	Impaired	Entitled to Vote
9(f)	NAS Monitoring Opioid Claims	Impaired	Entitled to Vote
9(g)	Emergency Room Physicians Opioid Claims	Impaired	Entitled to Vote
9(h)	Other Opioid Claims	Impaired	Entitled to Vote
9(i)	No Recovery Opioid Claims	Impaired	Deemed to Reject
9(j)	Released Co-Defendant Claims	Impaired	Deemed to Reject
10	Settled Federal/State Acthar Claims	Impaired	Entitled to Vote
11	Intercompany Claims	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
12	Intercompany Interests	Unimpaired or Impaired	Presumed to Accept or Deemed to Reject
13	Subordinated Claims	Impaired	Deemed to Reject
14	Equity Interests	Impaired	Deemed to Reject

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B.	Treatment of Claims and Interests

1.	Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor, shall (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired, in each case, as determined by the Debtors with the reasonable consent of the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group and following consultation with the Supporting Term Lenders.

c.

Voting: Class 1 is Unimpaired, and Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — First Lien Credit Agreement Claims

a.	Class 2(a) — First Lien Revolving Credit Facility Claims

(i)	Classification: Class 2(a) consists of all First Lien Revolving Credit Facility Claims.

(ii)

Allowance: The First Lien Revolving Credit Facility Claims shall be Allowed in the aggregate principal amount of $900,000,000 minus any payments expressly designated as payments of principal of loans under the First Lien Revolving Credit Facility prior to the Effective Date, plus the amount of any First Lien Revolving Credit Facility Accrued and Unpaid Interest, plus any other accrued and unpaid First Lien Obligations (other than principal or interest) directly or ratably applicable to the First Lien Revolving Credit Facility Claims, but excluding any Claims (i) arising under or related to the 2024 First Lien Term Loan or the 2025 First Lien Term Loan, (ii) for default rate interest under Section 2.13(c) of the First Lien Credit Agreement in excess of the non-default rate applicable under Section 2.13(a) or (b) of the First Lien Credit Agreement, and (iii) for interest based on the asserted conversion of any “Eurocurrency Borrowing” to an “ABR Borrowing” (each as defined in the First Lien Credit Agreement) under Section 2.07(e) of the First Lien Credit Agreement, to the extent such interest exceeds the interest payable on such borrowing as a Eurocurrency Borrowing; provided that, notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors to the First Lien Revolving Lenders and their agents and professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by the First Lien Revolving Lenders and their

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agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Revolving Credit Facility Claims.

(iii)

Treatment: Each Holder of an Allowed First Lien Revolving Credit Facility Claim shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claim, its Pro Rata Share of repayment in full in Cash of such Claims as set forth above. For the avoidance of doubt, the foregoing treatments shall not be, and shall not be deemed, a distribution or payment in respect of Shared Collateral.

(iv)

Voting: Class 2(a) is Unimpaired, and Holders of First Lien Revolving Credit Facility Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of First Lien Revolving Credit Facility Claims are not entitled to vote to accept or reject the Plan.

b.	Class 2(b) — 2024 First Lien Term Loan Claims

(i)	Classification: Class 2(b) consists of all 2024 First Lien Term Loan Claims.

(ii)

Allowance: The 2024 First Lien Term Loan Claims shall be Allowed in the aggregate principal amount of the 2024 First Lien Term Loans Outstanding Amount plus the amount of any First Lien Term Loans Accrued and Unpaid Interest plus any other accrued and unpaid First Lien Obligations (other than principal or interest), in each case directly or ratably applicable to the 2024 First Lien Term Loan Claims; provided that, notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors to Holders of 2024 First Lien Term Loan Claims and their agents and professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the 2024 First Lien Term Loan Claims.

(iii)

Treatment: Each Holder of an Allowed 2024 First Lien Term Loan Claim shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claim, at the Debtors’ option, either (a) (x) its Pro Rata Share of the New Takeback Term Loans plus (y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2024 First Lien Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2024 First Lien Term Loan Claims or (b) (x) repayment of such Claims in full in Cash in an amount equal to its Pro Rata Share of the 2024 First Lien Term Loans Outstanding Amount plus

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(y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2024 First Lien Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2024 First Lien Term Loan Claims. For the avoidance of doubt, neither of the foregoing treatments or any component thereof are, nor shall such treatments or any component thereof be deemed, a distribution or payment in respect of Shared Collateral.

(iv)

Voting: Class 2(b) is either (a) Impaired if receiving the New Takeback Term Loans, and, in such case, Holders of 2024 First Lien Term Loan Claims are entitled to vote to accept or reject the Plan or (b) Unimpaired if repaid in full in Cash, and, in such case, Holders of 2024 First Lien Term Loans are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of 2024 First Lien Term Loan Claims are not entitled to vote to accept or reject the Plan).

c.	Class 2(c) — 2025 First Lien Term Loan Claims

(i)	Classification: Class 2(c) consists of all 2025 First Lien Term Loan Claims.

(ii)

Allowance: The 2025 First Lien Term Loan Claims shall be Allowed in the aggregate principal amount of the 2025 First Lien Term Loans Outstanding Amount plus the amount of any First Lien Term Loans Accrued and Unpaid Interest plus any other accrued and unpaid First Lien Obligations (other than principal or interest), in each case directly or ratably applicable to the 2025 First Lien Term Loan Claims; provided that, notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors to Holders of 2025 First Lien Term Loan Claims and their agents and professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the 2025 First Lien Term Loan Claims.

(iii)

Treatment: Each Holder of an Allowed 2025 First Lien Term Loan Claim shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (a) (x) its Pro Rata Share of the New Takeback Term Loans plus (y) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2025 First Lien Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2025 First Lien Term Loan Claims or (b) (x) repayment of such Claims in full in Cash in an amount equal to its Pro Rata Share of the 2025 First Lien Term Loans Outstanding Amount plus (z) repayment in full in Cash of its Pro Rata Share of the First Lien Term Loans Accrued and Unpaid Interest attributable to the 2025 First Lien

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Term Loan Claims plus (z) its Pro Rata Share of the Term Loan Exit Payment attributable to the 2025 First Lien Term Loan Claims. For the avoidance of doubt, neither of the foregoing treatments or any component thereof are, nor shall such treatments or any component thereof be deemed, a distribution or payment in respect of Shared Collateral.

(iv)

Voting: Class 2(c) is either (a) Impaired if receiving the New Takeback Term Loans, and, in such case, Holders of 2025 First Lien Term Loan Claims are entitled to vote to accept or reject the Plan or (b) Unimpaired if repaid in full in Cash, and, in such case, Holders of 2025 First Lien Term Loans are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of 2025 First Lien Term Loan Claims are not entitled to vote to accept or reject the Plan).

3.	Class 3 — First Lien Notes Claims

a.	Classification: Class 3 consists of all First Lien Notes Claims.

b.

Allowance: On the Effective Date, the First Lien Notes Claims shall be Allowed in the aggregate principal amount of $495,032,000.00 minus any express payments of principal of the First Lien Notes prior to the Effective Date, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid premiums, fees, costs, or other amounts due and owing pursuant to the First Lien Notes Indenture.

c.

Treatment: If at the time of Confirmation (i) the First Lien Notes Makewhole Claims are not Allowed and (ii) the Allowed First Lien Notes Claims may be reinstated without the First Lien Notes Makewhole Claims being Allowed, all Allowed First Lien Notes Claims shall be Reinstated. Otherwise, all Allowed First Lien Notes Claims shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claims, at the Debtors’ option, either (1) the Cram-Down First Lien Notes in a face amount equal to the amount of such Allowed First Lien Notes Claims or (2) Cash in an amount equal to the amount of such Allowed First Lien Notes Claims, provided that the treatment in this clause (2) shall only be permitted in the event (x) the Cash used to fund the payment of the principal amount of the First Lien Notes Claims is derived from the proceeds of indebtedness incurred to fund such payment (it being understood that this restriction does not apply to any First Lien Notes Makewhole Claims, if Allowed) or (y) the First Lien Term Loan Claims have been paid or are paid contemporaneously in full in Cash.

d.

Voting: Class 3 is either (i) Impaired, if receiving the Cram-Down First Lien Notes, and Holders of First Lien Notes Claims are entitled to vote to accept or reject the Plan, or (ii) Unimpaired either if the Allowed First Lien Notes Claims are Reinstated or if receiving Cash, and Holders of First Lien Notes Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code (and, therefore, Holders of First Lien Notes Claims are not entitled to vote to accept or reject the Plan).

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4.	Class 4 — Second Lien Notes Claims

a.	Classification: Class 4 consists of all Second Lien Notes Claims.

b.

Allowance: On the Effective Date, the Second Lien Notes Claims shall be Allowed in the aggregate principal amount of $322,868,000.00 minus any express payments of principal of the Second Lien Notes prior to the Effective Date, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid fees, costs, or other amounts due and owing pursuant to the Second Lien Notes Indenture; provided that, notwithstanding anything to the contrary in the Plan or the Cash Collateral Order, all adequate protection payments made by the Debtors to Holders of Second Lien Notes Claims, their agents, and their respective professionals pursuant to the Cash Collateral Order during the Chapter 11 Cases shall be retained by such Holders, agents, and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, turnover, recovery, avoidance, recharacterization or any other similar claim by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the Second Lien Notes Claims. For the avoidance of doubt, in connection with the treatment of Second Lien Notes Claims provided herein, the Second Lien Notes Makewhole Claims shall not be Allowed.

c.

Treatment: Each Holder of an Allowed Second Lien Notes Claim shall receive, on the Effective Date, in full and final satisfaction, settlement, release, and discharge of such Claim, its Pro Rata Share of the New Second Lien Notes. For the avoidance of doubt, the foregoing treatment shall not be deemed a distribution or payment in respect of Shared Collateral.

d.	Voting: Class 4 is Impaired, and Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — Guaranteed Unsecured Notes Claims

a.	Classification: Class 5 consists of all Guaranteed Unsecured Notes Claims.

b.	Allowance: The Guaranteed Unsecured Notes Claims shall be Allowed in the following amounts:

(i)	the 5.75% Senior Notes Claims shall be Allowed in the amount of not less than $610,304,000.00, plus accrued but unpaid interest as of the Petition Date;

(ii)	the 5.625% Senior Notes Claims shall be Allowed in the amount of not less than $514,673,000.00, plus accrued but unpaid interest as of the Petition Date; and

(iii)	the 5.50% Senior Notes Claims shall be Allowed in the amount of not less than $387,207,000.00, plus accrued but unpaid interest as of the Petition Date.

c.

Treatment: Except to the extent that a Holder of an Allowed Guaranteed Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Guaranteed Unsecured Notes Claim, on the Effective Date (or as soon as practicable

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thereafter), each Holder of an Allowed Guaranteed Unsecured Notes Claim shall receive its Pro Rata Share of (i) the Takeback Second Lien Notes and (ii) 100% of New Mallinckrodt Ordinary Shares, subject to dilution on account of the New Opioid Warrants and the Management Incentive Plan.

d.	Voting: Class 5 is Impaired, and Holders of Guaranteed Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 — General Unsecured Claims

Each Holder of an Allowed Claim in Class 6(a)-(g) shall receive, in full and final satisfaction, settlement, release and discharge of such Claim, the recoveries set forth in Class 6(a)-(g) below, subject to adjustment to the allocation of General Unsecured Claims Trust Consideration solely to ensure that the recoveries of each Class 6 subclass satisfies the requirements of the Bankruptcy Code.

a.	Class 6(a) — Acthar Claims

(i)	Classification: Class 6(a) consists of all Acthar Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Acthar Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Acthar Claim, each Holder of an Allowed Acthar Claim shall receive its Pro Rata Share of the Acthar Claims Recovery.

(iii)	Voting: Class 6(a) is Impaired, and Holders of Acthar Claims are entitled to vote to accept or reject the Plan.

b.	Class 6(b) — Generics Price Fixing Claims

(i)	Classification: Class 6(b) consists of all Generics Price Fixing Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Generics Price Fixing Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Generics Price Fixing Claim, each Holder of an Allowed Generics Price Fixing Claim shall receive its Pro Rata Share of the Generics Price Fixing Claims Recovery.

(iii)	Voting: Class 6(b) is Impaired, and Holders of Generics Price Fixing Claims are entitled to vote to accept or reject the Plan.

c.	Class 6(c) — Asbestos Claims

(i)	Classification: Class 6(c) consists of all Asbestos Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Asbestos Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Asbestos Claim, each Holder of an Allowed Asbestos Claim shall receive its Pro Rata Share of the Asbestos Claims Recovery.

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(iii)	Voting: Class 6(c) is Impaired, and Holders of Asbestos Claims are entitled to vote to accept or reject the Plan.

d.	Class 6(d) — Legacy Unsecured Notes Claims

(i)	Classification: Class 6(d) consists of all Legacy Unsecured Notes Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Legacy Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Legacy Unsecured Notes Claim, each Holder of an Allowed Legacy Unsecured Notes Claim shall receive its Pro Rata Share of the Legacy Unsecured Notes Recovery.

(iii)	Voting: Class 6(d) is Impaired, and Holders of Legacy Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

e.	Class 6(e) — Environmental Claims

(i)	Classification: Class 6(e) consists of all Environmental Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Environmental Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Environmental Claim, each Holder of an Allowed Environmental Claim shall receive its Pro Rata Share of the Environmental Claims / Other General Unsecured Claims Recovery.

(iii)	Voting: Class 6(e) is Impaired, and Holders of Environmental Claims are entitled to vote to accept or reject the Plan.

f.	Class 6(f) — Other General Unsecured Claims

(i)	Classification: Class 6(f) consists of all Other General Unsecured Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed Other General Unsecured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other General Unsecured Claim, each Holder of an Allowed Other General Unsecured Claim shall receive its Pro Rata Share of the Environmental Claims / Other General Unsecured Claims Recovery.

(iii)	Voting: Class 6(f) is Impaired, and Holders of Other General Unsecured Claims are entitled to vote to accept or reject the Plan.

g.	Class 6(g) — 4.75% Unsecured Notes Claims

(i)	Classification: Class 6(g) consists of all 4.75% Unsecured Notes Claims.

(ii)

Treatment: Except to the extent that a Holder of an Allowed 4.75% Unsecured Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed 4.75% Unsecured Notes Claim, each Holder of an Allowed 4.75% Unsecured Notes Claim shall receive its Pro Rata Share of the 4.75% Unsecured Notes Recovery.

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(iii) Voting: Class 6(g) is Impaired, and Holders of 4.75% Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

7.	Class 7 — Trade Claims

a.	Classification: Class 7 consists of all Trade Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Trade Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Trade Claim and as consideration for maintaining Favorable Trade Terms, each Holder of an Allowed Trade Claim that votes to accept the Plan and agrees to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order shall receive its Pro Rata Share of the Trade Claim Cash Pool up to the Allowed Amount of such Claim. If the Holder of an Allowed Trade Claim votes to reject the Plan or does not agree to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order, such Holder shall receive its Pro Rata Share of the Environmental Claims / Other General Unsecured Claims Recovery.

c.	Voting: Class 7 is Impaired, and Holders of Trade Claims are entitled to vote to accept or reject the Plan.

8.	Class 8 — Governmental Opioid Claims

a.	Class 8(a) — State Opioid Claims

(i)	Classification: Class 8(a) consists of all State Opioid Claims.

(ii)

Treatment: As of the Effective Date, all State Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for State Opioid Claims shall be assumed by, the NOAT II. Each State Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NOAT II Documents and shall receive a recovery, if any, from the State and Municipal Government Opioid Claims Share. The NOAT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any State Opioid Claimant on account of its State Opioid Claim shall be to the NOAT II, and each such State Opioid Claimant shall have no right whatsoever at any time to assert its State Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such State Opioid Claims, and may not proceed in any manner against any Protected Party on account of such State Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NOAT II in respect of State Opioid Claims shall be used solely for Approved Uses, in accordance with the NOAT II Documents.

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(iii)	Voting: Class 8(a) is Impaired, and Holders of State Opioid Claims are entitled to vote to accept or reject the Plan.

b.	Class 8(b) — Municipal Opioid Claims

(i)	Classification: Class 8(b) consists of all Municipal Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Municipal Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Municipal Opioid Claims shall be assumed by, the NOAT II. Each Municipal Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NOAT II Documents and shall receive a recovery, if any, from the State and Municipal Government Opioid Claims Share. The NOAT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any Municipal Opioid Claimant on account of its Municipal Opioid Claim shall be to the NOAT II, and each such Municipal Opioid Claimant shall have no right whatsoever at any time to assert its Municipal Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Municipal Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Municipal Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NOAT II in respect of Municipal Opioid Claims shall be used solely for Approved Uses, in accordance with the NOAT II Documents.

(iii)	Voting: Class 8(b) is Impaired, and Holders of Municipal Opioid Claims are entitled to vote to accept or reject the Plan.

c.	Class 8(c) — Tribe Opioid Claims

(i)	Classification: Class 8(c) consists of all Tribe Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Tribe Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Tribe Opioid Claims shall be assumed by, the TAFT II; provided, however, for the avoidance of doubt, for all purposes of this Plan, all Tribe Opioid Claims shall be channeled only to the Tribe entity constituting a trust under State law (and not to any limited liability companies or other Person included within the definition of TAFT II). Each Tribe Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the TAFT II Documents and shall receive a recovery, if any, from the Tribe Opioid Claims Share. The TAFT II shall be funded in accordance with the provisions of this Plan. The sole recourse of any Tribe Opioid Claimant on account of its Tribe Opioid Claim shall be to the TAFT II, and each such Tribe Opioid Claimant shall have no right whatsoever at any time to assert its Tribe Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Tribe Opioid Claims,

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and may not proceed in any manner against any Protected Party on account of such Tribe Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the TAFT II in respect of Tribe Opioid Claims shall be used solely for Approved Uses, in accordance with the TAFT II Documents.

(iii)	Voting: Class 8(c) is Impaired, and Holders of Tribe Opioid Claims are entitled to vote to accept or reject the Plan.

d.	Class 8(d) — U.S. Government Opioid Claims[3]

(i)	Classification: Class 8(d) consists of all U.S. Government Opioid Claims.

(ii)

Treatment: As of the Effective Date, all U.S. Government Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for U.S. Government Opioid Claims shall be assumed by, the Opioid MDT II. Each U.S. Government Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents, which will provide that (a) the FHCA Opioid Claimants shall receive, in full and final satisfaction, the FHCA Opioid Claims Share and (b) the holders of U.S. Government Opioid Claims that are not FHCA Opioid Claims shall receive the treatment set forth in Class 9(h). The Opioid MDT II shall be funded in accordance with the provisions of this Plan. Other than Class 9(h) Claims held by the U.S. Government, the sole recourse of any U.S. Government Opioid Claimant on account of its U.S. Government Opioid Claim shall be to the Opioid MDT II (but not to any Opioid Creditor Trust), and each such U.S. Government Opioid Claimant shall have no right whatsoever at any time to assert its U.S. Government Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such U.S. Government Opioid Claims, and may not proceed in any manner against any Protected Party on account of such U.S. Government Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum.

(iii)	Voting: Class 8(d) is Impaired, and Holders of U.S. Government Opioid Claims are entitled to vote to accept or reject the Plan.

9.	Class 9 — Non-Governmental Opioid Claims

a.	Class 9(a) — Third-Party Payor Opioid Claims

(i)	Classification: Class 9(a) consists of all Third-Party Payor Opioid Claims.

(ii)	Treatment: As of the Effective Date, all Third-Party Payor Opioid Claims shall automatically, and without further act, deed, or court order, be

[3]	For the avoidance of doubt, Class 8(d) Claims will vote pursuant to the Class 8(d) ballot and will not be tabulated as part of, or with, Class 9(h) Other Opioid Claims.

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channeled exclusively to, and all of Mallinckrodt’s liability for Third- Party Payor Opioid Claims shall be assumed by, the Third-Party Payor Trust. Each Third-Party Payor Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Third-Party Payor Trust Documents and shall receive a recovery, if any, from the Third-Party Payor Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The Third-Party Payor Trust shall be funded in accordance with the provisions of this Plan, and distributions to the Third-Party Payor Trust shall be made in four payments as follows, (i) $1,000,000 paid on the Opioid MDT II Initial Distribution Date, and (ii) three equal payments for the remaining amount of the Third-Party Payor Opioid Claims Share (provided that if the Prepayment Option is exercised after the first payment, subsequent payments will be adjusted accordingly), the first payment made within 5 business days of the date that is 180 days after the Effective Date, and the second and third payments made on the first and second anniversaries of the first payment. The sole recourse of any Third-Party Payor Opioid Claimant on account of its Third-Party Payor Opioid Claim shall be to the Third-Party Payor Trust, and each such Third-Party Payor Opioid Claimant shall have no right whatsoever at any time to assert its Third- Party Payor Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Third-Party Payor Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Third-Party Payor Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Third-Party Payor Trust shall be used solely for Approved Uses, in accordance with the Third-Party Payor Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(a) is Impaired, and Holders of Third-Party Payor Opioid Claims are entitled to vote to accept or reject the Plan.

b.	Class 9(b) — PI Opioid Claims

(i)	Classification: Class 9(b) consists of all PI Opioid Claims.

(ii)

Treatment: As of the Effective Date, all PI Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for PI Opioid Claims shall be assumed by, the PI Trust. Each PI Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the PI Trust Documents and shall receive a recovery, if any, from the PI Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The PI Trust shall be funded in accordance with the provisions of this Plan. The sole recourse of any PI Opioid Claimant on account of its PI Opioid Claim shall be to the PI Trust, and each such PI Opioid Claimant shall have no right whatsoever at any time to assert its PI Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation,

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Claims or Causes of Action arising out of or related to such PI Opioid Claims, and may not proceed in any manner against any Protected Party on account of such PI Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(b) is Impaired, and Holders of PI Opioid Claims are entitled to vote to accept or reject the Plan.

c.	Class 9(c) — NAS PI Opioid Claims

(i)	Classification: Class 9(c) consists of all NAS PI Opioid Claims.

(ii)

Treatment: As of the Effective Date, all NAS PI Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for NAS PI Opioid Claims shall be assumed by, the PI Trust. Each NAS PI Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the PI Trust Documents and shall receive a recovery, if any, from the NAS PI Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The PI Trust shall be funded in accordance with the provisions of this Plan. The sole recourse of any NAS PI Opioid Claimant on account of its NAS PI Opioid Claim shall be to the PI Trust, and each such NAS PI Opioid Claimant shall have no right whatsoever at any time to assert its NAS PI Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such NAS PI Opioid Claims, and may not proceed in any manner against any Protected Party on account of such NAS PI Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(c) is Impaired, and Holders of NAS PI Opioid Claims are entitled to vote to accept or reject the Plan.

d.	Class 9(d) — Hospital Opioid Claims

(i)	Classification: Class 9(d) consists of all Hospital Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Hospital Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Hospital Opioid Claims shall be assumed by, the Hospital Trust. Each Hospital Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Hospital Trust Documents and shall receive a recovery, if any, from the Hospital Opioid Claims Share, from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The Hospital Trust shall be funded in accordance with the provisions of this Plan. The sole recourse of any Hospital Opioid Claimant on account of its Hospital Opioid Claim shall be to the Hospital Trust, and

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each such Hospital Opioid Claimant shall have no right whatsoever at any time to assert its Hospital Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Hospital Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Hospital Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Hospital Trust shall be used solely for Approved Uses, in accordance with the Hospital Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(d) is Impaired, and Holders of Hospital Opioid Claims are entitled to vote to accept or reject the Plan.

e.	Class 9(e) — Ratepayer Opioid Claims

(i)	Classification: Class 9(e) consists of all Ratepayer Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Ratepayer Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Ratepayer Opioid Claims shall be assumed by, the Ratepayer Account. The Ratepayer Account will receive a distribution of $3 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any Ratepayer Opioid Claimant on account of its Ratepayer Opioid Claim shall be to the Ratepayer Account, and each such Ratepayer Opioid Claimant shall have no right whatsoever at any time to assert its Ratepayer Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Ratepayer Opioid Claims and may not proceed in any manner against any Protected Party on account of such Ratepayer Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Ratepayer Account shall be used solely for Approved Uses (which shall include, solely for the Ratepayer Account, contributions to the Truth Initiative Foundation), and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(e) is Impaired, and Holders of Ratepayer Opioid Claims are entitled to vote to accept or reject the Plan.

f.	Class 9(f) — NAS Monitoring Opioid Claims

(i)	Classification: Class 9(f) consists of all NAS Monitoring Opioid Claims.

(ii)

Treatment: As of the Effective Date, all NAS Monitoring Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for NAS

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Monitoring Opioid Claims shall be assumed by, the NAS Monitoring Trust. Each NAS Monitoring Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the NAS Monitoring Trust Documents. The NAS Monitoring Trust will receive a distribution of $1.5 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any NAS Monitoring Opioid Claimant on account of its NAS Monitoring Opioid Claim shall be to the NAS Monitoring Trust, and each such NAS Monitoring Opioid Claimant shall have no right whatsoever at any time to assert its NAS Monitoring Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such NAS Monitoring Opioid Claims, and may not proceed in any manner against any Protected Party on account of such NAS Monitoring Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the NAS Monitoring Trust shall be used solely for Approved Uses, in accordance with the NAS Monitoring Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(e) is Impaired, and Holders of NAS Monitoring Opioid Claims are entitled to vote to accept or reject the Plan.

g.	Class 9(g) — Emergency Room Physicians Opioid Claims

(i)	Classification: Class 9(g) consists of all Emergency Room Physicians Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Emergency Room Physicians Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Emergency Room Physicians Opioid Claims shall be assumed by, the Emergency Room Physicians Trust. Each Emergency Room Physicians Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Emergency Room Physicians Trust Documents. The Emergency Room Physicians Trust will receive a distribution of $4.5 million in cash from the Opioid MDT II on the Opioid MDT II Initial Distribution Date, which amount shall be gross of applicable Private Opioid Creditor Trust Deductions and Holdbacks, and from which shall be deducted any attorneys’ fees paid in accordance with Article IV.X.8 of the Plan. The sole recourse of any Emergency Room Physicians Opioid Claimant on account of its Emergency Room Physicians Opioid Claim shall be to the Emergency Room Physicians Trust, and each such Emergency Room Physicians Opioid Claimant shall have no right whatsoever at any time to assert its Emergency Room Physicians Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Emergency Room

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Physicians Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Emergency Room Physicians Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum. Distributions made by the Emergency Room Physicians Trust shall be used solely for Approved Uses, in accordance with the Emergency Room Physicians Trust Documents, and shall be subject to the Private Opioid Creditor Trust Deductions and Holdbacks.

(iii)	Voting: Class 9(g) is Impaired, and Holders of Emergency Room Physicians Opioid Claims are entitled to vote to accept or reject the Plan.

h.	Class 9(h) — Other Opioid Claims

(i)	Classification: Class 9(h) consists of all Other Opioid Claims.

(ii)

Treatment: As of the Effective Date, all Other Opioid Claims shall automatically, and without further act, deed, or court order, be channeled exclusively to, and all of Mallinckrodt’s liability for Other Opioid Claims shall be assumed by, the Opioid MDT II. Each Other Opioid Claim shall be resolved solely in accordance with the terms, provisions, and procedures of the Opioid MDT II Documents and shall receive a recovery, if any, solely in the amount of its respective Other Opioid Claimant Pro Rata Share. The sole recourse of any Other Opioid Claimant on account of its Other Opioid Claim shall be to its Other Opioid Claimant Pro Rata Share, and each such Other Opioid Claimant shall have no right whatsoever at any time to assert its Other Opioid Claim against any Protected Party, shall be enjoined from filing against any Protected Party any future litigation, Claims or Causes of Action arising out of or related to such Other Opioid Claims, and may not proceed in any manner against any Protected Party on account of such Other Opioid Claims in any forum whatsoever, including any state, federal, or non-U.S. court or administrative or arbitral forum.

(iii)	Voting: Class 9(h) is Impaired, and Holders of Other Opioid Claims are entitled to vote to accept or reject the Plan.

i.	Class 9(i) — No Recovery Opioid Claims

(i)	Classification: Class 9(i) consists of all No Recovery Opioid Claims.

(ii)

Treatment: No Recovery Opioid Claims shall be discharged, cancelled, and extinguished on the Effective Date. Each Holder of No Recovery Opioid Claims shall receive no recovery or distribution on account of such No Recovery Opioid Claims. Notwithstanding the foregoing, if a No Recovery Opioid Claim becomes Allowed after the Effective Date under section 502(j) of the Bankruptcy Code, it shall be treated as an Other Opioid Claim.

(iii)

Voting: Class 9(i) is Impaired and Holders of Class 9(i) No Recovery Opioid Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 9(i) No Recovery Opioid Claims are not entitled to vote to accept or reject the Plan.

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j.	Class 9(j) — Released Co-Defendant Claims

(i)	Classification: Class 9(j) consists of all Co-Defendant Claims held by Released Co-Defendants.

(ii)

Treatment: In full and final satisfaction and release of each Co-Defendant Claim held by a Released Co-Defendant, the Holder thereof shall (i) not receive or retain any property on account of such Co-Defendant Claim and not have any recourse to any Debtor or any Assets of any Debtor, any Estate or any Assets of any Estate, any other Protected Party or any Assets of any Protected Party, or any of the Opioid MDT II or Opioid Creditor Trusts and any Assets of the Opioid MDT II and the Opioid Creditor Trusts but (ii) retain its Co-Defendant Defensive Rights, which may be exercised solely in accordance with Article IX. As of the Effective Date, Co- Defendant Claims held by a Released Co-Defendant shall be deemed expunged, released and extinguished without further action by or order of the Bankruptcy Court, and shall be of no further force or effect. Notwithstanding the release, satisfaction, expungement and extinguishment of Co-Defendant Claims, a Co-Defendant retains its Co- Defendant Defensive Rights, which includes the ability to recover from Persons that are not Protected Parties or from any insurance policies that are not Opioid Insurance Policies or other insurance policies of Protected Parties. For the avoidance of doubt, Released Co-Defendant Claims do not include Claims against the Reorganized Debtors (i) accruing after the Effective Date for conduct occurring after the Effective Date, (ii) for any amounts, if any, due to a Co-Defendant as a result of the New York Opioid Stewardship Act (2018 N.Y. Sess. Laws, ch. 57, pt. NN 7 (codified at N.Y. Pub. Health Law § 3323 and N.Y. State Fin. Law § 97-aaaaa)) or (iii) for any Co-Defendant Surviving Pre-Effective Date Claim.

(iii)

Voting: Released Co-Defendant Claims are Impaired. Holders of Released Co-Defendant Claims are deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Co- Defendant Claims are not entitled to vote to accept or reject this Plan and the votes of such Released Co-Defendants will not be solicited with respect to their Co-Defendant Claims.

10.	Class 10 — Settled Federal/State Acthar Claims

a.	Classification: Class 10 consists of all Settled Federal/State Acthar Claims.

b.

Treatment: Except to the extent that a Holder of an Allowed Settled Federal/State Acthar Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Settled Federal/State Acthar Claim, each Holder of an Allowed Settled Federal/State Acthar Claim shall be resolved in accordance with the terms, provisions, and procedures of the Federal/State Acthar Settlement Agreements.

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c.	Voting: Class 10 is Impaired, and Holders of Settled Federal/State Acthar Claims are entitled to vote to accept or reject the Plan.

11.	Class 11 — Intercompany Claims

a.	Classification: Class 11 consists of all Intercompany Claims.

b.

Treatment: No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Required Supporting Unsecured Noteholders, the Supporting Term Lenders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

c.

Voting: Class 11 is either (i) Unimpaired and Holders of Class 11 Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired and Holders of Class 11 Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Class 11 Intercompany Claims are not entitled to vote to accept or reject the Plan.

12.	Class 12 — Intercompany Interests

a.	Classification: Class 12 consists of all Intercompany Interests.

b.

Treatment: No property will be distributed to the Holders of allowed Intercompany Interests. Unless otherwise provided for under the Plan, each Intercompany Interest will either be Reinstated or canceled and released at the option of the Debtors in consultation with the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

c.

Voting: Class 12 is either (i) Unimpaired and Holders of Class 12 Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or (ii) Impaired and Holders of Class 12 Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Class 12 Intercompany Interests are not entitled to vote to accept or reject the Plan.

13.	Class 13 — Subordinated Claims

a.	Classification: Class 13 consists of all Subordinated Claims.

b.

Treatment: Subordinated Claims shall be discharged, cancelled, and extinguished on the Effective Date. Each Holder of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims.

c.

Voting: Class 13 is Impaired and Holders of Class 13 Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 13 Subordinated Claims are not entitled to vote to accept or reject the Plan.

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14.	Class 14 — Equity Interests

d.	Classification: Class 14 consists of all Equity Interests.

e.

Treatment: Holders of Equity Interests shall receive no distribution on account of their Equity Interests. On the Effective Date, all Equity Interests will be canceled and extinguished and will be of no further force or effect.

f.

Voting: Class 14 is Impaired and Holders of Class 14 Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 14 Equity Interests are not entitled to vote to accept or reject the Plan.

C.	Acceptance or Rejection of the Plan

1.	Presumed Acceptance of Plan

Claims in Classes 1 and 2(a) are Unimpaired under the Plan and their Holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 1 and 2(a) are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.4

2.	Voting Classes

Claims in Classes 2(b)-(c), 3, 4, 5, 6(a)-(g), 7, 8(a)-(d), 9(a)-(h), and 10 are Impaired under the Plan and the Holders of Allowed Claims in all such Classes are entitled to vote to accept or reject the Plan,5 including by acting through a Voting Representative. For purposes of determining acceptance and rejection of the Plan, each such Class (including each Class identified by a number and letter) will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

An Impaired Class of Claims shall have accepted this Plan if (a) the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept this Plan and (b) the Holders, including Holders acting through a Voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 2(b)-(c), 3, 4, 5, 6(a)-(g), 7, 8(a)-(d), 9(a)-(h), and 10 (or, if applicable, the Voting Representatives of such Holders) shall receive ballots containing detailed voting instructions. For the avoidance of doubt, pursuant to and except as otherwise provided in the Disclosure Statement Order, each Claim in (x) Classes 8(a)-(d) and 9(a)-(h) and (y) any other Class entitled to vote to accept or reject the Plan that is not Allowed pursuant to the Plan and, in each case, is wholly contingent, unliquidated, or disputed (based on the face of such Proof of Claim or as determined upon the review of the Debtors), in each case, shall be accorded one (1) vote and valued at one dollar ($1.00) for voting purposes only, and not for purposes of Allowance or distribution. Based on the foregoing sentence, Classes 8(a)-(d) and 9(a)-(h) shall be deemed to have accepted this Plan if the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in number of Claims actually voting in such Class have voted to accept the Plan.

[4]

The Plan provides for potential treatment which would render Claims in Classes 2(b), 2(c), and 3 Unimpaired, in which case such Claims would be conclusively presumed to accept the Plan, and Holders of such Claims would not be entitled to vote.

[5]

Holders of Claims in Class 2(b), Class 2(c), and Class 3 are entitled to vote, but the Plan provides for potential treatment which would render these Claims Unimpaired, in which case such Claims would be conclusively presumed to accept the Plan, and any votes by Holders of such Claims will be moot and disregarded.

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3.	Deemed Rejection of the Plan

Claims and Interests in Classes 9(i), 9(j), 13, and 14 are Impaired under the Plan and their Holders shall receive no distributions under the Plan on account of their Claims or Interests (as applicable) and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 9(i), 9(j),13, and 14 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

4.	Presumed Acceptance of the Plan or Deemed Rejection of the Plan

Claims and Interests in Classes 11 and 12 are either (a) Unimpaired and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 11 and 12 are not entitled to vote on the Plan and votes of such Holders shall not be solicited.

D.	Confirmation Pursuant to Section 1129(a)(10) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and Bankruptcy Rules.

E.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under the Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; provided that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

F.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

G.	Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under

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Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

H.    Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under the Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliate-subsidiaries) corporate structure, for the ultimate benefit of the Holders of New Mallinckrodt Ordinary Shares, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

I.    New Credit Facilities

For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not be entitled to treatment within any Class set forth herein.

Article IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.    General Settlement of Claims and Interests

In consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion by the Debtors to approve such compromises and settlements (including but not limited to the UCC Settlement and the OCC Settlement) pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, their Estates and Holders of Claims and Interests, and are fair, equitable and within the range of reasonableness. Subject to Article VI, distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

B.    Restructuring Transactions

On or prior to the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors shall, consistent with the terms of the Restructuring Support Agreement and subject to the applicable consent and approval rights thereunder, take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Restructuring Transactions (including any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan), and as set forth in the Restructuring Transactions Memorandum,

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including: (a) the creation of NewCo and/or any NewCo Subsidiaries that may, at the Debtors’ or Reorganized Debtors’ option in consultation with the Supporting Parties, acquire all or substantially all the assets of one or more of the Debtors; (b) the execution and delivery of appropriate agreements or other documents of sale, merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (c) the execution and delivery of the Transfer Agreement and any other appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (d) the filing of appropriate certificates of incorporation, merger, migration, consolidation, or other organizational documents with the appropriate governmental authorities pursuant to applicable law; and (e) all other actions that the Reorganized Debtors determine are necessary or appropriate.

The Restructuring Transactions shall not (a) adversely affect the recoveries under the Plan of (i) holders of Guaranteed Unsecured Notes Claims without the consent of the Required Supporting Unsecured Noteholders or (ii) the holders of Opioid Claims without the consent of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, or (b) materially adversely affect the rights or recoveries under the Plan of the holders of First Lien Term Loan Claims without the consent of the Required Supporting Term Lenders.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate Restructuring Transactions (including any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan).

C.    Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

D.    Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, including the Restructuring Transactions Memorandum, on the Effective Date, all property of each Debtor’s Estate, including (a) all Causes of Action other than (i) the Assigned Third-Party Claims, and (ii) the Assigned Insurance Rights, (b) Excluded Insurance Policies, and (c) any property acquired by any of the Debtors pursuant to the Plan, in each case, shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan and the Opioid Operating Injunction, each Reorganized Debtor may operate its business and may use, acquire, encumber, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code.

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Reorganized Mallinckrodt shall not, and neither shall any of its other subsidiaries, other than the Reorganized VI-Specific Debtors, be involved in the sale or distribution of opioids classified as DEA6 Schedule II–IV drugs in the future.

E.    Indemnification Provisions in Organizational Documents

As of the Effective Date, each Reorganized Debtor’s memorandum and articles of association, bylaws, and other New Governance Documents shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, equity holders, members, employees, accountants, investment bankers, attorneys, other professionals, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, accountants’, investment bankers’, attorneys’, other professionals’ and agents’ respective Affiliates to the same extent as set forth in the Indemnification Provisions, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Reorganized Debtors shall amend and/or restate its memorandum and articles of association, certificate of incorporation, bylaws, or similar organizational document after the Effective Date to terminate or adversely affect, in relation to conduct occurring prior to the Effective Date, (1) any of the Indemnification Provisions or (2) the rights of such current and former managers, directors, officers, equity holders, members, employees, or agents of the Debtors and such current and former managers’, directors’, officers’, equity holders’, members’, employees’, and agents’ respective Affiliates referred to in the immediately preceding sentence.

F.    Cancellation of Notes, Instruments, Certificates, Agreements, and Equity Interests

Except as otherwise provided for in the Plan and/or, as the case may be, the Scheme of Arrangement, on the later of the Effective Date and the date on which the relevant distributions are made pursuant to Article VI and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity: (1) (a) the obligations of the Debtors under the First Lien Credit Agreement, the Second Lien Notes Indenture, the Guaranteed Unsecured Notes Indentures, the 2013 Notes Indenture, the 1992 Ludlow Debentures Indenture, and the 1993 Ludlow Debentures Indenture, the Guaranteed Unsecured Notes, the 4.75% Senior Notes due 2023, the 8.00% Debentures due March 2023, the 9.5% Debentures due May 2022, and any other note, bond, indenture, or other instrument or document directly or indirectly evidencing or creating any indebtedness of the Debtors and (b) any certificate, equity security, share, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating an ownership interest in the Debtors shall be cancelled solely as to the Debtors and their Affiliates, and the Reorganized Debtors and their Affiliates shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors and their Affiliates pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indentures, purchase rights, options, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors shall be released, terminated, extinguished, and discharged; except that the foregoing shall not affect any Intercompany Interests elected to be Reinstated in accordance with the Plan; provided, that the First Lien Credit Agreement, Second Lien Notes Indenture, Guaranteed Unsecured Notes Indentures, 4.75% Unsecured Notes Indenture and the Legacy

[6]

This paragraph is qualified in its entirety by the Voluntary Injunction and the Opioid Operating Injunction, and in the event of any inconsistency between this section and the Voluntary Injunction and the Opioid Operating Injunction, the Voluntary Injunction and the Opioid Operating Injunction, as applicable, will govern.

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Unsecured Notes Indentures and each agreement or other document related thereto, as applicable, will continue in effect for the limited purpose of allowing Holders of First Lien Credit Agreement Claims, Holders of Second Lien Notes Claims, Holders of Guaranteed Unsecured Notes Claims, Holders of 4.75% Unsecured Notes Claims, and Holders of Legacy Unsecured Notes Claims thereunder, respectively, to receive, and allowing and preserving the rights of the First Lien Agent, the Second Lien Notes Indenture Trustee, the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, the Legacy Unsecured Notes Indenture Trustee or other applicable Distribution Agents thereunder to make, or cause to be made the distributions under or in connection with this Plan to the applicable Holders; provided, further, that, upon completion of the distribution with respect to a specific First Lien Credit Agreement Claim, Second Lien Notes Claim, or, in the case of the Guaranteed Unsecured Notes Claims, pursuant to Article VI.D.4 in respect of the distributions on the specific Allowed Guaranteed Unsecured Notes Claims, the First Lien Credit Agreement, the Second Lien Notes Indenture, or the Guaranteed Unsecured Notes Indenture, in connection thereto and any and all documents, notes, securities and instruments issued in connection with such First Lien Credit Agreement Claim, such Second Lien Notes Claim, or such Guaranteed Unsecured Notes Claim, as applicable, shall terminate completely without further notice or action and be deemed surrendered; provided, further, that provisions relating to the charging lien and indemnification obligations of the holders of Second Lien Notes shall survive the Second Lien Notes Indenture; provided, further that the First Lien Credit Agreement shall continue in effect for the purpose of permitting the First Lien Agent to assert any right to indemnification, contribution, or other claim it may have under the First Lien Credit Agreement except against the Debtors, the Reorganized Debtors, and their respective subsidiaries; provided, further, that the Guaranteed Unsecured Notes Indentures, the 4.75% Unsecured Notes Indenture, and the Legacy Unsecured Notes Indentures and all documents, notes securities and instruments issued in connection therewith shall continue in effect for the limited purpose of allowing and preserving the rights, privileges, benefits, indemnities, and protections of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture, and the Legacy Unsecured Notes Indenture Trustee (each acting in any capacity, including as a Distribution Agent) thereunder, including, without limitation, permitting the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, and the Legacy Unsecured Notes Indenture Trustee to exercise any lien granted to it under the applicable Guaranteed Unsecured Notes Indenture, the 4.75% Unsecured Notes Indenture, or Legacy Unsecured Notes Indenture against such distributions for payment of any fees and expenses of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee, including any unpaid portion of the Indenture Trustee Fees or any unpaid fees and expenses of the 4.75% Unsecured Notes Indenture Trustee or the Legacy Unsecured Notes Indenture Trustee; provided, further, no provisions of the First Lien Credit Agreement, Second Lien Notes Indenture, Guaranteed Unsecured Notes Indentures, 4.75% Unsecured Notes Indenture, or the Legacy Unsecured Notes Indentures that impose liabilities on the Debtors shall survive. For the avoidance of doubt, nothing contained in this Plan or the Confirmation Order shall in any way limit or affect the standing of the First Lien Agent, the Second Lien Notes Indenture Trustee, the Second Lien Notes Collateral Agent, the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or the Legacy Unsecured Notes Indenture Trustee to appear and be heard in the Chapter 11 Cases or any other proceeding in which they are or may become party on and after the Effective Date, to enforce any provisions of this Plan or otherwise. For the avoidance of doubt and notwithstanding anything to the contrary herein, to the extent incurred prior to the Effective Date, the New Credit Facilities shall survive the Effective Date and shall not be terminated in accordance herewith.

G.    Sources for Plan Distributions and Transfers of Funds Among Debtors

The Debtors shall fund Cash distributions under the Plan with Cash on hand, including Cash from operations, and the proceeds of the New Term Loan Facility. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors in accordance with Article VI. Subject to any applicable

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limitations set forth in any post-Effective Date agreement (including the New Governance Documents), the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents, the New Takeback Term Loans Documentation, the New Second Lien Notes Documentation, and the Takeback Second Lien Notes Documentation), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

H.    New Credit Facilities, New Takeback Term Loans, Takeback Second Lien Notes, Cram-Down First Lien Notes, and New Second Lien Notes

1. The New Credit Facilities and Approval of the New Term Loan Documentation and New AR Revolving Facility Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute authorization and approval by the Bankruptcy Court (a) of the New Credit Facilities, (b) of the New Term Loan Documentation and New AR Revolving Facility Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities and expenses provided for therein), and (c) subject to the occurrence of the Effective Date, for the applicable Reorganized Debtors to enter into and perform their obligations under the New Term Loan Documentation and New AR Revolving Facility Documentation and such other documents as may be reasonably required or appropriate. For the avoidance of doubt, if the New Takeback Term Loans are issued pursuant to the Plan, the incurrence of (x) the New Term Loan Facility shall utilize the baskets for Revolver Replacement Term Loans (as defined in the Supporting Term Lenders Joinder Agreement) and may use other baskets (solely to the extent available) and (y) the New AR Revolving Facility shall utilize the baskets for Qualified Receivables Facilities (as defined in the Supporting Term Lenders Joinder Agreement) and may use other baskets (solely to the extent available), in each case, set forth in and subject to the negative covenants limiting the incurrence of indebtedness and liens under the New Takeback Term Loan Documentation.

On the Effective Date, the New Term Loan Documentation and New AR Revolving Facility Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Term Loan Documentation and New AR Revolving Facility Documentation are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Term Loan Documentation and New AR Revolving Facility Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Term Loan Documentation and New AR Revolving Facility Documentation (and with the priority set forth therein), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable

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transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

For the avoidance of doubt, subject to the entry of an order of the Bankruptcy Court approving such incurrence, either or both of the New Credit Facilities may be incurred by the Debtors as debtor-in-possession financing prior to the Effective Date. To the extent incurred by the Debtors prior to the Effective Date, such New Credit Facilities shall survive the occurrence of the Effective Date in accordance with the terms of this Plan.

2. New Takeback Term Loans and Approval of New Takeback Term Loans Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Term Loans and the New Takeback Term Loans Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Term Loans and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Term Loans Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Term Loans Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Term Loans Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Term Loans Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Term Loans Documentation, shall be pari passu in priority to any Liens and security interests securing the First Lien Notes or the Cram-Down First Lien Notes (as applicable) and shall rank senior in priority to any Liens and security interests securing the Takeback Second Lien Notes and the New Second Lien Notes, (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the

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Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.    Takeback Second Lien Notes and Approval of Takeback Second Lien Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Takeback Second Lien Notes and the Takeback Second Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Takeback Second Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Takeback Second Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Takeback Second Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Takeback Second Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Takeback Second Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Takeback Second Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the New Second Lien Notes, and shall be junior in priority to any Liens and security interests securing the New Takeback Term Loans and the First Lien Notes or the Cram-Down First Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4.    Cram-Down First Lien Notes and Approval of Cram-Down First Lien Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Cram-Down First Lien Notes and the Cram-Down First Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Cram-Down First Lien Notes and

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the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Cram-Down First Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Cram-Down First Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Cram-Down First Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Cram-Down First Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Cram-Down First Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the New Takeback Term Loans, and shall rank senior in priority to any Liens and security interests securing the Takeback Second Lien Notes and the New Second Lien Notes, (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

5.    New Second Lien Notes and Approval of New Second Lien Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Second Lien Notes and the New Second Lien Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Second Lien Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Second Lien Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Second Lien Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Second Lien Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers,

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fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Second Lien Notes Documentation (1) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Second Lien Notes Documentation, shall be pari passu in priority to any Liens and security interests securing the Takeback Second Lien Notes, and shall rank junior in priority to any Liens and security interests securing the New Takeback Term Loans and the First Lien Notes or the Cram-Down First Lien Notes (as applicable), (2) shall be deemed automatically perfected on the Effective Date, and (3) shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

I.    Reorganized Debtors’ Ownership

1.	New Mallinckrodt Ordinary Shares and New Opioid Warrants

On the Effective Date, Reorganized Mallinckrodt shall (a) issue or reserve for issuance all of the New Mallinckrodt Ordinary Shares (including all New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issuable in accordance with the terms of the Plan and, where applicable, the Scheme of Arrangement and as set forth in the Restructuring Transactions Memorandum and (b) enter into the New Opioid Warrant Agreement and issue all of the New Opioid Warrants to the Opioid MDT II in accordance with the terms of the Plan. The issuance of the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) and any New Opioid Warrants by Reorganized Mallinckrodt pursuant to the Plan is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Mallinckrodt Ordinary Shares shall be listed on or immediately following the Effective Date. All of the New Mallinckrodt Ordinary Shares (including, when issued, any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants as of the Effective Date, without regard to any limitations on the exercise of the New Opioid Warrants) issued or issuable pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. The New Opioid Warrants and the New Opioid Warrant Agreement shall be valid and binding obligations of Reorganized Mallinckrodt, enforceable in accordance with their respective terms.

2.	Registration Rights Agreement

On the Effective Date, Reorganized Mallinckrodt and certain Holders of the New Mallinckrodt Ordinary Shares (including the New Mallinckrodt Ordinary Shares issuable upon the exercise of the New Opioid Warrants) shall enter into the Registration Rights Agreement in substantially the form included in the Plan Supplement. The Registration Rights Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms.

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3. Certain Debtors Subject to Dissolution

As to any Debtors identified as being subject to this Article IV.I.3 in the Restructuring Transactions Memorandum, the Debtors shall take such steps as are necessary or advisable to provide, as of the Effective Date, (a) for a new equity interest holder or holders (either as to each such Debtor individually or as to all such Debtors together) (i) to receive and hold all new equity interests in such Debtors and (ii) to manage the dissolution of such Debtors after consummation of all distributions to the Holders of Claims against such Debtors contemplated by the Plan and (b) for any necessary or advisable changes to the organizational documents of such Debtors in furtherance of their contemplated dissolution.

J.    Exemption from Registration Requirements

The offering, issuance, and distribution of the Cram-Down First Lien Notes, the Takeback Second Lien Notes and the New Second Lien Notes in exchange for Claims pursuant to Article III of the Plan and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Confirmation Order, shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 4(a)(2) of the Securities Act. Accordingly, the Cram-Down First Lien Notes, the Takeback Second Lien Notes, the New Second Lien Notes will be subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable law.

The offering, issuance, and distribution of any other Securities, including the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon the exercise of the New Opioid Warrants) and the New Opioid Warrants in exchange for Claims pursuant to Article III of the Plan and the Confirmation Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Confirmation Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. Any and all such New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants) and New Opioid Warrants so issued under the Plan and, where applicable, the Scheme of Arrangement, will be freely tradable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

The Reorganized Debtors need not provide any further evidence other than the Plan, the Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order with respect to the treatment of the New Mallinckrodt Ordinary Shares or New Opioid Warrants under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Takeback Second Lien Notes, the New Second Lien Notes, the Cram-Down First Lien Notes (if any), the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan, the Confirmation Order, the Scheme of Arrangement, or the Irish Confirmation Order in lieu of a legal opinion regarding whether the Takeback Second Lien Notes, the New Second Lien Notes, the New Mallinckrodt Ordinary Shares (including any New Mallinckrodt Ordinary Shares issuable upon exercise of the New Opioid Warrants), and the New Opioid Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

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K.    Organizational Documents

Subject to Articles IV.E and IV.F of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Governance Documents applicable to it. From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Governance Documents with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Governance Documents to become effective.

L.    Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any U.S. federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate U.S. state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

M.    Directors and Officers of the Reorganized Debtors

1.	The Reorganized Board

Prior to the Effective Date, the Debtors will undertake any necessary or advisable steps to have the Reorganized Board in place immediately prior to the Effective Date. The occurrence of the Effective Date will serve as ratification of the appointment of the Reorganized Board.

The Reorganized Board will initially consist of at least seven (7) members, which shall be comprised of the Chief Executive Officer of the Reorganized Debtors, and six (6) other directors, which shall be designated by the Required Supporting Unsecured Noteholders and approved by the then existing board of directors, or if the then existing board of directors does not so approve, the Reorganized Board will be deemed duly appointed pursuant to the Plan; provided, that, the members of the Reorganized Board, other than the Reorganized Debtors’ Chief Executive Officer, shall be independent under applicable listing standards and shall be independent of the Supporting Unsecured Noteholders, unless the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Debtors otherwise consent. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of Confirmation, solely to the

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extent such Persons are known and determined, the identity and affiliations of any Person proposed to serve on the Reorganized Board. The occurrence of the Effective Date shall have no effect on the composition of the board of directors or managers of each of the subsidiary Debtors.

2.	Senior Management

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Governance Documents and any applicable employment agreements that are assumed pursuant to the Plan.

3.	Management Incentive Plan

On the Effective Date, equity grants under the Management Incentive Plan shall be reserved for management, key employees, and directors of the Reorganized Debtors.

4.	Disinterested Managers

Following the Effective Date, the Disinterested Managers shall retain authority solely with respect to matters related to Professional Fee Claim requests by Professionals acting at their authority and direction in accordance with the terms of the Plan. The Disinterested Managers, in such capacity, shall not have any of their respective privileged and confidential documents, communications or information transferred (or deemed transferred) to the Reorganized Debtors.

N.    Directors and Officers Insurance Policies

On the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary and in consultation with the Required Supporting Unsecured Noteholders. For the avoidance of doubt, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

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O.    Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases set forth in this section and in Article IX below, all Causes of Action other than the Assigned Third-Party Claims, the Assigned Insurance Rights, and the Share Repurchase Claims that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action other than the Assigned Third-Party Claims, the Assigned Insurance Rights, and the Share Repurchase Claims, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors, the Reorganized Debtors, or the Opioid MDT II will not pursue any and all available Causes of Action. The Debtors, the Reorganized Debtors, and the Opioid MDT II expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. Notwithstanding the foregoing, (a) any and all Causes of Action belonging to the Estates against any Released Co-Defendant or their Co-Defendant Related Parties (other than any Estate Surviving Pre-Effective Date Claim) are not Assigned Third Party-Claims and are released under the Plan and (b) any Estate Surviving Pre-Effective Date Claims are not Assigned Third Party-Claims, are not released, and shall belong to Reorganized Mallinckrodt.

Notwithstanding any provision in the Plan or any order entered in these Chapter 11 Cases, as of and after the Effective Date, the Debtors and Reorganized Debtors forever waive, relinquish, and release any and all Causes of Action the Debtors and their Estates had, have, or may have (1) against any Released Party, or (2) that arise under section 547 of the Bankruptcy Code (and analogous non-bankruptcy law) against any Holder of a Trade Claim on account of such Trade Claims.

P.    Corporate Action

1.    Upon the Effective Date, all actions contemplated by the Plan and the Scheme of Arrangement shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (1) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) the execution of the New Governance Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, the New Term Loan Documentation, the New AR Revolving Facility Documentation, the Takeback Second Lien Notes Documentation, the New Second Lien Notes Documentation, the Management Incentive Plan, the Opioid Operating Injunction, the Registration Rights Agreement and, if applicable, the New Takeback Term Loans Documentation, and the Cram-Down First Lien Notes Documentation; (4) the issuance and delivery of the New Mallinckrodt Ordinary Shares, Takeback Second Lien Notes, New Second Lien Notes, New Opioid Warrants, and, if applicable, the New Takeback Term Loans and the Cram-Down First Lien Notes; (5) implementation of the Restructuring Transactions, (6) the Opioid MDT II Cooperation Agreement and the GUC Trust Cooperation Agreement, and (7) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

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2.    Prior to, on and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, Reorganized Mallinckrodt, or any direct or indirect subsidiaries of Reorganized Mallinckrodt (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (1) New Governance Documents, (2) Opioid MDT II Documents and Opioid Creditor Trust Documents, (3) New Opioid Warrant Agreement, (4) Takeback Second Lien Notes Documentation, (5) New Term Loan Documentation, (6) New AR Revolving Facility Documentation, (7) New Takeback Term Loans Documentation, (8) Cram-Down First Lien Notes Documentation, if applicable, (9) New Second Lien Notes Documentation, (10) the Opioid MDT II Cooperation Agreement and the GUC Trust Cooperation Agreement, and (11) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Prior to or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form prior to the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

Q.    Effectuating Documents; Further Transactions

Prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New Governance Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, the Opioid MDT II Cooperation Agreement, the GUC Trust Cooperation Agreement and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan or the Restructuring Support Agreement.

R.    Listing of New Mallinckrodt Ordinary Shares

The Debtors’ board of directors shall use commercially reasonable efforts to list the New Mallinckrodt Ordinary Shares for trading on the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange on the Effective Date. If no such listing has occurred as of the Effective Date, following the Effective Date and subject to the terms and conditions of the New Governance Documents, the Reorganized Board will direct the Reorganized Debtors to list the New Mallinckrodt Ordinary Shares for trading on the NASDAQ Capital Market, the NASDAQ Global Market, or the New York Stock Exchange as soon as reasonably practicable after the Effective Date.

S.    Payment of Fees and Expenses of the Supporting Parties and Indenture Trustee Fees

Notwithstanding anything to the contrary contained in the Restructuring Expenses Order, on the Effective Date, the Reorganized Debtors shall pay the Noteholder Consent Fee and the Term Loan Exit Payment pursuant to the terms of the Restructuring Support Agreement.

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On the Effective Date with respect to invoices delivered prior to the Effective Date in accordance with the procedures in the following sentence (the “Invoiced Restructuring Expenses”) or as soon as reasonably practicable thereafter (with respect to all other Restructuring Expenses other than the Invoiced Restructuring Expenses), the Reorganized Debtors shall pay in Cash the Restructuring Expenses. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission by any party or limitation with respect to such Restructuring Expenses. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay pre- and post-Effective Date, when due and payable in the ordinary course, Restructuring Expenses and Post Effective Date Implementation Expenses, as applicable, related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date. Notwithstanding anything to the contrary in the Plan, the Restructuring Expenses shall not be subject to the Administrative Claims Bar Date. To the extent any person entitled to reimbursement of Restructuring Expenses or Post Effective Date Implementation Expenses is holding a retainer, such person shall be entitled to continue to hold such retainer until payment in full in Cash by the Reorganized Debtors of such person’s Restructuring Expenses and Post Effective Date Implementation Expenses; provided that such retainer shall be applied to pay for such Restructuring Expenses unless such person elects, in its sole discretion, to keep a portion of such retainer solely to the extent needed to cover Restructuring Expenses in excess of any estimates provided in accordance with this paragraph and any reasonably expected Post Effective Date Implementation Expenses, and following the payment of Restructuring Expenses and Post Effective Date Implementation Expenses (if any), on reasonable request of the Debtors, the professionals shall return the remainder of the retainer to the Debtors.

On the Effective Date or as soon as reasonably practicable thereafter and upon the presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), the Reorganized Debtors shall pay in Cash the Indenture Trustee Fees (whether accrued prepetition or postpetition, whether before or after the Effective Date of this Plan and to the extent not otherwise paid during the Chapter 11 Cases), without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. From and after the Effective Date, the Reorganized Debtors will pay any Indenture Trustee Fees in full in Cash without further court approval.

T.    Creation of the Opioid MDT II

On or prior to the Effective Date, the Debtors shall take all necessary steps to establish the Opioid MDT II in accordance with the Plan and the Opioid MDT II Documents. As of the Effective Date, the Opioid MDT II Documents shall be executed by the Debtors and the Opioid MDT II Trustee(s), and the Opioid MDT II shall be created. The Opioid MDT II is intended to be a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code. The purpose of the Opioid MDT II shall be to, among other things: (1) resolve all asserted Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II in accordance with the Plan, Opioid MDT II Documents, and the Confirmation Order; (2) preserve, hold, collect, manage, maximize, and liquidate the assets of the Opioid MDT II for use in resolving Opioid Claims (including Opioid Demands) channeled to the Opioid MDT II and funding the Opioid Creditor Trusts; (3) enforce, pursue, prosecute, compromise, and/or settle the Assigned Third-Party Claims and Assigned Insurance Rights; (4) pay all Trust Expenses as provided, and defined, in the Opioid MDT II Documents (for which the Reorganized Debtors and the Released Parties shall have no responsibility or liability); (5) pay any and all administration and operating expenses of the Opioid MDT II, including the fees and expenses of any professionals retained by the Opioid MDT II; and (6) qualify at all times as a qualified settlement fund.

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U.    Appointment and Obligations of Opioid MDT II Trustee(s)

1.	Appointment of the Opioid MDT II Trustee(s)

The appointment of the initial Opioid MDT II Trustee(s) will be approved in the Confirmation Order, and effective as of the Effective Date, in accordance with the Opioid MDT II Documents, the individual(s) selected as the Opioid MDT II Trustee(s) shall be appointed to serve as the Opioid MDT II Trustee(s) for the Opioid MDT II.

There will be three initial Opioid MDT II Trustee(s), which shall be selected by the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Official Committee of Opioid-Related Claimants in consultation with the Debtors and the Future Claimants’ Representative; provided, that if the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Official Committee of Opioid-Related Claimants cannot agree on the identity of the three initial Opioid MDT II Trustees, (i) one of the initial Opioid MDT II Trustees shall be selected by the Official Committee of Opioid-Related Claimants, and (ii) the remaining two of the initial Opioid MDT II Trustees shall be selected by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, in all cases in consultation with the Debtors. The identity of the initial Opioid MDT II Trustee(s) shall be disclosed in an amendment to the Plan Supplement filed prior to or concurrently with entry of the Confirmation Order.

2.	Obligations of the Opioid MDT II Trustee(s)

The Opioid MDT II Trustees shall take into account the interests of, and owe fiduciary duties to, each of the Opioid Creditor Trusts (including the Private Opioid Creditor Trusts and the Public Opioid Creditor Trusts) in making all decisions on behalf of the Opioid MDT II. In furtherance thereof:

a.

to the extent there are any disputes raised by any Opioid Creditor Trust regarding the operation of the Opioid MDT II or the actions of the Opioid MDT II Trustees, (A) any Opioid Creditor Trustee shall have the right to seek resolution by the Bankruptcy Court of such a dispute, including seeking to enjoin any disputed action by the Opioid MDT II, and all Opioid MDT II Trustees and Opioid Creditor Trustees shall have the right to be heard with regard to any such dispute, including by filing objections, declarations, statements in support or other pleadings (including with supporting evidence) or providing witness testimony at any hearing and (B) the Bankruptcy Court shall have exclusive jurisdiction to hear and resolve any such disputes, and shall be authorized to order appropriate relief (subject to the provisions of this Article IV.U.2 and make a determination in an expedited manner, and in all events, shall make such a decision within thirty (30) days from the request for relief;

b.

upon the payment in full in Cash of a Private Opioid Creditor Trust’s respective distribution, the Opioid MDT II shall have no further fiduciary duties to such Private Opioid Creditor Trust, and the Opioid Creditor Trustees of such Private Opioid Creditor Trust shall have no further rights to commence or participate in any action relating to the operations of the Opioid MDT II or the actions of the Opioid MDT II Trustees;

c.

Opioid MDT II Trustees shall (A) provide reasonable reporting to each of the Opioid Creditor Trusts regarding the Opioid MDT II Trustees’ activities at least every four (4) months (both cumulatively and in the period just ended), any insurance proceedings, assets (including the value thereof), expenditures, distributions and forward-looking projections (subject to appropriate limitations to

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be agreed by the Debtors, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, and the Official Committee of Opioid-Related Claimants) and (B) make themselves reasonably available (in addition to holding at least one (1) call every four (4) months for the Opioid Creditor Trustees) to answer questions of Opioid Creditor Trustees relating to the Opioid MDT II’s activities;

d.	the Opioid MDT II Trustees shall be obligated to comply with the terms of the Plan, including this Article IV.U.2, and Opioid MDT II Documents; and

e.

in the event of any inconsistency between the terms of this Article IV.U.2 and any other provision of this Plan or Opioid MDT II Documents, the terms of this Article IV.U.2 shall govern unless the Opioid MDT II Trustees and the Opioid Creditor Trustees for each of the Opioid Creditor Trusts mutually agree.

V.    Settlements of Opioid Claims

1.	Non-Precedential Effect for Holders of Opioid Claims

This Plan, the Plan Supplement, and the Confirmation Order constitute a good faith full and final comprehensive compromise and settlement of Opioid Claims and controversies based upon the unique circumstances of these Chapter 11 Cases (such as the unique facts and circumstances relating to these Debtors as compared to other defendants in the general opioid litigations, and the need for an accelerated resolution without litigation) such that (i) none of the foregoing documents, nor any materials used in furtherance of Confirmation (including, but not limited to, the Disclosure Statement, and any notes related to, and drafts of, such documents and materials), may be offered into evidence, deemed an admission, used as precedent, or used by any party or Person in any context whatsoever beyond the purposes of this Plan, in any other litigation or proceeding except as necessary, and as admissible in such context, to enforce their terms and to evidence the terms of the Plan before the Bankruptcy Court or any other court of competent jurisdiction, and (ii) any obligation by any party, in furtherance of such compromise and settlement, to not exercise rights that might be otherwise applicable to such party shall be understood to be an obligation solely in connection with this specific compromise and settlement and to be inapplicable in the absence of such compromise and settlement. This Plan, the Plan Supplement, and the Confirmation Order will be binding as to the matters and issues described therein, but will not be binding with respect to similar matters or issues that might arise in any other litigation or proceeding involving Opioid Claims in which none of the Debtors, the Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts is a party; provided that such litigation or proceeding is not to enforce or evidence the terms of the Plan, the Plan Supplement, or the Confirmation Order. Any Opioid Claimants’ support of, or position or action taken in connection with, this Plan, the Plan Supplement, and the Confirmation Order may differ from his position or testimony in any other litigation or proceeding except in connection with these Chapter 11 Cases. Further, the treatment of Opioid Claims as set forth in this Plan is not intended to serve as an example for, or represent the parties’ respective positions or views concerning any other chapter 11 cases relating to opioid products, nor shall it be used as precedent by any Entity or party in any other chapter 11 cases related to opioid products.

2.	Transferability of Opioid Claim Distribution Rights

Any right of a Holder of an Opioid Claim to receive a distribution or other payment from the Opioid MDT II or the Opioid Creditor Trusts on account of an Opioid Claim shall not be evidenced by any certificate, security, receipt or in any other form or manner whatsoever, except on the books and records of the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts, as applicable. Further, any right of a Holder of an Opioid Claim to receive a distribution or other payment from the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts on account of an Opioid Claim

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shall be nontransferable and nonassignable except by will, intestate, succession or operation of law or as otherwise provided in the Plan or any of the Opioid Creditor Trust Documents. Any rights of Holders of Opioid Claims to receive a Distribution or other payment from the Debtors, Reorganized Debtors, the Opioid MDT II, or the Opioid Creditor Trusts on account of Opioid Claims shall not constitute “securities” and shall not be registered pursuant to the Securities Act. If it is determined that such rights constitute “securities,” the exemption provisions of section 1145(a)(1) of the Bankruptcy Code would be satisfied and such securities would be exempt from registration.

W.    Transfers of Property to and Assumption of Certain Liabilities by the Opioid MDT II

1.	Transfer of Books and Records to the Opioid MDT II

On the Effective Date or as soon thereafter as is reasonably practicable, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Opioid MDT II copies of all books and records necessary for, and for the sole purpose of enabling and to the extent necessary to enable, the defense of Opioid Claims (including Opioid Demands) in accordance with the Opioid MDT II Cooperation Agreement, including, for the avoidance of doubt, both privileged and non-privileged documents; provided, that, after the transfer of such books and records the Debtors or the Reorganized Debtors may destroy copies of such books and records in accordance with their record management policies. The transfer of any privileged books and records provided to the Opioid MDT II necessary for the defense of Opioid Claims (including Opioid Demands) shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. Subject to the terms of the Opioid MDT II Cooperation Agreement, no documents or communications subject to a privilege shall be publicly disclosed by the Opioid MDT II or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to defend the Opioid Claims (including Opioid Demands) as more fully set forth in the Opioid MDT II Cooperation Agreement. Further, pursuant to the Plan and the Confirmation Order, none of the Debtors, the Reorganized Debtors, any of the Debtors’ or the Reorganized Debtors’ Affiliates or the Disinterested Managers shall be liable for violating any confidentiality or privacy protections as a result of transferring the books and records to the Opioid MDT II in accordance with the Opioid MDT II Cooperation Agreement, and the Opioid MDT II, upon receipt of the books and records, shall take appropriate steps to comply with any such applicable protections.

2.	Funding the Opioid MDT II

a.	Opioid MDT II Funding Amount

The Opioid MDT II shall be funded solely by the Opioid MDT II Consideration. On the Effective Date, the obligations to provide the Opioid MDT II Consideration shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with the terms hereof. The financial accommodations to be extended in connection with the Opioid MDT II Consideration are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.

b.	Payments to the Opioid MDT II and to the Public Schools’ Special Education Initiative

On the Effective Date, the Debtors and/or the Reorganized Debtors will make the Initial Opioid MDT II Payment, and thereafter, the Reorganized Debtors or Reorganized Mallinckrodt will make each of

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the Opioid Deferred Cash Payments subject to the Prepayment Option; provided after any sale of (i) Mallinckrodt Enterprises Holdings, Inc. and its subsidiaries (including, for the avoidance of doubt, its successors and assigns) or (ii) a material portion of their assets or businesses (including as a result of a merger, equity sale, or asset sale), subject to compliance with the Debtors’ covenants under the agreements governing their funded indebtedness (as may be modified from time to time), 50% of the “net proceeds” of such sale (after, for the avoidance of doubt, compliance with then-existing covenants) shall be paid to the Opioid MDT II; and the amount of such net proceeds actually conveyed to the Opioid MDT II will be deemed a ratable repayment against the remaining Opioid Deferred Cash Payments that the Opioid MDT II is entitled to receive. For the avoidance of doubt, the Debtors will not be under any obligation to undertake any such sale on any particular timeframe. The Debtors intend that payments to the Opioid MDT II (whenever made, and from whatever source) will constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a government or governmental entity, and such payments are hereby, based on the origin of the liability and the nature and purpose of such payments, so identified in accordance with Section 162(f)(2)(A)(ii) of the Internal Revenue Code. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of payments to the Opioid MDT II on account of Opioid Claims, and such tax characterization shall not be construed to be dispositive for any non-tax purpose. Nor shall such tax characterization be construed to mean that Debtors’ payments satisfy the full extent of the liability associated with Opioid Claims, the satisfaction of which remains a valuable right assigned to the Opioid MDT II, nor that the remaining liability associated with Opioid Claims seeks restitution as a form of relief.

In addition, the Debtors and the Public Schools’ Special Education Initiative intend that the Public Schools’ Special Education Initiative Contribution will constitute “restitution . . . for damage or harm” within the meaning of Section 162(f) of the Internal Revenue Code, and will be so characterized for U.S. federal income tax purposes to the extent such payments are made to or at the direction of a government or governmental entity, and such payments are hereby, based on the origin of the liability and the nature and purpose of such payments, so identified in accordance with Section 162(f)(2)(A)(ii) of the Internal Revenue Code. For the avoidance of doubt, the foregoing sentence is intended to apply to the tax characterization of the Public Schools’ Special Education Initiative Contribution, and such tax characterization shall not be construed to be dispositive for any non-tax purpose.

Each of the Opioid MDT II, NOAT II, and the Public Schools’ Special Education Initiative, on the one hand, and the Reorganized Debtors, on the other, shall reasonably cooperate in good faith with each other and their respective representatives with respect to the reporting required pursuant to Section 6050X of the Internal Revenue Code regarding the payments or transfers of property required under the Plan, with the goal of eliminating redundancies and complying with their reporting requirements, if any, in an efficient manner, including, if permitted under applicable law, appointing a single appropriate official to file a single information return in accordance with Treasury Regulation Sections 1.6050X-1(b)(3) and 1.6050X-1(f)(1)(ii)(B). Each of the Opioid MDT II, NOAT II, and the Public Schools’ Special Education Initiative, as applicable, shall, no later than thirty (30) days prior to the date on which each such information return, if any, is required to be filed, provide to the Reorganized Debtors a draft of any such information return it has determined that it is required to file with the IRS with respect to payments or transfer of property to it under the Plan and, prior to filing, shall consider in good faith any and all comments timely received from the Reorganized Debtors with respect thereto. If, after consultation with its tax advisors, the Trustees or other authorized persons of the Opioid MDT II, NOAT II or the Public Schools’ Special Education Initiative reasonably determine in good faith that any such comments should not be reflected in such filing, the parties shall use reasonable best efforts to negotiate in good faith so as to reach a mutually agreeable resolution. If the parties are unable to reach a mutually agreeable resolution, the matter shall be resolved as directed by the Bankruptcy Court.

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In addition, each of the Opioid MDT II and the Public Schools’ Special Education Initiative shall use reasonable best efforts to provide to the Reorganized Debtors, no later than fifteen (15) days following the end of each calendar quarter, an estimate of the aggregate payments to any attorneys’ fee funds established pursuant to Article IV.X.9.

c.	New Opioid Warrants

On the Effective Date, Reorganized Mallinckrodt shall issue, and the Debtors shall cause to be transferred, the New Opioid Warrants to the Opioid MDT II or to a newly formed limited liability company formed and wholly owned by the Opioid MDT II.7

d.	Assigned Third-Party Claims, Share Repurchase Claims, and Assigned Insurance Rights

As of the Effective Date, the Debtors and/or the Reorganized Debtors shall be deemed to have assigned the Assigned Third-Party Claims, the Share Repurchase Claims, and the Assigned Insurance Rights to the Opioid MDT II; provided, that the exercise of remedies (including rights of setoff and/or recoupment) by non-Debtor third parties against the Debtors or Reorganized Debtors (but not the Opioid MDT II) on account of any Assigned Third-Party Claims shall be enjoined and barred. Subject to the foregoing, nothing contained in the Plan, the Plan Supplement, or the Confirmation Order shall operate to require any Opioid Insurer to pay under any Opioid Insurance Policy the liability of any Person that was not an insured prior to the Petition Date..

The Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Opioid MDT II copies of books and records necessary for, and for the sole purpose of enabling and to the extent necessary to enable, the prosecution of the Assigned Third-Party Claims, the Share Repurchase Claims, and the Assigned Insurance Rights in accordance with the Opioid MDT II Cooperation Agreement, including, for the avoidance of doubt, both privileged and non-privileged documents; provided, that, after the transfer of such books and records the Debtors or the Reorganized Debtors may destroy copies of such books and records in accordance with their record management policies. Such transfer shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. Subject to the terms of the Opioid MDT II Cooperation Agreement, no documents or communications subject to a privilege shall be publicly disclosed by the Opioid MDT II or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the Assigned Third-Party Claims, the Share Repurchase Claims, and Assigned Insurance Rights as more fully set forth in the Opioid MDT II Cooperation Agreement.

The Opioid MDT II shall be authorized to conduct Rule 2004 examinations, to the fullest extent permitted thereunder, to investigate the Assigned Third-Party Claims, the Share Repurchase Claims, and the Assigned Insurance Rights, without the requirement of filing a motion for such authorization; provided, however, that no such Rule 2004 examinations shall be taken of the Debtors, the Reorganized Debtors, Medtronic plc (and/or its subsidiaries and affiliates, including Covidien Limited), or any of their respective predecessors, successors, assigns and each of their respective then-current or former employees, officers,

[7]

The Debtors and the Supporting Parties are discussing the original issuance of the New Opioid Warrants to a newly formed limited liability company (“LLC)” formed by and initially owned by Opioid MDT II. At emergence, Reorganized Debtor will issue the warrants to LLC directly. Following the issuance of the warrants to LLC, Opioid MDT II will distribute substantially all of the equity interests in LLC to the Creditor Trusts, retaining the portion allocable to the Opioid MDT II disputed claims reserve and any other portion allocable to Opioid MDT II beneficiaries other than the Creditor Trusts. A further transfer of LLC equity is expected with respect to TAFT II and the TAFT II beneficiaries.

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directors or Representatives without further order of the Bankruptcy Court (if the Chapter 11 Cases remain open) after notice and an opportunity to object and be heard. Notwithstanding the foregoing, nothing herein shall interfere with the obligations of the Debtors, the Reorganized Debtors, or any of their respective then-current or former employees, officers, directors or Representatives to cooperate with the Opioid MDT II as set forth herein and in the Opioid MDT II Cooperation Agreement. For the avoidance of doubt, in the context of an actual pending litigation or contested matter, the rules of discovery applicable to such litigation or contested matter will control.

In implementing the assignment of the Assigned Insurance Rights, the Debtors or the Reorganized Debtors, on the one hand, and the Governmental Plaintiff Ad Hoc Committee and the MSGE Group or the Opioid MDT II, on the other hand, shall cooperate and negotiate in good faith concerning (x) treatment of unsatisfied self-insured retentions under the applicable Insurance Contracts, which, to the extent they remain to be paid as of the Effective Date, shall be satisfied to the extent and in the manner required by applicable law, with the objective of minimizing adverse consequences to Mallinckrodt, Reorganized Mallinckrodt, and the Opioid MDT II (it being understood that the foregoing obligation shall not require the Debtors or Reorganized Debtors to satisfy all or any portion of any such self-insured retentions with respect to any Opioid Insurance Policies) and (y) any actions by the Debtors, Reorganized Debtors, or the Opioid MDT II to pursue or preserve the Insurance Contracts relating to the Assigned Insurance Rights.

3.	Assigned Third-Party Claims and Assigned Insurance Rights Cooperation

During the pendency of the Chapter 11 Cases, the Debtors shall use reasonable best efforts to cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group in connection with their investigation, preservation, pursuit, and securing of the Assigned Third-Party Claims and Assigned Insurance Rights, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee and counsel to the MSGE Group.

The Debtors shall use reasonable best efforts to provide all available, non-privileged information relating to the Assigned Third-Party Claims and Assigned Insurance Rights to counsel to the Governmental Plaintiff Ad Hoc Committee and to counsel to the MSGE Group during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Effective Date, the Reorganized Debtors shall use reasonable best efforts to cooperate with the Opioid MDT II in connection with the Opioid MDT II’s investigation, preservation, pursuit, and securing of the Assigned Third-Party Claims and the Assigned Insurance Rights. The terms and conditions of such cooperation shall be set forth in the Opioid MDT II Cooperation Agreement and included in the Confirmation Order. The Opioid MDT II shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Effective Date.

Any request by the Opioid MDT II, the Governmental Plaintiff Ad Hoc Committee, or the MSGE Group for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

4.	Share Repurchase Claims

On and after the Effective Date, the Opioid MDT II shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any Share Repurchase Claim, and to decline to do any of the foregoing

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without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court; provided that the settlement, monetization, or disposition of the Share Repurchase Claims may not treat the holders of interests in such Share Repurchase Claims inconsistently without such holders’ consent or, if applicable, without offering such holders the right to participate in such settlement, monetization, or disposition).

5.	Share Repurchase Claims Cooperation

During the pendency of the Chapter 11 Cases, the Debtors shall use reasonable best efforts to cooperate with counsel to the Governmental Plaintiff Ad Hoc Committee, counsel to the MSGE Group, and counsel to the Official Committee of Opioid-Related Claimants in connection with their investigation, preservation, pursuit, and securing of the Share Repurchase Claims, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information), at the reasonable request of counsel to the Governmental Plaintiff Ad Hoc Committee, counsel to the MSGE Group, and counsel to the Official Committee of Opioid-Related Claimants.

The Debtors shall use reasonable best efforts to provide all available, non-privileged information relating to the Share Repurchase Claims to counsel to the Governmental Plaintiff Ad Hoc Committee, counsel to the MSGE Group, and counsel to the Official Committee of Opioid-Related Claimants during the Debtors’ bankruptcy cases; provided, however, that such information shall be provided prior to entry of the Confirmation Order.

On and after the Effective Date, the Reorganized Debtors shall use reasonable best efforts to cooperate with the Opioid MDT II in connection with the Opioid MDT II’s investigation, preservation, pursuit, and securing of the Share Repurchase Claims. The terms and conditions of such cooperation shall be set forth in the Opioid MDT II Cooperation Agreement and included in the Confirmation Order. The Opioid MDT II shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Effective Date. The Opioid MDT II shall reasonably consult with the General Unsecured Claims Trustee, at the reasonable request of the General Unsecured Claims Trustee, generally regarding the Opioid MDT II’s pursuit of the Share Repurchase Claims.

Any request by the Opioid MDT II, the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, or the Official Committee of Opioid-Related Claimants for cooperation by the Debtors and Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

6.	Vesting of the Opioid MDT II Consideration in the Opioid MDT II

On the Effective Date or on the date which an Opioid Deferred Cash Payment is actually made, as applicable, pursuant to the Plan and in accordance with the Opioid MDT II Documents, the Opioid MDT II Consideration shall be transferred or issued to and vest in the Opioid MDT II free and clear of all Claims, Interests, Liens, other encumbrances and liabilities of any kind (other than the Opioid Claims (including Opioid Demands)). The Opioid MDT II shall have no liability for, and the Opioid MDT II Consideration shall vest in the Opioid MDT II free and clear of, any pre-petition and post-petition Claims, Causes of Action or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date, except for the Opioid Claims (including the Opioid Demands). From and after the Effective Date, all proceeds of the Opioid MDT II Consideration, including without limitation, amounts paid by Insurers under the Assigned Insurance Rights, shall be paid to the Opioid MDT II to be applied in accordance with the Opioid MDT II Documents.

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7.	Assumption of Certain Liability and Responsibility by the Opioid MDT II

In consideration for the property transferred to the Opioid MDT II pursuant to Article IV.W.2 and in furtherance of the purposes of the Opioid MDT II and the Plan, the Opioid MDT II shall assume all liability and responsibility, financial and otherwise, for all Opioid Claims (including Opioid Demands) not otherwise channeled to an Opioid Creditor Trust or the Ratepayer Account, including U.S. Government Opioid Claims, and Other Opioid Claims, and the Debtors, the Reorganized Debtors, and the Protected Parties shall have no liability or responsibility, financial or otherwise, therefor. The Opioid MDT II’s liability for such assumed Opioid Claims shall be limited to the FHCA Opioid Claim Share and the aggregate amount of Other Opioid Claimant Pro Rata Shares. Except as otherwise provided in the Plan and the Opioid MDT II Documents, the Opioid MDT II shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such Opioid Claims (including Opioid Demands) that the Debtors or the Reorganized Debtors has or would have had under applicable law.

8.	Institution of Maintenance of Legal and Other Proceedings

As of the date upon which the Opioid MDT II is established, the Opioid MDT II shall be empowered, and have the sole authority, to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability or responsibility of the Opioid MDT II, including in respect of the Assigned Third-Party Claims and Assigned Insurance Rights. The Opioid MDT II shall be empowered, and have the sole authority, to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the Opioid MDT II Trustee(s). The Opioid MDT II shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees and other charges incurred subsequent to the date upon which the Opioid MDT II is established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

9.	Insurance “Neutrality”

Nothing in the Plan, the Plan Supplement, or the Confirmation Order shall alter, supplement, change, decrease or modify the terms (including conditions, limitations and/or exclusions) of the Opioid Insurance Policies; provided that, notwithstanding anything in the foregoing to the contrary, the enforceability and applicability of the terms (including conditions, limitations and/or exclusions) of the Opioid Insurance Policies and thus the rights or obligations of any Insurer, the Debtors, and the applicable post-Effective Date Entities, including the Opioid MDT II, arising out of or under any Opioid Insurance Policy, whether before or after the Effective Date, are subject to the Bankruptcy Code and applicable law (including any actions or obligations of the Debtors thereunder), the terms of the Plan, the Plan Supplement, the Confirmation Order (including the findings contained therein or issued in conjunction therewith) and, to the extent the Insurers have or had adequate notice from any source, any other ruling made or order entered by the Bankruptcy Court.

X.	Opioid Creditor Trusts and Settlements of Opioid Claims

1.	Establishment and Purpose of the Opioid Creditor Trusts

The Confirmation Order shall endorse and direct the establishment of the Opioid Creditor Trusts on or prior to the Effective Date in accordance with the terms of the respective Opioid Creditor Trust Documents. The Opioid Creditor Trusts shall be independent from the Holders of Claims against the Debtors. The Opioid Creditor Trusts shall be established for the purposes described in this Plan and any other purposes more fully described in the Opioid Creditor Trust Documents. Each Opioid Creditor Trust shall, as applicable and in each case, in accordance with the Plan, the Confirmation Order and the applicable Opioid Creditor Trust Documents:

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a.	hold, manage and invest all funds and other assets received by such Opioid Creditor Trust from the Opioid MDT II, in each case, for the benefit of the beneficiaries of such Opioid Creditor Trust;

b.	hold and maintain required reserves for such Opioid Creditor Trust in accordance with the applicable Opioid Creditor Trust Documents;

c.

administer, process, and resolve Opioid Claims channeled to such Opioid Creditor Trust, in each case as provided in the applicable Opioid Creditor Trust Documents, as set forth in Article IV.Y herein; and

d.	pay all applicable Opioid Creditor Trust Operating Expenses.

2.	Appointment and Role of the Opioid Creditor Trustees

In furtherance of and consistent with the purposes of the Opioid Creditor Trusts and the Plan, the Opioid Creditor Trustees shall have the power and authority to perform all functions on behalf of the respective Opioid Creditor Trusts. The Opioid Creditor Trustees shall undertake all administrative responsibilities as are provided in the Plan and the applicable Opioid Creditor Trust Documents. The Opioid Creditor Trustees shall be responsible for all decisions and duties with respect to the respective Opioid Creditor Trusts. In all circumstances, each Opioid Creditor Trustee shall be independent and disinterested and shall act in the best interests of the beneficiaries of such Opioid Creditor Trust, in furtherance of the purpose of such Opioid Creditor Trust and in accordance with this Plan and the applicable Opioid Creditor Trust Documents. In accordance with the Opioid Creditor Trust Documents, each Opioid Creditor Trustee shall serve in such capacity through the earlier of (x) the date that the applicable Opioid Creditor Trust is dissolved in accordance with the applicable Opioid Creditor Trust Documents and (y) the date such Opioid Creditor Trustee resigns, is terminated or is otherwise unable to serve for any reason.

The NOAT II Trustee(s) shall be selected by the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, in consultation with the Debtors. The TAFT II Trustee(s) will be selected by the Tribal Leadership Committee designated by the MDL Court in the MDL and also identified in the Amended Verified Statement of the Tribal Leadership Committee Pursuant to Bankruptcy Rule 2019 [Docket No. 1339], in consultation with the Debtors. The Opioid Creditor Trustees will be selected for (i) the Third-Party Payor Trust by the Third-Party Payor Group, (ii) the PI Trust by the Ad Hoc Group of Personal Injury Victims and the Future Claimants’ Representative, (iii) the Hospital Trust by the Ad Hoc Group of Hospitals, (iv) the NAS Monitoring Trust by the NAS Committee, and (v) the Emergency Room Physicians Trust by the Emergency Room Physicians Group, in each case, in consultation with the Debtors. The identity of the initial Opioid Creditor Trustees shall be disclosed in the Plan Supplement.

3.	Abatement Distributions

Each Abatement Trust shall, in accordance with the Plan, the Confirmation Order and the applicable Abatement Trust Documents, make Abatement Distributions to Authorized Recipients for Approved Uses.

4.	Abatement Trust Monitoring and Reporting Obligations

Each Abatement Trust shall (i) monitor the use of funds received by Abatement Distribution recipients in accordance with Authorized Abatement Purposes and (ii) prepare and deliver to the Opioid MDT II for publication annual reports on the disbursement and use of Abatement Distributions from such Abatement Trust and the compliance by Abatement Distribution recipients with the Authorized Abatement Purposes

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set forth in the applicable Abatement Trust Documents. In addition, NOAT II shall prepare or direct the preparation of annual audited financial reports of NOAT II to be filed with the Bankruptcy Court, delivered to the States and published on a publicly available website.

5.	Assumption of Obligations and Liabilities

In consideration for the property transferred to the Opioid Creditor Trusts pursuant to Articles IV.W.2 and IV.X.7 and in furtherance of the purposes of the Opioid MDT II, Opioid Creditor Trusts, and the Plan, each Opioid Creditor Trust and the Ratepayer Account shall assume all liability and responsibility, financial and otherwise, for any Opioid Claims (including Opioid Demands) channelled to each Opioid Creditor Trust and the Ratepayer Account, respectively, other than any U.S. Government Opioid Claims, and Other Opioid Claims, and the Debtors, the Reorganized Debtors, and the Released Parties shall have no liability or responsibility, financial or otherwise, therefor. Except as otherwise provided in the Plan, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents, the Opioid Creditor Trusts and the Ratepayer Account shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such Opioid Claims (including Opioid Demands) that the Debtors or the Reorganized Debtors has or would have had under applicable law.

6.	Institution and Maintenance of Legal and Other Proceedings

As of the date upon which the Opioid Creditor Trusts are established, the Opioid Creditor Trusts shall be empowered to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability or responsibility of the Opioid Creditor Trusts. Such legal actions and other proceedings shall be limited solely to those required for the purposes of satisfying the responsibilities of the applicable Opioid Creditor Trust. The Opioid Creditor Trusts shall be empowered to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the applicable Opioid Creditor Trustee. The Opioid Creditor Trusts shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees and other charges incurred subsequent to the date upon which the Opioid Creditor Trusts are established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

To the extent that the Opioid MDT II discovers, through its pursuit of the Assigned Insurance Rights, Insurance Contracts that are not included on the Schedule of Opioid Insurance Policies or the Schedule of Excluded Insurance Policies, (i) the Opioid MDT II will provide notice of such discovery to the Reorganized Debtors as soon as reasonably practicable following such discovery and (ii) the Opioid MDT II and the Reorganized Debtors will work in good faith to agree whether such Insurance Contract is an Opioid Insurance Policy or an Excluded Insurance Policy. The Reorganized Debtors, the Opioid MDT II, and the Insurers reserve their rights to pursue relief in any appropriate forum in the event the Reorganized Debtors and the Opioid MDT II are unable to reach an agreement whether such Insurance Contract is an Opioid Insurance Policy or an Excluded Insurance Policy.

7.	Opioid MDT II Distributions

The Opioid MDT II shall make the Opioid MDT II Initial Distribution on the Opioid MDT II Initial Distribution Date and shall make the Opioid MDT II Subsequent Distributions on any Opioid MDT Subsequent Distribution Date. The Opioid MDT II shall fund the Opioid Attorneys’ Fees Fund with the Opioid Attorneys’ Fees Fund Share, out of the Public Opioid Creditor Share. The Opioid MDT II shall also establish and fund the Opioid MDT II Operating Reserve and the Opioid MDT II Third-Party Payor Reserve.

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8.	Private Claimants’ Attorneys’ Fees.

A.    Common Benefit Fund Assessments. On the Effective Date, a Common Benefit Escrow shall be established and funded by assessments of 5% of each Distribution made by the Private Opioid Creditor Trusts and the Ratepayer Account. Such assessments will be paid by each Private Opioid Creditor Trust and the Ratepayer Account in respect of the distributions made by each Private Opioid Creditor Trust and the Ratepayer Account to the Common Benefit Escrow and then, upon its establishment, directly to the Common Benefit Fund established by the MDL Court, on periodic schedules for each Private Opioid Creditor Trust and the Ratepayer Account acceptable to such creditors and the MDL Plaintiffs’ Executive Committee, or as otherwise ordered by the MDL Court. The amounts in the Common Benefit Escrow shall be held in escrow until an order is entered by the MDL Court establishing a Common Benefit Fund, at which time the amounts held by the Common Benefit Escrow and all subsequent assessments of 5% of each Distribution made by the Private Opioid Creditor Trusts and the Ratepayer Account shall be transferred to and distributed in accordance with the order of the MDL Court establishing the Common Benefit Fund. To the extent a Hospital Opioid Claimant, a Third-Party Payor Opioid Claimant, a Ratepayer Opioid Claimant, a NAS Monitoring Opioid Claimant, a PI/NAS Opioid Claimant (or any ad hoc group consisting of Claimants of any of the foregoing) has retained counsel through an contingency fee arrangement, any contingency fees owed to such contingency counsel payable from Distributions under the Plan shall be reduced by the full amount payable under this Article IV.X.8. However, the applicable Claimant and its counsel, in their sole discretion, may agree that an amount up to but not exceeding 40% of the amount payable under this Article IV.X.8 may be applied to the reimbursement of actual costs and expenses incurred by such Claimant’s counsel, in which case such agreed cost-reimbursement amount shall not reduce the contingency fee amounts payable to such counsel. For the avoidance of doubt, if the Debtors, the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group agree to any reduced or less restrictive terms concerning the 5% Common Benefit Fund assessment (or its implementation) provided under any portion of this Article IV.X.8 for any of the Private Opioid Creditor Trusts and the Ratepayer Account, then such modifications shall apply to each of the groups, mutatis mutandis.

B.    Hospitals Attorneys’ Fees and Costs. On the Effective Date, the Hospital Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Ad Hoc Group of Hospitals with respect to Hospital Opioid Claims. The Hospital Attorney Fee Fund shall be funded with (i) 20% of each distribution made by the Hospital Trust to Hospital Opioid Claimants that have not retained (or are not part of an ad hoc group that has retained) separate counsel through an individual contingency fee arrangement less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.Y.7(A). The Hospital Attorney Fee Fund shall be administered by the Hospital Trust on terms acceptable to the Ad Hoc Group of Hospitals.

C.    NAS Monitoring Attorneys’ Fees and Costs. On the Effective Date, the NAS Monitoring Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the NAS Committee with respect to NAS Monitoring Opioid Claimants. The NAS Monitoring Attorney Fee Fund shall be funded with (i) 20% of each distribution made to the NAS Monitoring Trust less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A. Reasonable expert costs incurred by the NAS Committee in the formation of the abatement plan for the NAS Monitoring Trust shall also be paid by the NAS Monitoring Trust, and, for the avoidance of doubt, (x) there shall be no amounts payable to the Common Benefit Escrow or the Common Benefit Fund on account of such cost reimbursements and (y) the 20% limitation on attorneys’ fees shall not apply to the foregoing reasonable expert costs. The NAS Monitoring Attorney Fee Fund shall be administered by the NAS Monitoring Trust on terms acceptable to the NAS Committee. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

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D.    Ratepayer Attorneys’ Fees and Costs. On the Effective Date, the Ratepayer Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Ratepayer Mediation Participants. The Ratepayer Attorney Fee Fund shall be funded with (i) 20% of each distribution made by the Ratepayer Account less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A. The Ratepayer Attorney Fee Fund shall be administered by the Ratepayer Account as set forth in this Article IV.X.8. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

E.    Emergency Room Physicians Attorneys’ Fees and Costs. On the Effective Date, the Emergency Room Physicians Attorney Fee Fund shall be established for the payment of attorneys’ fees and costs of the Emergency Room Physicians Opioid Claimants. The Emergency Room Physicians Attorney Fee Fund shall be funded with (i) 20% of each distribution made by the Emergency Room Physicians Trust less (ii) the amount of such Distributions payable to the Common Benefit Escrow and the Common Benefit Fund under Article IV.X.8.A. The Emergency Room Physicians Attorney Fee Fund shall be administered by the Emergency Room Physicians Trust as set forth in this Article IV.X.8. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel.

F.    PI Claimant Costs and Expenses. The Opioid Creditor Trustee of the PI Trust shall pay or reimburse, as applicable, the compensation, costs and fees of professionals that represented or advised the Ad Hoc Group of Personal Injury Victims and the NAS Committee in connection with the Chapter 11 Cases, as and to the extent provided in the PI Trust Documents. Such compensation, costs and fees paid or reimbursed, as applicable, by the PI Trust shall be deducted from distributions from the PI Trust Holders of Allowed PI Opioid Claims and Allowed NAS PI Opioid Claims, in each case pursuant to the PI Trust Documents. Nothing in this Article IV.X.8 shall impair or otherwise affect any fee contract that is not a contingency fee contract between the Ad Hoc Group of Personal Injury Victims and its professionals, or between the NAS Committee and its professionals.

G.    No Impairment of Contingency Fee Contracts; No Further Assessment. Except as expressly set forth in this Article IV.X.8, nothing in the Plan shall impair or otherwise affect any contingency fee contract between any Holder of a Claim (or any ad hoc group of Holders of Claims) and such Holder’s (or ad hoc group’s) counsel. In this regard, the payment of the assessments described in this Article IV.X.8 shall be the only payment that such Holders (or their counsel) shall ever have to make to the Common Benefit Fund with respect to amounts distributed under this Plan, and shall not be subject to any further or other common benefit or similar assessments with respect to amounts distributed pursuant to the Plan or payments to attorneys in respect thereof.

9.	Public Opioid Claimants’ Attorneys’ Fees

A.    Opioid Attorneys’ Fee Fund. On the Effective Date, the Opioid Attorneys’ Fee Fund shall be established, and thereafter funded pursuant to Article IV.X.7 for payment of costs and expenses (including attorneys’ fees) as further set forth in this Article IV.X.9.

B.    Municipal and Tribe Opioid Attorneys’ Fee Fund. On the Effective Date, the Municipal and Tribe Opioid Attorneys’ Fee Fund shall be established for the payment of costs and expenses (including attorneys’ fees) of Holders of Municipal Opioid Claims and Tribe Opioid Claims (including any ad hoc group consisting of any of the foregoing), other than any amounts paid to counsel to the Governmental Plaintiff Ad Hoc Committee and the MSGE Group in accordance with the Plan and the Restructuring Support Agreement. The Municipal and Tribe Opioid Attorneys’ Fee Fund shall be funded in an aggregate

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amount not to exceed $110 million from periodic distributions of 5.5% of each distribution on account of the Public Opioid Creditor Share. Payments from the Municipal and Tribe Opioid Attorneys’ Fee Fund shall be the exclusive means of payment from the Public Opioid Creditor Trusts for costs and expenses (including attorneys’ fees) of any Holder of a Municipal Opioid Claim or Tribe Opioid Claim (or any ad hoc group consisting of any of the foregoing) or any attorney therefor, other than amounts paid in accordance with the order of the MDL Court establishing the Common Benefit Fund. Except as otherwise agreed to in writing by the MSGE Group and the MDL Plaintiffs’ Executive Committee, the PEC/MSGE Mallinckrodt Fee Allocation Agreement shall be and remain fully enforceable, and shall apply to the Municipal and Tribe Opioid Attorneys’ Fee Fund. All modifications of the Municipal and Tribe Opioid Attorneys’ Fee Fund that directly impact reimbursement of costs and expenses of Holders of Tribe Opioid Claims shall be reasonably acceptable to the Tribal Leadership Committee.

C.    State Costs and Expenses. On the Effective Date, the State Opioid Attorneys’ Fee Fund shall be established for the payment of costs and expenses (including attorneys’ fees) of the States (including any ad hoc group thereof), other than amounts other than any amounts paid to counsel to the Governmental Plaintiff Ad Hoc Committee in accordance with the Plan and the Restructuring Support Agreement. The State Opioid Attorneys’ Fee Fund shall be funded in an aggregate amount not to exceed $90 million from periodic distributions of 4.5% of each distribution on account of the Public Opioid Creditor Share. Payments from the State Opioid Attorneys’ Fee Fund shall be the exclusive means of payment from the Public Opioid Creditor Trusts for costs and expenses (including attorneys’ fees) of any State (or any ad hoc group thereof) or any attorney therefor, other than amounts paid in accordance with the order of the MDL Court establishing the Common Benefit Fund.

10.	U.S. Government-Opioid Claimant Medical Expense Claim Settlement

The U.S. Government-Opioid Claimant Medical Expense Claim Settlement is as follows:

(a)

Notwithstanding Article IX.E of the Plan, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Opioid Creditor Trusts, each Holder of an Opioid Claim and, in respect of each of the Opioid Creditor Trusts and each Holder of an Opioid Claim, its respective agents, representatives, heirs, successors and assigns, in their respective capacities as such, shall, without any further action by the Bankruptcy Court, be conclusively, absolutely, unconditionally, irrevocably, fully, finally, forever and permanently released by each Holder of a U.S. Government-Opioid Claimant Medical Expense Claim of all U.S. Government-Opioid Claimant Medical Expense Claims and all claims and Causes of Action based on or relating to, or in any manner arising from, in whole or in part, the U.S. Government-Opioid Claimant Medical Expense Claim Settlement (other than a claim or Cause of Action to enforce the U.S. Government-Opioid Claimant Medical Expense Claim Settlement, including, but not limited to, the release set forth in Article IV.X.10.b of the Plan) that each Holder of a U.S. Government-Opioid Claimant Medical Expense Claim has asserted or could assert on its own behalf or on behalf of another Person or party, notwithstanding section 1542 of the California Civil Code or any law of any jurisdiction that is similar, comparable or equivalent thereto (which shall conclusively be deemed waived), against the Opioid Creditor Trusts, a Holder of an Opioid Claim, Distributions to Holders of Opioid Claims pursuant to the Opioid Creditor Trust Documents or under the Plan and, in respect of each of the Opioid Creditor Trusts, and each Holder of an Opioid Claim, its respective agents, representatives, heirs, successors and assigns, in their respective capacities as such; provided, however, that, if a Holder of an Opioid Claim commences a legal action against a Holder of a U.S. Government-Opioid Claimant Medical Expense Claim challenging all or any portion of the U.S. Government-Opioid Claimant Medical Expense Claim Settlement, then, from and after the

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commencement of such legal action, the U.S. Government-Opioid Claimant Medical Expense Claim Release shall be void ab initio solely with respect to such Holder of an Opioid Claim, and the heirs, successors and assigns of such Holder of an Opioid Claim, in their capacities as such, and not with respect to any other Person or party, including, but not limited to, the Opioid Creditor Trusts, counsel to such Holder of an Opioid Claim and, in respect of each of the Opioid Creditor Trusts and such counsel, its respective agents, representatives, heirs, successors and assigns, in their respective capacities as such; provided further that no such legal action against a Holder of a U.S. Government-Opioid Claimant Medical Expense Claim shall impair or reduce the amount that the United States shall receive pursuant to Article IV.X.10.b. Nothing in this Article IV.X.10.a creates any rights of a Holder of an Opioid Claim to sue the United States or any of its agencies, including a Holder of a U.S. Government-Opioid Claimant Medical Expense Claim, and the United States and its agencies reserve all rights and defenses in that regard; and nothing in this paragraph is or shall be deemed a waiver of any applicable sovereign immunity with respect to any legal action against the United States or any of its agencies challenging all or any portion of the U.S. Government-Opioid Claimant Medical Expense Claim, brought by a Holder of an Opioid Claim or the heirs, successors or assigns of such Holder of an Opioid Claim, in their capacities as such.

(b)

As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each Holder of a U.S. Government-Opioid Claimant Medical Expense Claim shall, without any further action by the Bankruptcy Court, be conclusively, absolutely, unconditionally, irrevocably, fully, finally, forever and permanently released by the Opioid Creditor Trusts, and their agents, representatives, successors and assigns, in their respective capacities as such, of all claims and Causes of Action based on or relating to, or in any manner arising from, in whole or in part, the release of the U.S. Government-Opioid Claimant Medical Expense Claims (other than a claim or Cause of Action to enforce the terms of the Plan, including, but not limited to, any release of the U.S. Government-Opioid Claimant Medical Expense Claims) that the Opioid Creditor Trusts have asserted or could assert on their own behalf or on behalf of another Person or party notwithstanding section 1542 of the California Civil Code or any law of any jurisdiction that is similar, comparable or equivalent thereto (which shall conclusively be deemed waived), against a Holder of a U.S. Government-Opioid Claimant Medical Expense Claim and, in respect of each Holder of a U.S. Government-Opioid Claimant Medical Expense Claim, its respective agents, representatives, successors and assigns, in their respective capacities as such.

(c)

The United States Department of Defense, Defense Health Agency (in respect of the TRICARE Program) submits to the jurisdiction of the Bankruptcy Court for purposes of the U.S. Government-Opioid Claimant Medical Expense Claim Settlement, including, but not limited to, the U.S. Government-Opioid Claimant Medical Expense Claim Releases.

(d)

The United States Department of Health and Human Services, on its own behalf and on behalf of its component agencies, which are the Centers for Medicare & Medicaid Services and the Indian Health Service on behalf of its federally-operated programs; the United States Department of Defense, Defense Health Agency (in respect of the TRICARE Program); and the United States Department of Veterans Affairs submit to the exclusive jurisdiction of the Bankruptcy Court for purposes of any proceeding in respect of the interpretation or enforcement of the Plan including, but not limited to, the release of the U.S. Government-Opioid Claimant Medical Expense Claims.

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(e)

For avoidance of doubt and notwithstanding any other provision of the Plan, the U.S. Government-Opioid Claimant Medical Expense Claim Settlement is not and shall not be deemed a release of the private Claims held by Medicare Advantage Plans, Medicaid Managed Care Organizations, or private carriers of medical and prescription drug coverage, including under The Federal Employees Health Benefits Act (“FEHBA”) of 1959 (5 U.S.C. 8901 et seq.); nor shall the U.S. Government-Opioid Claimant Medical Expense Claim Settlement apply to any claims brought by programs operated by tribes or tribal organizations under the Indian Self-Determination and Education Assistance Act, 25 U.S.C. §§ 5301–5423, or programs operated by urban Indian organizations that have a grant or contract with the Indian Health Service under the Indian Health Care Improvement Act, 25 U.S.C. §§ 1601–1685.

Y.	Administration of Opioid Claims

All Opioid Claims will be administered, processed, and resolved pursuant to the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents. The Opioid MDT II Trustee(s) and Opioid Creditor Trustee(s), as applicable, shall determine the eligibility, amount and Allowance of the applicable Opioid Claims in accordance with the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents. The determination by the applicable Opioid MDT II Trustee(s) or Opioid Creditor Trustee(s) of the eligibility, amount and Allowance of each Opioid Claim (except for any Other Opioid Claims) shall be final and binding, and shall not be subject to any challenge or review of any kind, by any court or other Person, except as set forth herein and in the Opioid MDT II Documents and Opioid Creditor Trust Documents. Distributions in respect of Allowed Opioid Claims shall be made by the applicable Opioid MDT II Trustee(s) or Opioid Creditor Trustee(s), in accordance with the trust distribution procedures and other provisions of the applicable Opioid MDT II Documents or Opioid Creditor Trust Documents, from the applicable Opioid MDT II or Opioid Creditor Trust. Distributions from the Opioid MDT II, Opioid Creditor Trusts, and the Ratepayer Account shall be the sole source of recovery for Holders of Allowed Opioid Claims, and no Holder of an Opioid Claim shall have any other or further recourse to the Opioid Creditor Trusts, the Opioid MDT II, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties. Holders of disallowed Opioid Claims shall have no recourse to the Opioid Creditor Trusts, the Ratepayer Account, the Opioid MDT II, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties in respect of such disallowed Claims.

1.	Administration of Other Opioid Claims

On the Effective Date or as soon as reasonably practicable thereafter, the Opioid MDT II Administrator will (i) file the notice of the Other Opioid Claims Bar Date with the Bankruptcy Court and (ii) publish the notice of the Other Opioid Claims Bar Date, the form of which shall be reasonably acceptable to the Reorganized Debtors. The notice shall be served on all known Other Opioid Claimants who were served with ballots for Class 9(h) or submitted ballots for Class 9(h). Any Other Opioid Claim for which no timely proof of claim form is submitted shall be deemed disallowed, subject to Bankruptcy Rule 9006.

All Other Opioid Claims shall be Disputed Claims under the Plan. Only Other Opioid Claims that become Allowed Claims pursuant to the procedures contained in Article IV.Y.2 herein shall be entitled to receive distributions on account of their respective Other Opioid Claimant Pro Rata Share. For the avoidance of doubt, Other Opioid Claims, whether Allowed or disallowed, shall not be entitled to any distributions from any Abatement Trust or other Opioid Creditor Trust.

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After Other Opioid Claims are Allowed and in the course of making any Opioid MDT II Subsequent Distribution, the Opioid MDT II Administrator will calculate the Other Opioid Claimant Pro Rata Share for the Allowed Other Opioid Claims, and shall make distributions to Holders of Allowed Other Opioid Claims accordingly.

The Opioid MDT II Administrator may, in its discretion, elect to implement procedures for the establishment and release of a reserve for Other Opioid Claims that may be allowed in the future. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Opioid MDT II shall treat any such reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 and to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, to the extent applicable, the Opioid MDT II and Holders of Other Opioid Claims) shall be required to report for tax purposes consistently with the foregoing.

2.	Objections to Other Opioid Claims

The Opioid MDT II Administrator shall be entitled to object to Other Opioid Claims. Any objections to Other Opioid Claims shall be served and filed on or before the later of (i) two-hundred and seventy (270) days after the Other Opioid Claims Bar Date and (ii) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court for cause shown); any Disputed Other Opioid Claim to which no objection is served and filed within such time shall become an Allowed Other Opioid Claim after the expiration of such time. The Opioid MDT II Administrator shall be entitled to use omnibus objections in compliance with Local Rule 3007-1 and may seek Bankruptcy Court approval to establish additional objection or estimation procedures as the Opioid MDT II Administrator believes appropriate. Other Opioid Claims shall be Allowed or disallowed in accordance with the Bankruptcy Code, and any objection to, or other dispute regarding, the Allowance of an Other Opioid Claim shall (absent consensual resolution) be determined by the Bankruptcy Court. Notwithstanding anything to the contrary contained in the Plan, any disallowance of any Other Opioid Claim pursuant to any objection filed under this section of the Plan or otherwise shall be subject to reconsideration upon the filing, at any time, of a motion by the holder of such Claim under section 502(j) of the Bankruptcy Code.

3.	Resolution of Disputed Other Opioid Claims

On and after the Effective Date the Opioid MDT II Administrator shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Disputed Other Opioid Claims and to compromise, settle, or otherwise resolve any Disputed Other Opioid Claims without approval of the Bankruptcy Court.

4.	Disallowance of Other Opioid Claims

Any Other Opioid Claims held by an Entity from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Other Opioid Claims may not receive any distributions on account of such Other Opioid Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors.

5.	Estimation of Other Opioid Claims

The Opioid MDT II Administrator may at any time request that the Bankruptcy Court estimate any Other Opioid Claims pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose,

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regardless of whether the Opioid MDT II Administrator has previously objected to such Other Opioid Claim or whether the Bankruptcy Court has ruled on any such objection; provided, however, any estimation of any Other Opioid Claim shall be subject to reconsideration upon the filing, at any time, of a motion by the holder of such Claim under section 502(j) of the Bankruptcy Code. The Bankruptcy Court shall retain jurisdiction to estimate any Other Opioid Claim at any time during litigation concerning any objection to any Other Opioid Claim, including, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any Other Opioid Claim, that estimated amount shall constitute the maximum limitation on such Other Opioid Claim (unless such Other Opioid Claim is subsequently Allowed in a greater amount pursuant to section 502(j) of the Bankruptcy Code), and the Opioid MDT II Administrator may pursue supplementary proceedings to object to the ultimate allowance of such Other Opioid Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Other Opioid Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

Z.	Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of the Plan, the Confirmation Order, the Scheme of Arrangement, the Irish Confirmation Order, the Restructuring Transactions, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents.

AA.	Industry-Wide Document Disclosure Program

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall participate in an industry-wide document disclosure program by disclosing publicly a subset of its litigation documents, subject to scope and protocols described below.

1.	Documents Subject to Public Disclosure

The following documents shall be produced by the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors to the Minnesota State Attorney General, on behalf of the Settling States, and are subject to public disclosure in perpetuity as part of an industry-wide document disclosure program, except for the redactions authorized by Article IV.AA.2:

(a)

All documents, indices, and privilege logs the VI-Specific Debtors produced to any of the Settling States prior to the Petition Date, including in litigation and in response to investigative demands or other formal or informal requests related to opioids.

(b)

All documents, indices, and privilege logs the VI-Specific Debtors produced in the Opioid Multi-District Litigation (In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio)) and the New York litigation (In re Opioid Litigation, 400000/2017 (Suffolk County)) prior to the Petition Date.

(c)	All documents, indices, and privilege logs the VI-Specific Debtors have produced in other litigation related to opioids, excluding patent litigation.

(d)

All filings, motions, orders, court transcripts, deposition transcripts, and exhibits in the possession, custody, or control of the VI-Specific Debtors and/or Reorganized VI-Specific Debtors from litigation related to opioids, excluding patent litigation.

All documents produced under this provision shall be provided in electronic format with all related metadata. The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors and the Minnesota State Attorney General, on behalf of the Settling States, will work cooperatively to develop technical specifications for the productions.

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2.	Information That May Be Redacted

The following categories of information are exempt from public disclosure:

(a)

Information subject to trade secret protection. A “trade secret” is information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Even if the information falls within the definition, “trade secret” does not include information reflecting sales or promotional strategies, tactics, targeting, or data, or internal communications related to sales or promotion.

(b)

Confidential personal information. “Confidential personal information” means individual Social Security or tax identification numbers, personal financial account numbers, passport numbers, driver license numbers, home addresses, home telephone numbers, personal email addresses, and other personally identifiable information protected by law from disclosure. “Confidential personal information” does not include the names of the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ officers, directors, employees, agents, or attorneys.

(c)

Information that is inappropriate for public disclosure because it is subject to personal privacy interests recognized by law (e.g., HIPAA), or contractual rights of third parties that the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors may not abrogate.

(d)

Information regarding the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ employees’ personal matters unrelated to the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors, including emails produced by the VI-Specific Debtors’ custodians discussing vacation or sick leave, family, or other personal matters.

3.	Redaction of Documents Containing Protected Information

Whenever a document contains information subject to a claim of exemption pursuant to Article IV.AA.2, the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall produce the document in redacted form. Such redactions shall indicate that trade secret and/or private information, as appropriate, has been redacted. Redactions shall be limited to the minimum redactions possible to protect the legally recognized individual privacy interests and trade secrets identified above.

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall produce to the Minnesota State Attorney General, on behalf of the Settling States, a log noting each document redacted. The log shall also provide fields stating the basis for redacting the document, with sufficient detail to allow an assessment of the merits of the assertion. The log is subject to public disclosure in perpetuity. The log shall be produced simultaneously with the production of documents required by Article IV.AA.7.

In addition to the redacted documents, the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall, upon any Settling State’s request, also produce all documents identified in Article IV.AA.1 in unredacted form to such Settling State at the same time. The redacted documents produced by the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors may be publicly disclosed in accordance with Article IV.AA.6. The unredacted documents produced by the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors to a Settling State shall be available only to such Settling State unless the VI-Specific

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Debtors’ and/or the Reorganized VI-Specific Debtors’ claim of exemption under Article IV.AA.2 is successfully challenged in accordance with Article IV.AA.4 or the trade secret designation expires in accordance with Article IV.AA.5.

4.	Challenges to Redaction

Anyone, including members of the public and the press, may challenge the appropriateness of redactions by providing notice to the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors. If the challenge is not resolved by agreement, it must be resolved in the first instance by a third party jointly appointed by the Minnesota State Attorney General, on behalf of the Settling States, and the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors to resolve such challenges. The decision of the third party may be appealed to a court with enforcement authority over the Opioid Operating Injunction. If not so appealed, the third party’s decision is final. In connection with such challenge, a Settling State may provide copies of relevant unredacted documents to the parties or the decisionmaker, subject to appropriate confidentiality and/or in camera review protections, as determined by the decisionmaker.

5.	Review of Trade Secret Redactions

Ten years after the VI-Specific Debtors and/or the Reorganized VI-Specific Debtors complete the production of documents in accordance with this Article IV.AA, the Reorganized VI-Specific Debtors shall review all trade secret assertions made in accordance with Article IV.AA.2 and all non-manufacturing trade secret designations shall expire. The newly unredacted documents may then be publicly disclosed by the Minnesota State Attorney General, on behalf of the Settling States, in accordance with Article IV.AA.6. The Reorganized VI-Specific Debtors shall produce to the Minnesota State Attorney General, on behalf of the Settling States, an updated redaction log justifying its designations of the remaining trade secret redactions as manufacturing trade secrets.

6.	Public Disclosure through a Document Repository

The Minnesota State Attorney General, on behalf of the Settling States, may publicly disclose all documents covered by this Article IV.AA through a public repository maintained by a governmental, nonprofit, or academic institution. The Minnesota State Attorney General, on behalf of the Settling States, may specify the terms of any such repository’s use of those documents, including allowing the repository to index and make searchable all documents subject to public disclosure, including the metadata associated with those documents. When providing the documents covered by this Article IV.AA to a public repository, no Settling State shall include or attach within the document set any characterization of the content of the documents. For the avoidance of doubt, nothing in this paragraph shall prohibit any Settling State from publicly discussing the documents covered by this Article IV.AA.

7.	Timeline for Production

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall produce all documents required by Article IV.AA.1 within nine months from the Petition Date.

8.	Costs

The VI-Specific Debtors and/or the Reorganized VI-Specific Debtors shall be responsible for their allocable share of all reasonable costs and expenses associated with the public disclosure and storage of the VI-Specific Debtors’ and/or the Reorganized VI-Specific Debtors’ documents through any public repository.

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BB.    Monitor 8

1.	Appointment and Term

The Confirmation Order will provide for the appointment of the Monitor for a term of five years from the Petition Date. If, at the conclusion of the Monitor’s five-year term, the Settling States determine in good faith and in consultation with the Monitor that the Reorganized VI-Specific Debtors have failed to achieve and maintain substantial compliance with the substantive provisions of the Opioid Operating Injunction, the Monitor’s engagement shall be extended for an additional term of up to two years, subject to the right of the Reorganized VI-Specific Debtors to commence legal proceedings for the purpose of challenging the decision of the Settling States and to seek preliminary and permanent injunctive relief with respect thereto.

2.	Identity

The Monitor for the full term shall be the Chapter 11 Monitor in place as of the Effective Date unless justifiable cause exists and the Monitor Agreement shall remain in full force and effect upon the Effective Date, unless amended or superseded by further order of the Bankruptcy Court, which order may be the Confirmation Order. For purposes of this paragraph, justifiable cause exists if the Monitor resigns or a court finds that the Monitor: (a) develops a conflict of interest that would undermine public confidence in the objectivity of his or her work; (b) has unreasonably failed to fulfill his or her material obligations under the Opioid Operating Injunction or pursuant to his or her work plan, (c) has engaged in any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct; or (d) has engaged in an intentional act of bias or prejudice in favor or against either party. Justifiable cause shall not include the Reorganized VI-Specific Debtors’ or the Settling States’ disagreements with the decisions of the Monitor, unless there is a clear pattern in the Monitor’s decisions that demonstrates that the Monitor has not been acting as an independent third party in rendering decisions.

If a new Monitor must be appointed during the term, the Reorganized VI-Specific Debtors and the Settling States shall exchange pools of recommended candidates within 30 days of the Monitor’s departure. The pools shall each contain the names of three individuals, groups of individuals or firms and shall be based in part on experience with internal investigations or the investigative process (which may include prior monitorship or oversight experience) and expertise in the pharmaceutical industry, relevant regulatory regimes, and internal controls and compliance systems.

After receiving the pools of Monitor candidates, the Reorganized VI-Specific Debtors and the Settling States shall have the right to meet with the candidates and conduct appropriate interviews of the personnel who are expected to work on the project. The Reorganized VI-Specific Debtors and the Settling States may veto any of the candidates, and must do so in writing within 30 days of receiving the pool of candidates. If all three candidates within a pool are rejected by either the Reorganized VI-Specific Debtors or the Settling States, the party who rejected the three candidates may direct the other party to provide up to three additional qualified candidates within 15 days of receipt of said notice.

If the Reorganized VI-Specific Debtors or the Settling States do not object to a proposed candidate, the Reorganized VI-Specific Debtors or the Settling States shall so notify the other in writing within 30 days of receiving the pool of candidates. If more than one candidate remains, the Settling States shall select the Monitor from the remaining candidates.

[8]

This section is qualified in its entirety by the Voluntary Injunction and the Opioid Operating Injunction, and for any inconsistency between this section and the Voluntary Injunction and the Opioid Operating Injunction, the Voluntary Injunction and the Opioid Operating Injunction, as applicable, will govern.

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3.	Duties and Reporting

The Monitor shall be responsible for ensuring that the Reorganized VI-Specific Debtors (and any successors during the Monitor’s term to the Reorganized VI-Specific Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories) are in compliance with the Opioid Operating Injunction. The Reorganized VI-Specific Debtors and their professionals and representatives shall cooperate and reasonably respond to requests by the Monitor in the performance of its responsibilities, including reasonable requests for access to relevant books and records of the Reorganized VI-Specific Debtors. Subject to any legally recognized privilege and as reasonably necessary to perform his or her duties, the Monitor shall have full and complete access to the Reorganized VI-Specific Debtors’ personnel, books, records, and facilities, and to any other relevant information, as the Monitor may request. The Reorganized VI-Specific Debtors shall develop such information as the Monitor may request and shall fully, completely and promptly cooperate with the Monitor.

The manner in which the Monitor will carry out his or her responsibilities, the general scope of information that the Monitor will seek to review in fulfilling his or her duties and, where applicable, the methodologies to be utilized shall be consistent with the work plan used by the Chapter 11 Monitor as of the Effective Date (the “Work Plan”). The Reorganized VI-Specific Debtors, the Settling States, and the Monitor may jointly agree to revisions to the Work Plan.

The Monitor shall file a report with the Settling States regarding compliance by the Reorganized VI-Specific Debtors with the terms of the Opioid Operating Injunction every 90 days after the Effective Date (the “Monitor Reports”). The Reorganized VI-Specific Debtors and the Settling States may jointly agree to decrease the frequency of Monitor Reports to every 180 days. To the extent permissible by state public record laws, these reports (in whole or in part) may be filed subject to restriction from public disclosure. The content of Monitor Reports shall be set forth in the Work Plan.

Prior to issuing a Monitor Report, the Monitor shall confer with Reorganized VI-Specific Debtors and the Settling States, either jointly or separately (in the discretion of the Monitor), regarding his or her preliminary findings and the reasons for those findings. The Reorganized VI-Specific Debtors shall have the right to submit written comments to the Monitor, which shall be appended to the final version of the Monitor Report.

4.	Relief and Cure

In furtherance of the responsibilities of the Monitor, the Monitor shall be authorized to seek relief from the Bankruptcy Court, to the extent necessary to carry out its obligations hereunder.

In the event a Monitor Report identifies a potential violation of the Opioid Operating Injunction, the Reorganized VI-Specific Debtors shall have the right to cure any potential violation within 30 days.

5.	Professionals and Costs

The Monitor shall have the authority to employ, upon written consent from the Reorganized VI-Specific Debtors, such consent not to be unreasonably withheld, delayed or conditioned, such consultants, accountants, attorneys, and other representatives and assistants as are reasonably necessary to carry out the Monitor’s responsibilities. Requests to employ such individuals will be decided upon no later than ten (10) days from their receipt.

All compensation, costs and fees of the Monitor and any professionals retained by the Monitor shall be paid by the Reorganized VI-Specific Debtors.

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6.	Liability

The Monitor shall serve without bond or other security. The Monitor shall have no obligation, responsibility, or liability for the operations of the Reorganized VI-Specific Debtors.

CC.    Trade Claimant Agreements

As to any Trade Claimant that agrees by so indicating on its Ballot to maintain with the Debtors Favorable Trade Terms, the Plan shall constitute (i) if applicable, an amendment to such Trade Claimant’s assumed or assumed and assigned Executory Contract between any Debtor and such Trade Claimant, instituting the foregoing trade terms in such Executory Contract, or (ii) otherwise, a contractual agreement by such Trade Claimant to maintain such trade terms for at least twelve (12) months after the Effective Date.

DD.    Federal/State Acthar Settlement

As of the Effective Date, the Federal/State Acthar Settlement Agreements shall be executed by Parent, Mallinckrodt ARD LLC, the U.S. Government, and the States. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors and/or the Reorganized Debtors will make the Initial Federal/State Acthar Settlement Payment, and thereafter, the Reorganized Debtors will make each of the Federal/State Acthar Deferred Cash Payments; provided, that except as otherwise expressly set forth in any of the Federal/State Acthar Settlement Agreements executed by any State, the Initial Federal/State Acthar Settlement Payment and Federal/State Acthar Deferred Cash Payments shall bear interest accruing at an annual rate of 0.6255%, running from September 21, 2020, in eight installments.

EE.    Retainers of Ordinary Course Professionals

Upon the Effective Date, each Ordinary Course Professional may apply its retainer, if any, against any outstanding prepetition balances owed by the Debtors to such Ordinary Course Professional.

FF.    No Substantive Consolidation

This Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan.

GG.    No Claims Under First Lien Notes/Second Lien Notes Intercreditor Agreement

As the holders of First Lien Notes Claims shall have received recovery in full pursuant to the terms of this Plan, the holders of First Lien Notes shall not have any claims (including, without limitation, for turnover of payments) against the holders of Second Lien Notes (or the Second Lien Indenture Trustee or the Second Lien Collateral Agent) under the existing Intercreditor Agreement in any way arising from, relating to or as a result of the Debtors’ restructuring (including, without limitation, of the First Lien Notes and Second Lien Notes), the Plan (including, without limitation, the treatment of the existing First Lien Notes Claims or Second Lien Notes Claims under the Plan or the making of distributions to the holders of the existing First Lien Notes Claims or Second Lien Notes Claims in accordance with the Plan), the distribution of property by the Debtors under the Plan, any related document or any order of the Bankruptcy Court, or any other transaction, agreement, event, omission or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, including without limitation the payment of any reasonable and documented out-of-pocket fees or expenses of the advisors to the Ad Hoc Second Lien Notes Group or the payment of the Second Lien Notes Indenture Trustee Fees, which payments shall be final and not subject to disgorgement, turnover, recovery, avoidance, recharacterization or any other similar claim.

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Prior to Effective Date, the Debtors shall not agree to any settlement with holders of the First Lien Notes Claims as to the treatment of such First Lien Notes Claims under this Plan that does not provide for a full release from any and all claims (including, without limitation, for turnover of payments) held by such settling holders of such First Lien Notes Claims against the holders of the Second Liens Notes Claims pursuant to the applicable Intercreditor Agreement.

HH.    General Unsecured Claims Trust

1.	Creation of General Unsecured Claims Trust

On or prior to the Effective Date, the Debtors shall take all necessary steps to establish the General Unsecured Claims Trust in accordance with the Plan and the General Unsecured Claims Trust Documents. As of the Effective Date, the General Unsecured Claims Trust Documents shall be executed by the Debtors and the General Unsecured Claims Trustee, as applicable, and the General Unsecured Claims Trust shall be created. The General Unsecured Claims Trust will satisfy any applicable requirements to constitute a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code, and otherwise the establishment of the General Unsecured Claims Trust and implementation of the UCC Settlement shall be implemented with an objective of maximizing tax efficiency to the Debtors and the Reorganized Debtors, including with respect to the availability, location, and timing of tax deductions, and to the Holders of General Unsecured Claims and Trade Claims to be assumed by the General Unsecured Claims Trust. The purpose of the General Unsecured Claims Trust shall be to, among other things: (1) resolve all Claims assumed thereby in accordance with the Plan, the General Unsecured Claims Trust Documents, and the Confirmation Order (but not, for the avoidance of doubt, (a) the Share Repurchase Claims, which will be liquidated by the Opioid MDT II or (b) any Claims to the extent and for so long as they are asserted as any other classification or status of Claims except General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust under Article IV.HH.7 of the Plan); (2) preserve, hold, collect, manage, maximize, and liquidate the assets of the General Unsecured Claims Trust for use in resolving Claims assumed thereby; (3) enforce, pursue, prosecute, compromise, and/or settle the GUC Assigned Preference Claims and the GUC Assigned Sucampo Avoidance Claims; (4) pay all GUC Trust Expenses as provided in the General Unsecured Claims Trust Documents (for which the Estates, the Reorganized Debtors, and the Released Parties shall have no responsibility or liability); (5) pay any and all administration and operating expenses of the General Unsecured Claims Trust, including the fees and expenses of any professionals retained by the General Unsecured Claims Trust; and (6) qualify at all times as a qualified settlement fund.

2.	Appointment General Unsecured Claims Trustee(s)

The appointment of the initial General Unsecured Claims Trustee will be approved in the Confirmation Order, and effective as of the Effective Date, in accordance with the General Unsecured Claims Trust Documents, the individual(s) selected as the General Unsecured Claims Trustee(s) shall be appointed to serve as the General Unsecured Claims Trustee(s) for the General Unsecured Claims Trust.

3.	Transferability of General Unsecured Claim Trust Distribution Rights

Any right of a Holder of any Claim to receive a distribution or other payment from the General Unsecured Claims Trust shall not be evidenced by any certificate, security, receipt or in any other form or manner whatsoever, except on the books and records of the Debtors, Reorganized Debtors, or the General Unsecured Claims Trust, as applicable. Further, any right of a Holder of any Claim to receive a distribution or other payment from the General Unsecured Claims Trust shall be nontransferable and nonassignable

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except by will, intestate, succession, or operation of law or as otherwise provided in the Plan or any of the General Unsecured Claims Trust Documents. Any rights to receive a Distribution or other payment from the General Unsecured Claims Trust shall not constitute “securities” and shall not be registered pursuant to the Securities Act. If it is determined that such rights constitute “securities,” the exemption provisions of section 1145(a)(1) of the Bankruptcy Code would be satisfied and such securities would be exempt from registration.

4.	Funding the General Unsecured Claims Trust

The General Unsecured Claims Trust shall be funded solely by the General Unsecured Claims Trust Consideration. On the Effective Date, the obligations to provide the General Unsecured Claims Trust Consideration shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors, enforceable in accordance with the terms hereof. The financial accommodations to be extended in connection with the General Unsecured Claims Trust Consideration are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. Other than the obligation to provide the General Unsecured Claims Trust Consideration to the General Unsecured Claims Trust, the Debtors, the Reorganized Debtors, and the Estates shall have no obligation to make any payment on account of any General Unsecured Claim or Trade Claim assumed by the General Unsecured Claims Trust.

The Reorganized Debtors shall market the StrataGraft priority review voucher at a time to be determined by the Reorganized Debtors’ board of directors. The Reorganized Debtors shall have sole discretion and control over the marketing and sale of the Stratagraft priority review voucher but shall provide the General Unsecured Claims Trustee with timely updates regarding all aspects of the marketing of the StrataGraft priority review voucher, and the General Unsecured Claims Trustee shall be entitled to reasonable consultation rights in respect of such marketing.

5.	GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims

As of the Effective Date, the Debtors and/or the Reorganized Debtors shall be deemed to have assigned the GUC Assigned Preference Claims and the GUC Assigned Sucampo Avoidance Claims to the General Unsecured Claims Trust; provided, that the exercise of remedies (including rights of setoff and/or recoupment) by non-Debtor third parties against the Debtors or Reorganized Debtors (but not the General Unsecured Claims Trust) on account of any GUC Assigned Preference Claims or GUC Assigned Sucampo Avoidance Claims shall be enjoined and barred. In addition, the General Unsecured Claims Trust may obtain other consideration from third parties post-emergence, including but not limited to claims assigned by creditors, subject to the reasonable consent right of the Debtors or Reorganized Debtors, and the Reorganized Debtors shall use reasonable best efforts to cooperate with the General Unsecured Claims Trust in connection with such other third-party consideration on the same terms as set forth in this Article IV.HH.

On and after the Effective Date, the Reorganized Debtors shall use reasonable best efforts to cooperate with the General Unsecured Claims Trust in connection with the General Unsecured Claims Trust’s investigation, preservation, pursuit, and securing of the GUC Assigned Sucampo Avoidance Claims, including by providing non-privileged information (including, without limitation, data, documents, emails, and access to individuals with information) related to the GUC Assigned Sucampo Avoidance Claims, at the reasonable request of the General Unsecured Claims Trust. The General Unsecured Claims Trust shall reimburse the Reorganized Debtors for their documented and reasonable out-of-pocket costs and expenses incurred in connection with such reasonable cooperation from and after the Effective Date.

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Any request by the General Unsecured Claims Trust for cooperation by the Reorganized Debtors shall be on reasonable advance notice, and provided during normal business hours and otherwise in a manner that does not disrupt commercial operations.

6.        Vesting of the General Unsecured Claims Trust Consideration in the General Unsecured Claims Trust

On the Effective Date, pursuant to the Plan and in accordance with the General Unsecured Claims Trust Documents, the General Unsecured Claims Trust Consideration shall be transferred or issued to and vest in the General Unsecured Claims Trust free and clear of all Claims, Interests, Liens, other encumbrances and liabilities of any kind (other than the Claims assumed by the General Unsecured Claims Trust). The General Unsecured Claims Trust shall have no liability for, and the General Unsecured Claims Trust Consideration shall vest in the General Unsecured Claims Trust free and clear of, any pre-petition and post-petition Claims, Causes of Action or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date, except for the Claims assumed by the General Unsecured Claims Trust. From and after the Effective Date, all proceeds of the General Unsecured Claims Trust Consideration shall be paid to the General Unsecured Claims Trust to be applied in accordance with the General Unsecured Claims Trust Documents. For the avoidance of doubt, the Asbestos Cost Sharing Agreement shall be excluded from the General Unsecured Claims Trust and remain with the Reorganized Debtors.

7.        Assumption of Certain Liability and Responsibility by the General Unsecured Claims Trust

In consideration for the property transferred to the General Unsecured Claims Trust and in furtherance of the purposes of the General Unsecured Claims Trust and the Plan, the General Unsecured Claims Trust shall assume all liability and responsibility, financial and otherwise, for (a) all General Unsecured Claims and (b) any Trade Claim, the Holder of which votes to reject the Plan or does not agree to maintain Favorable Trade Terms in accordance with the requirements set forth in the Disclosure Statement Order. The Debtors, the Reorganized Debtors, and the Released Parties shall have no liability or responsibility, financial or otherwise, for any such Claims assumed by the General Unsecured Claims Trust. Except as otherwise provided in the Plan and the General Unsecured Claims Trust Documents, the General Unsecured Claims Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such assumed Claims that the Debtors or the Reorganized Debtors has or would have had under applicable law.

8.        Administration of General Unsecured Claims and Trade Claims Assumed by the General Unsecured Claims Trust

All Claims assumed by the General Unsecured Claims Trust will be administered, liquidated and discharged pursuant to the applicable General Unsecured Claims Trust Documents. Distributions in respect of Allowed Claims assumed by the General Unsecured Claims Trust shall be made by the General Unsecured Claims Trustee(s), in accordance with the General Unsecured Claims Trust Documents from the General Unsecured Claims Trust. Distributions from the General Unsecured Claims Trust shall be the sole source of recovery for Holders of Allowed Claims assumed by the General Unsecured Claims Trust pursuant to the Plan, and no Holder of any such Claim shall have any other or further recourse to the General Unsecured Claims Trust, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties. Holders of disallowed Claims shall have no recourse to the General Unsecured Claims Trust, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties in respect of such disallowed Claims.

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Other than as described below, only the General Unsecured Claims Trustee shall be entitled to object to the General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust. Any objections to such Claims shall be served and filed by the General Unsecured Claims Trustee on or before the later of (a) two-hundred and seventy (270) days after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court (as the same may be extended by the Bankruptcy Court for cause shown). The General Unsecured Claims Trustee shall be entitled to use omnibus objections in compliance with Local Rule 3007-1, in addition to any procedures set forth in the General Unsecured Claims Trust Documents, and may seek Bankruptcy Court approval to establish additional objection, estimation, or other claims reconciliation procedures as the General Unsecured Claims Trustee believes appropriate.

Notwithstanding anything to the contrary in the foregoing paragraph: (x) any settlement that results in allowance of any Acthar Claims shall require the consent of the Debtors (such consent not to be unreasonably withheld, conditioned, or delayed) and shall not include any direct or indirect admission of fault or liability as to the Debtors, the Reorganized Debtors, or any Released Party and shall not include any terms that allow for, establish, or tend to establish any legal or factual predicate for postpetition or post-Effective Date claims, liabilities, or obligations, including as to any form of legal or equitable relief, against the Debtors, the Reorganized Debtors, or any Released Party; (y) if, after the Effective Date, the merits of any Acthar Claim are to be the subject of litigation (as opposed to being settled or resolved without litigation), the Reorganized Debtors shall have the right to control the defense of any such Acthar Claim, as well as any settlement thereof (with the reasonable consent and at the expense of the General Unsecured Claims Trust); and (z) (i) all administrative, secured, and priority claims, including any General Unsecured Claim or Trade Claim assumed by the General Unsecured Claims Trust a portion of which is asserted to be an administrative, secured, or priority claim and (ii) any General Unsecured Claim or Trade Claim assumed by the General Unsecured Claims Trust that seeks injunctive relief shall be resolved by the Debtors in accordance with the terms, provisions, and procedures of the Plan, provided, however, that if such General Unsecured Claim or Trade Claim assumed by the General Unsecured Claims Trust is later determined not to be an administrative, secured, or priority claim, or any request for injunctive relief therein has been dismissed, such Claim shall be resolved by the General Unsecured Claims Trust in accordance with the terms, provisions, and procedures of the General Unsecured Claims Trust Documents and shall be controlled by the General Unsecured Claims Trustee(s), with the reasonable consent of the Debtors’ provided, that the Debtors or the Reorganized Debtors shall not seek to allow a General Unsecured Claim that has been reclassified in accordance with clause (z).

9.        Institution of Maintenance of Legal and Other Proceedings by General Unsecured Claims Trust; Cooperation

As of the date upon which the General Unsecured Claims Trust is established, the General Unsecured Claims Trust shall be empowered to initiate, prosecute, defend and resolve all legal actions and other proceedings related to any asset, liability, or responsibility of the General Unsecured Claims Trust, including in respect of the GUC Assigned Preference Claims and the GUC Assigned Sucampo Avoidance Claims. The General Unsecured Claims Trust shall be empowered to initiate, prosecute, defend and resolve all such actions in the name of the Debtors or their Estates, in each case if deemed necessary or appropriate by the General Unsecured Claims Trust Trustee(s). The General Unsecured Claims Trust shall be responsible for the payment of all damages, awards, judgments, settlements, expenses, costs, fees, and other charges incurred subsequent to the date upon which the General Unsecured Claims Trust is established arising from, or associated with, any legal action or other proceeding brought pursuant to the foregoing.

The General Unsecured Claims Trust shall be authorized to conduct examinations under Bankruptcy Rule 2004, to the fullest extent permitted thereunder, to investigate the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims, without the requirement of filing a

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motion for such authorization; provided, however, that no such examinations shall be taken of the Debtors, the Reorganized Debtors, any Released Party, or any of their respective then-current employees, officers, directors, representatives, or agents, without further order of the Bankruptcy Court after notice and an opportunity to object and be heard.

Before and after the Effective Date, the Debtors or the Reorganized Debtors (as applicable) shall provide reasonable cooperation to the Official Committee of Unsecured Creditors or the General Unsecured Claims Trust (as applicable) in connection with the investigation and preservation of the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims, including by providing information (including, without limitation, documents, emails, and access to individuals with information), at the reasonable request of professionals retained by the Official Committee of Unsecured Creditors or the General Unsecured Claims Trust on the terms set forth in the GUC Trust Cooperation Agreement.

Any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) associated with the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims shall be transferred to the General Unsecured Claims Trust and shall vest in the General Unsecured Claims Trust, and the Debtors or the Reorganized Debtors, as the case may be, and the General Unsecured Claims Trust shall take all necessary actions to effectuate the transfer of such privileges; provided, that (a) such privileges shall be transferred to the General Unsecured Claims Trust for the sole purpose of enabling, and to the extent necessary to enable, the General Unsecured Claims Trust to investigate and/or pursue such GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims and (b) subject to the terms of the GUC Trust Cooperation Agreement, no documents or communications subject to a privilege shall be publicly disclosed by the General Unsecured Claims Trust or communicated to any person not entitled to receive such information or in a manner that would diminish the protected status of such information, unless such disclosure or communication is reasonably necessary to preserve, secure, prosecute, or obtain the benefit of the GUC Assigned Preference Claims and GUC Assigned Sucampo Avoidance Claims as more fully set forth in the GUC Trust Cooperation Agreement; provided, further, that the Confirmation Order shall provide that the General Unsecured Claim Trusts’ receipt of transferred privileges shall be without waiver in recognition of the joint and/or successorship interest in prosecuting claims onbehalf of the Estates.

II.    Asbestos Trust

1.	Creation of Asbestos Trust

On or prior to the Effective Date, the Debtors shall take all necessary steps to establish the Asbestos Trust in accordance with the Plan and the Asbestos Trust Documents. As of the Effective Date, the Asbestos Trust Documents shall be executed by the Debtors and the Asbestos Trustee, as applicable, and the Asbestos Trust shall be created. The Asbestos Trust will satisfy any applicable requirements to constitute a “qualified settlement fund” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code, and otherwise the establishment of the Asbestos Trust shall be implemented with an objective of maximizing tax efficiency to the Debtors and the Reorganized Debtors, including with respect to the availability, location, and timing of tax deductions, and to the Holders of Asbestos Claims. The purpose of the Asbestos Trust shall be to, among other things: (1) resolve all Asbestos Claims assumed thereby in accordance with the Plan, the Asbestos Trust Documents, and the Confirmation Order; (2) preserve, hold, collect, manage, and maximize the assets of the Asbestos Trust for use in resolving Asbestos Claims; (3) pay all Asbestos Trust Expenses as provided in the Asbestos Trust Documents (for which the Estates, the Reorganized Debtors, and the Released Parties shall have no responsibility or liability); (4) pay any and all administration and operating expenses of the Asbestos Trust, including the fees and expenses of any professionals retained by the Asbestos Trust; and (5) qualify at all times as a qualified settlement fund.

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2.	Appointment Asbestos Trustee(s)

The appointment of the initial Asbestos Trustee will be approved in the Confirmation Order, and effective as of the Effective Date, in accordance with the Asbestos Trust Documents, the individual(s) selected as the Asbestos Trustee(s) shall be appointed to serve as the Asbestos Trustee(s) for the Asbestos Trust.

3.	Transferability of Asbestos Trust Distribution Rights

Any right of a Holder of any Asbestos Claim to receive a distribution or other payment from the Asbestos Trust shall not be evidenced by any certificate, security, receipt or in any other form or manner whatsoever, except on the books and records of the Debtors, Reorganized Debtors, or the Asbestos Trust, as applicable. Further, any right of a Holder of any Asbestos Claim to receive a distribution or other payment from the Asbestos Trust shall be nontransferable and nonassignable except by will, intestate, succession, or operation of law. Any rights to receive a Distribution or other payment from the Asbestos Trust shall not constitute “securities” and shall not be registered pursuant to the Securities Act. If it is determined that such rights constitute “securities,” the exemption provisions of section 1145(a)(1) of the Bankruptcy Code would be satisfied and such securities would be exempt from registration.

4.	Funding the Asbestos Trust

The Asbestos Trust shall be funded solely by the Asbestos Trust Consideration, which shall be funded by the General Unsecured Claims Trust. On the Effective Date, the obligations of the General Unsecured Claims Trust to provide the Asbestos Trust Consideration shall constitute legal, valid, binding, and authorized obligations, enforceable in accordance with the terms hereof. Other than the obligation to provide the General Unsecured Claims Trust Consideration to the General Unsecured Claims Trust, the Debtors, the Reorganized Debtors, and the Estates shall have no obligation to make any payment on account of any Asbestos Claim or any payment to the Asbestos Claims Trust.

5.	Vesting of the Asbestos Trust Consideration in the Asbestos Trust

On the Effective Date, pursuant to the Plan and in accordance with the Asbestos Trust Documents, the initial payment of the Asbestos Trust Consideration shall be transferred or issued to and vest in the Asbestos Trust free and clear of all Claims, Interests, Liens, other encumbrances and liabilities of any kind (other than the Asbestos Claims). The Asbestos Trust shall have no liability for, and the Asbestos Trust Consideration shall vest in the Asbestos Trust free and clear of, any pre-petition and post-petition Claims, Causes of Action or liabilities of any kind, in each case that have been or could have been asserted against the Debtors, their Estates or their property (including, but not limited to, Claims based on successor liability) based on any acts or omissions prior to the Effective Date, except for the Asbestos Claims. From and after the Effective Date, all Asbestos Trust Consideration paid to the Asbestos Trust shall be applied in accordance with the Asbestos Trust Documents. For the avoidance of doubt, the Asbestos Cost Sharing Agreement and the Asbestos Insurance Policies shall be excluded from the Asbestos Trust and shall be assumed by the Reorganized Debtors and/or assigned to the Opioid MDT II, as the case may be, including but not limited to in accordance with the definition and treatment of Opioid Insurance Policies and Excluded Insurance Policies herein.

6.	Assumption of Certain Liability and Responsibility by the Asbestos Claims Trust

In consideration for the property transferred to the Asbestos Trust and in furtherance of the purposes of the Asbestos Trust and the Plan, the Asbestos Trust shall assume all liability and responsibility, financial and otherwise, for all Asbestos Claims (but not, for the avoidance of doubt, Asbestos Late Claims, which

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shall be assumed by the General Unsecured Claims Trust). The Debtors, the Reorganized Debtors, and the Released Parties shall have no liability or responsibility, financial or otherwise, for any such Claims assumed by the Asbestos Trust. Except as otherwise provided in the Plan and the Asbestos Trust Documents, the Asbestos Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such assumed Asbestos Claims that the Debtors or the Reorganized Debtors has or would have had under applicable law.

7.	Administration of Asbestos Claims and by the Asbestos Trust

All Asbestos Claims will be administered, liquidated, and discharged pursuant to the applicable Asbestos Trust Documents. Distributions in respect of Allowed Asbestos Claims shall be made by the Asbestos Trustee(s), in accordance with the Asbestos Trust Documents from the Asbestos Trust. Distributions from the Asbestos Trust shall be the sole source of recovery for Holders of Allowed Asbestos Claims, and no Holder of any such Claim shall have any other or further recourse to the Asbestos Trust, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties. Holders of disallowed Asbestos Claims shall have no recourse to the Asbestos Trust, the Debtors or their Estates, the Reorganized Debtors, NewCo, any NewCo Subsidiaries, or the Released Parties in respect of such disallowed Asbestos Claims.

Only the Asbestos Trustee shall be entitled to object to the Asbestos Claims, and, for the avoidance of doubt, only the General Unsecured Claims Trustee is entitled to object to the Asbestos Late Claims in the manner set forth in Article IV.HH.8 herein.

For the avoidance of doubt, the defense of any new litigations or claims concerning asbestos commenced against the Reorganized Debtors after the Effective Date will be the responsibility of the Reorganized Debtors, provided that the foregoing should not be construed as a waiver of any defense the Reorganized Debtors may have thereto, including that any liability in such litigations or claims are discharged pursuant to the Plan and the Confirmation Order. If any such new litigations or claims result in the filing of Proofs of Claim in the Bankruptcy Court, such Proofs of Claim shall be Asbestos Late Claims, and not Asbestos Claims.

JJ.	Other Terms of Settlement With Official Committee of Unsecured Creditors

On the Effective Date or as soon as reasonably practicable thereafter and upon presentment of invoices in customary form (which may be redacted to preserve any confidential or privileged information), the Reorganized Debtors shall pay in Cash all reasonable, documented, out-of-pocket fees, expenses, and disbursements incurred by the 4.75% Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee (including reasonable and documented professional fees, expenses, and disbursements) whether prior to or after the Petition Date, but on or prior to the Effective Date in connection with the consummation of the Plan and occurrence of the Effective Date, without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. For the avoidance of doubt, the reasonable, documented, out-of-pocket fees, expenses and disbursements of the 4.75% Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee incurred for Additional GUC Trust Distributions made to Holders of Allowed 4.75% Unsecured Notes Claims and Holders of Allowed Legacy Unsecured Notes Claims shall be satisfied by exercise of any lien in favor of the 4.75% Unsecured Notes Indenture Trustee and the Legacy Unsecured Notes Indenture Trustee, as applicable.

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Article V.

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumption of the Restructuring Support Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Restructuring Support Agreement shall be binding and enforceable against the parties to the Restructuring Support Agreement in accordance with its terms. For the avoidance of doubt, the assumption of the Restructuring Support Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of the Restructuring Support Agreement including, without limitation, any termination events or provisions thereunder.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the assumptions of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring Transaction (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring Transactions shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C), the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion prior to the Confirmation Date (or such later date as may be permitted by Article V.B or Article V.E below), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

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B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Cost in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. No later than the Plan Supplement Filing Date, to the extent not previously Filed with the Bankruptcy Court and served on affected counterparties, the Debtors shall provide notices of the proposed assumption and proposed Cure Costs to be sent to applicable counterparties, together with procedures for objecting thereto and for resolution of disputes by the Bankruptcy Court. Any objection by a contract or lease counterparty to a proposed assumption or related Cure Cost must be Filed, served, and actually received by the Debtors by the date on which objections to confirmation are due (or such other date as may be provided in the applicable assumption notice).

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure Cost will be deemed to have assented to such assumption and Cure Cost. Any timely objection to a proposed assumption or Cure Cost will be scheduled to be heard by the Bankruptcy Court at the Reorganized Debtors’ first scheduled omnibus hearing after the date that is ten (10) days after the date on which such objection is Filed. In the event of a dispute regarding (1) the amount of any Cure Cost, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365(b) of the Bankruptcy Code under any Executory Contract or the Unexpired Lease, and/or (3) any other matter pertaining to assumption and/or assignment, then such dispute shall be resolved by a Final Order; provided that the Debtors or Reorganized Debtors may settle any such dispute and shall pay any agreed upon Cure Cost without any further notice to any party or any action, order, or approval of the Bankruptcy Court; provided, further, that notwithstanding anything to the contrary herein (except for the Consent Rights of Supporting Parties in Article I.C), the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease previously designated for assumption within forty five (45) days after the entry of a Final Order resolving an objection to the assumption or to the proposed Cure Cost.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full satisfaction and cure of any Claims and defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, under any assumed Executory Contract or Unexpired Lease arising at any time prior to the effective date of assumption. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors, as applicable, will continue to honor all postpetition and post-Effective Date obligations under any assumed Executory Contracts and Unexpired Leases in accordance with their terms, regardless of whether such obligations are listed as a Cure Cost, and whether such obligations accrued prior to or after the Effective Date, and neither the payment of Cure Costs nor entry of the Confirmation Order shall be deemed to release the Debtors or the Reorganized Debtors, as applicable, from such obligations.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in this section of or otherwise in the Plan, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease). Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute

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General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan; provided, however, as set forth in Article V.G. of this Plan, any Claims arising out of the rejection of an Executory Contract that are Co-Defendant Claims shall be either Other Opioid Claims or No Recovery Opioid Claims, and shall be treated in accordance with the Plan, and the deadline for the filing of Proofs of Claim arising out of the rejection of an Executory Contract or Unexpired Lease set forth in this Article V.C. shall not apply with respect to any Co-Defendant Claim.

D.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, will be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) will survive and remain unaffected by entry of the Confirmation Order.

E.	Reservation of Rights

Neither anything contained in the Plan nor the Debtors’ delivery of a notice of proposed assumption and proposed Cure Cost to any contract and lease counterparties shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X.C of the Plan.

F.	Indemnification Provisions and Reimbursement Obligations

On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

G.	Co-Defendant Contracts

Except as otherwise provided in the Plan or agreed by any counterparty and the Debtors (with the consent (not to be unreasonably withheld, conditioned or delayed) of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, and after consultation with the Official Committee of Unsecured Creditors), the assumption of any contract or lease under the Plan, the non-Debtor counterparty to which is a Released Co-Defendant, shall (a) release any Causes of Action on account of any and all terms or provisions of such contract or lease solely to the extent such terms or provisions create an obligation of any

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party thereto (or any assignee thereof), or give rise to a right in favor of any non-Debtor under any Opioid Insurance Policy or any other insurance policy of any Protected Party, for the indemnification or reimbursement of any Person for costs, losses, damages, fees, expenses or any other amounts whatsoever relating to or arising from any actual or potential opioid-related litigation or dispute, whether accrued or unaccrued, asserted or unasserted, existing or hereinafter arising, based on or relating to, or in any manner arising from, in whole or in part, Opioid-Related Activities or other conduct occurring prior to the Effective Date; and (b) constitute (i) a release by each party of each other counterparty (and any assignee thereof or successor thereto), including a mutual release between (x) each non-Debtor counterparty to the contract and its Co-Defendant Related Parties and (y) the Debtor counterparty to the contract and the Protected Parties, (ii) a release by each non-Debtor party of all Insurers, in the case of (i) and (ii), from any and all Causes of Action and other rights of recovery arising under or relating to such indemnification and reimbursement rights to the extent relating to any conduct occurring prior to the Effective Date, and (iii) an agreement by each non-Debtor counterparty to the contract and its Co-Defendant Related Parties to release any and all Co-Defendant Claims held by such parties against any Protected Parties. On the Effective Date, all Co-Defendant Claims arising under or related to any such assumed or assumed and assigned contract or lease, the non-Debtor counterparty to which is a Released Co-Defendant, shall be released and discharged with no consideration on account thereof, and all Proofs of Claim in respect thereof shall be deemed expunged, without further notice, or action, order or approval of the Bankruptcy Court or any other Person. To the extent that any court of competent jurisdiction later determines that the releases granted by any Released Co-Defendant or its Co-Defendant Related Parties hereunder are unenforceable, such Person shall not be considered a Released Co-Defendant or Co-Defendant Related Party and shall not be Released Parties for any purpose under this Plan. Any and all Claims and Causes of Action against such Co-Defendant and its Co-Defendant Related Parties shall be Assigned Third-Party Claims, in such event.

Except as otherwise provided in the Plan or agreed by any counterparty and the Debtors (with the consent (not to be unreasonably withheld, conditioned or delayed) of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, and after consultation with the Official Committee of Unsecured Creditors), if the Debtors assume any contract or lease under the Plan and the non-Debtor counterparty to such contract or lease is a Co-Defendant other than a Released Co-Defendant, (i) such Co-Defendant’s Co-Defendant Claims shall not be channeled to the Opioid MDT II or the Opioid Creditor Trusts and (ii) the Debtors’ Claims and Causes of Action against such Co-Defendant shall be Retained Causes of Action and vest in the Reorganized Debtors and, for the avoidance of doubt, will not be Assigned Third-Party Claims or otherwise assigned to the Opioid MDT II.

Except as otherwise provided in the Plan or agreed by any counterparty and the Debtors (with the consent (not to be unreasonably withheld, conditioned or delayed) of the Governmental Plaintiff Ad Hoc Committee and the MSGE Group, and after consultation with the Official Committee of Unsecured Creditors), if the Debtors reject any contract or lease under the Plan and the non-Debtor counterparty to such contract or lease is a Co-Defendant other than a Released Co-Defendant, (i) such Co-Defendant’s Opioid Claims shall be channeled to the Opioid MDT II as either No-Recovery Opioid Claims or Other Opioid Claims, unless such Opioid Claims are correctly classified in another class of Opioid Claims, and (ii) all Claims and Causes of Action against such Co-Defendant that would otherwise be considered Assigned Third-Party Claims shall be Assigned Third-Party Claims.

For the avoidance of doubt, unless otherwise agreed by the counterparty to any assumed or assumed and assigned contract or lease, the foregoing shall not release or otherwise modify any term or provision of such contract or lease to the extent of any indemnification or reimbursement rights (i) accruing after the Effective Date for conduct occurring after the Effective Date, (ii) for any amounts, if any, due to a Co-Defendant as a result of the New York Opioid Stewardship Act (2018 N.Y. Sess. Laws, ch. 57, pt. NN 7 (codified at N.Y. Pub. Health Law § 3323 and N.Y. State Fin. Law § 97-aaaaa)) or (iii) for any Co-Defendant Surviving Pre-Effective Date Claim. Notwithstanding the release, satisfaction, expungement

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and extinguishment of Co-Defendant Claims, a Co-Defendant retains its Co-Defendant Defensive Rights, which includes the ability to recover from Persons that are not Protected Parties or from any insurance policies that are not Opioid Insurance Policies or other insurance policies of Protected Parties. The counterparty to such contract or lease and all other applicable Persons shall be bound by the terms set forth in this Article V.G.

H.	Employee Compensation and Benefits

1.	Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code.

None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

2.	Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

Article VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distribution on Account of Claims Other than Opioid Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan or a Final Order, or as agreed to by the relevant parties, distributions under the Plan on account of Claims other than Opioid Claims Allowed on or before the Effective Date shall be made on the Initial Distribution Date; provided that (1) Allowed Administrative

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Claims with respect to liabilities incurred by the Debtors in the ordinary course of business shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business or industry practice, (2) Allowed Priority Tax Claims shall be satisfied in accordance with Article II.B herein, (3) Allowed Other Priority Claims shall be satisfied in accordance with Article II.C herein, and (4) Allowed General Unsecured Claims and Allowed Trade Claims that would not come due in the ordinary course of the Debtors’ business until after the Initial Distribution Date shall be paid by the Reorganized Debtors in the ordinary course of business; provided, further, that all Initial Distribution Date distributions are subject to the Disputed General Unsecured Claims Reserve in accordance with Article VII.H of the Plan. For the avoidance of doubt, the Debtors’ obligation to make any distributions on account of General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust will be satisfied by the transfer of the General Unsecured Claims Trust Consideration to the General Unsecured Claims Trust.

B.	Distributions on Account of Claims Other than Opioid Claims Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims

Except as otherwise provided in the Plan, a Final Order, or as agreed to by the relevant parties, distributions on account of Disputed Claims other than Opioid Claims that become Allowed after the Effective Date shall be made on the next Periodic Distribution Date that is at least thirty (30) days after the Disputed Claim becomes an Allowed Claim; provided that (a) Disputed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective date shall be treated as Allowed Priority Tax Claims in accordance with Article II.B of the Plan, and (c) Disputed Other Priority Claims that become Allowed Other Priority Claims after the Effective Date shall be treated as Allowed Other Priority Claims in accordance with Article II.C of the Plan.

2.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.

C.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided herein, on the Initial Distribution Date each Holder of an Allowed Claim other than an Opioid Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that any Disputed Claims exist, distributions on account of such Disputed Claims shall be made pursuant to Article VI.B and Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

D.	Delivery of Distributions

1.	Record Date for Distributions

For purposes of making distributions on the Initial Distribution Date only, the Distribution Agent shall be authorized and entitled to recognize only those Holders of Claims other than Opioid Claims

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reflected in the Debtors’ books and records as of the close of business on the Confirmation Date; provided, however, that such record date will not apply to any distributions related to the First Lien Notes, Second Lien Notes, or Guaranteed Unsecured Notes maintained through DTC, and the record date for Holders of Allowed First Lien Term Loan Claims shall be the Effective Date. Subject to the foregoing sentence, if a Claim other than an Opioid Claim is transferred (a) twenty-one (21) or more days before the Confirmation Date and reasonably satisfactory documentation evidencing such transfer is Filed with the Bankruptcy Court before the Confirmation Date, the Distribution Agent shall make the applicable distributions to the applicable transferee, or (b) twenty (20) or fewer days before the Confirmation Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form is Filed with the Bankruptcy Court before the Confirmation Date and contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.	Delivery of Distributions in General

Except as otherwise provided in the Plan, the Distribution Agent shall make distributions to Holders of Allowed Claims other than Opioid Claims at the address for each such Holder as indicated in the Debtors’ records as of the date of any such distribution, including the address set forth in any Proof of Claim Filed by that Holder or, with respect to Holders of Allowed First Lien Term Loan Claims, the address recorded as of the Effective Date in the register maintained by the First Lien Agent, as applicable; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3.	Distributions by Distribution Agents

The Debtors and the Reorganized Debtors, as applicable, shall have the authority to enter into agreements with one or more Distribution Agents to facilitate the distributions required hereunder. Except in the case of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, and the Legacy Unsecured Notes Indenture Trustee, each serving as a Distribution Agent, to the extent the Debtors and the Reorganized Debtors, as applicable, determine to utilize a Distribution Agent to facilitate the distributions under the Plan to Holders of Allowed Claims other than Opioid Claims, Guaranteed Unsecured Notes Claims, 4.75% Unsecured Notes Claims, and Legacy Unsecured Notes Claims, any such Distribution Agent would first be required to: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan; and (c) waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required under the Plan to be distributed by such Distribution Agent; provided, that no Distribution Agent (including the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, and the Legacy Unsecured Notes Indenture Trustee) will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

Distributions on account of the Allowed First Lien Term Loan Claims will be made to the First Lien Agent or the New Takeback Term Loan Agent, as applicable, and the First Lien Agent or the New Takeback Term Loan Agent (as applicable) will be, and will act as, the Distribution Agent with respect to the Allowed First Lien Term Loan Claims in accordance with the terms and conditions of this Plan and the applicable debt documents. Distributions on account of the Allowed Second Lien Notes Claims will be made to or at the direction of the Second Lien Notes Indenture Trustee, and the Second Lien Notes Indenture Trustee will be, and will act as, the Distribution Agent with respect to the Allowed Second Lien Notes Claims in accordance with the terms and conditions of this Plan and the Second Lien Notes Indenture.

The Debtors or the Reorganized Debtors, as applicable, shall pay to the Distribution Agents all reasonable and documented fees and expenses of the Distribution Agents without the need for any approvals, authorizations, actions, or consents. The Distribution Agents (other than the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, and the Legacy

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Unsecured Notes Indenture Trustee) shall submit detailed invoices to the Debtors or the Reorganized Debtors, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement and the Debtors or the Reorganized Debtors, as applicable, shall promptly pay those amounts that they, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Reorganized Debtors, as applicable, deem to be unreasonable. In the event that the Debtors or the Reorganized Debtors, as applicable, object to all or any portion of the amounts requested to be reimbursed in a Distribution Agent’s invoice, the Debtors or the Reorganized Debtors, as applicable, and such Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Debtors or the Reorganized Debtors, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

4.	Distributions to Holders of Second Lien Notes Claims, Guaranteed Unsecured Notes Claims, 4.75% Notes Claims, and Legacy Unsecured Notes Claims

The distributions of Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares to be made under this Plan to Holders of Guaranteed Unsecured Notes Claims shall be deemed made by the Debtors or Reorganized Debtors, as applicable, to the Guaranteed Unsecured Notes Indenture Trustee which shall transmit (or cause to be transmitted) such distributions to such Holders as set forth below. Notwithstanding anything to the contrary in this Plan, the Guaranteed Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, may transfer or facilitate the transfer of such distributions through the facilities of DTC in exchange for the relevant Guaranteed Unsecured Notes. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under this Plan, the Debtors or Reorganized Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the Takeback Second Lien Notes and New Mallinckrodt Ordinary Shares to be distributed to Holders of the Guaranteed Unsecured Notes eligible for distribution through the facilities of DTC.

Distributions on account of the Guaranteed Unsecured Notes Claims, the 4.75% Unsecured Notes Claims, and the Legacy Unsecured Notes Claims will be made to or at the direction of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or Legacy Unsecured Notes Indenture Trustee, as applicable. As soon as practicable, each of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or Legacy Unsecured Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders in accordance with the Plan and the applicable debt documents, subject to the rights of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or Legacy Unsecured Notes Indenture Trustee to exercise any charging lien granted under the Guaranteed Unsecured Notes Indenture, the 4.75% Unsecured Notes Indenture, or Legacy Unsecured Notes Indenture, as applicable. None of the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, or Legacy Unsecured Notes Indenture Trustee shall incur any liability whatsoever on account of making any distributions in accordance with the Plan, whether such distributions are made by it, or by the Distribution Agent at its reasonable direction and whether made on or after the Effective Date.

The obligations of the Guaranteed Unsecured Notes Indenture Trustee under or in connection with this Plan, the Guaranteed Unsecured Notes Indentures, the Guaranteed Unsecured Notes, and any related notes, stock, instruments, certificates, agreements, side letters, fee letters, and other documents, shall be discharged and deemed fully satisfied upon the Effective Date. On and after the Effective Date, the Guaranteed Unsecured Notes Indenture Trustee, in its capacity as trustee, shall be appointed and act as a Distribution Agent with respect to the applicable Guaranteed Unsecured Notes Claims to facilitate the

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distributions provided for in this Plan to the applicable Holders of Allowed Guaranteed Unsecured Notes Claims. The obligations of the Guaranteed Unsecured Notes Indenture Trustee, in its capacity as Distribution Agent, under or in connection with this Plan shall be discharged and deemed fully satisfied (as applicable) upon either: (i) DTC’s receipt of the distributions with respect to the Allowed Guaranteed Unsecured Notes Claims; or (ii) if the Alternate/Supplemental Distribution Process is utilized, upon the earlier of the completion of the Guaranteed Unsecured Notes Indenture Trustee’s role in such process or in accordance with the terms of the Alternate/Supplemental Distribution Process and, in either case, the Guaranteed Unsecured Notes Indenture Trustee shall not, in any capacity, have liability to any person for having made, or facilitating the making of, the distributions through the foregoing items (i) and (ii). The Guaranteed Unsecured Notes Indenture Trustee, as a Distribution Agent under this Plan, will be entitled to recognize and deal with for all purposes the Holders of the Guaranteed Unsecured Notes to the extent necessary to facilitate the distributions with respect to Allowed Guaranteed Unsecured Notes Claims to such Holders. Regardless of in which capacity it is acting, the Guaranteed Unsecured Notes Indenture Trustee in any capacity shall not be responsible for, and may conclusively rely on, the Alternate/Supplemental Distribution Process.

The distributions to be made under this Plan to Holders of Second Lien Notes Claims shall be deemed completed when made to or at the direction of the Second Lien Notes Indentures Trustee, which shall be deemed to be the Holder of all Second Lien Notes Claims for purposes of distributions to be made hereunder, and the Second Lien Notes Indenture Trustee shall hold or direct such distributions for the benefit of the Holders of Second Lien Notes Claims. The Second Lien Notes Indenture Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of the Second Lien Notes Claims, to the extent consistent with the customary practices of DTC. If the Second Lien Notes Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors, with the Second Lien Notes Indenture Trustee’s cooperation, shall make such distributions to the extent practicable to do so. The Second Lien Notes Indenture Trustee shall have no duties or responsibilities relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of a Second Lien Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter. Regardless of whether distributions to Holders of Second Lien Notes Claims are made by the Second Lien Notes Indenture Trustee, or at the reasonable direction of the Second Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee’s charging lien shall attach to such distributions in the same manner as if such distributions were made through the Second Lien Notes Indenture Trustee. The Second Lien Notes Indenture Trustee shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

Notwithstanding any policies, practices or procedures of DTC or any other applicable clearing system, DTC and all other applicable clearing systems shall cooperate with and take all actions reasonably requested by the Notice and Claims Agent, the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, the Legacy Unsecured Notes Indenture Trustee, and the Second Lien Notes Indenture Trustee to facilitate distributions to Holders of Allowed Guaranteed Unsecured Notes Claims, Allowed 4.75% Unsecured Notes Claims, Allowed Legacy Unsecured Notes Claims, and Allowed Second Lien Notes Claims, including without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent, including the Guaranteed Unsecured Notes Indenture Trustee, the 4.75% Unsecured Notes Indenture Trustee, the Legacy Unsecured Notes Indenture Trustee, and the Second Lien Notes Indenture Trustee in any capacity, shall be required to provide indemnification or other security to DTC in connection with any distributions to Holders of Allowed Guaranteed Unsecured Notes Claims, Allowed 4.75% Unsecured Notes Claims, Allowed Legacy Unsecured Notes Claims, or Allowed Second Lien Notes Claims through the facilities of DTC.

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5.	Minimum Distributions

Notwithstanding anything herein to the contrary, other than on account of Unimpaired Claims, the Reorganized Debtors and the Distribution Agents shall not be required to make distributions or payments of less than $100 (whether Cash or otherwise) and shall not be required to make partial distributions or payments of fractions of dollars or distributions of fractions of a New Mallinckrodt Ordinary Share. Whenever any payment or distribution of a fraction of a dollar or a fraction of a New Mallinckrodt Ordinary Share would otherwise be called for, the actual payment or distribution will reflect a rounding down of such fraction to the nearest whole dollar or nearest whole New Mallinckrodt Ordinary Share.

6.	Undeliverable Distributions

a.	Holding of Certain Undeliverable Distributions

Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VI.D.5.b of the Plan, until such time as any such distributions become deliverable or are otherwise disposed of in accordance with applicable nonbankruptcy law. Undeliverable distributions shall not be entitled to any additional interest, dividends, or other accruals of any kind on account of their distribution being undeliverable. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

b.	Failure to Present Checks

Checks issued by the Reorganized Debtors (or their Distribution Agent) on account of Allowed Claims shall be null and void if not negotiated within 90 days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued.

E.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary (except for the Consent Rights of Supporting Parties in Article I.C), the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, including requiring as a condition to the receipt of a distribution, that the Holders of an Allowed Claim complete an IRS Form W-8 or W-9, as applicable. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

F.	Applicability of Insurance Contracts Other than Opioid Insurance Policies

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Disclosure Statement or the Confirmation Order (including, without limitation, any provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

(a)    on and after the Effective Date, all Insurance Contracts that are not the Opioid Insurance Policies (i) are found to be and shall be treated as, Executory Contracts under the Plan and shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code by the applicable Debtor, and/or (ii) shall vest in

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the Reorganized Debtors and ride through and continue in full force and effect in accordance with their respective terms in either case such that the Reorganized Debtors shall become and remain jointly and severally liable in full for, and shall satisfy, any premiums, deductibles, self-insured retentions and/or any other amounts or obligations arising in any way out of the receipt of payment from an Insurer in respect of the Insurance Contracts that are not the Opioid Insurance Policies and as to which no Proof of Claim, Administrative Claim or Cure Cost claim need be filed; and

(b)    solely with respect to Insurance Contracts that are not Opioid Insurance Policies, the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit (i) claimants with valid workers’ compensation claims or direct action claims against Insurers under applicable non-bankruptcy law to proceed with their claims; (ii) Insurers to administer, handle, defend, settle and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against an Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (iii) the Insurers to collect from any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (or the Reorganized Debtors) and/or apply such proceeds to the obligations of the Debtors (or the Reorganized Debtors) under the applicable Insurance Contracts, in such order as the applicable Insurer may determine.

Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts other than Opioid Insurance Policies, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts other than Opioid Insurance Policies and/or applicable non-bankruptcy law. For the avoidance of doubt, this Article VI.F shall not apply to Opioid Insurance Policies and Opioid Claims.

G.	Distributions on Account of Opioid Claims

Notwithstanding anything to the contrary herein, Articles VI.A through VI.F (except as set forth in the last sentence of Article VI.E) shall not apply to any Opioid Claims, and all distributions to Holders of Opioid Claims (including Opioid Demands) shall be made by and from the Opioid MDT II and the Opioid Creditor Trusts in accordance with and resolved pursuant to the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable.

H.	Allocation of Distributions Between Principal and Interest

Except with respect to the 2024 First Lien Term Loan Claims and the 2025 First Lien Term Loan Claims and as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

I.	Postpetition Interest on Claims

Notwithstanding anything else in this Plan or the Confirmation Order, postpetition interest shall accrue and be paid on the First Lien Revolving Credit Facility Claims, the First Lien Term Loan Claims, the First Lien Notes Claims, and the Second Lien Notes Claims as set forth in the Plan. Unless otherwise specifically provided for in this Plan (including the preceding sentence and Article II.B.2 of the Plan), the

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Confirmation Order, the Cash Collateral Order, or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any other Claims and no Holder of any other Claims shall be entitled to interest accruing on or after the Petition Date on any Claim.

Article VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance and Disallowance of Claims Other than Opioid Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim other than Opioid Claims and any other Claims Allowed under this Plan (including the First Lien Term Loan Claims), including the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim other than Opioid Claims or contingent or unliquidated Claim other than Opioid Claims in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced. For the avoidance of doubt, this section of the Plan is subject to the provisions regarding resolution of General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust.

B.	Prosecution of Objections to Claims other than Opioid Claims

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors shall have the authority to File objections to Claims (other than Claims that are Allowed under this Plan or Opioid Claims) and settle, compromise, withdraw, or litigate to judgment objections to any and all such Claims, regardless of whether such Claims are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim other than Opioid Claims without any further notice to or action, order, or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, this section of the Plan is subject to the provisions regarding resolution of General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust. The General Unsecured Claims Trustee shall be required to notify the Reorganized Debtors simultaneously with the Notice and Claims Agent of any adjustments to be made to the Claims Register.

C.	Estimation of Claims and Interests other than Opioid Claims

Before or after the Effective Date, the Debtors or Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim other than any Opioid Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection; and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or during the appeal relating to such objection; provided that if the Bankruptcy Court resolves the Allowed amount of a Claim, the Debtors and Reorganized Debtors, as applicable, shall not be permitted to seek an estimation of such Claim. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the

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Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim subject to applicable law. For the avoidance of doubt, this section of the Plan is subject to the provisions regarding resolution of General Unsecured Claims and Trade Claims assumed by the General Unsecured Claims Trust.

D.	No Distributions Pending Allowance

If any portion of a Claim other than an Opioid Claim is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Claim becomes an Allowed Claim.

E.	Time to File Objections to Administrative Claims

Any objections to Administrative Claims shall be Filed on or before the Administrative Claims Objection Deadline, subject to any extensions thereof approved by the Bankruptcy Court.

F.	Procedures Regarding Opioid Claims

Notwithstanding anything to the contrary herein, Articles VII.A through VII.E shall not apply to any Opioid Claims, and all procedures for resolving contingent, unliquidated, and disputed Opioid Claims (including Opioid Demands) shall be governed by the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable.

G.	No Filing of Proofs of Claim for Opioid Claims or VI Opioid Claims

Except as otherwise provided in the Plan, Holders of Opioid Claims or VI Opioid Claims shall not be required to File a Proof of Claim or a request for payment of an Administrative Claim on account of such Holder’s Opioid Claims or VI Opioid Claims, and no such Holders should File such a Proof of Claim or such request for payment; provided, however, that a Holder of an Opioid Claim or VI Opioid Claim that wishes to assert Claims against the Debtors that are not Opioid Claims or VI Opioid Claims must File a Proof of Claim or a request for payment of an Administrative Claim with respect to such Claims which are not Opioid Claims or VI Opioid Claims on or before the applicable Claims Bar Date. The Opioid MDT II and Opioid Creditor Trusts will make distributions on account of Opioid Claims in accordance with and resolved pursuant to the Opioid MDT II Documents and Opioid Creditor Trust Documents, as applicable. Within sixty (60) days after the Effective Date, the Reorganized Debtors shall File a report identifying all Proofs of Claim that are reasonably determined by the Debtors, in consultation with the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Future Claimants’ Representative, and the Opioid MDT II Trustee(s), to be on account of any Opioid Claim, and upon the Filing of such report and notice to the Holders of such Proofs of Claim who shall have 14 days to object to such determination, all identified Proofs of Claim shall be deemed withdrawn and removed from the applicable claims register; provided that Proofs of Claim on account of Opioid Claims filed after the Effective Date shall automatically be deemed withdrawn and expunged; provided, further, that upon a motion and hearing with notice to the Governmental Plaintiff Ad Hoc Committee, the MSGE Group, the Future Claimants’ Representative, the Opioid MDT II Trustee(s), and, solely in the case of clause (b) below, the Holders of affected Proofs of Claim, the Debtors (a) may seek an extension to the deadline to File such report from the Bankruptcy Court and (b) may seek determination by the Bankruptcy Court that any Proof of Claim is on account of any Opioid Claim.

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H.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim. For the avoidance of doubt, this section of the Plan does not apply to General Unsecured Claims or Trade Claims assumed by the General Unsecured Claims Trust. The Debtors will retain the Trade Claim Cash Pool Unallocated Amount once all Allowed Trade Claims are satisfied in full.

I.	Disallowance of Certain First Lien Credit Agreement Claims, First Lien Notes Claims, and Second Lien Notes Claims.

Notwithstanding anything to the contrary in the Plan (except for the Consent Rights of Supporting Parties in Article I.C), the following Claims shall be disallowed on the Effective Date except as otherwise ordered by a Final Order of the Bankruptcy Court before the Effective Date: (a) any First Lien Credit Agreement Claims (i) for default rate interest under Section 2.13(c) of the First Lien Credit Agreement in excess of the non-default rate applicable under Sections 2.13(a) or (b) of the First Lien Credit Agreement, or (ii) for interest based on the asserted conversion of any “Eurocurrency Borrowing” to an “ABR Borrowing” (each as defined in the First Lien Credit Agreement) under Section 2.07(e) of the First Lien Credit Agreement, to the extent such interest exceeds the interest payable on such borrowing as a Eurocurrency Borrowing; provided that, notwithstanding the foregoing, the Allowed First Lien Revolving Credit Facility Claims and the Allowed First Lien Term Loan Claims shall include the applicable amount of First Lien Revolving Credit Facility Accrued and Unpaid Interest and First Lien Term Loans Accrued and Unpaid Interest, respectively, and such First Lien Revolving Credit Facility Accrued and Unpaid Interest and First Lien Term Loans Accrued and Unpaid Interest shall not be subject to disallowance; provided further that notwithstanding anything to the contrary in the Plan, the Cash Collateral Order or the First Lien Credit Agreement, all adequate protection payments made by the Debtors pursuant to the Cash Collateral Order during the Chapter 11 Cases to the First Lien Revolving Lenders, the First Lien Term Lenders and their respective agents and professionals shall be retained by the First Lien Revolving Lenders, the First Lien Term Lenders and such agents and professionals, as applicable, and not recharacterized as principal payments (other than payments of principal made on or prior to April 23, 2021 and First Lien Term Loan Principal Payments) or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Revolving Credit Facility Claims or the First Lien Term Loan Claims, as applicable (b) any First Lien Notes Claims (i) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the First Lien Notes Indenture) or optional redemption premium, (ii) for any “Additional Amounts” (as defined in the First Lien Notes Indenture), or (iii) for default rate interest under Section 2.11 of the First Lien Notes Indenture; (c) any Second Lien Notes Claims (i) for any principal premium in excess of the principal amount of such Claims outstanding immediately before the Petition Date, including for any “Applicable Premium” (as defined in the Second Lien Notes Indenture) or optional redemption premium, (ii) for any “Additional Amounts” (as defined in the Second Lien Notes Indenture), or (iii) for default rate interest under Section 2.11 of the Second Lien Notes Indenture; and (d) any Claims for payment of any amounts payable pursuant to the Cash Collateral Order arising after the Effective Date. The Debtors will file an objection to such Claims consistent with the foregoing in advance of the Confirmation Hearing, and the Bankruptcy Court’s determination of such objection shall be set forth in the Confirmation Order.

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Article VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived:

1.    The Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith.

2.    The Bankruptcy Court or another court of competent jurisdiction shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement, such order shall be a Final Order, and to the extent such order was not entered by the District Court, the District Court shall have affirmed the Confirmation Order.

3.    The Bankruptcy Court or another court of competent jurisdiction shall have entered the Opioid Operating Injunction Order, such order shall be a Final Order, and to the extent such order was not entered by the District Court, the District Court shall have affirmed the Opioid Operating Injunction Order.

4.    All documents and agreements necessary to implement the Plan (including the Definitive Documents, the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the New Opioid Warrant Agreement, the Federal/State Acthar Settlement Agreements, and any documents contained in the Plan Supplement) shall have been documented in compliance with the Restructuring Support Agreement (to the extent applicable), Article I.D (to the extent applicable), or Article I.E (to the extent applicable), executed and tendered for delivery. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (which may occur substantially concurrently with the occurrence of the Effective Date).

5.    All actions, documents, certificates, and agreements necessary to implement the Plan (including the Definitive Documents and any other documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws.

6.    All authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained, and there shall have been no determination by the Debtors, including by the Disinterested Managers, to not grant any of the releases to Released Parties set forth in Article IX of the Plan.

7.    All conditions precedent to the consummation of the Opioid Settlement (as defined in the Restructuring Support Agreement) and related transactions, including establishment of the Opioid MDT II and Opioid Creditor Trusts and authorization for payment of the Opioid MDT II Consideration, have been satisfied or waived by the party or parties entitled to waive them.

8.    The final version of the Plan, Plan Supplement, the Opioid MDT II Documents, Opioid Creditor Trust Documents, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement.

9.    The Bankruptcy Court shall have confirmed that the Bankruptcy Code authorizes the transfer and vesting of the Opioid MDT II Consideration, notwithstanding any terms of any Insurance Contracts related to the Assigned Insurance Rights or provisions of non-bankruptcy law that any Insurer may otherwise argue prohibits such transfer and vesting.

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10.    The Canadian Court shall have issued an order recognizing the Confirmation Order in the Recognition Proceedings and giving full force and effect to the Confirmation Order in Canada and such recognition order shall have become a Final Order.

11.    The High Court of Ireland shall have made the Irish Confirmation Order and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).

12.    The Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer.

13.    Any civil or criminal claims asserted by or on behalf of the Department of Justice (other than those resolved pursuant to the Federal/State Acthar Settlement) have been resolved on terms reasonably acceptable to the Debtors, the Required Supporting Unsecured Noteholders the Governmental Plaintiff Ad Hoc Committee, and the MSGE Group.

14.    The Debtors shall have paid in full all professional fees and expenses of the Retained Professionals (including the Retained Professionals of the Disinterested Managers) that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a Professional Fee Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses.

15.    The Professional Fee Escrow Account shall have been established and funded in Cash in accordance with Article II.A.2.

16.    The Debtors shall have paid the Restructuring Expenses including the Transaction Fees, in full, in Cash.

17.    The Debtors shall have paid (A) the Noteholder Consent Fee, (B) the outstanding invoices on account of any Indenture Trustee Fees delivered to the Debtors (or their counsel) at least two (2) business days before the Effective Date, and (C) the Term Loan Exit Payment (and (i) the First Lien Agent shall have received such Term Loan Exit Payment on behalf of the First Lien Term Lenders and shall have distributed such Term Loan Exit Payment to the First Lien Term Lenders or (ii) the Term Loan Exit Payment shall have otherwise been distributed to the First Lien Term Lenders by means approved by the Ad Hoc First Lien Term Lender Group), and the foregoing payments shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person.

18.    The Cash Collateral Order shall have remained in full force and effect.

19.    The restructuring to be implemented on the Effective Date shall be consistent with the Plan, the Scheme of Arrangement, and the Restructuring Support Agreement.

20.    An appropriate order or orders shall (a) approve the Debtors’ assumption, pursuant to section 365 of the Bankruptcy Code, of that certain Wholesale Product Purchase Agreement by and between Mallinckrodt ARD LLC and Priority Healthcare Distribution, Inc. (d/b/a CuraScripts SD Specialty Distribution), relating to the wholesale purchase and distribution of Acthar Gel, as requested by the Debtors’ ESI Contract Assumption Motion, (b) contain findings of fact and conclusions of law that such agreement does not constitute an agreement in restraint of trade in violation of section 1 of the Sherman Act, 15 U.S.C. § 1 or the unlawful maintenance of monopoly power in violation of section 2 of the Sherman Act, 15 U.S.C. § 2, and (c) contain findings of fact and conclusions of law that no marketing conduct in connection with

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Acthar Gel undertaken by the Debtors after the Petition Date, evidence of which was adduced in the Bankruptcy Court in connection with the resolution of any Administrative Claims before or in connection with the Confirmation Hearing, gives rise to valid Claims (including under section 503(b) of the Bankruptcy Code) for violations of the Racketeer Influenced and Corrupt Organizations Act, state consumer fraud laws, common law fraud, negligent and intentional misrepresentation, conspiracy to defraud, aiding and abetting fraud, and unjust enrichment.

21.    The Debtors shall have reached settlement agreements with all holders of Co-Defendant Claims (other than the Released Co-Defendants) that objected to Article V.G of the Plan, which agreements (i) may be documented by adding such holders of Co-Defendant Claims to the list of Released Co-Defendants in the Plan, including after Confirmation, or as separate documents, and (ii) shall be in form and substance reasonably acceptable to the parties to the Restructuring Support Agreement, the Official Committee of Opioid-Related Claimants, and the Future Claimants’ Representative; subject to the foregoing, for the avoidance of doubt, adding a holder of Co-Defendant Claims to the list of Released Co-Defendants in the Plan, without a separate agreement, is sufficient to satisfy this condition.

22.    The restructuring to be implemented on the Effective Date shall be reasonably consistent with the OCC Settlement.

23.    The restructuring to be implemented on the Effective Date shall be reasonably consistent with the UCC Settlement.

B.

Waiver of Conditions by Supporting Parties, the Official Committee of Opioid-Related Claimants, the Future Claimants’ Representative, the Official Committee of Unsecured Creditors, and the Ad Hoc Second Lien Notes Group

Subject to and without limiting or expanding the respective rights of each party to the Restructuring Support Agreement, the Debtors, the Required Supporting Unsecured Noteholders, the Governmental Plaintiff Ad Hoc Group, and the MSGE Group may collectively waive any of the conditions to the Effective Date set forth in Article VIII.A at any time, without any notice to parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action; provided that (a) the conditions set forth in Article VIII.A.14 and VIII.A.15 may be waived by only the Debtors with the consent of the affected Retained Professionals; (b) the waiver of Article VIII.A.4 (with respect to the New Takeback Term Loan Documentation and other documents to which the Supporting Term Lenders have consent rights under the Restructuring Support Agreement), Article VIII.A.16 (with respect to the Restructuring Expenses payable to the advisors of the Ad Hoc First Lien Term Lender Group), and Article VIII.A.17(C) shall require the consent of the Required Supporting Term Lenders, (c) the waiver of the condition set forth in Article VIII.A.17(B) shall also require the consent of the Guaranteed Unsecured Notes Indenture Trustee; (d) the waiver of any conditions set forth in Definitive Documents for which the Official Committee of Opioid-Related Claimants and the Future Claimants’ Representative have a consent right to the extent set forth in Article I.C of the Plan, shall require the consent of the Official Committee of Opioid-Related Claimants and the Future Claimants’ Representative, and the waiver of any items set forth in the Plan which are not documents, which require the consent of the Future Claimants’ Representative, shall require the consent of the Future Claimants’ Representative for any waiver thereof, and the waiver of any items set forth in the Plan which are not documents, which require the consent of the Official Committee of Opioid-Related Claimants, shall require the consent of the Official Committee of Opioid-Related Claimants for any waiver thereof, including, without limitation, items 4 and 22 in Article VIII.A; (e) the waiver of any conditions set forth in Definitive Documents for which the Official Committee of Unsecured Creditors has a consent right to the extent set forth in Article I.C of the Plan, shall require the consent of the Official Committee of Unsecured Creditors; and (f) the waiver of any conditions set forth in Definitive Documents for which the Ad Hoc Second Lien Notes Group has a consent right to the extent set forth in Article I.F of the Plan, shall require the consent of the Ad Hoc Second Lien Notes Group.

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C.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur on or before the termination of the Restructuring Support Agreement, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan, the Confirmation Order, or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

D.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

Article IX.

RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims, Opioid Demands, and Interests; Compromise and Settlement of Claims, Opioid Demands, and Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of all Claims, Opioid Claims, Opioid Demands, and Interests of any nature whatsoever, whether known or unknown, against, liabilities of, demands against, Liens on, obligations of, or rights against the Debtors, the Reorganized Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Opioid Claims, Opioid Demands, or Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim, Opioid Claim, Opioid Demand, or Interest is Allowed; or (3) the Holder of such Claim, Opioid Claim, Opioid Demand, or Interest has accepted the Plan. For the avoidance of doubt, the Claims against the Debtors, the Reorganized Debtors, and any of their assets and properties discharged pursuant to the Plan shall include (y) any Claims to the extent based on any assertion that the Wholesale Product Purchase Agreement (as in effect immediately prior to the Effective Date and including any prior versions of such agreement) between Mallinckrodt ARD LLC and Priority Healthcare Distribution, Inc., and/or the Debtors’ (or any predecessor’s) pre-Effective Date performance thereunder consistent with its terms, constitute an anticompetitive agreement or other anticompetitive conduct under applicable law, and (z) any Claims based on pre-Effective Date sales of Acthar Gel to the extent based on any assertion that the Debtors’ (or any predecessor’s) acquisition by license and maintenance of any rights to Synacthen Depot and related assets constitute anticompetitive conduct under applicable law. Except as otherwise provided herein, any default by the Debtors with respect to any Claim, Opioid Claim, or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims, Opioid Demands, and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan. For the avoidance of doubt, nothing in this Article IX.A shall affect the rights of Holders of Claims and Interests to seek to enforce the Plan, including the distributions to which Holders of Allowed Claims and Interests may be entitled to under the Plan.

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In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Opioid Demands, Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Opioid Demands, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromises or settlements are in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and are fair, equitable, and reasonable. The Co-Defendant Defensive Rights shall not be waived, released, altered, impaired, or discharged and all Co-Defendant Defensive Rights are preserved, as provided in Article IX.N of the Plan.

B.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and the restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Debtors and the Estates from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any security or indebtedness of the debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction,

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contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that the Debtors do not release, and the Opioid MDT II shall retain, all Assigned Third-Party Claims and Assigned Insurance Rights; provided, further, that the Debtors do not release Claims or Causes of Action against Released Co-Defendants that (i) are commercial in nature, and (ii) are unrelated to the Chapter 11 Cases or the subject matter of a Pending Opioid Action; provided, further, that the Debtors do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding anything to the contrary in the foregoing, (x) the releases by the Debtors set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan, and (y) with respect to the Released Co-Defendants, nothing in this Article IX.B shall release any Estate Surviving Pre-Effective Date Claim. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release.

The Reorganized Debtors, the Opioid MDT II, and the Opioid Creditor Trusts shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article IX.B of the Plan. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.B of the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Debtors set forth in Article IX.B of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise

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of the Claims released by the Debtor Release; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.B of the Plan.

C.	Releases by Non-Debtor Releasing Parties Other Than Opioid Claimants

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, except as otherwise explicitly provided herein, by the Non-Debtor Releasing Parties, in each case, from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such Holders or their Estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other persons or parties claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the purchase, sale, or rescission of the purchase or sale of any Security or indebtedness of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, litigation claims arising from historical intercompany transactions between or among a Debtor and another Debtor, the business or contractual arrangements or interactions between any Debtor and any Released Party (including the exercise of any common law or contractual rights of setoff or recoupment by any Released Party at any time on or prior to the Effective Date), the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trust, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the prepetition documents, the “agreement in

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principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing, other than Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence or willful misconduct. For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to Article IX.C of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Non-Debtor Releasing Parties set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release. Notwithstanding anything herein to the contrary, Released Co-Defendants shall not be Released Parties for purposes of this Article IX.C. As a matter of clarification, the claims released by the Released Co-Defendants pursuant to Article IX.C shall not include any counterclaims, cross claims or other claims not directly arising from Mallinckrodt’s restructuring or these chapter 11 cases that the Released Co-Defendants may have against any Released Party in connection with any Pending Opioid Action or future action similar thereto, including any pending or future Opioid Action involving Mallinckrodt.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any criminal liability of a Released Party to a Governmental Unit arising out of, or relating to, any act or omission of a Released Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act; (y) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date; or (z) preclude the Governmental Units that are plaintiffs in Connecticut et al., v. Sandoz, Inc. et al., Case No. 2:20-cv-03539 (E.D. Pa.) from seeking injunctive relief in such pending action governing future conduct of the Debtors or the Reorganized Debtors, as applicable, that would not otherwise be discharged under the Bankruptcy Code. It is further understood and agreed that, pursuant to clause (z), the Governmental Units are not precluded from introducing or relying on facts or evidence occurring during the time period prior to the Confirmation Date in support of the request for future injunctive relief and the Debtors’ and Reorganized Debtors’ rights to object on any evidentiary grounds are reserved thereto.

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Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non-Debtor entity in any forum.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Non-Debtor Releasing Parties set forth in Article IX.C of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) given in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by Article IX.C of the Plan; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.C of the Plan; (g) consensual; and (h) essential to the confirmation of the Plan.

D.	Releases by Holders of Opioid Claims

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Protected Parties before and during the Chapter 11 Cases to facilitate the Opioid Settlement (as defined in the Restructuring Support Agreement) and restructuring, each Opioid Claimant (in its capacity as such) is deemed to have released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, each Debtor, Reorganized Debtor, and Protected Party from any and all Claims (including Opioid Claims and Opioid Demands), counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, or attorneys’ fees and expenses whatsoever, including any derivative claims asserted, or assertable on behalf of the Debtors, or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that such entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Opioid Claims (including Opioid Demands), the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), intercompany transactions between or among a Debtor and another Debtor, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract,

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instrument, document, or other agreement contemplated by the Plan or the reliance by any Protected Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon the business or contractual arrangements between any Debtor and any Protected Party, or upon any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above (a) do not release any post-Effective Date obligations of any party or Entity under the Plan, any post-Effective Date transaction contemplated by the restructuring, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any claims or causes of actions against any co-defendant of the Debtors (other than any Protected Party) in any opioid-related litigation and (b) with respect to Co-Defendants and their Co-Defendant Related Parties, do not affect or alter (x) any treatment expressly set forth in Article III or Article V.G. of the Plan, (y) the preservation of Co-Defendant Defensive Rights as set forth in the Plan, including, without limitation, in Article IX.N of the Plan, or (z) any related substantive language set forth in the defined terms applicable to the foregoing clauses (x) or (y), as set forth in Article I of the Plan. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person, and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the foregoing release by Opioid Claimants. Notwithstanding anything herein to the contrary, Released Co-Defendants shall not be Protected Parties under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of this release by Opioid Claimants, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this release is: (1) essential to the confirmation of the Plan; (2) given in exchange for the good and valuable consideration provided by the Protected Parties; (3) a good-faith settlement and compromise of the Claims released by Article IX.D of the Plan; (4) in the best interests of the Debtors, their Estates, and all Opioid Claimants; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any Opioid Claimant asserting any Claim or Cause of Action released pursuant to Article IX.D of the Plan.

For the avoidance of doubt, Claims or Causes of Action arising out of, or related to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct, including findings after the Effective Date, are not released pursuant to article IX.D of the Plan. Notwithstanding anything to the contrary in the foregoing, the releases by the Opioid Claimants set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan.

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Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order shall (x) release, discharge, or preclude the enforcement of any liability of a Protected Party to a Governmental Unit arising out of, or relating to, any act or omission of a Protected Party prior to the Effective Date that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted a criminal act perpetrated by the applicable Protected Party; or (y) release or discharge a consultant or expert having been retained to provide strategic advice for sales and marketing of opioid products who has received a civil investigative demand or other subpoena related to sales and marketing of opioid products from any state attorney general on or after January 1, 2019 through the Petition Date.

E.	Release of Opioid Claimants

Pursuant to section 1123(b) of the Bankruptcy Code (and any other applicable provisions of the Bankruptcy Code), as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise explicitly provided in the Plan or in the Confirmation Order, the Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties, in each case solely in their respective capacities as such, shall be deemed conclusively, absolutely, unconditionally, irrevocably, fully, finally, forever and permanently released and discharged, to the maximum extent permitted by law, as such law may be extended subsequent to the Effective Date, by the Protected Parties from any and all Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement or otherwise, that the Protected Parties are, were, would have been, or will be legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other person, notwithstanding section 1542 of the California Civil Code or any law of any jurisdiction that is similar, comparable or equivalent thereto (which shall conclusively be deemed waived) based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof and as such Entities existed prior to or after the Petition Date), their Estates, the Debtors’ in- or out-of-court restructuring efforts (including the Chapter 11 Cases), the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the restructuring of any Claim or Equity Interest before or during the Chapter 11 Cases, any Avoidance Actions, the negotiation, formulation, preparation, dissemination, filing, or implementation of, prior to the Effective Date, the Definitive Documents, the Opioid MDT II, the Opioid MDT II Documents, the Opioid Creditor Trusts, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020 and all matters and potential transactions described therein, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition and postpetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, any Restructuring Transaction, any agreement, instrument, release, and other documents created or entered into prior to the Effective Date in connection with the creation of the Opioid MDT II, the Opioid Creditor Trusts, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto) and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of

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confirmation (including the solicitation of votes on the Plan), the pursuit of consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, Pending Opioid Actions, the development, production, manufacture, licensing, labeling, marketing, advertising, promotion, distribution or sale of opioid-related products, any past use or misuse of any opioid sold by the Debtors or any of its affiliates, and any other act or omission, transaction, agreement, event, or other occurrence or circumstance taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that the Debtors do not release, and the Opioid MDT II shall retain, all Assigned Third-Party Claims, Assigned Insurance Rights, and Share Repurchase Claims; provided, further, that the Protected Parties do not release, Claims or Causes of Action arising out of, or related to, any act or omission of a Holder of an Opioid Claim, Released Co-Defendant, or Co-Defendant Related Party that is determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction to have constituted actual fraud, gross negligence, or willful misconduct; provided, further, that nothing in this Article IX.E shall (a) release any Cause of Action the Protected Parties are entitled to assert that is both (i) contractual or commercial in nature and (ii) unrelated to the subject matter of Pending Opioid Actions, (b) release any Cause of Action the Debtors are entitled to assert, to the extent such Cause of Action is necessary for the administration and resolution of a Claim against a Debtor solely in accordance with the Plan, provided, however, that the forgoing clause (b) shall not apply to any Holder of a Co-Defendant Claim solely with respect to such Co-Defendant Claim, (c) release any claim or right of the Debtors or the Reorganized Debtors arising in the ordinary course of the Debtors’ or Reorganized Debtors’ business, including, without limitation, any such claim with respect to taxes, (d) be construed to impair in any way the Effective Date or post-Effective Date rights and obligations of any Person under the Plan, the Definitive Documents, the Confirmation Order or the Restructuring Transactions, or (e) with respect to the Released Co-Defendants and their Co-Defendant Related Parties, nothing in this Article IX.E shall release any Estate Surviving Pre-Effective Date Claim. The foregoing release will be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this release of Holders of Opioid Claims and Released Co-Defendants and each of their Co-Defendant Related Parties, solely in their capacity as such, by the Protected Parties. Notwithstanding anything to the contrary in the foregoing, the releases by the Protected Parties set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any restructuring, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claims which are reinstated pursuant to the Plan. For the avoidance doubt, the releases by the Protected Parties set forth in this Section IX.E shall not release any Holder of Opioid Claims from any specific Claim, counterclaim, dispute, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, lien, remedy, loss, contribution, indemnity, cost, liability, attorneys’ fee or expense if such Holder of Opioid Claims, in its capacity other than as a Holder of Opioid Claims, has not released the applicable Protected Party from Claims, counterclaims, disputes, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, liens, remedies, losses, contributions, indemnities, costs, liabilities, attorneys’ fees and expenses arising from a common nucleus of operative facts.

The Reorganized Debtors, the Opioid MDT II, and the Opioid Creditor Trusts shall be bound, to the same extent the Debtors are bound, by the releases set forth in Article IX.E of the Plan.

Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan or Confirmation Order, no provision shall (i) preclude the SEC from enforcing its police or regulatory powers; or, (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceeding or investigations against any non-Debtor person or non- Debtor entity in any forum.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases by the Protected Parties set forth in Article IX.E of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Holders of Opioid Claims; (b) a good faith settlement and compromise of the Claims against the Holders of Opioid Claims released by the Protected Parties; (c) in the best interests of the Debtors, their Estates and all Holders of Claims and Equity Interests; (d) fair, equitable and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any Entity or person asserting any Claim or Cause of Action released by Article IX.E of the Plan; and (g) essential to the confirmation of the Plan.

F.	Exculpation

Effective as of the Effective Date, to the fullest extent permitted by law, the Exculpated Parties shall neither have nor incur any liability to any person for any Claims or Causes of Action arising on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, related to, or arising out of, the Chapter 11 Cases, formulating, negotiating, preparing, disseminating, implementing, filing, administering, confirming or effecting the confirmation or consummation of the Plan, the Disclosure Statement, the Opioid Settlement (as defined in the Restructuring Support Agreement), the Opioid MDT II Documents, the Opioid Creditor Trust Documents, the “agreement in principle for global opioid settlement and associated debt refinancing activities” announced by the Parent on February 25, 2020, the Restructuring Support Agreement (including any amendments and/or joinders thereto), or any contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the Disclosure Statement or confirmation or consummation of the Plan, the Opioid Settlement (as defined in the Restructuring Support Agreement), the Opioid MDT II Documents, or the Opioid Creditor Trust Documents, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (a) any Causes of Action arising from actual fraud, gross negligence, or willful misconduct of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (b) the rights of any person or Entity to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with the Plan or assumed pursuant to the Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.

The Exculpated Parties have, and upon consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any person or Entity.

G.	Permanent Injunction

Except as otherwise expressly provided in the Confirmation Order or Plan, from and after the Effective Date all persons are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from: (a) commencing or continuing, in any manner or in any place, any suit, action or other proceeding of any kind; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any encumbrance of any kind; (d) asserting any right of setoff, or subrogation of any kind; and (e) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, Equity Interest or remedy released or to be released, exculpated or to be exculpated, settled or to be settled, or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any person so released, discharged or exculpated (or the property or estate of any person so released, discharged or exculpated). All injunctions or stays provided in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the confirmation date, shall remain in full force until the Effective Date. Article IX.G of the Plan shall not apply to Opioid Claims, which shall be subject to Article IX.H of the Plan.

H.	Opioid Permanent Channeling Injunction

TERMS. Pursuant to section 105(a) of the Bankruptcy Code, from and after the Effective Date, the sole recourse of any Opioid Claimant on account of its Opioid Claims (including Opioid Demands) based upon or arising from the Debtors’ pre-Effective Date conduct or activities shall be to the Opioid MDT II or the Opioid Creditor Trusts, as applicable, pursuant to this Article IX.H of the Plan and the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable, and such Opioid Claimant shall have no right whatsoever at any time to assert its Opioid Claims (including Opioid Demands) against any Protected Party or any property or interest in property of any Protected Party. On and after the Effective Date, all Opioid Claimants, including Future Opioid PI Claimants, shall be permanently and forever stayed, restrained, barred, and enjoined from taking any of the following actions for the purpose of, directly or indirectly or derivatively collecting, recovering, or receiving payment of, on, or with respect to any Opioid Claim (including Opioid Demand) based upon or arising from the Debtors’ pre-Effective Date conduct or activities other than from the Opioid MDT II or the Opioid Creditor Trusts pursuant to the Opioid MDT II Documents or the Opioid Creditor Trust Documents, as applicable:

•

Commencing, conducting, or continuing in any manner, directly, indirectly or derivatively, any suit, action, or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum in any jurisdiction around the world against or affecting any Protected Party or any property or interests in property of any Protected Party;

•

Enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Protected Party or any property or interests in property of any Protected Party;

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•	Creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance against any Protected Party or any property or interests in property of any Protected Party;

•

Setting off, seeking reimbursement of, contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Protected Party or any property or interests in property of any Protected Party; or

•

Proceeding in any manner in any place with regard to any matter that is within the scope of the matters designated by the Plan to be subject to resolution by the Opioid MDT II or the Opioid Creditor Trusts, as applicable, except in conformity and compliance with the applicable Opioid MDT II Documents and Opioid Creditor Trust Documents.

RESERVATIONS. The foregoing injunction shall not stay, restrain, bar, or enjoin (a) the rights of Opioid Claimants to assert Opioid Claims (including Opioid Demands) against the Opioid MDT II or the Opioid Creditor Trusts, as applicable, solely in accordance with the Plan, the Opioid MDT II Documents, and the Opioid Creditor Trust Documents, as applicable; and (b) the rights of Entities to assert any Claim, debt, obligation, or liability for payment of Trust Expenses against the Opioid MDT II.

MODIFICATIONS. There can be no modification, dissolution, or terminations of this Opioid Permanent Channeling Injunction, which shall be a permanent injunction.

NON-LIMITATION OF CHANNELING INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents, or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability, or effectiveness of the Opioid Permanent Channeling Injunction issued in connection with the Plan.

BANKRUPTCY RULE 3016 COMPLIANCE. The Debtors’ compliance with the requirements of Bankruptcy Rule 3016 shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

I.	Opioid Insurer Injunction.

TERMS. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Opioid Insurer, including:

a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

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c.

creating, perfecting or enforcing in any manner any Lien of any kind against any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy;

d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any Opioid Insurer, or against the property of any Opioid Insurer, on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy; and

e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to any such Claim based on, arising under or attributable to an Opioid Insurance Policy.

2.    RESERVATIONS. The provisions of this Opioid Insurer Injunction do not apply to the Opioid MDT II and shall not preclude the Opioid MDT II from pursuing any Claim based on, arising under, or attributable to an Opioid Insurance Policy (including the Assigned Insurance Rights) or any other Claim that may exist under any Opioid Insurance Policy against any Opioid Insurer, nor shall it enjoin the Opioid MDT II from prosecuting any action based on, arising from, or attributable to any Opioid Insurance Policy or from asserting any claim, debt, obligation, cause of action, or liability for payment against a Opioid Insurer based on, arising from, or attributable to any Opioid Insurance Policy (including the Assigned Insurance Rights). The provisions of this Opioid Insurer Injunction are not issued for the benefit of any Opioid Insurer, and no such insurer is a third-party beneficiary of this Opioid Insurer Injunction. For the avoidance of doubt, with respect to a Person that purports to be insured under any Opioid Insurance Policy, the Opioid Insurer Injunction shall enjoin only derivative claims and rights. Nothing in this Plan shall determine whether any Claim or right under any Opioid Insurance Policy is either derivative or direct, or otherwise would be disallowed or subordinated under the Bankruptcy Code, which determination shall be made, as necessary, to the extent such Claim or right is not otherwise released under this Plan, in accordance with applicable law.

3.    MODIFICATIONS. To the extent the Opioid MDT II Trustees determine that some or all of the proceeds under the Opioid Insurance Policies are substantially unrecoverable by the Opioid MDT II, the Opioid MDT II shall have the sole and exclusive authority, upon written notice to any affected Opioid Insurer, to terminate, reduce, or limit the scope of this Opioid Insurer Injunction with respect to any Opioid Insurer, provided that any termination, reduction, or limitation of the Opioid Insurer Injunction (i) shall apply equally to all Classes of Opioid Claims, and (ii) shall comply with any procedures set forth in the Opioid MDT II Documents.

4.    NON-LIMITATION OF INSURER INJUNCTION. Except as set forth in paragraph 2 and 3 of this Article, nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Opioid Insurer Injunction issued in connection with the Plan.

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J.	Settling Opioid Insurer Injunction.

1.    Terms. In accordance with section 105(a) of the Bankruptcy Code, upon the occurrence of the Effective Date, all Persons that have held or asserted, that hold or assert or that may in the future hold or assert any Claim based on, arising under or attributable to an Opioid Insurance Policy shall be, and hereby are, permanently stayed, restrained and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering or receiving payment or recovery on account of any such Claim based on, arising under or attributable to an Opioid Insurance Policy from or against any Settling Opioid Insurer, solely to the extent that such Settling Opioid Insurer has been released from such Claim under such Opioid Insurance Policy pursuant to an Opioid Insurance Settlement, including:

a.

commencing, conducting or continuing, in any manner any action or other proceeding of any kind (including an arbitration or other form of alternate dispute resolution) against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

b.

enforcing, attaching, levying, collecting or otherwise recovering, by any manner or means, any judgment, award, decree or other order against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

c.

creating, perfecting or enforcing in any manner any Lien of any kind against any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy;

d.

asserting or accomplishing any setoff, right of subrogation, indemnity, contribution or recoupment of any kind, whether directly or indirectly, against any obligation due to any such Settling Opioid Insurer, or against the property of such Settling Opioid Insurer, on account of such Claim based on, arising under or attributable to such Opioid Insurance Policy; and

e.

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan applicable to such Claim based on, arising under or attributable to such Opioid Insurance Policy.

2.    REDUCTION OF INSURANCE JUDGMENTS. Any right, Claim, or cause of action that an insurance company may have been entitled to assert against any Settling Opioid Insurer but for the Settling Opioid Insurer Injunction, if any such right, Claim, or cause of action exists under applicable non-bankruptcy law, shall become a right, Claim, or cause of action solely as a setoff claim against the Opioid MDT II and not against or in the name of the Settling Opioid Insurer in question. Any such right, Claim, or cause of action to which an insurance company may be entitled shall be solely in the form of a setoff against any recovery of the Opioid MDT II from that insurance company, and under no circumstances shall that insurance company receive an affirmative recovery of funds from the Opioid MDT II or any Settling Opioid Insurer for such right, Claim, or cause of action. In determining the amount of any setoff, the Opioid MDT II may assert any legal or equitable rights the Settling Opioid Insurer would have had with respect to any right, Claim, or cause of action. Any Opioid Insurance Settlement for which Court approval is sought shall be sent out on notice pursuant to Bankruptcy Rule 9019.

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3.    MODIFICATIONS. There can be no modification, dissolution or termination of the Settling Insurer Injunction, which shall be a permanent injunction.

4.    NON-LIMITATION OF SETTLING INSURER INJUNCTION. Nothing in the Plan, the Opioid MDT II Documents or the Opioid Creditor Trust Documents shall be construed in any way to limit the scope, enforceability or effectiveness of the Settling Insurer Injunction issued in connection with the Plan.

K.	Opioid Operating Injunction

From and after the date on which the Opioid Operating Injunction Order is entered by the Bankruptcy Court or another court of competent jurisdiction, the VI-Specific Debtors and/or Reorganized VI-Specific Debtors, as applicable, and any successors to the VI-Specific Debtors’ and/or Reorganized VI-Specific Debtors’ business operations relating to the manufacture and sale of opioid product(s) in the United States and its territories shall abide by the Opioid Operating Injunction as set forth in the Plan Supplement.

The VI-Specific Debtors and Reorganized VI-Specific Debtors, as applicable, consent to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of the Opioid Operating Injunction in the state court in each of the Settling States (as defined in the Opioid Operating Injunction). After the Effective Date, the Opioid Operating Injunction will be enforceable in the state court in each of the Settling States (as defined in the Opioid Operating Injunction). The VI-Specific Debtors and Reorganized VI-Specific Debtors agree that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with its Chapter 11 Cases or Confirmation.

L.	Setoffs and Recoupment

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or assigned on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor or the Opioid MDT II of any such Claims, rights, and Causes of Action; provided, further, that the exercise of rights of setoff and/or recoupment by non-Debtor third parties against the Debtors or Reorganized Debtors on account of any Assigned Third-Party Claims shall be enjoined and barred, to the extent permitted by applicable law.

M.	Access to Opioid Insurance Policies

Notwithstanding anything herein to the contrary, the Debtors shall not be released from liability for any Claim (other than any Co-Defendant Claim) that is or may be covered by any Opioid Insurance Policy; provided that recovery for any such Claim, including by way of settlement or judgment, shall be limited to the available proceeds of such Opioid Insurance Policy (and any extra-contractual liability of the Opioid Insurer with respect to any Opioid Insurance Policy) and shall be

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asserted pursuant to procedures set forth in the Opioid MDT II Documents, and no Person or party shall execute, garnish or otherwise attempt to collect any such recovery from any assets other than the available proceeds of the Opioid Insurance Policy. The Debtors shall be released automatically from a Claim described in this paragraph upon the earlier of (x) the abandonment of such Claim and (y) such a release being given as part of a settlement or resolution of such Claim, and shall be released automatically from all Claims described in this paragraph upon the exhaustion of the available proceeds of the relevant Opioid Insurance Policy (notwithstanding the nonoccurrence of either event described in the foregoing clauses (x) and (y)).

N.	Co-Defendant Defensive Rights

Except as provided in the Opioid Insurer Injunction, the Settling Opioid Insurer Injunction or this Article IX.N, notwithstanding anything to the contrary in this Article IX or in the Plan as it currently exists or as it might be further amended, the Confirmation Order or any order entered in connection with the Plan (or the Plan as amended) (or any such order, as amended, modified or supplemented), or any supplement to the Plan (or the Plan as further amended), nothing contained in the Plan or any of the foregoing documents or orders (including without limitation, the classification, treatment, allowance, disallowance, release, bar, injunction, Opioid Permanent Channeling Injunction or any other provision of the Plan or the Plan as amended with respect to, impacting, affecting, modifying, limiting, subordinating, impairing, in any respect, a Co-Defendant Claim), will release, bar, enjoin, impair, alter, modify, amend, limit, prohibit, restrict, reduce, improve or enhance any Co-Defendant Defensive Rights of any Holder of a Co-Defendant Claim as such rights exist or might in the future exist under applicable non-bankruptcy law. Nothing in the Plan, any of the Definitive Documents or in the Confirmation Order shall preclude, operate to or have the effect of, impairing any Holder of a Co-Defendant Claim from asserting in any proceeding any and all Co-Defendant Defensive Rights that it has or may have under applicable law. Nothing in the Plan, any of the Definitive Documents or the Confirmation Order shall be deemed to waive any Co-Defendant Defensive Rights, and nothing in the Chapter 11 Cases, the Plan, any of the Definitive Documents or the Confirmation Order may be used as evidence of any determination regarding any Co-Defendant Defensive Rights, and under no circumstances shall any Person be permitted to assert issue preclusion or claim preclusion, waiver, estoppel, or consent in response to the assertion of any Co-Defendant Defensive Rights. This Article IX.N shall be included in the Confirmation Order. Co-Defendant Defensive Rights (i) may be used to offset, set-off, recoup, allocate or apportion fault, liability, or damages, or seek judgment reduction or otherwise to defend against any Cause of Action or Claim brought by any Person against the Holder of any Co-Defendant Claim based in whole or in part on Opioid-Related Activities; and (ii) shall in no case be used to seek any affirmative monetary recovery from any Protected Party or any Asset of any Protected Party (including from any Opioid Insurance Policy or any other insurance policy of a Protected Party) on account of any Claim or Cause of Action released pursuant to Article IX.D, and shall in no case be used to seek an affirmative recovery from the Opioid MDT II or any Asset of the Opioid MDT II or any Opioid Creditor Trust or any Asset of any Opioid Creditor Trust. Any verdicts in any litigation shall not be binding on the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account if the Opioid MDT II, the Opioid Creditor Trusts, or the Ratepayer Account do not participate in such litigation (and the Opioid MDT II, the Opioid Creditor Trusts, and the Ratepayer Account are not required to participate in such litigation).

Article X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, except to the extent set forth herein or under applicable federal law, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

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A.    except as provided in the Opioid MDT II Documents or Opioid Creditor Trust Documents with respect to Opioid Claims, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

B.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

C.    resolve any matters related to: (1) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (2) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (3) any dispute regarding whether a contract or lease is or was executory or expired;

D.    except as provided in the Opioid MDT II Documents and Opioid Creditor Trust Documents with respect to Opioid Claims, ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the Confirmation Order;

E.    adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

F.    adjudicate, decide, or resolve any and all matters related to Causes of Action;

G.    adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

H.    except as provided in the Opioid MDT II Documents and Opioid Creditor Trust Documents with respect to Opioid Claims, resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

I.    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Confirmation Order, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Confirmation Order, or the Disclosure Statement, including the Restructuring Support Agreement;

J.    enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

K.    resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan, the Confirmation Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or the Confirmation Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan or the Confirmation Order;

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L.    issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan or the Confirmation Order;

M.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

N.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

O.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

P.    determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Confirmation Order, or the Disclosure Statement;

Q.    enter an order or final decree concluding or closing the Chapter 11 Cases;

R.    except as provided in the Opioid MDT II Documents and Opioid Creditor Trust Documents with respect to Opioid Claims, adjudicate any and all disputes arising from or relating to distributions under the Plan;

S.    consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

T.    determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

U.    hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan and disputes regarding or arising out of the trade terms enforceable between the Reorganized Debtors and any Holder of a Class 7 Trade Claim;

V.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

W.    hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including without limitation (1) any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date and (2) any dispute relating to the discharge of any Claim in Classes 6(a)-6(g), including without limitation Acthar Claims, Asbestos Claims, and Environmental Claims;

X.    hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

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Y.    resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any Claims Bar Date established in the Chapter 11 Cases, or any deadline for responding or objection to a Cure Cost, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

Z.     enforce all orders previously entered by the Bankruptcy Court; and

AA.    hear any other matter not inconsistent with the Bankruptcy Code, the Plan, or the Confirmation Order;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement or other Definitive Documents that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents; provided, further, that the Bankruptcy Court shall not retain jurisdiction over any agreement with the United States that has a jurisdictional, forum selection, or dispute resolution clause or administrative remedies clause that refers disputes to a different court or administrative process.

Additionally, the Bankruptcy Court will retain jurisdiction to adjudicate, decide, or resolve issues raised by the Monitor, but such jurisdiction will not be exclusive and the Monitor shall retain the right to seek relief in all other courts.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article X, the provisions of this Article X shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date, including, without limitation, any Claims based in whole or in part on any conduct of the Debtors occurring on or before the Effective Date.

Article XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.	Modification of Plan

Subject to the terms of the Restructuring Support Agreement and the limitations contained in the Plan, the Debtors or Reorganized Debtors reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement: (1) amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (2) amend or modify the Plan after the entry of the Confirmation Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the Bankruptcy Court; and (3) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

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B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to File subsequent Plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms prior to the Effective Date, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity; provided, that any Restructuring Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (i) will receive or retain any property, or interest in property, under this Plan, (ii) has filed a Proof of Claim in the Chapter 11 Cases or (iii) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan. The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

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C.	Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code or as agreed to by the United States Trustee and the Reorganized Debtors, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

D.	Reservation of Rights

The Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

By consenting to the treatment provided by this Plan or otherwise supporting the Plan, no State or Tribe shall be construed to have waived any claim or defense of sovereign immunity that it may have in any other action or proceeding, including any action or proceeding occurring after the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

F.	No Successor Liability

Except as otherwise expressly provided in this Plan and the Confirmation Order, each of the Reorganized Debtors, NewCo, the NewCo Subsidiaries, the Opioid MDT II, and the Opioid Creditor Trusts (a) is not, and shall not be deemed to assume, agree to perform, pay or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date, (b) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date and (c) shall not have any successor or transferee liability of any kind or character.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall also be served on:

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Debtors	Counsel to the Debtors
Mallinckrodt plc c/o ST Shared Services LLC 675 McDonnell Blvd. Hazelwood, Missouri 63042 Attn: Mark Casey

Richards, Layton & Finger, P.A.

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

Attn: Mark Collins, Michael Merchant, Amanda

Steele, and Brendan Schlauch

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attn: George Davis, George Klidonas, Anu

Yerramalli, and Andrew Sorkin

and

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071

Attn: Jeffrey Bjork

and

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800,

Chicago, Illinois 60611

Attn: Jason Gott

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn: Philip Mindlin and Neil M. Snyder

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United States Trustee	Counsel to the Supporting Governmental Plaintiff Ad Hoc Committee
Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attn: Jane M. Leamy, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn: Kenneth Eckstein and Daniel Eggermann

and

Brown Rudnick LLP

Seven Times Square

New York, New York 10019

Attn: David Molton and Steven Pohl

and

Gilbert LLP

700 Pennsylvania Ave, SE, Suite 400

Washington, D.C. 20003

Attn: Scott Gilbert and Kami Quinn

Counsel to the Supporting Unsecured Noteholders	Counsel to the MSGE Group
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attn: Andrew Rosenberg, Alice Belisle Eaton, Claudia R. Tobler, and Neal Paul Donnelly	Caplin & Drysdale, Chartered, Seitz, Van Ogtrop & Green, P.A One Thomas Circle, NW, Suite 1100 | Washington, DC 20005 Attn: Kevin Maclay and Todd Phillips

Counsel to the Supporting Term Lenders
Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 Attention: Scott J. Greenberg and Michael J. Cohen

Counsel to the Future Claimants’ Representative
Young Conaway Stargatt & Taylor, LLP Rodney Square 1000 North King Street Wilmington, Delaware 19801 Attn: James L. Patton, Jr. and Jaime Luton Chapman	Frankel Wyron LLP 2101 L Street, NW, Suite 800 Washington, DC 20037 Attn: Richard H. Wyron

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

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H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, the Plan Supplement, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

K.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall initially be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://restructuring.primeclerk.com/Mallinckrodt or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.	Nonseverability of Plan Provisions upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that, any such alteration or interpretation shall be acceptable to the Debtors, the Required Supporting Unsecured Noteholders, the Supporting Governmental Opioid Claimants, and the Required Supporting Term Lenders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) nonseverable and mutually dependent.

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M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Conflicts

To the extent that any provision of the Disclosure Statement, or any order entered prior to Confirmation (for avoidance of doubt, not including the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of the Confirmation Order, the Confirmation Order shall govern and control. Notwithstanding the foregoing, this section is subject to the terms of any of the Federal/State Acthar Settlement Agreements executed by any State, including, without limitation, paragraph 33 thereof.

O.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Supporting Parties, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants, agents, and other representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such), shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

P.	Dissolution of Committees

On the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants shall be dissolved and the members of each of the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants and each of their legal, consulting, financial, and/or other professional advisors shall be deemed released of all their duties, responsibilities, and obligations in connection with the Chapter 11 Cases and its implementation; provided, however, that following the Effective Date, the Official Committee of Unsecured Creditors and the Official Committee of Opioid-Related Claimants shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) applications, and any relief related thereto, for compensation by Professional Persons and requests for allowance of fees and/or expenses under section 503(b) of the Bankruptcy Code, and (b) any appeals of, or related to, (x) the Confirmation Order or (y) other appeal to which the Official Committee of Unsecured Creditors or the Official Committee of Opioid-Related Claimants is a party.

Upon dissolution of the Official Committee of Unsecured Creditors, the General Unsecured Claims Trust and the Asbestos Trust shall jointly succeed to, and exclusively hold, the attorney-client privilege and any other privilege held by the Official Committee of Unsecured Creditors and shall enjoy the work product protections that were applicable or available to the Official Committee of Unsecured Creditors before its dissolution. After the Effective Date, neither the General Unsecured Claims Trust nor the Asbestos Trust can independently waive the attorney-client privilege or any other privilege. For any privilege to be waived, the respective trust must first obtain advance written consent from the other trust which jointly holds said privilege and/or from any other party, including the Reorganized Debtors, as applicable, that may share in the applicable privilege.

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Q.	Special Provisions for United States

(a)

As to the United States, notwithstanding anything contained in the Plan, Plan Supplement, or Confirmation Order to the contrary (except Article III.B.8.d. of this Plan contemplating the release of U.S. Government Payor Statutory Rights) including but not limited to Articles V and X, nothing in the Plan, Plan Supplement or Confirmation Order shall:

(i)	limit or be intended to or be construed to bar the United States from, subsequent to the Confirmation Order, pursuing any police or regulatory action or any criminal action;

(ii)

discharge, release, exculpate, impair or otherwise preclude: (A) any liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (B) any Claim of the United States arising on or after the Effective Date; (C) any liability of the Debtors under police or regulatory statutes or regulations to the United States as the owner, lessor, lessee or operator of property that such Entity owns, operates or leases after the Effective Date; or (D) any liability to the United States, including but not limited to any liabilities arising under the IRC, the environmental laws, the criminal laws, the civil laws or common law, of any Person, including any Released Parties, Protected Parties or any Exculpated Parties, in each case, other than the Debtors; provided, however, that the foregoing shall not (x) limit the scope of discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code, (y) diminish the scope of any exculpation to which any Person is entitled under section 1125(e) of the Bankruptcy Code, or (z) change the treatment of the U.S. Government’s Opioid Claims pursuant to Article III.B.8.d. of this Plan;

(iii)

enjoin or otherwise bar the United States from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding clause (ii); provided, however, that the non-bankruptcy rights and defenses of all Persons with respect to (A)—(D) in clause (ii) are likewise fully preserved;

(iv)

affect any valid right of setoff or recoupment of the United States against any of the Debtors; provided, however, that the rights and defenses of the Debtors with respect thereto are fully preserved (other than any rights or defenses based on language in the Plan or the Confirmation Order that may extinguish or limit setoff or recoupment rights);

(v)

divest any court, commission or tribunal of jurisdiction to determine whether any liabilities asserted by the United States are discharged or otherwise barred by this Confirmation Order, the Plan or the Bankruptcy Code; provided, however, that the Bankruptcy Court shall retain jurisdiction as set forth in and pursuant to the terms of the Plan to the extent permitted by law;

(vi)

be deemed to (a) determine or settle the tax liability of any Person, including but not limited to the Debtors, (b) have determined the federal tax treatment of any item, distribution or Entity, including the federal tax consequences of the Plan or Confirmation Order, or (c) expressly expand or diminish the jurisdiction of the Bankruptcy Court to make determinations as to federal tax liability and federal tax treatment under the Bankruptcy Code and 28 U.S.C. §§ 157, 1334;

(vii)	authorize the assumption, assignment, sale or other transfer to any non-Debtor third party of any federal (a) grants, (b) grant funds, (c) contracts, (d) licenses, (e) permits,

(f)

registrations, (g) property, including but not limited to, inventory, intellectual property, data and patents, (h) leases, (i) agreements or other interests of the U.S. Government (collectively, the “Federal Interests”), without compliance with all terms of the Federal Interests and with all applicable non-bankruptcy law; or

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(viii)

be interpreted to set cure amounts related to any Federal Interests or to require the U.S. Government to novate, approve or otherwise consent to the assumption, assignment, sale or other transfer of any Federal Interests.

(b)

Notwithstanding anything to the contrary herein, nothing in the Plan, Plan Supplement, the Confirmation Order, or any other document filed in connection with the Plan shall release claims held by the United States of America against any non-Debtor Parties or Entities, including non-Debtor Protected Parties and non-Debtor Released Parties; provided that, for the avoidance of doubt, nothing in the Plan, Confirmation Order, or any other document filed in connection with the Plan shall limit the releases of the U.S. Government Payor Statutory Rights or the treatment of the U.S. Government Opioid Claims contemplated by Article III.B.8.d of this Plan; provided further that this subparagraph (b) shall not modify the rights under the Federal/State Acthar Settlement Agreement with the U.S. Government and such Federal/State Acthar Settlement Agreement with the U.S. Government shall govern. Notwithstanding anything to the contrary herein, nothing in the Plan, the Confirmation Order, the Plan Supplement or any other document filed in connection with the Plan shall bind the United States in any application of statutory, or associated regulatory, authority grounded in Title 19 of the Social Security Act, 42 U.S.C. § 1396-1 et seq. (the “Medicaid Program”) or in section 1115 of Title 11 of the Social Security Act. The United States is neither enjoined nor in any way prejudiced in seeking recovery, from all parties other than the Debtors, of any funds owed to the United States under the Medicaid Program.

(c)

Without limiting the foregoing but for the avoidance of doubt, the United States reserves, and the Plan, Plan Supplement, or Confirmation Order are without prejudice to, any and all rights or Causes of Action the United States has or may have against any surety under any bond, and nothing shall release, discharge, or exculpate any surety from its obligations or liabilities pursuant to non-bankruptcy law, including any obligation or liability of any surety of the Debtors or Reorganized Debtors with respect to any bond.

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Respectfully submitted, as of the date first set forth above,

Mallinckrodt plc
(on behalf of itself and all other Debtors)

By:	/s/ Stephen A. Welch
Name:	Stephen A. Welch
Title:	Chief Transformation Officer

[Signature Page to Plan]

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Annex A

Prepayment Cost of Opioid Deferred Cash Payments at Various Months After Effective Date1

Months after Effective Date (end of month)	Prepayment Cost of Opioid Deferred Cash Payments
0	$716,889,259
1	$725,128,582
2	$733,440,227
3	$741,824,347
4	$750,281,031
5	$758,810,295
6	$767,412,072
7	$776,086,190
8	$784,832,363
9	$793,650,162
10	$802,538,992
11	$811,498,058
12	$820,526,326	[2]
13	$627,859,737
14	$635,254,954
15	$642,711,782
16	$650,229,925
17	$657,808,961
18	$665,448,320	[3]

[1]

Amounts shown in this Annex A show the prepayment cost at the end of each of the 18 months after the Effective Date. To the extent a prepayment occurs other than at the end of the month, the prepayment cost shall be calculated as of such prepayment date pursuant to the formula set forth in the Plan. For the purposes of the Prepayment Option, months shall be calculated starting from the Effective Date, not calendar months.

[2]	Month twelve includes $200,000,000 payment due at such time.
[3]	Prepayment right may be exercised on or prior to eighteen months after the Effective Date.

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Exhibit 1

Cram-Down First Lien Notes Term Sheet

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Cram-Down First Lien Notes Summary Terms

	Cram-Down First Lien Notes
Amount	• Equivalent to the amount of such Allowed First Lien Notes Claims
Notes	• Senior Secured First Lien Notes
Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC
Obligors	• Same obligors as the Takeback Second Lien Notes
Coupon	• Payable in cash at a coupon based on the ICE BofA 8+ Year B US High Yield Index Semi-Annual Yield to Worst[1] as of the Plan Effective Date, rounded to the nearest 0.125%, subject to a max coupon of 10.0% • By way of reference, on June 7, 2021 the index was 4.74%, which would imply a coupon of 4.750%
Maturity	• Eight (8) years following the Plan Effective Date • If the reference index above exceeds 10.0%, then maturity shall remain at April 15, 2025
Collateral / Priority / Intercreditor Arrangements	• Secured by security interests on assets of obligors materially similar to assets securing existing First Lien Notes • *Pari passu* with security interests securing the New Term Loan Facility and the New Takeback Term Loan Facility, as applicable; *senior* to security interests securing the Takeback Second Lien Notes, the Second Lien Notes and the Cram-Down Second Lien Notes, as applicable • Intercreditor arrangements to be on market terms, which are expected to be materially similar to existing intercreditor arrangements applicable to existing First Lien Notes
Put	• Puttable to the issuer at 101% of par upon a change of control
Equity Claw	• Company may redeem up to 40% of notes at a redemption price of par plus full coupon, with the proceeds of an equity offering
Call Protection	• Non-callable for 4 years • Par plus half coupon in year 5 • Par plus quarter coupon in year 6 • Par thereafter • *Provided however*, if the reference index on the prior page exceeds 10.0%, then the call schedule remains the same as in the existing First Lien Notes indenture
Affirmative and Negative Covenants	• To generally match the existing Second Lien Notes indenture, as adjusted to reflect the Plan and all transactions contemplated thereby

Note: Summary terms only.

(1) Source: Bloomberg (H2AL), Yield to Worst (Semi-Annual) of the ICE BofA 8+ Year B US High Yield Index.

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Exhibit 2

Takeback Second Lien Notes Term Sheet

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Takeback Second Lien Notes Summary Terms

Amount	• $375 million

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC

Obligors

•  Same as the obligors on the Deferred Cash Payments, provided that any obligations on account of the Takeback Second Lien Notes shall (i) be guaranteed by the same entities that guarantee the First Lien Notes and (ii) comply with the terms of the Debtors’ existing funded indebtedness

Coupon	• Payable in cash at 10.00%

Maturity	• Seven (7) years following the Plan Effective Date

Collateral/Priority	• Pari passu with the second lien security interests as with existing Second Lien Notes

Put	• Puttable to the issuer at 101% of par upon a change of control

Equity Claw	• Company may redeem up to 40% of Takeback Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering

Call Protections	• Non-callable for 4 years

• 105 call in year 5

• 102.5 in year 6

• Par thereafter

Affirmative and Negative Covenants	• To generally match the 2020 First Lien Notes Indenture, as adjusted to reflect new Takeback Second Lien Notes structure

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Exhibit 3

Federal/State Acthar Settlement Term Sheet

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DOJ Settlement Terms re: Boston (Medicaid Rebates) and EDPA False Claims Act Matters, and related issues

•

Resolved Matters. Mallinckrodt and the United States (including CMS, DOJ ), the applicable states, and qui tam relators agree to fully and finally resolve the Acthar-related government litigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel. Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters (such matters, collectively, the “Resolved Matters”) on the terms set forth in this Schedule, which will be memorialized in a definitive DOJ Settlement Agreement, and settlement agreements with the States, and incorporated into the Plan.

•

Settlement Payments. In full and final satisfaction of all claims at issue in the “Resolved Matters”, Mallinckrodt shall make cash payments to the US and State governments totaling $260 million in the aggregate in accordance with the following schedule, with deferred payments bearing interest at a variable rate equal to the nominal interest rate on special issues of government securities to the Social Security trust funds, measured as of each payment date and accruing from September 21, 2020:

Payment Date	Payment Amount
Plan Effective Date	$15,000,000
First Anniversary of Plan Effective Date	$15,000,000
Second Anniversary of Plan Effective Date	$20,000,000
Third Anniversary of Plan Effective Date	$20,000,000
Fourth Anniversary of Plan Effective Date	$32,500,000
Fifth Anniversary of Plan Effective Date	$32,500,000
Sixth Anniversary of Plan Effective Date	$62,500,000
Seventh Anniversary of Plan Effective Date	$62,500,000

•

Releases. Effective as of the date on which the Settlement Agreement is fully executed, Mallinckrodt, on the one hand, and DOJ and the States, on the other hand, will have exchanged mutual releases, as specified in the Settlement Agreements relating to the Resolved Matters.

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•

CMS/DOJ/State Settlement Agreement; Additional Terms and Conditions. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the DOJ Settlement Agreement shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and DOJ on the other hand, may agree. Without limiting or affecting in any way the rights of the Supporting Parties under the RSA, the State Settlement Agreements shall contain such additional terms, conditions, representations, warranties, covenants and termination events to which Mallinckrodt, on the one hand, and the States, on the other hand, may agree.

2

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Exhibit 4

New Second Lien Notes Term Sheet

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Settlement Second Lien Notes Summary Terms

Amount	• $322,868,000 (i.e., current outstanding principal amount of existing Second Lien Notes)

Notes	• Senior Secured Second Lien Notes

Issuers	• Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC (i.e., same issuers as the existing Second Lien Notes)

Obligors

•  Same as the obligors on the existing Second Lien Notes, provided that all obligors under the New Term Loan Facility, New Takeback Term Loan Facility (as applicable), First Lien Notes and Takeback Second Lien Notes shall be Obligors hereunder

Coupon	• Payable in cash at 10.00% (i.e., current interest rate of existing Second Lien Notes)

Maturity	• April 15, 2025 (i.e., current maturity of existing Second Lien Notes)

Collateral/Priority

•  Liens on the same collateral as secures the existing Second Lien Notes that will rank pari passu with the second lien security interests that will secure the Takeback Second Lien Notes, provided that any and all collateral securing the First Lien Notes and Takeback Second Lien Notes shall also secure the Second Lien Notes

Put	• Puttable to the Issuers at 101% of par upon a change of control

Equity Claw

•  On or prior to April 15, 2022, Issuers may redeem up to 40% of Settlement Second Lien Notes at a redemption price of 110% of par with the proceeds of an equity offering (i.e., same terms as under existing Second Lien Notes)

Call Protections	• Same as under existing Second Lien Notes

Affirmative and Negative Covenants

•  To generally match the existing First Lien Notes Indenture, as adjusted to reflect Settlement Second Lien Notes structure and transactions contemplated by the Plan (i.e., covenants substantially equivalent to the covenants under the Takeback Second Lien Notes Indenture)

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Other	Subject to such matters as the Debtors, the settling holders of Second Lien Notes and the Second Lien Notes Trustee have separately agreed:

•  Debtors will pay the reasonable and documented out-of-pocket fees and expenses of counsel and financial advisors, as applicable, to Deerfield and the trustee and collateral agent for existing Second Lien Notes through the effective date of the Plan under the Plan pursuant to Bankruptcy Rule 9019 and/or Bankruptcy Code sections [1123, 1129(a)(4), and/or 506] and/or applicable reimbursement agreements. Such payments shall be final and not subject to disgorgement, turnover, re-characterization or other similar claim.

•  Debtors will not settle disputes regarding the treatment of the existing First Lien Notes unless such settlement provides for a full release of the holders of the existing Second Lien Notes (as well as the trustee and collateral agent for the existing Second Lien Notes) from any and all claims (including, without limitation, for turnover of payments) by the settling holders of the existing First Lien Notes under the existing intercreditor agreement.

•  The Debtors shall use reasonable best efforts to cause the Plan and the related Confirmation Order to provide that treatment of First Lien Note claims under the Plan constitutes recovery of all amounts to which First Lien Noteholders are entitled and therefore, that First Lien Noteholders have no claims (including, without limitation, for turnover of payments) against the holders of the existing Second Lien Notes (or the trustee or the collateral agent for the existing Second Lien Notes) under the existing intercreditor agreement in any way arising from, relating to or as a result of the Debtors’ restructuring (including, without limitation, of the First Lien Notes and Second Lien Notes), the Plan (including, without limitation, the treatment of the existing First Lien Notes or Second Lien Notes under the Plan or the making of distributions to the holders of the existing First Lien Notes or Second Lien Notes in accordance with the Plan), the distribution of property by the Debtors under the Plan, any related document or any order of

2

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    the Bankruptcy Court, or any other transaction, agreement, event, omission or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing (collectively, the “Relevant Matters”).[1]

•  The Second Lien Indenture shall be terminated and extinguished on the Effective Date; provided that the termination and cancellation of the Second Lien Indenture shall be subject to Article IV.F of the Plan (as it may be amended, supplemented or otherwise modified from time to time), and all provisions thereof relating to cancellation of the Second Lien Indenture, including, without limitation, provisions relating to indemnification by holders, distributions to holders, and the charging lien, shall be no less favorable to the Second Lien Indenture Trustee and holders of Second Lien Notes than the provisions thereof relating to cancellation of the Guaranteed Unsecured Notes Indentures or Legacy Unsecured Notes Indentures.

• Debtors shall provide notice to holders of Second Lien Notes of the amended Plan reflecting this settlement, in accordance with the Bankruptcy Code.

[1]	The Guaranteed Unsecured Notes Ad Hoc Group takes no position on the interpretation of the existing intercreditor agreement.

3

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Exhibit 5

Released Co-Defendants

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Exhibit 5

List of Released Co-Defendants

•	AmerisourceBergen Drug Corporation

•	Cardinal Health, Inc.

•	CVS Pharmacy, Inc. / Caremark LLC

•	Endo International plc

•	Express Scripts, Inc.

•	Henry Schein, Inc.

•	Johnson & Johnson

•	McKesson Corporation

•	Mylan Inc.

•	Teva Pharmaceutical USA, Inc.

•	Walgreen Co.

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Exhibit 6

UCC Appendix

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Exhibit 6 – Appendix

Allocation of Recoveries to Holders of Class 6 Claims and Certain Class 7 Claims

Executive Summary

This appendix is intended to describe the methodology by which recoveries per the UCC Settlement are allocated to each sub-class of Allowed Class 6 Claims and Allowed Class 7 Claims that are assumed by the General Unsecured Claims Trust1 (collectively, the “Relevant Claims”) under the Plan as determined by the UCC. The UCC’s Class 6 allocation of recoveries is an integral component of the UCC Settlement that materially increased the pool of consideration available to Holders of Relevant Claims. That consideration consists of (a) $135 million in cash on the Effective Date (the “Initial Cash Payment”) plus (b) additional non-cash consideration to be monetized for which value is currently undetermined (the “Other GUC Settlement Consideration,” and together with the Initial Cash Payment, the “General Unsecured Claims Trust Consideration”), including certain litigation claims and the right to share in any future proceeds of certain priority review vouchers and other contingent value rights.2 To resolve issues set forth in the UCC’s Supplemental Objection to the Disclosure Statement [Docket No. 2852], the allocation represents a compromise of the UCC’s objections to the distributions set forth in the June 8, 2021 version of the Plan [Docket No. 2916].

The allocation of recoveries to Holders of Relevant Claims is the product of a multi-step calculation process:

1.

UCC Waterfall: The UCC’s professionals constructed a creditor recovery model (the “UCC Waterfall”) which valued assets and claims at, and estimated recoveries to creditors of, each Debtor entity and non-Debtor affiliate in accordance with the absolute priority rule and based on certain assumptions. Key assumptions underlying the UCC Waterfall are described below.[3]

2.

Allocation Step 1: The UCC’s professionals calculated the potential recoveries to each sub-class of Holders of Relevant Claims at various estimates of General Unsecured Claims Trust Consideration by multiplying estimated General Unsecured Claims Trust Consideration by each Class 6 sub-class’s estimated recovery amount as determined by the UCC Waterfall as a percentage of UCC Waterfall Recoveries.

[1]

These Class 7 Claims assumed by the General Unsecured Claims Trust will consist of Claims initially classified as Class 7 Claims under the Plan that are ineligible for treatment as Class 7 Claims due to the applicable Holder having (i) voted to reject the Plan and/or (ii) declined to agree to Favorable Trade Terms.

[2]

The UCC professionals believe that a range of $180 to $220 million is a reasonable estimate of aggregate General Unsecured Claims Trust Consideration based upon information available at the time the UCC Settlement was reached and includes assumptions about future events.

[3]

While the estimated aggregate recoveries to Holders of Class 6 Claims per the UCC Waterfall (“UCC Waterfall Recoveries”) were used in the UCC’s mediation with the Debtors to inform the negotiation of the UCC Settlement, the UCC Waterfall Recoveries do not mirror recoveries to Holders of Class 6 Claims per the UCC Settlement. Such aggregate recoveries instead reflect a consensual, good faith, resolution and settlement of various controversies between the Debtors and the UCC as well as potential intercreditor controversies between and among the Class 6 sub-classes.

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3.

Allocation Step 2: The UCC allocation (the “Allocation”) for distributing potential recoveries among Holders of Relevant Claims reasonably adjusts the calculations in Allocation Step 1 for timing and amounts of recoveries consistent with the overall GUC Settlement and as further described herein. The Allocation includes both (i) initial, fixed cash distributions or reserves[4] (the “Initial Fixed Distributions”), and (ii) additional distributions from proceeds to be realized from Other GUC Settlement Consideration (the “Additional Distributions”). The General Unsecured Claims Trust Consideration is comprised of the Initial Fixed Distributions and the Additional Distributions.

Actual results presented herein may be materially different than the estimated results illustrated in Tables 1, 2, 4, 5, 6, 7 and 8 as the UCC Waterfall inputs will be adjusted to account for the reconciliation of claims, the monetization of Other GUC Settlement Consideration, and the incurrence of GUC Trust Expenses.5

UCC Waterfall

The UCC Waterfall6 reflects hypothetical recoveries that would be received by each of the following Class 6 sub-classes on a Debtor-by-Debtor basis: (i) Class 6(a) – Acthar Claims; (ii) Class 6(b) – Generics Price Fixing Claims; (iii) Class 6(c) – Asbestos Claims; (iv) Class 6(d) – Legacy Unsecured Notes Claims; (v) Class 6(e) – Environmental Claims and Class 6(f) – Other General Unsecured Claims;7 and (vi) Class 6(g) – 4.75% Unsecured Notes Claims. See Plan at Art. III.B.6. The UCC has informed the Debtors that the UCC Waterfall is premised upon the following assumptions, among many others, to estimate recoveries to creditors:8

•	Total enterprise value of $5.7 billion, calculated as the average of the midpoints of the different valuations asserted by the Debtors[9] and the UCC.

[4]	The Initial Fixed Distributions equal the Initial Cash Payment less $10 million to be held in reserve for administration expenses of the General Unsecured Claims Trust.
[5]	It is currently expected (and assumed for purposes of this Allocation) that GUC Trust Expenses are $10 million.
[6]	For the avoidance of doubt, the UCC Waterfall and the allocation methodology described herein is solely the work product of the UCC professionals.
[7]

For the purposes of the UCC Waterfall and Allocation, Classes 6(e) and 6(f) are illustrated as a single group of creditors at each Debtor entity (as applicable). Distributions to individual claimants with Allowed Claims in Class 6(e), Class 6(f), and Class 7 that are assumed by the General Unsecured Claims Trust will be calculated pro rata on an entity-by-entity basis, as further described below.

[8]	The following is not intended to be an exhaustive list of the assumptions underlying the UCC Waterfall.
[9]

To maintain consistency between the valuations asserted by the Debtors and the UCC, the Debtors’ valuation was reduced by the UCC professionals to account for the estimated value of CARES Act tax refund receivables.

2

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•	The allocation of total enterprise value, and other assets not included in total enterprise value (such as cash on hand), on an entity-by-entity basis.

•	Treatment of funded debt claims upon consideration of underlying credit documents, and allocation of such claims on an entity-by-entity basis.

•	A good faith estimation of claims, including contingent claims, on an entity-by-entity basis.[10]

•	The satisfaction of unsecured claims, after full satisfaction of all secured claims, on an entity-by-entity basis.

•	Exclusion of CMS and opioid settlements (i.e., the settlements are not given effect).

Table 1 below illustrates estimated recoveries to Holders of Class 6 Claims per the UCC Waterfall:

Table 1

Sub-class	Est. Share of Aggregate Class 6 Entitlements
6(a) – Acthar Claims	29.0%
6(b) – Generics Price Fixing Claims	6.0%
6(c) – Asbestos Claims	1.9%
6(d) – Legacy Unsecured Notes Claims	5.4%
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	29.2%
6(g) – 4.75% Unsecured Notes Claims	28.5%

Total	100.0%

Allocation Step 1

Applying the estimated recoveries in the table above, the UCC professionals calculated the first step in the allocation process using various estimates of General Unsecured Claims Trust Consideration less GUC Trust Expenses (“Net Consideration”), as illustrated in Table 2 below:

[10]	The estimation of claims in the UCC Waterfall in no way implies or concedes the validity, amount or priority of such claims.

3

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Table 2

	Est. Share of Aggregate Class 6 Entitlements		@ Net Consideration ($ millions)
Sub-class	@ Net Consideration ≤ 282[11] (per Table 1)	@ Net Consideration = 300[12]	125	200	300
6(a) – Acthar Claims	29.0%	29.1%	36.2	58.0	87.3
6(b) – Generics Price Fixing Claims	6.0%	6.0%	7.5	11.9	17.9
6(c) – Asbestos Claims	1.9%	1.9%	2.4	3.8	5.8
6(d) – Legacy Unsecured Notes Claims	5.4%	5.1%	6.8	10.9	15.3
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	29.2%	29.3%	36.5	58.4	87.9
6(g) – 4.75% Unsecured Notes Claims	28.5%	28.6%	35.6	57.0	85.8

Total	100.0%	100.0%	125.0	200.0	300.0

The percentages set forth for each sub-class in the applicable column under the heading “Est. Share of Aggregate Class 6 Entitlements” are referred to herein as the “Class 6 Entitlements”.

Allocation Step 2

The UCC adjusted the allocation of recovery amounts for each Class 6 sub-class under Allocation Step 1 (the “Recovery Adjustments”) to fairly, reasonably, and equitably account for various settlements embodied in the UCC Settlement that compromise a myriad of (i) disputes between the Debtors and Holders of Class 6 Claims and (ii) actual and potential intercreditor controversies between and among the Class 6 sub-classes. Among other factors, the UCC considered the extent to which:

•	General Unsecured Claims Trust Consideration will exceed the Initial Cash Payment.

•	Claims in each sub-class are contingent, unliquidated and/or disputed.

•	Contingent, unliquidated claims in certain sub-classes face the risk of complete or partial disallowance.

Allocation Step 1, coupled with the Recovery Adjustments, yield the Initial Fixed Distributions and the Additional Distributions described below.

[11]

Once Net Consideration exceeds approximately $282 million, pursuant to the UCC Waterfall, the Legacy Unsecured Notes’ Class 6 Entitlement, when multiplied by Net Consideration, would provide a recovery in excess of the Legacy Unsecured Notes Claims. As a result, the excess would be reallocated among the other sub-classes.

[12]	At $300 million of Net Consideration, approximately $1.0 million available to Legacy Unsecured Notes in excess of the Legacy Unsecured Notes Claims is reallocated among the other sub-classes.

4

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Initial Fixed Distributions: Table 3 below illustrates the Initial Fixed Distributions:

Table 3

Sub-class	Initial Fixed Distributions ($ millions)
6(a) – Acthar Claims	7.5
6(b) – Generics Price Fixing Claims	8.0
6(c) – Asbestos Claims	18.0
6(d) – Legacy Unsecured Notes Claims	10.9
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	23.6
6(g) – 4.75% Unsecured Notes Claims	57.0

Total	125.0

The Initial Fixed Distributions will be paid to Holders of Generics Price Fixing Claims, Asbestos Claims, Legacy Unsecured Notes Claims, and 4.75% Unsecured Notes Claims. While the Initial Fixed Distributions for Holders of Acthar Claims and Environmental Claims / Other General Unsecured Claims are initially being held in reserve, such amounts shall be paid as long as the reconciled amounts of Acthar Claims and Environmental Claims / Other General Unsecured Claims equal or exceed $7.5 million and $23.6 million, respectively.

Additional Distributions: The Additional Distributions to Holders of Class 6 Claims shall be made to the following sub-classes (the “Entitled Sub-Classes”): (i) Acthar Claims (Class 6(a)); (ii) Legacy Unsecured Notes Claims (Class 6(d)); (iii) Environmental Claims (Class 6(e)); (iv) Other General Unsecured Claims (Class 6(f)); and (v) 4.75% Unsecured Notes Claims (Class 6(g)), and are summarized as follows:

•

Holders of 4.75% Unsecured Notes Claims would be entitled to Additional Distributions when their Class 6 Entitlement (subject to UCC Waterfall adjustments) multiplied by Net Consideration exceeds their Initial Fixed Distribution of $57.0 million.

•

Holders of Legacy Unsecured Notes Claims would be entitled to Additional Distributions when their Class 6 Entitlement (subject to UCC Waterfall adjustments) multiplied by Net Consideration exceeds their Initial Fixed Distribution of $10.9 million.

•

Holders of Acthar Claims would be entitled to Additional Distributions when their Class 6 Entitlement (subject to UCC Waterfall adjustments) multiplied by Net Consideration exceeds their Initial Fixed Distribution of $7.5 million.

•

Holders of Environmental Claims / Other General Unsecured Claims would be entitled to Additional Distributions when their Class 6 Entitlement (subject to UCC Waterfall adjustments) multiplied by Net Consideration exceeds their Initial Fixed Distribution of $23.6 million.

•

Holders of Asbestos Claims and Generics Price-Fixing Claims are not entitled to Additional Distributions and will instead receive only their pro rata share of their respective Initial Fixed Distributions.

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Specifically, Additional Distributions are calculated as follows for any Entitled Sub-Class: (i)(A)(I) the Class 6 Entitlement for that Entitled Sub-Class divided by (II) the sum of the Class 6 Entitlements for all Entitled Sub-Classes (at the applicable amount of Net Consideration), multiplied by (B) the aggregate Net Consideration less Initial Fixed Distributions made to all non-Entitled Sub-Classes (at the applicable amount of Net Consideration) less (ii) the Initial Fixed Distribution (and all prior Additional Distributions) made to that Entitled Sub-Class.

Example: Assuming Net Consideration of $200 million, Acthar Claims would be entitled to Additional Distributions of approximately $45.4 million calculated as follows: (i)(A)(I) 29.0% [Table 2] divided by (II) 58.2% (i.e., 29.0% + 29.2%) [Table 2] multiplied by (B) $106.1 million ($200 million [Table 2] less $93.9 million ($8.0 million + $18.0 million + 10.9 million + 57.0 million) [Table 3]) less (ii) $7.5 million [Table 3].

Estimated recoveries to each sub-class based on the Allocation (i.e., Initial Fixed Distributions plus cumulative Additional Distributions) at various estimates of Net Consideration are illustrated within Table 4 below:

Table 4

Estimated Recoveries per Allocation ($ millions)
	@ Net Consideration ($ millions)
Sub-class	125	150	200	250	300
6(a) – Acthar Claims	7.5	28.0	52.9	70.5	86.6
6(b) – Generics Price Fixing Claims	8.0	8.0	8.0	8.0	8.0
6(c) – Asbestos Claims	18.0	18.0	18.0	18.0	18.0
6(d) – Legacy Unsecured Notes Claims	10.9	10.9	10.9	13.2	15.2
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	23.6	28.2	53.3	71.0	87.2
6(g) – 4.75% Unsecured Notes Claims	57.0	57.0	57.0	69.3	85.1

Total	125.0	150.0	200.0	250.0	300.0

Additional Distributions are subject to material change as the UCC Waterfall inputs will be adjusted to account for the reconciliation of claims, the monetization of Other GUC Settlement Consideration, and the incurrence of GUC Trust Expenses. Thus, actual recoveries to Holders of Class 6 Claims within the Entitled Sub-Classes may be materially different than the estimated recoveries illustrated in Table 4 above.

Allocation to Holders of Class 6(e) Claims, Class 6(f) Claims, and Class 7 Claims Assumed by the General Unsecured Claims Trust

Distributions to individual claimants with Allowed Claims in Class 6(e), Class 6(f), and Class 7 that are assumed by the General Unsecured Claims Trust (collectively, the “Other Claims”) will be calculated pro rata on an entity-by-entity basis, pursuant to the UCC Waterfall and Allocation. Estimated recovery percentages to Other Claims on an entity-by-entity basis are illustrated in Table 5 below at various estimates of Net Consideration.

6

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Table 5

Estimated Recoveries to Other Claims (%)
	@ Net Consideration ($ millions)
Entity	125	150	200	250	300
Mallinckrodt APAP LLC	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Holdings GmbH	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Pharmaceuticals Limited	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Quincy Sarl	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Pharmaceuticals Ireland Limited	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Lux IP Sarl	28.7%	34.2%	64.6%	86.2%	100.0%
MEH, Inc.	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Hospital Products Inc.	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Manufacturing LLC	28.7%	34.2%	64.6%	86.2%	100.0%
Stratatech Corporation	28.7%	34.2%	64.6%	86.2%	100.0%
Therakos, Inc.	28.7%	34.2%	64.6%	86.2%	100.0%
ST Shared Services LLC	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt Group Sarl	28.7%	34.2%	64.6%	86.2%	100.0%
Mallinckrodt International Finance SA	16.6%	19.8%	37.5%	50.0%	77.4%
INO Therapeutics LLC	8.3%	9.9%	18.8%	25.0%	38.8%
Mallinckrodt US Holdings LLC	7.1%	8.5%	16.1%	21.5%	33.2%
Mallinckrodt Veterinary, Inc.	1.8%	2.2%	4.1%	5.5%	8.5%
Mallinckrodt ARD LLC	1.4%	1.7%	3.2%	4.3%	6.7%
SpecGx LLC	1.1%	1.3%	2.4%	3.2%	4.9%
Mallinckrodt Canada ULC	0.6%	0.8%	1.5%	1.9%	3.0%
Mallinckrodt LLC	0.2%	0.3%	0.5%	0.7%	1.1%
Mallinckrodt plc	0.2%	0.3%	0.5%	0.7%	1.0%
Ocera Therapeutics, Inc.	0.0%	0.0%	0.0%	0.0%	0.0%

Table 5 is based upon estimates of potential claims and may not include a recovery percentage at every Debtor entity where Holders of Other Claims may have such claims Allowed. The absence of a particular Debtor entity from Table 5 does not indicate that a Holder of an Other Claim at such an entity will not receive a recovery. Rather, a Holder of an Other Claim at an absent Debtor entity will receive the recovery that it is entitled to pursuant to the Allocation.

Impact of Sensitizing Acthar Claims

As the Acthar Claims will be reconciled after the Effective Date,13 Tables 6, 7 and 8 below illustrate the impact that sensitizing Acthar Claims within the UCC Waterfall would have on estimated recoveries to Holders of Class 6 Claims, assuming Net Consideration of $125 million, $200 million, and $300 million.

[13]

Solely for the purpose of calculating the Allocation, and given their separate treatment under the UCC Settlement, the amounts of the Asbestos Claims and the Generics Price Fixing Claims have been fixed. Reconciliation of the Asbestos Claims and Generics Price Fixing Claims for pro rata distribution purposes will occur through separate processes as detailed in the UCC Settlement.

7

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Table 6

Estimated Recoveries per Allocation ($ millions) @ Net Consideration = 125
	Estimated Acthar Claims ($ millions)
Sub-class	0	500	1,000	1,500	2,000	2,500	3,000	3,500	4,000
6(a) – Acthar Claims	0.0	7.5	7.5	7.5	7.5	7.5	7.5	7.5	7.5
6(b) – Generics Price Fixing Claims	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0
6(c) – Asbestos Claims	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0
6(d) – Legacy Unsecured Notes Claims	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9	10.9
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	31.1	23.6	23.6	23.6	23.6	23.6	23.6	23.6	23.6
6(g) – 4.75% Unsecured Notes Claims	57.0	57.0	57.0	57.0	57.0	57.0	57.0	57.0	57.0

Total	125.0	125.0	125.0	125.0	125.0	125.0	125.0	125.0	125.0

Table 7

Estimated Recoveries per Allocation ($ millions) @ Net Consideration = 200
	Estimated Acthar Claims ($ millions)
Sub-class	0	500	1,000	1,500	2,000	2,500	3,000	3,500	4,000
6(a) – Acthar Claims	0.0	36.9	48.8	53.5	56.5	58.6	60.2	61.6	62.7
6(b) – Generics Price Fixing Claims	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0
6(c) – Asbestos Claims	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0
6(d) – Legacy Unsecured Notes Claims	14.8	11.7	10.9	10.9	10.9	10.9	10.9	10.9	10.9
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	80.1	63.3	57.4	52.6	49.7	47.5	45.9	44.6	43.5
6(g) – 4.75% Unsecured Notes Claims	79.1	62.1	57.0	57.0	57.0	57.0	57.0	57.0	57.0

Total	200.0	200.	200.0	200.0	200.0	200.0	200.0	200.0	200.0

Table 8

Estimated Recoveries per Allocation ($ millions) @ Net Consideration = 300
	Estimated Acthar Claims ($ millions)
Sub-class	0	500	1,000	1,500	2,000	2,500	3,000	3,500	4,000
6(a) – Acthar Claims	0.0	58.8	77.8	88.0	94.7	99.6	103.6	106.9	109.8
6(b) – Generics Price Fixing Claims	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0	8.0
6(c) – Asbestos Claims	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0	18.0
6(d) – Legacy Unsecured Notes Claims	15.3	15.3	15.3	15.2	15.1	15.0	14.7	14.4	14.2
6(e) – Environmental Claims and 6(f) – Other General Unsecured Claims	130.2	100.9	91.5	86.5	83.2	80.8	78.9	77.4	76.1
6(g) – 4.75% Unsecured Notes Claims	128.5	99.0	89.4	84.4	81.0	78.6	76.8	75.2	73.9

Total	300.0	300.0	300.0	300.0	300.0	300.0	300.0	300.0	300.0

8

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Exhibit 7

PEC/MSGE Mallinckrodt Fee Allocation Agreement

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PEC/MSGE Mallinrodt Fee Allocation Agreement

1.	This agreement applies to the Mallinrodt bankruptcy.

2.

with respect to the Mallinrodt bankruptcy, one singulary “all attorneys’ fees” fund shall be deposited (as the funds are received) into an instered-bearing account cover all attorneys’ fees for any lawyer involved in opioid litigation on behalf of cities, counties, and/or tribes. The fund is separate from the MDL Common Benefit Fund does Not cover fees for lawyers related to resprentating state attorneys’ General, hospitals, third party payers, NAS babies, and/or personal injury/ wrongful death claimants, or any others entity except cities, countries, and/or tribes, as payment of fees for those engagements will be subject to a different procedure and/or the claims are not covered by this agreement. Participation in the fund does not preclude applicants for participating in the MDL Common Benefit fund or any fee funds or “backstops” established in state specific MOU’s agreements.

3.

Amounts distributed under this Plan shall not be subject to any future or other common fund, common benefit, or other assessments with respect to amounts distributed purusuant to the plan or payments to attroneys in respect thereof. The process, factors, and mechanism and distributors of fees from the fee fund shall be mutually agreed upon by the PEC and MSGE on or before January 1, 2023. If the parties are unable to agree the issue shall be presented to an agreed-upon neutral who shall determine the process, factors and mechanism for distribution of the fees.

Joseph Rice	F. Jerome Tapley
Motely Rice, LLC	Cory Waston, P.C.
(PEC CO-Lead)	(MSGE)

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EXHIBIT B

Opioid Operating Injunction

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MALLINCKRODT INJUNCTIVE RELIEF

TERM SHEET

I. DEFINITIONS

A.	“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

B.	“Cancer-Related Pain Care” shall mean care that provides relief from pain resulting from a patient’s active cancer or cancer treatment, as distinguished from treatment provided during remission.

C.

“CDC Guideline Recommendations” shall mean the 12 enumerated Recommendations published by the U.S. Centers for Disease Control and Prevention (CDC) for the prescribing of opioid pain medication for patients 18 and older in primary care settings as part of its 2016 Guideline for Prescribing Opioids for Chronic Pain (CDC Guidelines), as updated or amended by the CDC.

D.

“Chapter 11 Cases” means the proceedings to be commenced by Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGX LLC and certain of their affiliates under chapter 11 of the United States Bankruptcy Code.

E.	“Chapter 11 Plan” shall mean the plan of reorganization under chapter 11 of the United States Bankruptcy Code that includes Mallinckrodt Enterprises LLC, Mallinckrodt LLC and SpecGx LLC.

F.	“Confirmation Order” shall mean the order of the Bankruptcy Court (or other court of competent jurisdiction) confirming the Chapter 11 Plan.

G.

“Downstream Customer Data” shall mean transaction information that Mallinckrodt collects relating to its direct customers’ sales to downstream customers, including but not limited to chargeback data tied to Mallinckrodt providing certain discounts, “867 data,” and IQVIA data.

H.	“Effective Date” shall mean the date on which the Chapter 11 Plan goes effective.

I.	“End-of-Life Care” shall mean care for persons with a terminal illness or at high risk for dying in the near future in hospice care, hospitals, long-term care settings, or at home.

J.

“Health Care Provider” shall mean any U.S.-based physician or other health care practitioner who is licensed to provide health care services or to prescribe pharmaceutical products and any medical facility, practice, hospital, clinic or pharmacy.

K.	“In-Kind Support” shall mean payment or assistance in the form of goods, commodities, services, or anything else of value.

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L.

“Lobby” and “Lobbying” shall have the same meaning as “lobbying activities” and “lobbying contacts” under the federal lobbying disclosure act, 2 U.S.C. § 1602 et seq., and any analogous state or local provisions governing the person or entity being lobbied in that particular state or locality. As used in this document, “Lobby” and “Lobbying” include Lobbying directly or indirectly, through grantees or Third Parties.

M.

“Mallinckrodt” shall mean Mallinckrodt Enterprises LLC, Mallinckrodt LLC, and SpecGX LLC, and each of their current and former subsidiaries, predecessors, successors, joint ventures, divisions and assigns. It shall also mean officers, directors, independent contractors, consultants, agents, employees, partners, and principals, provided that they are acting within the scope of their engagement or employment.

N.	“Mallinckrodt’s Opioid Business” shall mean Mallinckrodt’s business operations relating to the manufacture and sale of Opioid Product(s) in the United States and its territories.

O.	“OCC” shall mean the Official Committee of Opioid Related Claimants, appointed in the Debtors’ Chapter 11 Cases.

P.	“Opioid(s)” shall mean all naturally occurring, synthetic, or semisynthetic substances that interact with opioid receptors and act like opium.

Q.

“Opioid Product(s)” shall mean all current and future medications containing Opioids approved by the U.S. Food & Drug Administration (FDA) and listed by the DEA as Schedule II, III, or IV drugs pursuant to the federal Controlled Substances Act, including but not limited to codeine, fentanyl, hydrocodone, hydromorphone, meperidine, morphine, oxycodone, oxymorphone, tapentadol, and tramadol. The term “Opioid Products(s)” shall not include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage”; methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities; or raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories.

R.	“OUD” shall mean opioid use disorder defined in the Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (DSM–5), as updated or amended.

S.	“Petition Date” shall mean the date on which the Chapter 11 Cases are commenced.

T.

“Promote,” “Promoting,” and “Promotion” shall mean dissemination of information or other practices intended or that could be reasonably anticipated to increase sales, prescriptions, the utilization of prescription products, or that attempt to influence prescribing practices or formulary decisions in the United States.

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U.

“Qualified Researcher” shall mean any researcher holding a faculty appointment or research position at an institution of higher education, a research organization, a nonprofit organization, or a government agency.

V.	“Settling State” means any State that becomes a party to a restructuring support agreement with respect to the Chapter 11 Plan or otherwise votes to accept the Chapter 11 Plan.

W.	“Suspicious Order” shall have the same meaning as provided by the Controlled Substances Act, 21 U.S.C. §§ 801-904, and the regulations promulgated thereunder and analogous state laws and regulations.

X.	“Third Party” shall mean any person or entity other than Mallinckrodt or a government entity.

Y.	“Treatment of Pain” shall mean the provision of therapeutic modalities to alleviate or reduce pain.

Z.	“Unbranded Information” shall mean any information that does not identify one or more specific products.

II. SCOPE AND ENFORCEMENT

A.

All of the provisions of this Agreement shall apply both while Mallinckrodt is in bankruptcy and after Mallinckrodt emerges from bankruptcy, and they shall apply to the operation of Mallinckrodt’s Opioid Business by any subsequent purchaser (regardless of whether Mallinckrodt is sold through the bankruptcy process or after bankruptcy, and regardless whether the purchaser buys all or just a portion of Mallinckrodt’s Opioid Business). For the avoidance of doubt, nothing in this Agreement applies to the operation of a subsequent purchaser(s)’ pre-existing opioid business.

B.

The provisions of this Agreement will not apply to Mallinckrodt’s parent or its parent’s subsidiaries, other than those subsidiaries included in the above definition of Mallinckrodt, so long as Mallinckrodt’s parent agrees in a legally binding manner that neither it, nor any of its other subsidiaries, will be involved in the sale or distribution of opioids classified as DEA Schedule II–IV drugs in the future.

C.

In connection with its Chapter 11 Cases, Mallinckrodt consents to the entry of a final judgment or consent order upon the Effective Date imposing all of the provisions of this Agreement in state court in each of the Settling States. During the pendency of the Chapter 11 Cases, this Agreement is enforceable in the Bankruptcy Court. After the Effective Date, this Agreement is enforceable in state court in each of the Settling States. Mallinckrodt agrees that seeking entry or enforcement of such a final judgment or consent order will not violate any other injunctions or stays that it will seek, or that may otherwise apply, in connection with its Chapter 11 Cases or the confirmation of its Chapter 11 Plan.

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D.	The provisions of this Agreement that apply to the OCC shall no longer apply upon the effectiveness of a Chapter 11 Plan.

E.	Term

1.	Unless addressed in Section II.E.2–3, each provision of this Agreement shall apply for 8 years from the Petition Date.

2.

The provisions of Section III.A (“Ban on Promotion”), Section III.B (“No Financial Reward or Discipline Based on Volume of Opioid Sales”), Section III.F (“Ban on Prescription Savings Program”), Section III.G (“Monitoring and Reporting of Direct and Downstream Customers”), Section III.H (“General Provisions”), Section III.I (“Compliance with All Laws and Regulations Relating to the Sale Promotion and Distribution of Any Opioid Product”), and Section V (“Public Access to Documents”) shall not be subject to any term.

3.

The provisions of Section VI (“Independent Monitor”) shall apply for five years from the Petition Date. If, at the conclusion of the Monitor’s five-year term, the Settling States determine in good faith and in consultation with the Monitor that justifiable cause exists, the Monitor’s engagement shall be extended for an additional term of up to two years, subject to the right of Mallinckrodt to commence legal proceedings for the purpose of challenging the decision of the Settling States and to seek preliminary and permanent injunctive relief with respect thereto. For purposes of this paragraph “justifiable cause” means a failure by Mallinckrodt to achieve and maintain substantial compliance with the substantive provisions of this Agreement.

F.	Notice and Cure

1.

For the purposes of resolving disputes with respect to compliance with this Agreement, should any State Attorney General have reason to believe that Mallinckrodt has violated a provision of this Agreement subsequent to the Petition Date, then such Attorney General shall notify Mallinckrodt in writing of the specific objection, identify with particularity the provisions of this Agreement that the practice appears to violate, and give Mallinckrodt 30 days to respond to the notification. Promptly after Mallinckrodt’s receipt of any such written notice, Mallinckrodt shall provide such written notice to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC.

2.

Upon receipt of written notice from such State Attorney General, Mallinckrodt shall provide a written response to the Settling States and to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC, containing either a statement explaining why Mallinckrodt believes it is in compliance with this Agreement or a detailed explanation of how the alleged violation occurred and a statement explaining how and when Mallinckrodt intends to remedy or has remedied the alleged violation.

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3.

Such State Attorney General may not take any action concerning the alleged violation of this Agreement during the 30-day response period. Nothing shall prevent such State Attorney General from agreeing in writing to provide Mallinckrodt with additional time beyond the 30 days to respond to the notice and Mallinckrodt shall promptly provide notice of any such additional response time to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC. However, such State Attorney General may take any action, including, but not limited to legal action to enforce compliance with the consent judgment specified by Section II.C, without delay if such State Attorney General believes that, because of the specific practice, a threat to the health or safety of the public requires immediate action.

4.

Such State Attorney General may bring an action against Mallinckrodt to enforce the terms of the consent judgment specified by Section II.C, but only after providing Mallinckrodt an opportunity to respond to the notification as described above or within any other period as agreed to by Mallinckrodt and such State Attorney General.

5.

Nothing in this Agreement shall be interpreted to limit any State Attorney General’s Civil Investigative Demand (“CID”) or investigative subpoena authority, to the extent such authority exists under applicable state law, and Mallinckrodt agrees to comply with a CID or investigative subpoena issued pursuant to such authority.

6.

Nothing herein shall be construed to exonerate any failure to comply with any provision of this Agreement after the Petition Date, or to compromise the authority of any State Attorney General to take action for any failure to comply with this Agreement.

7.

Nothing herein shall compromise the OCC’s right to enforce its specific information rights and consultation rights set forth in this Agreement in the Bankruptcy Court during the pendency of the Chapter 11 Cases.

III. INJUNCTIVE RELIEF

A.	Ban on Promotion

1.	Mallinckrodt shall not engage in the Promotion of Opioids or Opioid Products, including but not limited to, by:

a.

Employing or contracting with sales representatives or other persons to Promote Opioids or Opioid Products to Health Care Providers or patients or to persons that influence or determine the Opioid Products included in formularies;

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b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for Promotion of Opioids or Opioid Products;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs relating to Opioids or Opioid Products;

d.

Creating, sponsoring, operating, controlling, or otherwise providing financial support or In-Kind Support to any website, network, and/or social or other media account for the Promotion of Opioids or Opioid Products;

e.

Creating, sponsoring, distributing, or otherwise providing financial support or In-Kind Support for materials Promoting Opioids or Opioid Products, including but not limited to brochures, newsletters, pamphlets, journals, books, and guides;

f.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote Opioids or Opioid Products, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; and

g.

Engaging in Internet search engine optimization or other techniques designed to Promote Opioids or Opioid Products by improving rankings or making content appear among the top results in an Internet search or otherwise be more visible or more accessible to the public on the Internet.

2.	Notwithstanding Section III.A.1, III.A.5, and III.C, Mallinckrodt may:

a.	Maintain a corporate website;

b.

Maintain a website for any Opioid Product that contains principally the following content: the FDA-approved package insert, medication guide, and labeling, and a statement directing patients or caregivers to speak with a licensed Health Care Provider;

c.	Provide information or support the provision of information as expressly required by law or any state or federal government agency with jurisdiction in the state where the information is provided;

d.

Provide the following by mail, electronic mail, on or through Mallinckrodt’s corporate or product websites or through other electronic or digital methods: FDA-approved package insert, medication guide, approved labeling for Opioid Products or other prescribing information for Opioid Products that are published by a state or federal government agency with jurisdiction in the state where the information is provided;

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e.

Provide scientific and/or medical information in response to an unsolicited request by a Health Care Provider consistent with the standards set forth in the FDA’s Draft Guidance for Industry, Responding to Unsolicited Requests for Off-Label Information About Prescription Drugs and Medical Devices (Dec. 2011, as updated or amended by the FDA) and Guidance for Industry, Good Reprint Practices for the Distribution of Medical Journal Articles and Medical or Scientific Reference Publications on Unapproved New Uses of Approved Drugs and Approved or Cleared Medical Devices (Jan. 2009, as updated or amended by the FDA);

f.

Provide a response to any unsolicited question or request from a patient or caregiver, directing the patient or caregiver to the FDA-approved labeling or to speak with a licensed Health Care Provider without describing the safety or effectiveness of Opioids or any Opioid Product or naming any specific provider or healthcare institution; or directing the patient or caregiver to speak with their insurance carrier regarding coverage of an Opioid Product;

g.

Provide Health Care Economic Information, as defined at 21 U.S.C. § 352(a), to a payor, formulary committee, or other similar entity with knowledge and expertise in the area of health care economic analysis consistent with standards set forth in the FDA’s Draft Questions and Answers Guidance for Industry and Review Staff, Drug and Device Manufacturer Communications With Payors, Formulary Committees, and Similar Entities (Jan. 2018), as updated or amended by the FDA;

h.

Provide information, through a product catalog or similar means, related to an Opioid or Opioid Product, including, without limitation, pricing information, weight, color, shape, packaging size, type, reference listed drug, National Drug Code label, and such other descriptive information (including information set forth in a standard Healthcare Distribution Alliance Form or technical data sheet and the FDA approval letter) sufficient to identify the products available, to place an order for a product, and to allow the product to be loaded into a customer’s inventory and ordering system or a third party pricing compendia;

i.

Sponsor or provide financial support or In-Kind Support for an accredited or approved continuing medical education program required by either an FDA-approved Risk Evaluation and Mitigation Strategy (REMS) program or other federal or state law or regulation applicable in the state where the program is provided through an independent Third Party, which shall be responsible for the continuing medical education program’s content without the participation of Mallinckrodt;

j.

Provide Unbranded Information in connection with managing pain in End-of-Life Care and/or Cancer-Related Pain Care relating to: the use of Opioids for managing such pain, as long as the Unbranded Information identifies Mallinckrodt as the source of the information;

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k.

Promote medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” or methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities;

l.

Promote raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such raw materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories; And, notwithstanding this exception, Mallinckrodt will not promote raw materials, active pharmaceutical ingredients and/or immediate precursors to Healthcare Providers or patients; and

m.

Provide rebates, discounts, and other customary pricing adjustments to DEA-registered customers and contracting intermediaries, such as Buying Groups, Group Purchasing Organizations, and Pharmacy Benefit Managers, except as prohibited by Section III.F.

3.

Mallinckrodt shall not engage in the following specific Promotional activity relating to any products for the treatment of Opioid-induced side effects (for the avoidance of doubt, “Opioid-induced side effects” does not include addiction to Opioids or Opioid Products):

a.	Employing or contracting with sales representatives or other persons to Promote products for the treatment of Opioid-induced side effects to Health Care Providers or patients;

b.	Using speakers, key opinion leaders, thought leaders, lecturers, and/or speaking events for Promotion of products for the treatment of Opioid-induced side effects;

c.	Sponsoring, or otherwise providing financial support or In-Kind Support to medical education programs relating to products for the treatment of Opioid-induced side effects;

d.

Creating, sponsoring, or otherwise providing financial support or In-Kind Support for advertisements that Promote products for the treatment of Opioid-induced side effects, including but not limited to internet advertisements or similar content, and providing hyperlinks or otherwise directing internet traffic to advertisements; and

e.

Engaging in any other Promotion of products for the treatment of Opioid-induced side effects in a manner that encourages the utilization of Opioids or Opioid Products or normalizes the use of Opioids or Opioid Products for chronic pain.

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4.

Notwithstanding Section III.A.3 directly above, Mallinckrodt may engage in other Promotional activity for products that may be used for the treatment of Opioid-induced side effects but also have non-Opioid related indications, so long as such Promotion does not explicitly or implicitly associate the product with Opioids or Opioid Products, except for linking to the FDA label associated with that product.

5.	Treatment of Pain

a.

Mallinckrodt shall not, either through Mallinckrodt or through Third Parties, engage in Promotion of the Treatment of Pain in a manner that directly or indirectly encourages the utilization of Opioids or Opioid Products.

b.

Mallinckrodt shall not, either through Mallinckrodt or through Third Parties, Promote the concept that pain is undertreated in a manner that directly or indirectly encourages the utilization of Opioids or Opioid Products.

c.

Mallinckrodt shall not disseminate Unbranded Information, including Unbranded Information about a medical condition or disease state, that contains links to branded information about Opioid Products or generates leads for sales of Opioid Products.

6.	To the extent that Mallinckrodt engages in conduct permitted by Sections III.A.2 and A.4 above, Mallinckrodt shall do so in a manner that is:

a.	Consistent with the CDC Guideline Recommendations, as applicable; and

b.	Truthful, non-misleading, accurate, non-deceptive, and does not omit any relevant information.

B.	No Financial Reward or Discipline Based on Volume of Opioid Sales

1.

Mallinckrodt shall not provide financial incentives to its sales and marketing employees or discipline its sales and marketing employees based upon sales volume or sales quotas for Opioid Products. Notwithstanding the foregoing, this provision does not prohibit financial incentives (e.g., customary raises or bonuses) based on the performance of the overall company or Mallinckrodt’s generics business, as measured by EBITDA, revenue, cash flow or other similar financial metrics.

2.

Mallinckrodt shall not offer or pay any remuneration (including any kickback, bribe, or rebate) directly or indirectly, to or from any person in return for the prescribing or use of an Opioid Product. For the avoidance of doubt, this shall not prohibit the provision of rebates and/or chargebacks to the extent permitted by Section III.A.2.m.

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3.	Mallinckrodt’s compensation policies and procedures shall be designed to ensure compliance with this Agreement and other legal requirements.

C.	Ban on Funding/Grants to Third Parties

1.

Mallinckrodt shall not directly or indirectly provide financial support or In-Kind Support to any Third Party that Promotes or is for education about Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects, including educational programs or websites that Promote Opioids, Opioids Products, or products intended to treat Opioid-related side effects but excluding financial support otherwise allowed by this Agreement or required by a federal or state agency.

2.

Mallinckrodt shall not create, sponsor, provide financial support or In-Kind Support to, operate, or control any medical society or patient advocacy group relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

3.

Mallinckrodt shall not provide links to any Third Party website or materials or otherwise distribute materials created by a Third Party relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

4.	Mallinckrodt shall not use, assist, or employ any Third Party to engage in any activity that Mallinckrodt itself would be prohibited from engaging in pursuant to this Agreement.

5.

Mallinckrodt shall not enter into any contract or agreement with any person or entity or otherwise attempt to influence any person or entity in such a manner that has the purpose or foreseeable effect of limiting the dissemination of information regarding the risks and side effects of using Opioids.

6.

Mallinckrodt shall not compensate or support Health Care Providers, other than Mallinckrodt employees, or organizations to advocate for formulary access or treatment guideline changes that would have the effect of increasing access to any Opioid Product by third-party payers, i.e., any entity, other than an individual, that pays or reimburses for the dispensing of prescription medicines, including but not limited to managed care organizations and pharmacy benefit managers. Nothing in this provision affects the limitations on Mallinckrodt employees set forth in Section III.A. Notwithstanding anything to the contrary in this Agreement, this provision does not prohibit the payment of customary rebates or other pricing concessions to third party payors, including state Medicaid programs, as part of an overall pricing agreement, except as prohibited by Section III.F.

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7.

No director, officer, or management-level employee of Mallinckrodt may serve as a director, board member, employee, agent, or officer of any entity, other than Mallinckrodt plc or a wholly owned subsidiary thereof, that not incidentally engages in Promotion relating to Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects. Any director, officer, or management-level employee of Mallinckrodt that serves as a director, board member, employee, agent or officer of any entity shall recuse himself or herself from any decisions in that capacity that are related to the Promotion of Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

8.

Mallinckrodt shall play no role in appointing persons to the board, or hiring persons to the staff, of any entity that not incidentally engages in Promotion relating to any Opioids, Opioid Products, the Treatment of Pain, or products intended to treat Opioid-related side effects.

9.

The prohibitions in Section III.C shall not apply to engagement with Third Parties based on activities related to (1) medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” or methadone 5 and 10 mg tablets, to the extent they are sold to addiction treatment facilities; (2) raw materials, active pharmaceutical ingredients and/or immediate precursors used in the manufacture or study of Opioids or Opioid Products, but only when such materials, active pharmaceutical ingredients and/or immediate precursors are sold or marketed exclusively to DEA registrants or sold outside the United States or its territories; or (3) education warning about drug abuse or promoting prevention or treatment of drug misuse.

10.

Mallinckrodt will be in compliance with Sections III.C.2 and III.C.3 with respect to support of an individual Third Party to the extent that the Independent Monitor or the Settling States determines that such support does not increase the risk of the inappropriate use of Opioids and that Mallinckrodt has not acted for the purpose of increasing the use of Opioids.

D.	Lobbying Restrictions

1.	Mallinckrodt shall not Lobby for the enactment of any provision of any federal, state, or local legislation or promulgation of any provision of any rule or regulation that:

a.	encourages or requires Health Care Providers to prescribe Opioid Products or sanctions Health Care Providers for failing to prescribe Opioids or failing to treat pain with Opioids;

b.	would have the effect of limiting access to any non-Opioid alternative pain treatments; or

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c.	pertains to the classification of any Opioid or Opioid Product as a scheduled drug under the Controlled Substances Act.

2.	Mallinckrodt shall not Lobby against the enactment of any provision of any federal, state or local legislation or promulgation of any provision of any rule or regulation that supports:

a.

The use of non-pharmacologic therapy and/or non-Opioid pharmacologic therapy to treat chronic pain over or instead of Opioid use, including but not limited to third party payment or reimbursement for such therapies;

b.

The use and/or prescription of immediate release Opioids instead of extended release Opioids when Opioid use is initiated, including but not limited to third party reimbursement or payment for such prescriptions;

c.	The prescribing of the lowest effective dose of an Opioid, including but not limited to third party reimbursement or payment for such prescription;

d.	The limitation of initial prescriptions of Opioids to treat acute pain;

e.	The prescribing and other means of distribution of naloxone to minimize the risk of overdose, including but not limited to third party reimbursement or payment for naloxone;

f.	The use of urine testing before starting Opioid use and annual urine testing when Opioids are prescribed, including but not limited to third party reimbursement or payment for such testing;

g.

Evidence-based treatment (such as using medication-assisted treatment with buprenorphine or methadone in combination with behavioral therapies) for OUD, including but not limited to third party reimbursement or payment for such treatment; or

h.	The implementation or use of Opioid drug disposal systems.

3.

Mallinckrodt shall not Lobby against the enactment of any provision of any federal, state or local legislation or promulgation of any provision of any rule or regulation creating or expanding the operation or use of PDMPs, including but not limited to provisions requiring Health Care Providers to review PDMPs when Opioid use is initiated and with every prescription thereafter. For the avoidance of doubt, Mallinckrodt may Lobby in support of a particular PDMP proposal.

4.	Notwithstanding the foregoing restrictions in Sections III.D.1–3, III.A, and III.C, the following conduct is not restricted:

a.	Lobbying against the enactment of any provision of any state, federal, municipal, or county taxes, fees, assessments, or other payments;

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b.	Challenging the enforcement of, or suing for declaratory or injunctive relief with respect to legislation, rules or regulations referred to in Section III.D.1;

c.	Communications made by Mallinckrodt in response to a statute, rule, regulation, or order requiring such communication;

d.

Communications by a Mallinckrodt representative appearing before a federal or state legislative or administrative body, committee, or subcommittee as a result of a mandatory order or subpoena commanding that person to testify;

e.

Responding, in a manner consistent with this Agreement, to an unsolicited request for the input on the passage of legislation or the promulgation of any rule or regulation when such request is submitted in writing specifically to Mallinckrodt from a government entity directly involved in the passage of that legislation or promulgation of that rule or regulation;

f.

Communicating with a federal or state agency in response to a Federal Register or similar notice or an unsolicited federal or state legislative committee request for public comment on proposed legislation; and

g.	Responding to requests from the DEA, the FDA, or any other Federal or state agency and/or participating in FDA or other agency panels at the request of the agency.

h.	Participate in meetings and other proceedings before the FDA, FDA advisory committee or other FDA committee in connection with the approval, modification of approval, or oversight of its own products.

5.

Mallinckrodt shall require all of its officers, employees, and agents engaged in Lobbying to certify in writing or by appropriate electronic means to Mallinckrodt that they are aware of and will fully comply with the provisions of this Agreement with respect to Lobbying on behalf of Mallinckrodt.

E.	Ban on Certain High Dose Opioids

1.	Mallinckrodt shall not commence manufacturing, promoting, or distributing any Opioid Product that exceeds 30 milligrams of oxycodone per pill.

F.	Ban on Prescription Savings Programs

1.

Mallinckrodt shall not directly or indirectly offer any discounts, coupons, rebates, or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

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2.

Mallinckrodt shall not directly or indirectly provide financial support to any Third Party that offers coupons, discounts, rebates or other methods which have the effect of reducing or eliminating a patient’s co-payments or the cost of prescriptions (e.g., free trial prescriptions) for any Opioid Product.

3.

Mallinckrodt shall not directly or indirectly assist patients, Health Care Providers, or pharmacies regarding the claims and/or prior authorization process required for third-party payers to approve claims involving any Opioid Product.

G.	Monitoring and Reporting of Direct and Downstream Customers

1.

Mallinckrodt shall operate an effective monitoring and reporting system in compliance with 21 C.F.R. § 1301.71(a), 21 C.F.R. §1301.74(b), 21 U.S.C. § 823(d) and Section 3292 of the SUPPORT for Patients and Communities Act, that shall include processes and procedures that:

a.	Utilize all reasonably available transaction information to identify a Suspicious Order of an Opioid Product by a direct customer;

b.	Utilize all reasonably available Downstream Customer Data to identify whether a downstream customer poses a material risk of diversion of an Opioid Product;

c.

Utilize all information Mallinckrodt receives that bears upon a direct customer’s or a downstream customer’s diversion activity or potential for diversion activity, including reports by Mallinckrodt’s employees, customers, Health Care Providers, law enforcement, state, tribal, or federal agencies, or the media; and

d.

Upon request (unless otherwise required by law), report to any requesting State Attorney General or State controlled substances regulatory agency any direct customer or downstream customer in such requesting State Attorney General’s or agency’s State identified as part of the monitoring required by (a)-(c), above, and any customer relationship in such State terminated by Mallinckrodt relating to diversion or potential for diversion. These reports shall include the following information, to the extent known to Mallinckrodt:

i.

The identity of the downstream registrant and the direct customer(s) identified by Mallinckrodt engaged in the controlled substance transaction(s), to include each registrant’s name, address, business type, and DEA registration number;

ii.	The dates of reported distribution of controlled substances by direct customers to the downstream registrant during the relevant time period;

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iii.	The drug name, drug family or NDC and dosage amounts reportedly distributed;

iv.	The transaction or order number of the reported distribution; and

v.	A brief narrative providing a description of the circumstances leading to Mallinckrodt’s conclusion that there is a risk of diversion.

2.

Mallinckrodt shall not provide to any direct customer an Opioid Product to fill an order identified as a Suspicious Order unless Mallinckrodt’s DEA Compliance Department investigates and finds that the order is not suspicious. Where Mallinckrodt has investigated a potentially Suspicious Order and determined that the order is not suspicious, Mallinckrodt must document the bases for its determination, and provide such documentation to the Monitor, any State Attorney General, or State controlled substances regulatory agency, upon request.

3.

Upon request, Mallinckrodt shall provide full cooperation and assistance to any federal, state or local law enforcement investigations of potential diversion or suspicious circumstances involving Opioid Products, including criminal law enforcement agencies, drug control agencies, professional licensing boards, and Attorney General’s offices.

4.

Mallinckrodt agrees that it will refrain from providing an Opioid Product directly to a retail pharmacy location or Health Care Provider. Nothing in this provision, however, prevents Mallinckrodt from (i) acting as a distributor of medications relating to (x) the treatment of opioid use disorders; (y) the treatment of opioid abuse, addiction, dependence, or overdose, including medication-assisted treatment for opioid addiction; and (z) rescue medications for opioid overdose; or (ii) providing an Opioid Product directly to a mail order pharmacy, distribution center serving a chain pharmacy, or pharmacy provider that exclusively serves long-term care or hospice providers and their patients.

H.	General Terms

1.

To the extent that any provision in this Agreement conflicts with federal or relevant state law or regulation, the requirements of the law or regulation will prevail. To the extent that any provision in the Agreement is in conflict with federal or relevant state law such that Mallinckrodt cannot comply with both the statute or regulation and a provision of this Agreement, Mallinckrodt may comply with such statute or regulation. Mallinckrodt will provide advance written notice to the affected State Attorney(s) Generals of the statute or regulation that Mallinckrodt intends to comply under this paragraph, and the provision of this Agreement that is in conflict with the statute or regulation. In the event any State Attorney General disagrees with Mallinckrodt’s interpretation of the conflict, such State Attorney General reserves the right to pursue any remedy or sanction that may be available regarding compliance with this Agreement.

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2.

Mallinckrodt shall not make any written or oral statement about Opioids or any Opioid Product that is unfair, false, misleading, deceptive or unconscionable. For purposes of this paragraph, “Opioid Product” shall also include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” as well as methadone 5 and 10 mg tablets.

3.

Mallinckrodt shall not represent that Opioids or any Opioid Product(s) have approvals, characteristics, uses, benefits, or qualities that they do not have. For purposes of this paragraph, “Opioid Product” shall also include medications with a FDA-approved label that lists only the treatment of opioid abuse, addiction, dependence and/or overdose as their “indications and usage” as well as methadone 5 and 10 mg tablets.

4.

For the avoidance of doubt, nothing in this Agreement is intended to or shall be construed to prohibit Mallinckrodt in any way whatsoever from taking legal or factual positions with regard to its Opioid Product(s) in defense of litigation or other legal proceedings or investigations.

5.

Upon the request of any State Attorney General or the OCC, Mallinckrodt shall provide the requesting State Attorney General, or the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC, with copies of the following, within 30 days of the request:

a.	Any litigation or civil or criminal law enforcement subpoenas or Civil Investigative Demands relating to Mallinckrodt’s Opioid Product(s); and

b.	Warning or untitled letters issued by the FDA regarding Mallinckrodt’s Opioid Product(s) and all correspondence between Mallinckrodt and the FDA related to such letters.

I.	Compliance with All Laws and Regulations Relating to the Sale, Promotion, and Distribution of Any Opioid Product

1.	Mallinckrodt shall comply with all laws and regulations that relate to the sale, promotion, distribution, and disposal of any Opioid Product including but not limited to:

a.	State controlled substances acts, including all guidance issued by applicable state regulator(s), and related regulations;

b.	The Federal Controlled Substance Act, including all guidances issued by the DEA;

c.	The Federal Food, Drug and Cosmetic act, or any regulation promulgated thereunder;

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d.	FDA Guidances;

e.	State consumer protection and unfair trade practices acts; and

f.	State laws and regulations related to opioid prescribing, distribution and disposal.

J.	Compliance Deadlines

1.

As of the Petition Date, Mallinckrodt must be in full compliance with the provisions included in this Agreement with the exception of the provisions in Section V (“Public Access to Mallinckrodt Documents”).

K.	Training

1.	Mallinckrodt shall provide regular training, at least once per year, to relevant employees on their obligations imposed by this Agreement.

IV. CLINICAL DATA TRANSPARENCY

A.	Data to Be Shared

1.	Mallinckrodt shall share the following clinical data through a third-party data archive that conforms to the requirements defined below to increase the transparency of its clinical research.

a.	Mallinckrodt shall make available all previously disclosed data and/or information regarding Mallinckrodt Opioid Products;

b.	Mallinckrodt shall make available all previously unreleased data regarding Mallinckrodt Opioid Products, for both approved and unapproved indications, including:

i.	Full analyzable data set(s) (including individual participant-level data de-identified by an independent biostatistician);

ii.	The clinical study report(s) redacted for commercial or personal identifying information;

iii.	The full protocol(s) (including the initial version, final version, and all amendments); and

iv.	Full statistical analysis plan(s) (including all amendments and documentation for additional work processes) and analytic code.

c.

Mallinckrodt shall make available the above information for all studies for any new Mallinckrodt Opioid Product or new indications that are approved within 30 days after regulatory approval or 18 months after study completion, whichever occurs later.

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B.	Third-Party Data Archive

1.	Mallinckrodt shall share the above information via a third-party data archive that makes clinical data available to Qualified Researchers with a bona fide scientific research proposal.

2.

The data archive shall have a panel of reviewers with independent review authority to determine whether the researchers are qualified, whether a research application seeks data for bona fide scientific research, and whether a research proposal is complete.

3.	The panel may exclude research proposals with a commercial interest.

C.	Non Interference

1.	Mallinckrodt shall not interfere with decisions made by the staff or reviewers associated with the third-party data archive.

D.	Data Use Agreement

1.

Any data sharing agreement with a Qualified Researcher who receives shared data via the third-party data archive shall contain contact information for Mallinckrodt’s pharmacovigilance staff. Every agreement shall require the lead qualified researcher to inform Mallinckrodt’s pharmacovigilance staff within 24 hours of any determination that research findings could detrimentally impact the risk-benefit assessment regarding the product. The lead Qualified Researcher may also inform regulatory authorities of the safety signal impacting the risk-benefit assessment. Mallinckrodt’s pharmacovigilance staff shall take all necessary and appropriate steps upon receipt of such safety information, including but not limited to notifying regulatory authorities or the public.

E.	Cost

1.	Mallinckrodt shall bear all costs for making data and/or information available.

V. PUBLIC ACCESS TO MALLINCKRODT DOCUMENTS

A.	Documents Subject to Public Disclosure

1.

The following documents shall be produced by Mallinckrodt to each Settling State and are subject to public disclosure in perpetuity as part of an industry-wide document disclosure program, except for the redactions authorized by Section V.B:

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a.

All documents, indices, and privilege logs Mallinckrodt produced to any of the Settling States prior to the Petition Date, including in litigation and in response to investigative demands or other formal or informal requests related to opioids.

b.

All documents, indices, and privilege logs Mallinckrodt produced in the Opioid Multi-District Litigation (In re Nat’l Prescription Opiate Litig., No. 1:17-MD-2804 (N.D. Ohio)) and the New York litigation (In re Opioid Litigation, 400000/2017 (Suffolk County)) prior to the Petition Date.

c.	All documents, indices, and privilege logs Mallinckrodt has produced in other litigation related to opioids, excluding patent litigation.

d.

All filings, motions, orders, court transcripts, deposition transcripts, and exhibits in the possession, custody, or control of Mallinckrodt from litigation related to opioids, excluding patent litigation.

2.

All documents produced under this provision shall be provided in electronic format with all related metadata. Mallinckrodt and the Settling States will work cooperatively to develop technical specifications for the productions.

B.	Information That May Be Redacted

1.	The following categories of information are exempt from public disclosure:

a.

Information subject to trade secret protection. A “trade secret” is information, including a formula, pattern, compilation, program, device, method, technique or process, that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure and use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Even if the information falls within the definition, “trade secret” does not include information reflecting sales or promotional strategies, tactics, targeting, or data, or internal communications related to sales or promotion.

b.

Confidential personal information. “Confidential personal information” means individual Social Security or tax identification numbers, personal financial account numbers, passport numbers, driver license numbers, home addresses, home telephone numbers, personal email addresses, and other personally identifiable information protected by law from disclosure. “Confidential personal information” does not include the names of Mallinckrodt’s officers, directors, employees, agents, or attorneys.

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c.

Information that is inappropriate for public disclosure because it is subject to personal privacy interests recognized by law (e.g., HIPAA), or contractual rights of third parties that Mallinckrodt may not abrogate.

d.

Information regarding Mallinckrodt employees’ personal matters unrelated to Mallinckrodt, including emails produced by Mallinckrodt custodians discussing vacation or sick leave, family, or other personal matters.

C.	Redaction of Documents Containing Protected Information

1.

Whenever a document contains information subject to a claim of exemption pursuant to Section V.B, Mallinckrodt shall produce the document in redacted form. Such redactions shall indicate that trade secret and/or private information, as appropriate, has been redacted. Redactions shall be limited to the minimum redactions possible to protect the legally recognized individual privacy interests and trade secrets identified above.

2.

Mallinckrodt shall produce to each Settling State a log noting each document redacted. The log shall also provide fields stating the basis for redacting the document, with sufficient detail to allow an assessment of the merits of the assertion. The log is subject to public disclosure in perpetuity. The log shall be produced simultaneously with the production of documents required by Section V.F.

3.

In addition to the redacted documents, Mallinckrodt shall, upon any Settling State’s request, also produce all documents identified in Section V.A above in unredacted form to such Settling State at the same time. The redacted documents produced by Mallinckrodt may be publicly disclosed in accordance with Section V.E below. The unredacted documents produced by Mallinckrodt to a Settling State shall be available only to such State unless Mallinckrodt’s claim of exemption under Section V.B is successfully challenged in accordance with Section V.C.4 or the trade secret designation expires in accordance with Section V.D.

4.

Anyone, including members of the public and the press, may challenge the appropriateness of redactions by providing notice to Mallinckrodt. If the challenge is not resolved by agreement, it must be resolved in the first instance by a third party jointly appointed by the Settling States and Mallinckrodt to resolve such challenges. The decision of the third party may be appealed to a court with enforcement authority over this Agreement. If not so appealed, the third party’s decision is final. In connection with such challenge, a Settling State may provide copies of relevant unredacted documents to the parties or the decisionmaker, subject to appropriate confidentiality and/or in camera review protections, as determined by the decisionmaker.

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D.	Review of Trade Secret Redactions

1.

Ten years after Mallinckrodt completes the production of its documents in accordance with Section V, Mallinckrodt shall review all trade secret assertions made in accordance with Section V.B.1 and all non-manufacturing trade secret designations shall expire. The newly unredacted documents may then be publicly disclosed by a Settling State in accordance with Section V.E. Mallinckrodt shall produce to each Settling State an updated redaction log justifying its designations of the remaining trade secret redactions as manufacturing trade secrets.

E.	Public Disclosure through a Document Repository

1.

Each Settling State may publicly disclose all documents covered by Section V through a public repository maintained by a governmental, non-profit, or academic institution. Each Settling State may specify the terms of any such repository’s use of those documents, including allowing the repository to index and make searchable all documents subject to public disclosure, including the metadata associated with those documents. When providing the documents covered by Section V to a public repository, no Settling State shall include or attach within the document set any characterization of the content of the documents. For the avoidance of doubt, nothing in this paragraph shall prohibit any Settling State from publicly discussing the documents covered by Section V.

F.	Timeline for Production

1.	Mallinckrodt shall produce all documents required by Section V.A within nine months from the Petition Date.

G.	Costs

1.

Mallinckrodt shall be responsible for its allocable share of all reasonable costs and expenses associated with the public disclosure and storage of Mallinckrodt’s documents through any public repository.

H.	Suspension

1.

Mallinckrodt’s obligation in Section V shall be suspended on the nine-month anniversary of the Petition Date, unless and until two corporate defendants in opioid-related litigation other than Mallinckrodt have agreed or been ordered to publicly disclose opioid-related documents. For the avoidance of doubt, Insys Therapeutics, Inc. shall constitute one of the two necessary defendants based on the “Liquidating Trustee Disclosure Requirement” provisions of the Second Amended Joint Chapter 11 Plan of Liquidation confirmed by the United States Bankruptcy Court for the District of Delaware on January 16, 2020.

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VI. INDEPENDENT MONITOR

A.	Appointment of Monitor

1.	Mallinckrodt agrees that it will retain an outside, independent individual (the “Monitor”) to evaluate and monitor Mallinckrodt’s compliance with this Agreement.

2.

Experience with internal investigations or the investigative process (which may include prior monitorship or oversight experience) and expertise in the pharmaceutical industry, relevant regulatory regimes, and internal controls and compliance systems may be considered in selecting the Monitor.

3.

Within 30 days of the Petition Date, Mallinckrodt and the Settling States shall exchange pools of recommended candidates based in part on the above qualification and considerations to serve as the Monitor. The pools shall each contain the names of three individuals, groups of individuals or firms. A copy of each pool of candidates shall be shared with the OCC when such pools are exchanged between Mallinckrodt and the Settling States. The OCC may make suggestions for each side to consider.

4.

After receiving the pools of Monitor candidates, Mallinckrodt and the Settling States shall have the right to meet with the candidates and conduct appropriate interviews of the personnel who are expected to work on the project, provided, that the OCC may participate as an observer at any such interviews with the consent of the Settling States and Mallinckrodt. Mallinckrodt and the Settling States may veto any of the candidates, and must do so in writing (with a copy to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC) within 30 days of receiving the pool of candidates. If all three candidates within a pool are rejected by either Mallinckrodt or the Settling States, the party who rejected the three candidates may direct the other party to provide up to three additional qualified candidates within 15 days of receipt of said notice (and shall provide a copy of such direction to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC). Notice of such additional qualified candidates shall be given to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC upon the names of such candidates being given to the other party.

5.

If Mallinckrodt or the Settling States do not object to a proposed candidate, Mallinckrodt or the Settling States shall so notify the other in writing (with a copy to the OCC for informational purposes only pursuant to the confidentiality provisions of the by-laws between Mallinckrodt and the OCC) within 30 days of receiving the pool of candidates. If more than one candidate remains, the Settling States shall select the Monitor from the remaining candidates. Mallinckrodt and the Governmental Ad Hoc Committee (as such term is defined in the restructuring support agreement) shall jointly seek the Bankruptcy Court’s approval of the selected Monitor candidate.

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6.

Unless justifiable cause exists, the Monitor appointed by the Bankruptcy Court shall continue to serve after the Effective Date. For purposes of this paragraph, justifiable cause exists if the Monitor resigns or a court finds that the Monitor: (a) develops a conflict of interest that would undermine public confidence in the objectivity of his or her work; (b) has unreasonably failed to fulfill his or her material obligations under this Agreement or pursuant to the Work Plan (as defined in Section VI.B3), (c) has engaged in any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct; or (d) has engaged in an intentional act of bias or prejudice in favor or against either party. Justifiable cause shall not include Mallinckrodt’s or the Settling States’ disagreements with the decisions of the Monitor pursuant to this Agreement, unless there is a clear pattern in the Monitor’s decisions that demonstrates that the Monitor has not been acting as an independent third party in rendering decisions.

7.

If a new Monitor must be appointed, Mallinckrodt and the Settling States and the OCC shall follow the procedures and timeline set out above in subparagraphs 3-5. Court approval shall not be sought if Mallinckrodt is no longer under the Bankruptcy Court’s jurisdiction..

B.	Monitor’s Responsibilities

1.	Between the Petition Date and the Effective Date, the Monitor’s duties shall be as follows:

a.

The Monitor shall perform its duties according to the terms of this Agreement and shall be vested all rights and powers reasonably necessary to carry out such powers, duties, and responsibilities enumerated herein.

b.

The Monitor shall work with all diligence perform his or her duties in a manner that does not unreasonably disrupt the operation of Mallinckrodt’s business to confirm and oversee compliance with this Agreement.

c.	The Monitor shall review and provide reports as outlined below.

d.

Subject to any legally recognized privilege and as reasonably necessary to perform his or her duties hereunder, the Monitor shall have full and complete access to Mallinckrodt’s personnel, books, records, and facilities, and to any other relevant information, as the Monitor may request. Mallinckrodt shall develop such information as the Monitor may request and shall fully, completely and promptly cooperate with the Monitor. The Monitor may raise with the Bankruptcy Court any issues relating to any failure of or delay in such cooperation for an expedited resolution by the Bankruptcy Court.

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e.

The Monitor shall serve, without bond or other security, at the cost and expense of Mallinckrodt, with the Monitor’s fees subject to final approval by the Bankruptcy Court. The Monitor shall have the authority to employ, upon written consent from Mallinckrodt, such consent not to be unreasonably withheld, delayed or conditioned, and upon Court approval, at the cost and expense of the Debtors’ estates, such consultants, accountants, attorneys, and other representatives and assistants as are reasonably necessary to carry out the Monitor’s responsibilities. Requests to employ such individuals should be directed to Mallinckrodt’s General Counsel, and will be decided upon no later than ten (10) days from their receipt. The Monitor will work in good faith with Mallinckrodt to ensure such approved consultants will follow Mallinckrodt’s policies and procedures with respect to any payments remitted directly by Mallinckrodt.

f.	The Monitor shall have no obligation, responsibility, or liability for the operations of Mallinckrodt.

g.

The Monitor shall sign onto any Protective Order entered by the Bankruptcy Court, and any confidentiality agreement consistent with any Protective Order as deemed necessary by the parties, and each of the Monitor’s consultants, accountants, attorneys and other representatives and assistants shall also sign onto any Protective Order entered by the Court, and any confidentiality agreement consistent with any Protective Order as deemed necessary by the parties; provided, however, that nothing shall restrict the Monitor from providing any information to the Court and the parties consistent with the terms of any Protective Order.

h.

The Monitor shall promptly seek an order from the Bankruptcy Court requiring compliance or such other remedies as may be appropriate under the circumstances should Mallinckrodt not comply with this Agreement.

i.	The Monitor shall make a good faith effort to leverage Mallinckrodt’s existing compliance mechanisms when reviewing Mallinckrodt’s compliance with this Agreement.

j.

The Monitor shall make a good faith effort to perform his or her duties in a manner that does not unreasonably disrupt Mallinckrodt’s business operations. In this regard, Mallinckrodt shall designate senior officials within the Office of the General Counsel to serve as the primary points of contact for the Monitor in order to facilitate the Monitor’s access to documents, materials, or staff necessary to review Mallinckrodt’s compliance with this Agreement. The Monitor shall communicate any request for documents, materials, or access to staff to the designated contacts, unless otherwise instructed. For the avoidance of doubt, nothing in this paragraph shall be interpreted to prohibit the Monitor from speaking with a current or former employee of Mallinckrodt.

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2.	Reporting:

a.

Within 45 days of the Petition Date, Mallinckrodt shall file a report with the Bankruptcy Court regarding its compliance with the terms of this Agreement (the “Mallinckrodt Compliance Report”). To the extent permissible by law, this report (in whole or in part) may be filed under seal or subject to such other confidentiality restrictions contained in a Protective Order.

b.

The Monitor must file a report with the Bankruptcy Court regarding compliance by Mallinckrodt with the terms of this Agreement no later than 45 days after the Work Plan (as defined in Section VI.B.3) is finalized, and then additional reports every 90 days thereafter (the “Monitor Reports”). The Court may, in response to such reports, provide further direction to the Monitor as it deems appropriate. To the extent permissible by law, these reports (in whole or in part) may be filed under seal or subject to such other confidentiality restrictions contained in a Protective Order. The content of Monitor Reports shall be set forth in the Work Plan. The frequency of Monitor Reports may decrease to every 180 days after the Effective Date.

c.

Prior to issuing any Monitor Report, the Monitor shall confer with Mallinckrodt, the Settling States, and the OCC, either jointly or separately (in the discretion of the Monitor), regarding its preliminary findings and the reasons for those findings. Mallinckrodt shall have the right to submit written comments to the Monitor, which shall be appended to the final version of the Monitor Report.

d.	In the event the Monitor Report identifies a potential violation of this Agreement, Mallinckrodt shall have the right to cure any potential violation within 30 days.

3.

Work Plan: The manner in which the Monitor will carry out his or her compliance responsibilities under this Agreement, the general scope of information that the Monitor will seek to review in fulfilling his or her duties and, where applicable, the methodologies to be utilized shall be set forth in a work plan (the “Work Plan”). Within 30 days after the Monitor’s appointment by the Bankruptcy Court, the Settling States and Mallinckrodt, upon consultation with the OCC, shall agree with the Monitor on the Work Plan. If the Monitor, the Settling States, and Mallinckrodt (upon consultation with the OCC) fail to reach agreement on the Work Plan within the designated time frame, the Monitor, Settling States, and Mallinckrodt will submit any disputed issues to the Bankruptcy Court for resolution.

4.

Post-Emergence: Before the Effective Date, the parties will work in good faith to establish procedures for resolving disputes (including disputes over the Work Plan) and overseeing the Monitor’s obligations after Bankruptcy Court approval

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of the Plan, and to make any other adjustments the parties agree to be reasonably necessary. The parties expect and agree that the principal obligations and conditions imposed by Section VI.B will otherwise remain in effect. After the Effective Date, all reasonable and necessary fees and costs of the Monitor shall be paid by Mallinckrodt.

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EXHIBIT C

Confirmation Notice

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
MALLINCKRODT PLC, et al.,[1]	:	Case No. 20-12522 (JTD)
:
Debtors.	:	(Jointly Administered)
:
	:	Ref. Docket No. 6378 & 6510
X

NOTICE OF ENTRY OF ORDER CONFIRMING THE

FOURTH AMENDED JOINT PLAN OF REORGANIZATION

(WITH TECHNICAL MODIFICATIONS) OF MALLINCKRODT PLC AND

ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE OF THE FOLLOWING:

1.    Confirmation of the Plan. On February [●], 2021, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”)2 entered an order (the “Confirmation Order”) confirming the Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6510] (as modified or amended, the “Plan”), in the Chapter 11 Cases of the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”). Unless otherwise defined in this Notice, capitalized terms and phrases used herein have the meanings given to them in the Plan and the Confirmation Order. This Notice is intended solely to provide notice of the entry of the Confirmation Order and it does not, and shall not be construed to, limit, modify or interpret any of the provisions of the Confirmation Order. The following paragraphs identify some of the provisions of the Confirmation Order for the convenience of creditors; however, creditors should refer to the full text of the Confirmation Order and should not rely upon the summary provided below.

[1]

A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://restructuring.primeclerk.com/Mallinckrodt. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

[2]	Unless otherwise specified, capitalized terms and phrases used herein have the meanings assigned to them in the Plan or Disclosure Statement, as applicable.

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2.     Bar Dates.

a. Professional Fee Claims. All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than 45 days after the Effective Date.

The Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date, and shall deliver such estimate no later than five Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

For the avoidance of doubt, all Restructuring Expenses and Post Effective Date Implementation Expenses shall be paid in accordance with Article IV.S of the Plan, and the terms under Article II.A.2 of the Plan shall not apply to the parties entitled to receive the Restructuring Expenses. The Reorganized Debtors shall pay the Post Effective Date Implementation Expenses that they incur on or after the Effective Date in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

b. Administrative Claims. All requests for payment of an Administrative Claim (other than any Administrative Claim subject to the Initial Administrative Claims Bar Date, VI Opioid Claims, Cure Costs, Professional Fee Claims, the Disinterested Managers Fees and Expenses, Restructuring Expenses, Administrative Claims held by a Debtor or Non-Debtor Affiliate against a Debtor, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C of the Plan) that accrued on or before the Effective Date that were not otherwise accrued in the ordinary course of business must be Filed with the Bankruptcy Court and served on the Debtors no later than the earlier of (a) the bar date established for any such Administrative Claims by separate order of the Bankruptcy Court and (b) the date that is the 60th day after the Effective Date (the “Administrative Claims Bar Date”).

If a Holder of an Administrative Claim (excluding, for the avoidance of doubt, VI Opioid Claims, Cure Costs, Professional Fee Claims, Restructuring Expenses, Indenture Trustee Fees (to the extent they would be Administrative Claims) or United States Trustee quarterly fees payable pursuant to Article II.C of the Plan) is required to, but does not, File and serve a request for payment of such Administrative Claim by the Administrative Claims Bar Date, such Administrative Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within three months following the subsequent filing and service of such request or as otherwise set by the Bankruptcy Court or such an objection is so

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interposed and the Claim has been Allowed by a Final Order; provided that any Claim Filed after entry of a decree closing the Debtors’ Chapter 11 Cases shall not be Allowed unless the Holder of such Claim obtains an order of the Bankruptcy Court allowing such Claim. For the avoidance of doubt, Administrative Claims that were subject to the Initial Administrative Claims Bar Date, proof of which was not timely submitted in accordance with the Initial Administrative Claims Bar Date Order, shall be disallowed.

c. Rejection Damages Claims. Unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in section V.C of the Plan or otherwise in the Plan, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease). Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan; provided, however, as set forth in Article V.G. of the Plan, any Claims arising out of the rejection of an Executory Contract that are Co-Defendant Claims shall be either Other Opioid Claims or No Recovery Opioid Claims, and shall be treated in accordance with the Plan, and the deadline for the filing of Proofs of Claim arising out of the rejection of an Executory Contract or Unexpired Lease set forth in Article V.C. of the Plan shall not apply with respect to any Co-Defendant Claim.

3.    Releases and Injunctions. Article IX of the plan contains important release, exculpation, and injunction provisions. You should review these provisions carefully. Further, specifically with respect to the Opioid Permanent Channeling Injunction (as defined in the Plan), the Plan channels all Opioid Claims to various opioid trusts for payment and forever prohibits all opioid claimants from asserting any Opioid Claim against or seeking any money on account of any Opioid Claim from the Debtors, their officers and directors and certain other parties specified in the Plan as “Protected Parties” regardless of whether such claimants vote on the Plan or assert claims against an opioid trust at a later date. Information about the releases, exculpation, and injunction provisions (including the Opioid Permanent Channeling Injunction) under the Plan can be found https://www.restructuring.primeclerk.com/Mallinckrodt.

4.    Trusts. Pursuant to the terms of the Plan and the Confirmation Order, multiple “Trusts” (i.e., the Opioid MDT II, the “Private Opioid Creditor Trusts”, which include the Third-Party Payor Trust, the PI Trust, the NAS Monitoring Trust, the Emergency Room Physicians Trust, and the Hospital Trust, the “Public Opioid Creditor Trusts”, which include the NOAT II and the TAFT II, the General Unsecured Claims Trust, and the Asbestos Trust) will be created and funded pursuant the terms of the Plan, the Confirmation Order, and the applicable trust documents. The funds in the opioid-related trusts will be used for “Approved Uses” (as defined in the Plan) (i.e., abatement purposes) and to compensate Holders of Opioid Claims (as defined in the Plan), while the funds in the General Unsecured Claims Trust and Asbestos Trust will be used to compensate Holders of

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General Unsecured Claims and Asbestos Claims, respectively (and in each case, as defined in the Plan). Information about the various trusts established under the Plan can be found https://www.restructuring.primeclerk.com/Mallinckrodt                                          and/or https://cases.primeclerk.com/MallinckrodtOpioidClaimantInfo/.

4.    Bankruptcy Court Address. For purposes of Filing requests for payment of Administrative Claims and applications for allowance of Professional Fee Claims, the address of the Bankruptcy Court is 824 North Market Street, 5th Floor, Wilmington, Delaware 19801.

5.    Executory Contracts, Unexpired Leases. On the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (1) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (2) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (3) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

6.    Copies of Confirmation Order. Copies of the Confirmation Order, the Plan, or any pleadings filed in these Chapter 11 Cases may be obtained by (a) visiting the Debtors’ restructuring website at: https://www.restructuring.primeclerk.com/Mallinckrodt; (b) sending an email to mallinckrodtinfo@primeclerk.com or writing to Mallinckrodt plc Ballot Processing, c/o Prime Clerk LLC One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165; and/or (c) calling the Debtors’ restructuring hotline at 877-467-1570 (Toll-Free) (US/Canada); 347-817-4093 (International). The Confirmation Order and the Plan may also be examined by any party in interest during normal business hours at the Office of the Clerk of the Court, United States Bankruptcy Court, 824 Market Street, 5th Floor, Wilmington, Delaware 19801. You may also obtain copies of the Confirmation Order or of any pleadings filed in these Chapter 11 Cases for a fee at: http://www.deb.uscourts.gov.

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Dated: [●], 2022

DRAFT
RICHARDS, LAYTON & FINGER, P.A.	George A. Davis (admitted pro hac vice)
Mark D. Collins (No. 2981)	George Klidonas (admitted pro hac vice)
Michael J. Merchant (No. 3854)	Andrew Sorkin (admitted pro hac vice)
Amanda R. Steele (No. 5530)	Anupama Yerramalli (admitted pro hac vice)
Brendan J. Schlauch (No. 6115)	LATHAM & WATKINS LLP
One Rodney Square	1271 Avenue of the Americas
920 N. King Street	New York, New York 10020
Wilmington, DE 19801	Telephone: (212) 906-1200
Telephone: (302) 651-7700	Facsimile: (212) 751-4864
Facsimile: (302) 651-7701	Email: george.davis@lw.com
Email: collins@rlf.com	george.klidonas@lw.com
merchant@rlf.com	andrew.sorkin@lw.com
steele@rlf.com	anu.yerramalli@lw.com
schlauch@rlf.com	- and -

- and -	Jeffrey E. Bjork (admitted pro hac vice)
LATHAM & WATKINS LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Telephone: (213) 485-1234
Facsimile: (213) 891-8763
Email: jeff.bjork@lw.com

- and -

Jason B. Gott (admitted pro hac vice)
LATHAM & WATKINS LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Telephone: (312) 876-7700
Facsimile: (312) 993-9767
Email: jason.gott@lw.com

Counsel for Debtors and Debtors in Possession

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